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TABLE OF CONTENTS
HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on June 1, 2006

Registration No. 333-132984

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUNTSMAN INTERNATIONAL LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware	2800	87-0630358
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer IdentificationNumber)

500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrants' Principal Executive Offices)

Samuel D. Scruggs, Esq.
Executive Vice President, General Counsel and Secretary
Huntsman International LLC
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Nathan W. Jones, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
(801) 328-3131

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Airstar Corporation	Utah	2800	87-0457111
Eurofuels LLC	Delaware	2800	91-2064641
Eurostar Industries LLC	Delaware	2800	87-0658223
Huntsman Australia Inc.	Utah	2800	87-0510821
Huntsman Chemical Company LLC	Utah	2800	68-0518488
Huntsman Chemical Finance Corporation	Utah	2800	87-0552847
Huntsman Chemical Purchasing Corporation	Utah	2800	87-0568517
Huntsman EA Holdings LLC	Delaware	2800	87-0667306
Huntsman Enterprises, Inc.	Utah	2800	87-0562447
Huntsman Ethyleneamines Ltd.	Texas	2800	87-0668124
Huntsman Expandable Polymers Company, LC	Utah	2800	87-0623756
Huntsman Family Corporation	Utah	2800	87-0517283
Huntsman Fuels, L.P.	Texas	2800	91-2085706
Huntsman Group Holdings Finance Corporation	Utah	2800	87-0552846
Huntsman Group Intellectual Property Holdings Corporation	Utah	2800	87-0540073
Huntsman Headquarters Corporation	Utah	2800	87-0526140
Huntsman International Chemicals Corporation	Utah	2800	87-0440648
Huntsman International Financial LLC	Delaware	2800	87-0632917
Huntsman International Fuels, L.P.	Texas	2800	91-2073796
Huntsman International Services Corporation	Texas	2800	75-1423616
Huntsman International Trading Corporation	Delaware	2800	87-0522263
Huntsman MA Investment Corporation	Utah	2800	87-0564509
Huntsman MA Services Corporation	Utah	2800	87-0661851
Huntsman Petrochemical Canada Holdings Corporation	Utah	2800	84-1375735
Huntsman Petrochemical Corporation	Delaware	2800	58-1594518
Huntsman Petrochemical Finance Corporation	Utah	2800	87-0552845
Huntsman Petrochemical Purchasing Corporation	Utah	2800	87-5068520
Huntsman Polymers Corporation	Delaware	2800	75-2104131
Huntsman Polymers Holdings Corporation	Utah	2800	87-0577209
Huntsman Procurement Corporation	Utah	2800	87-0644129
Huntsman Propylene Oxide Holdings LLC	Delaware	2800	91-2064642
Huntsman Propylene Oxide Ltd.	Texas	2800	91-2073797
Huntsman Purchasing, Ltd.	Utah	2800	84-1370346
Huntsman Texas Holdings LLC	Delaware	2800	87-0658222
JK Holdings Corporation	Delaware	2800	87-0518183
Petrostar Fuels LLC	Delaware	2800	87-0668830
Petrostar Industries LLC	Delaware	2800	87-0668831
Polymer Materials Inc.	Utah	2800	87-0432897
Tioxide Americas Inc.	Cayman Islands	2800	98-0015568
Tioxide Group	U.K.	2800	00-0000000

*
Address and telephone number of principal executive office are the same as those of Huntsman International LLC.

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

        Certain of the registrants filed a registration statement on Form S-4 (Commission File No. 333-125652). The prior registration statement was declared effective on July 28, 2005. Huntsman International LLC subsequently entered into transactions which resulted in the addition of guarantors. Pursuant to Rule 413(a) under the Securities Act, the registration of additional guarantors is not permitted to be effected through a post-effective amendment to the prior registration statement. Pursuant to Rule 429 under the Securities Act, this registration statement contains a combined prospectus and shall act, upon effectiveness, as a post-effective amendment to the prior registration statement.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION—DATED JUNE 1, 2006

PRELIMINARY PROSPECTUS

Huntsman International LLC

Exchange Offer for
$175,000,000 7 3/8% Senior Subordinated Notes due 2015
and
€135,000,000 7 1/2% Senior Subordinated Notes due 2015

This exchange offer will expire at 5:00 p.m., New York City Time,
on                        , unless extended.

Terms of the exchange offer:

•
We will exchange all outstanding 7 3/8% Senior Subordinated Notes due 2015 ("old dollar notes") and all outstanding 7 1/2% Senior Subordinated Notes due 2015 ("old euro notes" and, together with the old dollar notes, "old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•
The terms of the new 7 3/8% Senior Subordinated Notes due 2015 ("new dollar notes") and the new 7 1/2% Senior Subordinated Notes due 2015 ("new euro notes" and, together with the new dollar notes, "new notes") to be issued in this exchange offer are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are collectively referred to herein as the "notes."

•
In order to participate in the exchange offer, you must now comply with the requirements set forth in this prospectus, including the requirements specified in "The Exchange Offer—Terms of the Exchange Offer" on page 23.

•
You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•
The exchange of old notes will not be a taxable event for United States federal income tax purposes.

•
We will not receive any proceeds from the exchange offer.

•
There is no existing market for the new notes, and we have not and will not apply to list the new dollar notes on any securities exchange. We intend to apply to list the new euro notes on the official list of the Luxembourg Stock Exchange and for trading on the Euro MTF Market of the Luxembourg Stock Exchange.

        See the "Description of New Notes" section on page 147 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 11 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                       , 2006.

 TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF NEW NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

i

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

        Unless the context otherwise requires, references in this prospectus to "we," "us," "our" or our "Company" refer to Huntsman International LLC, together with its subsidiaries. In this prospectus, "Huntsman International Holdings" refers to Huntsman International Holdings LLC, "Huntsman LLC" refers to Huntsman LLC, and, unless the context otherwise requires, its subsidiaries, and "Huntsman Advanced Materials" refers to Huntsman Advanced Materials Holdings LLC and, unless the context otherwise requires, its subsidiaries.

        Information about our business and operations refers to the combined business and operations of our Company, Huntsman LLC and Huntsman Advanced Materials after giving effect to the Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction discussed in "—Suspension and Recommencement of Exchange Offer" below.

Suspension and Recommencement of Exchange Offer

        On July 29, 2005, we commenced the exchange offer to which this prospectus relates. The exchange offer was scheduled to expire at 5:00 p.m., New York City time, on August 26, 2005. On August 16, 2005, however, Huntsman LLC merged into our Company (the "Huntsman LLC Merger") and Huntsman International Holdings also merged into our Company (collectively with the Huntsman LLC Merger, the "Affiliate Mergers"). As a result of the Affiliate Mergers, pursuant to applicable rules of the Securities and Exchange Commission (the "Commission" or the "SEC"), we were required not to make an offering until we had filed certain additional financial statements with the Commission. Accordingly, we temporarily suspended the exchange offer and caused all tendered old notes to be returned to the holders thereof.

        During this temporary suspension period, on December 20, 2005, Huntsman Corporation agreed to pay $125 million to affiliates of SISU Capital Limited and other third parties to acquire the 9.7% of the equity of Huntsman Advanced Materials that it did not already own. In conjunction with this acquisition, we amended our senior secured credit facilities ("Senior Credit Facilities") and increased our existing term loan by $350 million. We used proceeds from the increased term loan, together with approximately $74 million of cash on hand, to acquire the 9.7% interest in Huntsman Advanced Materials, to redeem Huntsman Advanced Materials' $250 million of outstanding 11% senior secured notes due 2010, to pay $35.6 million in call premiums plus accrued interest and to pay other related costs, and Huntsman Corporation then contributed its 100% ownership interest in Huntsman Advanced Materials to us (the "Huntsman Advanced Materials Minority Interest Transaction"). Accordingly, Huntsman Advanced Materials and its subsidiaries have become our subsidiaries. As a result of the Huntsman Advanced Materials Minority Interest Transaction, pursuant to applicable rules of the Commission, we were required not to make an offering until we had filed certain additional financial statements with the Commission.

        We have now filed the required additional financial statements in connection with each of the Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction. The Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction have been accounted for as an exchange of shares between entities under common control, similar to a pooling of interests. Huntsman LLC and Huntsman Advanced Materials came under common control with us effective May 1, 2003 and June 30, 2003, respectively. Huntsman International Holdings and our Company have been under common control since our inception. The financial data presented herein reflect the financial position, results of operations and cash flows as if Huntsman International Holdings, Huntsman LLC, Huntsman Advanced Materials and our Company were combined for all periods for which they were under common control. As a result, the financial information as of and for the years ended December 31, 2003, 2002 and 2001 is not comparable to the financial information as of and for the years ended December 31, 2005 and 2004.

        We will recommence the exchange offer in accordance with the terms set forth in this prospectus. In order to participate in the exchange offer (whether or not you previously tendered your old notes), you must now comply with the requirements set forth in this prospectus, including the requirements specified in "The Exchange Offer—Terms of the Exchange Offer" on page 23.

Our Company

        We are a Delaware limited liability company and all of our membership interests are owned by Huntsman Corporation. We were formed in 1999 in connection with the acquisition of ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide ("TiO2" or "Tioxide") businesses and our affiliate's propylene oxide business. At that time, we also acquired a 20% ownership interest of BP Chemicals Limited in an olefins facility located at Wilton, U.K. and certain related assets. On August 16, 2005, we completed the Affiliate Mergers, and, on December 20, 2005, we completed the Huntsman Advanced Materials Minority Interest Transaction. Huntsman Corporation effected the Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction to simplify its consolidated group's financing and public reporting structure, to reduce its cost of financing and to facilitate other organizational efficiencies.

        Prior to the Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction, we operated our businesses through four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. Huntsman LLC was a manufacturer and marketer of a wide range of chemical products with manufacturing facilities located in North America, Europe and Australia and operated its business through three segments: Performance Products, Polymers and Base Chemicals. Huntsman Advanced Materials and its subsidiaries are manufacturers and marketers of advanced epoxy, acrylic and polyurethane-based products used in a wide variety of industrial and consumer applications and operate in a single Advanced Materials segment. We have combined Huntsman LLC's Performance Products and Base Chemicals segments with our Performance Products and Base Chemicals segments and have added Huntsman LLC's Polymers segment and Huntsman Advanced Materials' Advanced Materials segment, and we now operate our business through six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals.

        Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. Our telephone number is (801) 584-5700.

Our Business

        We are among the world's largest global manufacturers of differentiated and commodity chemical products. We manufacture a broad range of chemical products and formulations, which are marketed in more than 100 countries to a diversified group of consumer and industrial customers. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, maleic anhydride and titanium dioxide.

        Our business is organized around our six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals. These segments can be divided into two broad categories: differentiated and commodity. We produce differentiated products primarily in our Polyurethanes, Advanced Materials and Performance Products segments. These products serve diverse end markets and are generally characterized by historical growth in excess of GDP growth, resulting from product substitution and new product development, proprietary manufacturing processes and product formulations and a high degree of customer loyalty. Demand for these products tends to be driven by the value-added attributes that they create in our customers' end-use applications. While the demand for these differentiated products is also influenced by worldwide economic conditions and GDP growth, our differentiated products have tended to produce more stable profit margins and higher demand growth rates than our commodity products.

        In our commodity chemical businesses, we produce titanium dioxide derived from titanium-bearing ores in our Pigments segment and petrochemical-based olefins, aromatics and polyolefins products in our Polymers and Base Chemicals segments. Since the coatings industry consumes a substantial portion of titanium dioxide production, seasonal demand patterns in the coatings industry drive the profitability of our Pigments segment; profitability is also driven by industry-wide operating rates, with a lag of up to twelve months due to the effects of stocking and destocking by customers and suppliers. The profitability of our Polymers and Base Chemicals segments has historically been cyclical in nature. The industry has recently operated in an up cycle that resulted primarily from strong demand reflecting global economic conditions and the fact that there have been no recent North American or European capacity additions. However, volatile crude oil and natural gas-based raw materials costs and a recent weakening in demand could negatively impact the future profitability of our Polymers and Base Chemicals segments.

The Exchange Offer

Securities Offered	$175,000,000 aggregate principal amount of new dollar notes and €135,000,000 aggregate principal amount of new euro notes, all of which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes offered in the exchange offer are substantially identical to those of the old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the new registered notes.
The Exchange Offer
We are offering to issue registered notes in exchange for a like principal amount and like denomination of our old notes. We are offering to issue these registered notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the old notes when we sold them in a transaction that was exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer."
Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to . If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.
Procedures for Tendering Old Notes
A holder who wishes to tender old dollar notes in the exchange offer (whether or not the holder previously tendered old dollar notes) must transmit to Wells Fargo Bank, N.A. (the "dollar exchange agent") an agent's message, transmitted by a book-entry transfer facility, which agent's message must be received by the dollar exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the dollar exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the dollar exchange agent's account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described in "The Exchange Offer—How to Tender Old Notes for Exchange."

Old dollar notes may be tendered by electronic transmission of acceptance through DTC's Automated Tender Offer Program, which we refer to as ATOP. Custodial entities that are participants in DTC must tender old notes through ATOP. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities. See "The Exchange Offer—DTC Book Entry Transfers."

To tender book-entry interests in old euro notes in the exchange offer (whether or not the holder previously tendered old euro notes), the holder of the old euro notes on the records of Euroclear or Clearstream, Luxembourg must contact either Euroclear or Clearstream, Luxembourg to arrange to block such holder's account. In lieu of delivering a letter of transmittal to Citibank, N.A. (the "euro exchange agent"), you must, unless otherwise instructed by Euroclear or Clearstream, Luxembourg, notify Euroclear or Clearstream, Luxembourg, as the case may be, to deliver to the euro exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a computer-generated message, in which the holder of the old euro notes acknowledges and agrees to be bound by the terms of the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and received by the euro exchange agent before 5:00 p.m., New York City time, on the expiration date.

U.S. Federal Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See "Material United States Federal Income Tax Consequences."
Use of Proceeds
We will not receive any cash proceeds from the exchange offer. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.
Dollar Exchange Agent	Wells Fargo Bank, N.A.
Euro Exchange Agent	Citibank, N.A.
Consequences of Failure to Exchange
Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.
Consequences of Exchanging Your Old Notes
Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• acquire the new notes issued in the exchange offer in the ordinary course of your business;
• are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and
• are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

The New Notes

        The terms of the new notes and those of the outstanding old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered	$175,000,000 aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2015.
€135,000,000 aggregate principal amount of 7 1/2% Senior Subordinated Notes due 2015.
Maturity	January 1, 2015.
Interest Rate	The new dollar notes bear interest at a rate of 7 3/8% per annum. The new euro notes bear interest at a rate of 7 1/2% per annum.
Interest Payment Dates	We will pay interest on the notes each January 1 and July 1, beginning on July 1, 2005.
Guarantee	The notes are guaranteed by certain of our subsidiaries. If we cannot make payments on the notes when they are due, then our subsidiary guarantors are required to make payments on our behalf.
Optional Redemption
Prior to January 1, 2008, we may, at our option and subject to certain requirements, use the net proceeds from (i) one or more offerings of qualified capital stock or (ii) capital contributions to our equity, to redeem up to 40% of the aggregate principal amount of the notes of either series at a redemption price equal to 107.375% (for dollar notes) or 107.500% (for euro notes) of their face amount, plus accrued and unpaid interest. See "Description of New Notes—Description of the Notes and the Guarantees—Optional Redemption."

On or after January 1, 2010, we may redeem some or all of the notes of either series, at our option, at any time at the redemption prices listed in "Description of New Notes—Description of the Notes and the Guarantees—Optional Redemption."

Prior to January 1, 2010, we may redeem some or all of the notes of either series, at our option, at any time at a redemption price equal to 100% of their face amount plus a "make whole" premium. See "Description of New Notes—Description of the Notes and the Guarantees—Optional Redemption."

Ranking	The notes will be:
	•	our general unsecured senior subordinated obligations;
•
subordinated in right of payment to all our existing and future senior indebtedness and structurally subordinated to all liabilities (including trade payables) of our subsidiaries which are not guarantors (except with respect to indebtedness owed to us or other guarantors);
	•	equal in right of payment to all our existing and future senior subordinated indebtedness; and
	•	unconditionally guaranteed by the guarantors on a senior subordinated basis.
Since the notes are unsecured, in the event of a bankruptcy or insolvency, our secured lenders will have a prior secured claim to any collateral securing the debt owed to them.
The guarantees will be:
	•	the general unsecured senior subordinated obligations of the guarantors;
	•	subordinated in right of payment to all existing and future senior indebtedness of the guarantors; and
	•	equal in right of payment to all existing and future senior subordinated indebtedness of the guarantors.

Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

As of December 31, 2005, we and the guarantors had approximately $3,187.0 million of senior indebtedness outstanding (of which approximately $2,434.3 million is secured indebtedness), and our subsidiaries which are not guarantors had approximately $125.7 million of indebtedness outstanding, excluding intercompany indebtedness due to us or the guarantors.
Change of Control Offer
If we undergo a change of control, we will be required to make an offer to purchase each holder's notes at a price equal to 101% of their face amount plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Description of the Notes and the Guarantees —Repurchase at the Option of Holders upon a Change of Control."
Asset Sales
We may have to use the net proceeds from asset sales to offer to repurchase the notes under certain circumstances at their face amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of New Notes—Description of the Notes and the Guarantees — Certain Covenants—Limitation on Asset Sales."

Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of certain of our subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or distributions on, or redeem, repurchase or issue our capital stock;
	•	issue capital stock;
	•	make certain investments;
	•	create liens;
	•	engage in transactions with affiliates;
	•	enter into sale and leaseback transactions;
	•	merge or consolidate; and
	•	transfer or sell assets.
These covenants are subject to important exceptions and qualifications, which are described in "Description of New Notes—Certain Covenants."
Exchange Offer; Registration Rights
Under the registration rights agreement, we have agreed to consummate the exchange offer within 45 days after the date on which the exchange offer registration statement is declared effective. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.
Penalty Interest
If we fail to fulfill our obligations with respect to registration of the notes (a "registration default"), the annual interest rate on the notes will increase by 0.25% during the first 90-day period during which the registration default continues, and will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 1.00% over the interest rate that would otherwise apply to the notes. As soon as we cure a registration default, the interest rates on the notes will revert to their original levels.

We have paid additional interest to holders in cash on the same dates that we make other interest payments on the notes and will continue to do so until we correct the registration default. For each 90-day period during a registration default, the amount of additional interest equals approximately $0.1 million for the dollar notes and €0.1 million for the euro notes for each 0.25% of the applicable penalty.

Use of Proceeds
We will not receive any proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. See "Use of Proceeds."
Risk Factors
You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 11, before participating in this exchange offer.

        For additional information regarding the notes, see "Description of New Notes."

Other Debt

        As of March 31, 2006, we had $4,169.1 million in debt outstanding other than the old notes.

        The indenture governing the notes limits our ability to incur additional debt. Consequently, we would be required to obtain an amendment of the indenture before we incurred any additional debt, other than the types of debt specifically identified in the indenture as permitted. For more information, see "Other Indebtedness and Certain Financing Arrangements" below.

RATIO OF EARNINGS TO FIXED CHARGES

        For information about our ratio of earnings to fixed charges, see "Ratio of Earnings to Fixed Charges" on page 34 below.

Summary Historical Financial Data

        On August 16, 2005, we completed the Huntsman LLC Merger in which Huntsman LLC, another wholly-owned subsidiary of Huntsman Corporation, merged with and into us and we continued in existence as the surviving entity. At the same time, Huntsman International Holdings was also merged into our Company. Prior to the Affiliate Mergers, all of our membership interests were owned by Huntsman International Holdings, and Huntsman International Holdings was owned 58% by Huntsman Corporation and 42% by Huntsman LLC.

        On December 20, 2005, Huntsman Corporation acquired all of the outstanding interests of Huntsman Advanced Materials that it did not already own and contributed all of the outstanding equity of Huntsman Advanced Materials to us in the Huntsman Advanced Materials Minority Interest Transaction. As a result, Huntsman Advanced Materials and its subsidiaries have become our subsidiaries. We did not pay any consideration to Huntsman Corporation in connection with the Huntsman Advanced Materials Minority Interest Transaction other than the issuance of additional equity to Huntsman Corporation.

        Huntsman Corporation effected the Huntsman LLC Merger and the Huntsman Advanced Materials Minority Interest Transaction to simplify its consolidated group's financing and public reporting structure, to reduce its cost of financing and to facilitate other organizational efficiencies. The Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction were accounted for as an exchange of shares between entities under common control similar to the pooling method. Huntsman LLC and Huntsman Advanced Materials came under common control with us effective May 1, 2003 and June 30, 2003, respectively. Huntsman International Holdings and our Company have been under common control since our inception. The summary historical financial data presented herein reflect the financial position, results of operations and cash flows as if Huntsman International Holdings, Huntsman LLC, Huntsman Advanced Materials and our Company were combined for all periods for which they were under common control.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in Millions)
Revenue	$3,187.7	$3,349.3	$12,961.6	$11,426.4	$7,646.3	$4,518.1	$4,575.2
Income (loss) from continuing operations	67.8	120.5	192.1	(179.9)	(314.7)	(68.5)	(137.9)
Total assets	8,595.8	9,893.9	8,633.0	9,174.4	8,629.2	5,131.6	4,826.5
Total debt(1)	4,507.9	4,894.0	4,457.9	6,291.7	5,580.7	3,464.5	3,239.7
Cash dividends declared per unit of members' equity	—	—	—	—	—	—	—

(1)
Includes the current portion of long-term debt.

RISK FACTORS

        You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before participating in this exchange offer. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or cash flows.

We have a history of losses and may incur losses in the future.

        We incurred net losses in four of the last five fiscal years. We will need to continue to generate additional revenues and/or significantly reduce costs, including interest expense, in order to avoid additional net losses in future periods. If we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis.

        Our history of net losses may have a negative impact on our business, including our ability to fund operations, make capital expenditures and service debt obligations. Persistent continued net losses likely would negatively affect our ability to meet such obligations over the long-term. Our history of net losses may also increase our cost of borrowing and make it more difficult and/or expensive to take advantage of opportunities for growth.

Demand for many of our products is cyclical, and we may experience prolonged depressed market conditions for such products.

        Historically, the markets for many of our products, particularly our commodity products, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins. Currently, several of our markets continue to experience conditions of oversupply, and the pricing of our products in these markets is depressed. Future growth in demand for these products may not be sufficient to alleviate any existing or future conditions of excess industry capacity, and such conditions may be sustained or further aggravated by anticipated or unanticipated capacity additions or other events.

        We derive approximately 45% of our revenue from sales of commodity products. Due to the commodity nature of these products, competition in these markets is based primarily on price and to a lesser extent on performance, product quality, product deliverability and customer service. As a result, we may not be able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers. Historically, the prices for our commodity products have been cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Our other products may be subject to these same factors, but, typically, the impact of these factors is greatest on our commodity products.

Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could reduce our profitability.

        The prices of the raw materials that we purchase from third parties are cyclical and volatile. We purchase a substantial portion of these raw materials from third party suppliers, and the cost of these raw materials represents a substantial portion of our operating expenses. The prices for a number of these raw materials generally follow price trends of, and vary with market conditions for, crude oil and natural gas feedstocks, which are highly volatile and cyclical. In recent periods we have experienced significantly higher crude oil prices, which, in part, have resulted in higher naptha costs of 26% in the U.S. and 19% in Europe in the fourth quarter of 2005 as compared to the same period in 2004. In addition, natural gas costs were 56% higher in the U.S. in the fourth quarter of 2005 as compared to the same period in 2004.

        The feedstocks and other raw materials we consume generally are commodity products that are readily available at market prices. Nevertheless, we frequently enter into supply agreements with particular suppliers where we believe such agreements will reduce our costs. In some cases, the existence of pipelines or the proximity of suppliers may provide significant cost benefits to us. While we do not believe we are dependent upon any of our suppliers, disruptions of existing supply arrangements could substantially impact our costs. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials cost. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials could increase our costs or decrease our revenues, which could reduce our profitability.

        Our supply agreements typically provide for market based pricing and provide us only limited protection against price volatility. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on profitability. Any underlying cost increase that we are not able to pass on to our customers could decrease our margins, which could reduce our profitability.

Natural or other disasters could disrupt our business and result in loss of revenue or in higher expenses.

        Any natural disaster or other serious disruption at any of our facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. Substantially all of our revenues are derived from products manufactured at facilities, including among others, our U.S. Gulf Coast facilities, which are exposed to the risk of natural disasters. If there is a natural disaster or other serious disruption at any of these facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. For example, we estimate that the 2005 U.S. Gulf Coast storms had an approximately $167.0 million negative impact on our 2005 EBITDA, without considering recoveries from insurance. For a discussion of EBITDA and a reconciliation of EBITDA to net income and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" below. In addition, many of our current and potential customers are concentrated in specific geographic areas. A natural disaster in one of these regions could have a material adverse impact on our U.S. and foreign operations, operating results and financial condition.

Our available cash and access to additional capital may be limited by our substantial leverage, which could restrict our ability to grow our businesses.

        We reduced our indebtedness net of cash, including outstanding borrowings under our off-balance sheet accounts receivable securitization program, during 2005 by approximately $1.6 billion, but we still have a substantial amount of indebtedness outstanding. As of March 31, 2006, we had total consolidated outstanding indebtedness of approximately $4.5 billion (including the current portion of long-term debt). We may incur substantial additional debt from time to time for a variety of purposes. Our outstanding debt could have important consequences for our businesses, including:

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  a high degree of debt will make us more vulnerable to a downturn in our businesses, our industry or the economy in general as a significant percentage of our cash flow from operations will be required to make payments on our indebtedness, making it more difficult to react to changes in our business and in market or industry conditions;

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  a substantial portion of our future cash flow from operations may be required to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for other purposes, including the growth of our businesses;

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  our ability to obtain additional financing may be constrained due to our existing level of debt; and

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  part of our indebtedness is, and any future debt may be, subject to variable interest rates, which makes us vulnerable to increases in interest rates.

        Our existing debt instruments contain restrictive covenants that may limit our ability to utilize our cash flow to operate our businesses by restricting our ability to, among other things, make prepayments of certain debt, receive dividends from our subsidiaries, make investments and merge or consolidate and transfer or sell assets.

        As of December 31, 2005, the current portion of our long term debt totaled $44.6 million. For 2006, we estimate that our annual aggregate debt service expense will be approximately $375 million, which will include approximately $10 million in amortization of capitalized debt costs. As of December 31, 2005, we had combined outstanding variable rate borrowings of approximately $2.3 billion. Assuming a 1% increase in interest rates, without giving effect to interest rate hedges, our annual interest rate expense would increase by approximately $23 million.

        If we are unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of those instruments. In the event of a default, a holder of the indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, the lenders under our credit facilities could elect to terminate their commitments thereunder and we or one or more of our subsidiaries could be forced into bankruptcy or liquidation. Any of the foregoing consequences could restrict our ability to grow our business.

A downgrade in the ratings of the securities of our Company or our subsidiaries could result in increased interest and other financial expenses related to future borrowings of our Company or our subsidiaries and could restrict our access to additional capital or trade credit.

        Standard and Poor's Ratings Services and Moody's Investors Service maintain credit ratings for us and our parent, Huntsman Corporation. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings and could restrict our ability to obtain additional financing on satisfactory terms. In addition, any downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers of raw materials.

Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability, materially reduce our sales and/or materially increase our costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere and has been curtailed and may be eliminated in the future by legislation or regulatory action. For example, about 25 states have adopted rules that prohibit or restrict the use of MTBE in gasoline sold in those states. Those states account for a substantial portion of the "pre-ban" U.S. MTBE market. In addition, the Energy Policy Act of 2005 is now having an adverse impact on our MTBE business in the U.S., since it mandates increased use of renewable fuels and eliminates, as of May 6, 2006, the oxygenate requirement for reformulated gasoline established by the 1990 Clean Air Act Amendments. Although the full extent of the potential impact of the new law is still unclear, most gasoline refiners and distributors in the U.S. appear to have stopped using MTBE. A significant loss in demand for our MTBE in the U.S. could result in a material loss in revenues or material costs or expenditures.

        In 2005, sales of MTBE comprised approximately 5% of our total revenues, and we marketed approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. Most of our 2005 sales of MTBE to U.S. customers were made pursuant to long-term agreements. During 2006 (and concluding by the first quarter of 2007), our long-term MTBE sales agreements in the U.S. will terminate. We anticipate that our 2006 sales of MTBE in the U.S. will decrease substantially as compared to 2005 levels. We have entered into sales agreements to sell a significant percentage of our MTBE into the Latin American market, and we currently believe that we could also sell MTBE relatively efficiently in Europe and Asia. Nevertheless, as a result of varying market prices and transportation costs, sales of MTBE in markets outside the U.S. may produce lower margins than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require us to make significant capital expenditures and the sale of such other products may produce a lower level of cash flow than the sale of MTBE.

        A number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, results of operations and financial condition.

Our results of operations may be adversely affected by fluctuations in currency exchange rates and international business risks.

        We conduct approximately 50% of our business outside the U.S., and these operations are subject to risks normally associated with international operations. These risks include the need to convert currencies which may be received for our products into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because we currently have significant operations located in the United Kingdom and continental Europe, we are primarily exposed to fluctuations in the pound sterling, the euro and the Swiss franc. Furthermore, we anticipate increased exposure to the Chinese renminbi following completion of the construction of our MDI production facilities in China through our Chinese joint ventures, currently expected in 2006.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of foreign laws, including tax laws. Furthermore, in foreign jurisdictions where process of law may vary from country to country, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks could disrupt the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could reduce the trading price of our securities.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain commodity product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Increased competition in any of our businesses could compel us to reduce the prices of our products, which could result in reduced profit margins and/or loss of market share and reduce the trading price of our securities.

Our operations involve risks that may increase our operating costs, which could reduce our profitability.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of differentiated and commodity chemical products. These hazards include chemical spills, pipeline leaks and ruptures, storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the manufacturing, processing, handling, transportation and storage of dangerous chemicals. We are also potentially subject to other hazards, including natural disasters and severe weather; explosions and fires; transportation problems, including interruptions, spills and leaks; mechanical failures; unscheduled downtimes; labor difficulties; remediation complications; and other risks. For example, on April 29, 2006, our Port Arthur, Texas olefins manufacturing plant experienced a major fire and the facility is currently not operational. Damage from the fire is significant and the plant could be off line for at least several months.

        Many of these hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises, as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption and casualty insurance policies which we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards and risks incident to our business. We maintain property damage and business interruption insurance policies with aggregate limits of $1.25 billion per occurrence and products liability and sudden and accidental insurance policies with aggregate per occurrence and annual limits of $600 million. We also maintain insurance policies covering other types of risks, including pollution legal liability insurance. Each of these insurance policies is subject to customary exclusions, deductibles and coverage limits. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could materially increase our operating costs and therefore reduce our profitability.

        In addition, we are subject to various claims and litigation in the ordinary course of business. In conjunction with many of our past acquisitions, we have obtained indemnity agreements from the prior owners addressing liabilities that may arise from operations and events prior to our ownership. We are a party to several pending lawsuits and proceedings. It is possible that a judgment could be rendered against us in these cases or others in which we could be uninsured or not covered by indemnity and beyond the amounts that we currently have reserved or anticipate incurring for such matters. See "Business—Environmental, Health and Safety Matters" and "—Legal Proceedings."

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability. See "Business—Environmental, Health and Safety Matters" and "—Legal Proceedings."

        In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future environmental or safety laws. In 2005, our capital expenditures for environmental, health and safety matters totaled $48.9 million.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future environmental laws. As of March 31, 2006, we have reserves for environmental, health and safety matters which totaled $18.0 million. See "Business—Environmental, Health and Safety Matters" and "—Legal Proceedings."

We can provide no assurance that our internal control over our financial reporting will be effective when Section 404 of the Sarbanes-Oxley Act of 2002 becomes applicable to us.

        Under Section 404 of the Sarbanes-Oxley Act of 2002 and the rules issued thereunder, our management is required to conduct an evaluation of the effectiveness of our internal control over financial reporting as of each year-end, beginning December 31, 2006. From that point, we will be required to include in our annual report on Form 10-K a report on our management's assessment of the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will also issue an audit report on management's assessment and on our internal control over financial reporting.

        We have undertaken significant efforts in preparation for the requirements of Section 404. However, given the complexities and inherent risks associated with the operation of internal control over financial reporting, we can provide no assurance that our internal control over financial reporting will be effective when Section 404 becomes applicable to us. Moreover, we can provide no assurance as to any matters that might be reported in our management's assessment of our internal control over financial reporting or our independent registered public accounting firm's audit report. Ineffective internal control over financial reporting could cause investors to lose confidence in our reported financial information and could result in a lower trading price for our securities.

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be impaired.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could result in significantly lower revenues, reduced profit margins and/or loss of market share.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and know-how. In addition, others could obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could result in significantly lower revenues, reduced profit margins and/or loss of market share.

Loss of key members of our management could disrupt our business.

        We depend on the continued employment and performance of our senior executives and other key members of management. If any of these individuals resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations and our ability to implement our growth strategies could be materially disrupted. We generally do not have employment agreements with, and we do not maintain any "key man" life insurance for, any of our executive officers.

Terrorist attacks, such as the attacks that occurred on September 11, 2001, the continuing military action in Iraq, general instability in various OPEC member nations, the threat of other attacks or acts of war in the U.S. and abroad and increased security regulations related to our industry could adversely affect our business.

        The attacks of September 11, 2001, and subsequent events, including the continuing military action in Iraq, have caused instability in the U.S. and other financial markets and have led, and may continue to lead, to further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the U.S. or abroad, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member nations, including the continuing military action in Iraq, have caused, and may cause further, increases in raw material costs, particularly natural gas and crude oil based feedstocks, which are used in our operations. The uncertainty surrounding the continuing military action in Iraq and the threat of further armed hostilities or acts of terrorism may impact any or all of our physical facilities and operations, which are located in North America, Europe, Australia, Asia, Africa, South America and the Middle East, or those of our customers. Furthermore, terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our customers for our products. In addition, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals, which could result in higher operating costs. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could result in significant unanticipated costs, lower revenues and/or reduced profit margins.

Future acquisitions, partnerships and joint ventures may require significant resources and/or result in significant unanticipated losses, costs or liabilities.

        In the future we may seek to grow our Company and businesses by making acquisitions or entering into partnerships and joint ventures. Any future acquisition, partnership or joint venture may require that we make a significant cash investment, issue stock or incur substantial debt. In addition, acquisitions, partnerships or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. Furthermore, any future acquisitions of businesses or facilities could entail a number of additional risks, including:

  •
  problems with effective integration of operations;

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  the inability to maintain key pre-acquisition business relationships;

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  increased operating costs;

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  exposure to unanticipated liabilities; and

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  difficulties in realizing projected efficiencies, synergies and cost savings.

        We have incurred indebtedness to finance past acquisitions. We may finance future acquisitions with additional indebtedness and/or by issuing additional equity securities. As a result, we could face the financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness.

Risks Related to the Notes

Despite our current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

        Although the agreements governing our outstanding indebtedness contain, and the indenture governing the notes contains, restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of March 31, 2006, we had approximately $580.6 million available for additional revolving borrowings, or, within limits, issuances of letters of credit under our Senior Credit Facilities. In addition to amounts that may be borrowed under our Senior Credit Facilities, the indenture governing the notes also will allow us and our restricted subsidiaries to borrow significant amounts of money from other sources and will place no restrictions on borrowings by our unrestricted subsidiaries. Also, these restrictions do not prevent us from incurring obligations that do not constitute "indebtedness" as defined in the relevant agreement. If new debt is added to the current debt levels, the related risks that we now face could intensify.

We and the guarantors of the notes are permitted to provide guarantees of indebtedness of our parent. The indenture does not contain restrictions on such parent company and in certain circumstances the guarantees that we and the guarantors are permitted to issue in respect of such parent company's debt may be senior in right of payment to the notes or the guarantees of the notes, as the case may be.

        The indenture provides that we and the guarantors of the notes may provide guarantees of indebtedness of our parent if, among other things, the proceeds of such parent's indebtedness are used to refinance our indebtedness. The amount of such guarantees by us and the guarantors shall be limited to the amount of our indebtedness that is so refinanced plus the amount of premiums and expenses to be paid, in each case in connection with such refinancing of our debt. The parent company whose indebtedness we and the guarantors so guarantee will not be governed by the covenants in the indenture governing the notes relating to, among other things, restricted payments and incurrence of indebtedness. There is a significant risk that such parent company's indebtedness, including our and our subsidiaries' guarantees of such parent indebtedness, may be satisfied from the assets of our Company and the guarantors. If our or our subsidiaries' guarantees of parent indebtedness rank senior in right of payment to the notes and the guarantees and our parent becomes insolvent, our parent's creditors may assert claims against us or our subsidiaries that are senior in right of payment to claims of holders of the notes. See "Description of New Notes—Description of the Notes and the Guarantees—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Liens" and "—Limitations on Transactions with Affiliates."

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our outstanding senior notes and senior subordinated notes and the notes contain numerous covenants, and the agreements governing our Senior Credit Facilities contain numerous covenants and require us to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indentures governing our outstanding senior notes and senior subordinated notes and the notes, our Senior Credit Facilities or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such an event, the liquidity provided by our securitization program could also be lost. Under such circumstances, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

The notes and the subsidiary guarantees are subordinated to our and the subsidiary guarantors' senior debt.

        The notes are our senior subordinated obligations. Accordingly, the notes are subordinated to all of our existing and future senior debt. We expect to incur additional senior debt from time to time in the future. The indenture governing the notes limits, but does not prohibit, the incurrence of other debt by us, including senior debt. As a result of such subordination, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, reorganization or any similar proceeding by or relating to us or our property, the holders of our senior debt would be entitled to receive payment in full before the holders of the notes would be entitled to receive any payment. In addition, all payments on the notes could be blocked in the event of a default on our senior debt. See "Description of New Notes—Description of the Notes and the Guarantees—Subordination."

        The notes are not secured. The borrowings under our Senior Credit Facilities are secured by liens on our assets. If we or any of our subsidiary guarantors liquidates, dissolves or declares bankruptcy, or if payment under the credit agreement or any of our other secured debt is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. The guarantees are unsecured senior subordinated obligations of the guarantors, subordinated to all senior indebtedness of the guarantors, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them. As of March 31, 2006, we and the subsidiary guarantors had approximately $3,225 million of senior debt outstanding to which the notes and the subsidiary guarantees are subordinated, and approximately $580.6 million of additional debt is available for borrowing under our senior secured revolving credit facilities.

The notes are structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        We derive substantially all of our revenue from our consolidated subsidiaries. While certain of our subsidiaries will guarantee the notes, other subsidiaries are not guaranteeing the notes. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of March 31, 2006, our non-guarantor subsidiaries had approximately $123 million of total indebtedness, excluding intercompany indebtedness.

We may not have the ability to repurchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Our ability to repurchase the notes upon a change of control is prohibited by our Senior Credit Facilities. In any event, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control. Our failure to repurchase the notes upon a change of control would result in a default under the indenture governing the notes, which would, in turn, result in a default under our Senior Credit Facilities and our outstanding senior notes and senior subordinated notes.

The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including our outstanding senior notes and senior subordinated notes and our Senior Credit Facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

  (1)
  the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

  (2)
  we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees; and that we or a guarantor

  (A)
  was insolvent;

  (B)
  was rendered insolvent by reason of the issuance of the notes or a guarantee;

  (C)
  was engaged or about to engage in a business or transaction for which our or its remaining assets or those of a guarantor constituted unreasonably small capital; or

  (D)
  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

  •
  the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

  •
  the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

There is no established trading market for the new notes, and any market for the new notes may be illiquid.

        The new notes are a new issue of securities with no established trading market. We cannot assure you that a liquid market will develop for the new notes, that you will be able to sell your new notes at a particular time or that the prices that you will receive when you sell will be favorable. We do not intend to apply for listing of the new notes on any U.S. securities exchange or for quotation through an automated dealer quotation system. We intend to list the euro notes on the official list of the Luxembourg Stock Exchange and for trading on the Euro MTF Market of the Luxembourg Stock Exchange. The liquidity of the trading market in the new notes and the market price quoted for the new notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the new notes and by changes in our financial performance or prospects or in the prospects for companies in the chemical industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes. This offer to exchange the new notes for the old notes does not depend upon any minimum amount of old notes being tendered for exchange.

        Unless you are an affiliate of our Company within the meaning of Rule 405 under the Securities Act, you may offer for resale, resell or otherwise transfer new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you acquired the new notes in the ordinary course of business and have no arrangement or understanding with respect to the distribution of the new notes to be acquired in the exchange offer. If you tender your old notes for the purpose of participating in a distribution of the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you do not exchange your old notes, they may be difficult to resell.

        It may be difficult for you to sell old notes that are not exchanged in this exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act. These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for new notes in this exchange offer will remain restricted securities and, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in this exchange offer, we do not intend to register the old notes under the Securities Act.

        To the extent any old notes are tendered and accepted in this exchange offer, the trading market, if any, for the old notes that remain outstanding after this exchange offer would be adversely affected due to a reduction in market liquidity.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information set forth in this prospectus contains forward-looking statements. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "should," "anticipates," or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. In the context of this exchange offer, the forward-looking statements in this prospectus are not subject to the safe harbor contained in Section 27A of the Securities Act of 1933.

        All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but, there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this prospectus. Any forward-looking statements should be considered in light of the risks set forth under the heading "Risk Factors."

        This prospectus includes information with respect to market share, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants, while believed to be reliable, have not been independently verified. Similarly, our internal research and forecasts, while believed to be reliable, have not been verified by any independent sources.

THE EXCHANGE OFFER

Notice to Broker-Dealers

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Purpose of the Exchange Offer

        When we sold the old notes on December 17, 2004, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement.

Terms of the Exchange Offer

        This prospectus and the accompanying letters of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                        , or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  •
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        Old dollar notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 or any integral multiple thereof. Old euro notes tendered in the exchange offer must be in denominations of the principal amount of €1,000 or any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any old notes in the event of an extension of the exchange offer;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        In the event of any material change to the terms of the exchange offer, or the waiver of any material condition, we will give written notice or make a public announcement of any such change no later than five business days prior to the expiration of the exchange offer. If such a material change occurs within five business days of the expiration of the exchange offer, we will extend the exchange offer such that at least five business days remain in the exchange offer following notice of the material change. We will give written notice or make a public announcement of any non-material extension, delay, non-acceptance, termination or amendment as promptly as practicable, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Old Notes for Exchange

        We have forwarded to you, along with this prospectus, letters of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the relevant exchange agent at DTC, Euroclear or Clearstream, Luxembourg, a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program ("ATOP") or by Euroclear or Clearstream, Luxembourg, as the case may be. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC, Euroclear or Clearstream, Luxembourg and transmitted to the relevant exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

        We have appointed two separate exchange agents in connection with this exchange offer. Wells Fargo Bank, N.A (the "dollar exchange agent") has been appointed as the exchange agent with responsibility for the tender and exchange of all old dollar notes for new dollar notes. Citibank, N.A. (the "euro exchange agent" and, together with the dollar exchange agent, the "exchange agents") has been appointed as the exchange agent with responsibility for the tender and exchange of all old euro notes for new euro notes. Holders of old notes are responsible for knowing which exchange agent is responsible for the type of notes such holder wishes to tender. Any letters of transmittal or other instructions sent by a holder to the wrong exchange agent may be delayed or rejected.

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC or Euroclear or Clearstream, Luxembourg, as applicable, and either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the relevant exchange agent prior to the expiration date; or

  •
  in lieu of delivering a letter of transmittal, comply with the instructions and procedures of DTC or Euroclear or Clearstream, Luxembourg, as the case may be, for the transmittal on behalf of the holder of a computer-generated message to the relevant exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the relevant exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        In addition, either:

  •
  the relevant exchange agent must receive old notes along with the letter of transmittal; or

  •
  with respect to the old dollar notes, the dollar exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old dollar notes into the dollar exchange agent's account at DTC, according to the procedure for book-entry transfer described below; or

  •
  with respect to the old euro notes, the euro exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream, Luxembourg that the securities account to which the old euro notes are credited has been blocked from and including the day on which the confirmation is delivered to the euro exchange agent and that no transfers will be effected in relation to such old euro notes at any time after such date.

        To be tendered effectively, the appropriate exchange agent must receive any physical delivery of the letter of transmittal and other required documents at such exchange agent's address set forth below under the caption "—The Exchange Agents" before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the relevant exchange agent at the corresponding telephone number listed under the caption "—The Exchange Agents".

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by such holder, such tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered, unless otherwise indicated.

        If old notes, the letter of transmittal or any other required documents are physically delivered to an exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to such exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in the owner's name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution."

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act, unless we waive this requirement.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agents nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        By tendering, each holder will represent to us, among other things, that the person acquiring new notes in this exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired in this exchange offer, such holder or any such other person:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in this exchange offer. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from December 17, 2004. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old notes under circumstances relating to the timing of this exchange offer. We are currently paying additional interest.

        In all cases, we will issue new dollar notes in this exchange offer for old dollar notes that are accepted for exchange only after the dollar exchange agent timely receives:

  (1)
  certificates for such old dollar notes or a timely book-entry confirmation of such old dollar notes into the dollar exchange agent's account at the book entry transfer facility;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        In all cases, we will issue new euro notes in this exchange offer for old euro notes that are accepted for exchange only after the euro exchange agent timely receives:

  (1)
  a timely confirmation from Euroclear or Clearstream, Luxembourg that the securities account to which the old euro notes are credited has been blocked;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old dollar notes tendered by book-entry transfer into the dollar exchange agent's account at DTC, such non-exchanged old dollar notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer. In the case of old euro notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, Luxembourg, the old euro notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg promptly after the expiration or termination of this exchange offer.

DTC Book Entry Transfers

        The dollar exchange agent will make a request to establish an account at DTC with respect to old dollar notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old dollar notes by causing DTC to transfer those old dollar notes into the dollar exchange agent's account at DTC in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old dollar notes into the dollar exchange agent's account at DTC and then send to the dollar exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new dollar notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message, and any other required documents, must be transmitted to and received by the dollar exchange agent at the address set forth below under "—The Exchange Agents" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

Euroclear and Clearstream, Luxembourg Procedures for Blocking Instructions

        The registered holder of the old euro notes on the records of Euroclear or Clearstream, Luxembourg must, unless otherwise instructed by Euroclear or Clearstream, Luxembourg, instruct Euroclear or Clearstream, Luxembourg to block the securities in the account in Euroclear or Clearstream, Luxembourg to which such old euro notes are credited. In order for the exchange offer to be accepted, the euro exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream, Luxembourg that the securities account of old euro notes tendered has been blocked from and including the day on which the confirmation is delivered to the euro exchange agent and that no transfers will be effected in relation to the old euro notes at any time after such date. Old euro notes should be blocked in accordance with the procedures of Euroclear or Clearstream, Luxembourg, as the case may be. The exchange of the old euro notes so tendered will only be made after a timely receipt by the euro exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by Euroclear or Clearstream, Luxembourg and received by the euro exchange agent which states that Euroclear or Clearstream, Luxembourg has received an express acknowledgment from a participant tendering old euro notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

        These instructions are subject to the rules and procedures of Euroclear and Clearstream, Luxembourg, which are subject to change. Holders of old euro notes must comply with any and all instructions received from Euroclear and Clearstream, Luxembourg.

Guaranteed Delivery Procedures

        If a registered holder of old dollar notes desires to tender the old dollar notes and the old dollar notes are not immediately available, or time will not permit the holder's old dollar notes or other required documents to reach the dollar exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the dollar exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old dollar notes and the amount of old dollar notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the dollar exchange agent; and

  •
  the certificates for all physically tendered old dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange dollar agent within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the appropriate exchange agent at such exchange agent's corresponding address set forth below under "—The Exchange Agents." Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to an exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer or the blocking instructions described above, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear or Clearstream, Luxembourg, as applicable, to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes promptly after withdrawal, rejection of tender or termination of this exchange offer. In the case of old euro notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, Luxembourg, the old euro notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg promptly after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. Prior to the consummation of the exchange offer, we will perform due diligence we believe appropriate to determine whether any of the preceding events has occurred. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events prior to the expiration of the exchange offer. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may, however, assert a condition and not consummate the exchange offer only if we have objective evidence that one of the preceding events has occurred. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give written notice or make a public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

The Exchange Agents

        As explained above, we have appointed two separate exchange agents in connection with this exchange offer. Wells Fargo Bank, N.A has been appointed as the dollar exchange agent and is responsible for the tender and exchange of all old dollar notes for new dollar notes. Citibank, N.A. has been appointed as the euro exchange agent and is responsible for the tender and exchange of all old euro notes for new euro notes. All executed letters of transmittal should be directed to the appropriate exchange agent at the address set forth below corresponding to such exchange agent. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the relevant exchange agent addressed as follows:

The Dollar Exchange Agent	The Euro Exchange Agent
By registered mail or certified mail:	For all deliveries:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480 Attn: Huntsman Administrator	Citibank, N.A. 5 Carmelite Street London EC 4Y 0PA Attn: Debt Exchanges For information or to confirm by telephone, call: (44) 20-7508-3867
By regular mail or overnight courier:	By facsimile transmission:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th Street and Marquette Avenue Minneapolis, MN 55479 Attn: Huntsman Administrator	(for eligible institutions only) (44) 20-7508-3866
By hand delivery before 4:30 p.m.:
Wells Fargo Bank, N.A. Northstar East Building 608 2nd Avenue South 12th Floor—Corporate Trust Services Minneapolis, MN 55402 Attn: Huntsman Administrator
For information, call: (800) 344-5128
By facsimile transmission: (for eligible institutions only) (612) 667-4927
Confirm by telephone: (612) 667-9764

        Delivery of the letter of transmittal to the wrong exchange agent, to an address other than as set forth above, or transmission of such letter of transmittal via facsimile other than as set forth above, does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptance of this exchange offer, except for reimbursement of mailing expenses.

Accounting Treatment

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with accounting principles generally accepted in the United States of America.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither of the exchange agents nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memorandum dated December 3, 2004, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Old Notes

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is a broker-dealer or an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1)
  it is not an affiliate of ours;

  (2)
  it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of the new notes;

  (3)
  it is acquiring the new notes in the ordinary course of its business; and

  (4)
  it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes must acknowledge that it acquired such old notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state, unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each old note until:

  (1)
  the date on which such old note has been exchanged by a person other than a broker-dealer or an affiliate for a new note;

  (2)
  following the exchange by a broker-dealer in this exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3)
  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

  (4)
  the date on which such old note is distributed to the public in a transaction under Rule 144 of the Securities Act.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and, as such, will not result in any increase in our indebtedness.

        The aggregate net proceeds received by us from the sale of the old notes, after deducting the initial purchasers' discounts and commissions and offering expenses, were approximately 355 million U.S. dollar equivalents in cash. We used all of the net proceeds to redeem part of our outstanding 10.125% senior subordinated notes due 2009.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in millions):

	Three Months Ended Mar. 31, 2006	Year Ended Dec. 31, 2005	Year Ended Dec. 31, 2004	Year Ended Dec. 31, 2003	Year Ended Dec. 31, 2002	Year Ended Dec. 31, 2001
Fixed Charges:
Interest expensed and capitalized (includes amortization of deferred financing costs)	$90.8	$434.9	$599.3	$485.6	$334.0	$320.0
Interest portion of rent expense	6.2	24.7	18.4	13.3	5.3	6.2

Total fixed charges	$97.0	$459.6	$617.7	$498.9	$339.3	$326.2

Earnings:
Pretax income (loss) from continuing operations before minority interest and equity in income (loss) of unconsolidated affiliates	$69.2	$228.4	$(199.6)	$(276.9)	$(110.3)	$(161.8)
Fixed charges	97.0	459.6	617.7	498.9	339.3	326.2
Amortization of capitalized interest	1.8	7.1	7.1	4.7	3.2	2.3
Less:
Interest capitalized	(2.8)	(9.3)	(6.7)	(5.1)	(10.5)	(9.3)

Total earnings plus fixed charges	$165.2	$685.8	$418.5	$221.6	$221.7	$157.4

Ratio of earnings to fixed charges	1.7	1.5	—	—	—	—
Deficiency of earnings to fixed charges	$—	$—	$199.2	$277.3	$117.6	$168.8

CAPITALIZATION

        The following table sets forth our cash and capitalization as of March 31, 2006. The information presented below should be read in conjunction with our consolidated financial statements, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included in this prospectus and, in each case, any related notes thereto. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our capitalization.

As of March 31, 2006
(in millions)
Cash and cash equivalents	$136.6

Long-term debt (including current portion)(a):
Term Loan B	2,102.1
Revolving Facility	34.0
2010 Secured Notes	293.7
2009 Senior Notes	454.4
2011 Senior Floating Rate Notes	100.0
2012 Senior Fixed Rate Notes	198.0
Subordinated Notes	1,159.8
HPS (China) debt	45.7
Australian Credit Facilities	62.4
Other debt	57.8

Total long-term debt	4,507.9
Members' equity	1,436.7

Total capitalization	$5,944.6

(a)
Excludes off-balance sheet financing associated with our accounts receivable securitization program of approximately $347.7 million in U.S. dollar equivalents, consisting of medium-term notes and commercial paper issued by a non-consolidated special purpose entity.

SELECTED HISTORICAL FINANCIAL DATA

        The selected historical financial data set forth below presents our historical financial data and the historical financial data as of and for the dates and periods indicated. Effective August 16, 2005, as a result of the Huntsman LLC Merger, we have consolidated the financial results of Huntsman LLC. At the same time, Huntsman International Holdings was also merged into our Company. Effective December 20, 2005, as a result of the Huntsman Advanced Materials Minority Interest Transaction, we have consolidated the financial results of Huntsman Advanced Materials. Huntsman LLC and Huntsman Advanced Materials came under common control with us effective May 1, 2003 and June 30, 2003, respectively. Huntsman International Holdings and our Company have been under common control since our inception. The financial data presented herein reflect the financial position, results of operations and cash flows as if Huntsman International Holdings, Huntsman LLC, Huntsman Advanced Materials and our Company were combined for all periods for which they were under common control. As a result, the financial information as of and for the years ended December 31, 2003, 2002 and 2001 is not comparable to the financial information as of and for the years ended December 31, 2005 and 2004. You should review the selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and accompanying notes included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Statements of Operations Data:
Revenues	$3,173.7	$3,324.6	$12,961.6	$11,426.4	$7,646.3	$4,518.1	$4,575.2
Gross profit	382.4	594.9	1,771.2	1,401.3	810.1	615.4	585.1
Restructuring, impairment and plant closing costs (credits)	7.8	10.4	123.6	299.3	55.0	7.7	46.6
Operating income	172.3	358.5	832.2	434.4	236.7	228.1	173.1
Income (loss) from continuing operations	67.8	120.5	192.1	(179.9)	(314.7)	(68.5)	(137.9)
Loss from discontinued operations, net of tax	(0.5)	(2.6)	(43.9)	(7.8)	(2.6)	—	—
Cumulative effect of changes in accounting principle, net of tax(a)	—	4.2	(27.5)	—	—	—	(1.5)
Net income (loss)	67.3	122.1	120.7	(187.7)	(317.3)	(68.5)	(139.4)
Other Data:
Depreciation and amortization	$110.2	$118.9	$473.9	$499.0	$394.2	$256.2	$227.1
Capital expenditures	104.1	59.8	338.7	226.6	204.8	190.5	291.0
Balance Sheet Data (at period end):
Total assets	$8,595.8	$9,893.9	$8,633.0	$9,174.4	$8,629.2	$5,131.6	$4,826.5
Total debt	4,507.9	4,894.0	4,457.9	6,291.7	5,580.7	3,464.5	3,239.7

(a)
During the fourth quarter of 2005, we adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 47, Accounting for Conditional Asset Retirement Obligations, and recorded a charge for the cumulative effect of accounting change, net of tax, of $31.7 million. Also in 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30. The effect of the change in measurement date resulted in a cumulative effect of accounting change credit, net of tax, of $4.2 million. In 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, resulting in a cumulative increase in net loss of $1.5 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in the prospectus, including "Prospectus Summary—Summary Historical Financial Data," "Capitalization" and "Selected Historical Financial Data."

Overview

        We are among the world's largest global manufacturers of differentiated and commodity chemical products. We manufacture a broad range of chemical products and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining and synthetic fiber industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the 67 facilities that we own or lease. Our facilities are located in 24 countries and we employ approximately 10,800 associates worldwide. Our businesses benefit from significant vertical integration, large production scale and proprietary manufacturing technologies, which allow us to maintain a low-cost position. We had revenues for the years ended December 31, 2005 and 2004 of $13.0 billion and $11.4 billion, respectively, and for the three months ended March 31, 2006 and 2005 of $3,187.7 million and $3,349.3 million, respectively.

        Our business is organized around our six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals. These segments can be divided into two broad categories: differentiated and commodity. Our Polyurethanes, Advanced Materials and Performance Products segments produce differentiated products, and our Pigments, Polymers and Base Chemicals segments produce commodity chemicals. Among our commodity products, our Pigments business, while cyclical, is influenced largely by seasonal demand patterns in the coatings industry. Certain products in our Polymers segment also follow different trends than petrochemical commodities as a result of our niche marketing strategy for such products that focuses on supplying customized formulations. Nevertheless, each of our six operating segments is impacted to some degree by economic conditions, prices of raw materials and global supply and demand pressures.

        Growth in our Polyurethanes and Advanced Materials segments has been driven by the continued substitution of other materials by our products across a broad range of applications as well as the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, particularly in Asia, has recently resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI.

        In our Performance Products segment, demand for our performance specialties has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. Overall demand for most of our performance intermediates has generally been stable or improving, but excess surfactant manufacturing capacity in Europe and a decline in the use of LAB in new detergent formulations have continued to impair our ability to increase prices in response to higher raw material costs. EG industry operating rates and profitability have declined during 2005 and during the first quarter of 2006 due to additional capacity coming on stream.

        Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

        The profitability of our Polymers and Base Chemicals segments has historically been cyclical in nature. The industry has recently operated in an up cycle that resulted primarily from strong demand reflecting global economic conditions and the fact that there have been no recent North American or European capacity additions. However, volatile crude oil and natural gas-based raw materials costs and a recent weakening in demand could negatively impact the profitability of our Polymers and Base Chemicals segments.

        On February 24, 2006, we announced that we are evaluating strategic options for our business. This evaluation may lead to the sale of certain of our Base Chemicals or Polymers assets or a spin off of these segments and is consistent with our previously announced pending sale of our U.S. butadiene and MTBE business operated in our Base Chemicals segment. We are currently evaluating alternatives and there can be no assurance that we will spin off or otherwise divest our Base Chemicals and Polymers segments.

MTBE Developments

        The global propylene oxide market is influenced by supply and demand imbalances. Propylene oxide demand is largely driven by growth in the polyurethane industry, and, as a result, growth rates for propylene oxide have generally exceeded GDP growth rates. As a co-product of our propylene oxide manufacturing process, we also produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. For a discussion of legal and regulatory developments that have resulted in the curtailment and potential elimination of MTBE in gasoline in the U.S. and elsewhere see "Risk Factors—Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability, materially reduce our sales and/or materially increase our costs." We have announced the sale of our U.S. butadiene and MTBE business operated in our Base Chemicals segment; however, the propylene oxide/MTBE operations in our Polyurethanes segment are not included in this transaction, which is expected to close during the third quarter of 2006. See "Business—Recent Developments—Definitive Agreement to Sell U.S. Butadiene and MTBE Business" below.

        In 2005, sales of MTBE comprised approximately 5% of our total revenues, and we marketed approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. Most of our 2005 sales of MTBE to U.S. customers were made pursuant to long-term agreements. During 2006 (and concluding by the first quarter of 2007), our long-term MTBE sales agreements in the U.S. will terminate. We anticipate that our 2006 sales of MTBE in the U.S. will decrease substantially as compared to 2005 levels. We have entered into sales agreements to sell a significant percentage of our MTBE into the Latin American market, and we currently believe that we could also sell MTBE relatively efficiently in Europe and Asia. Nevertheless, as a result of varying market prices and transportation costs, sales of MTBE in markets outside the U.S. may produce lower margins than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require us to make significant capital expenditures and the sale of such other products may produce a lower level of cash flow than the sale of MTBE.

Outlook

        Our results for the first quarter of 2006 show improvement as compared to the hurricane-impacted results achieved in the fourth quarter of 2005. Sales volumes improved across most of our differentiated product lines as end-market demand continues to grow in North America, Europe and Asia. We expect that the improving trends that we experienced during the course of the first quarter will continue into the second quarter. In addition, margins in our Base Chemicals business in Europe should improve as pricing is expected to be stronger. However, our operations in North America will be negatively impacted by the fire damage at our Port Arthur, Texas olefins facility. For more information, see "Business—Recent Developments—Fire Damage at the Port Arthur, Texas Olefins Manufacturing Plant" below. Raw material and energy costs remain high and volatile and although the chemical industry has proven its ability to effectively manage through this type of environment, we remain concerned about the long-term impact that these high prices will have on global macroeconomic conditions.

Recent Developments

        For information with respect to recent developments concerning our company, see "Business—Recent Developments" below.

Results of Operations

Three-Months Ended March 31, 2006 and 2005

        The following sets forth the unaudited condensed consolidated results of operations for our Company for the three months ended March 31, 2006 and 2005 (dollars in millions):

	Three Months Ended March 31,
			Percent Change
	2006	2005
Revenues	$3,187.7	$3,349.3	(5)%
Cost of goods sold	2,805.3	2,754.4	2%

Gross profit	382.4	594.9	(36)%
Operating expenses	202.3	226.0	(10)%
Restructuring, impairment and plant closing costs	7.8	10.4	(25)%

Operating income	172.3	358.5	(52)%
Interest expense, net	(88.0)	(134.7)	(35)%
Loss on accounts receivable securitization program	(2.8)	(3.2)	(13)%
Equity in income of unconsolidated affiliates	0.7	2.3	(70)%
Loss on early extinguishment of debt	—	(74.0)	NM
Other expense	(0.3)	(0.2)	50%

Income from continuing operations before income taxes, minority interest and accounting change	81.9	148.7	(45)%
Income tax expense	(13.7)	(28.2)	(51)%
Minority interest in subsidiaries' income	(0.4)	—	NM

Income from continuing operations	67.8	120.5	(44)%
Loss from discontinued operations, net of tax of nil	(0.5)	(2.6)	(81)%
Cumulative effect of change in accounting principle, net of tax of $1.5	—	4.2	NM

Net income	67.3	122.1	(45)%
Interest expense, net	88.0	134.7	(35)%
Income tax expense(1)	13.7	29.7	(54)%
Depreciation and amortization	110.2	118.9	(7)%

EBITDA(2)	$279.2	$405.4	(31)%

Net cash provided by operating activities	75.9	238.7	(68)%
Net cash used in investing activities	(112.7)	(64.4)	75%
Net cash provided by (used in) financing activities	41.6	(181.0)	NM

NM—Not Meaningful

        Included in EBITDA are the following items of (expense) income (dollars in millions):

	Three Months Ended March 31,
	2006	2005
Loss on early extinguishment of debt	$—	$(74.0)
Loss on accounts receivable securitization program	(2.8)	(3.2)
Loss from discontinued operations	(0.5)	(2.6)
Cumulative effect of change in accounting principle	—	5.7
Restructuring, impairment and plant closing (costs) credits:
Polyurethanes	2.2	(1.9)
Advanced Materials	(2.3)	—
Performance Products	(1.0)	(1.0)
Pigments	(2.5)	(2.9)
Polymers	(3.5)	(1.9)
Base Chemicals	(0.6)	(2.7)
Corporate and other	(0.1)	—

Total restructuring, impairment and plant closing costs	(7.8)	(10.4)

Total	$(11.1)	$(84.5)

(1)
Includes tax expense of $1.5 million on the cumulative effect of an accounting change in 2005.

(2)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by GAAP. Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and that cash provided by operating activities is the liquidity measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to our net income (loss) and to our net cash provided by operations (dollars in millions):

	Three Months Ended March 31,
			Percent Change
	2006	2005
EBITDA	$279.2	$405.4	(31)%
Depreciation and amortization	(110.2)	(118.9)	(7)%
Interest expense, net	(88.0)	(134.7)	(35)%
Income tax expense(1)	(13.7)	(29.7)	(54)%

Net income	67.3	122.1	(45)%

Cumulative effect of change in accounting principle	—	(4.2)	NM
Equity in income of unconsolidated affiliates	(0.7)	(2.3)	(70)%
Depreciation and amortization	110.2	118.9	(7)%
Loss on early extinguishment of debt	—	74.0	NM
Noncash interest (income) expense	(0.7)	24.4	NM
Noncash restructuring, impairment and plant closing costs	2.0	—	NM
Deferred income taxes	12.7	16.9	(25)%
Net unrealized loss on foreign currency transactions	6.7	23.5	(71)%
Other, net	4.8	1.7	NM
Changes in operating assets and liabilites	(126.4)	(136.3)	(7)%

Net cash provided by operating activities	$75.9	$238.7	(68)%

NM—Not Meaningful

(1)
Includes tax expense of $1.5 million on the cumulative effect of an accounting change in 2005.

Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

        For the three months ended March 31, 2006, we had net income of $67.3 million on revenues of $3,187.7 million compared to net income of $122.1 million on revenues of $3,349.3 million for the 2005 period. The decrease of $54.8 million in net income was the result of the following items:

  •
  Revenues for the three months ended March 31, 2006 decreased by $161.6 million, or 5%, as compared with the 2005 period due principally to lower average selling prices in our Advanced Materials and Pigments segments and lower sales volumes in our Polyurethanes, Performance Products and Base Chemicals segments. For further information regarding selling prices and sales volumes, see the discussion of our operating segments below.

  •
  Gross profit for the three months ended March 31, 2006 decreased by $212.5 million, or 36%, as compared with the 2005 period. This decrease in gross profit, which occurred in all of our operating segments, was mainly due to lower margins as raw material and energy costs increased more than average selling prices during the three months ended March 31, 2006 as compared with the 2005 period.

  •
  Operating expenses for the three months ended March 31, 2006 decreased by $23.7 million, or 10%, as compared with the 2005 period, primarily due to lower foreign currency losses.

  •
  Restructuring, impairment and plant closing costs for the three months ended March 31, 2006 decreased to $7.8 million from $10.4 million in the 2005 period. For further discussion of restructuring activities, see "Note 5. Restructuring, Impairment and Plant Closing Costs" to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

  •
  Net interest expense for the three months ended March 31, 2006 decreased by $46.7 million, or 35%, as compared with the 2005 period, primarily due to lower average debt balances resulting from the repayment of debt in 2005 from the proceeds we received from Huntsman Corporation's initial public offering in February 2005 and from operating cash flows, and from lower average interest rates (despite higher underlying interest rates on variable rate borrowings).

  •
  The loss on early extinguishment of debt in the three months ended March 31, 2005 resulted from the repayment of debt in 2005 from the proceeds we received from Huntsman Corporation's initial public offering in February 2005 and from operating cash flows.

  •
  Income tax expense decreased by $14.5 million to an expense of $13.7 million for the three months ended March 31, 2006 as compared to an expense of $28.2 million for the same period in 2005. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Tax expense decreased while pre-tax income decreased largely due to increased income in jurisdictions where no tax expense is provided because of the release of valuation allowances and due to decreased income in jurisdictions where tax expense would have been provided. Additionally, on August 16, 2005, we completed the Affiliate Mergers. Prior to the Affiliate Mergers, Huntsman International Holdings, including our Company, was treated as a partnership for U.S. federal income tax purposes and as such was generally not subject to U.S. income tax, but rather such income was taxed directly to its owners. After the Affiliate Mergers, we are treated as a corporate subsidiary and are subject to U.S. income tax. Therefore, the tax expense at March 31, 2006 and March 31, 2005 are not comparable.

  •
  In 2005, we changed the measurement date of our pension and postretirement benefit plans from December 31 to November 30. We believe the one-month change of the measurement date is preferable because it provides us more time to review the completeness and accuracy of the actuarial benefit information which results in an improvement in our internal control procedures.

    The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit of $4.2 million, net of tax of $1.5 million, recorded effective January 1, 2005.

Segment Results of Operations

        The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Three Months Ended March 31,
			Percent Change
	2006	2005
Revenues
Polyurethanes	$809.1	$879.9	(8)%
Advanced Materials	307.2	311.5	(1)%
Performance Products	490.3	520.7	(6)%
Pigments	258.8	263.2	(2)%
Polymers	439.4	413.6	6%
Base Chemicals	1,090.6	1,187.0	(8)%
Eliminations	(207.7)	(226.6)	(8)%

Total	$3,187.7	$3,349.3	(5)%

EBITDA
Polyurethanes	$159.2	$185.7	(14)%
Advanced Materials	34.9	49.0	(29)%
Performance Products	45.6	66.9	(32)%
Pigments	33.3	39.3	(15)%
Polymers	35.2	44.9	(22)%
Base Chemicals	20.1	161.6	(88)%
Corporate and other	(49.1)	(142.0)	(65)%

Total	$279.2	$405.4	(31)%

Polyurethanes

        For the three months ended March 31, 2006, Polyurethanes segment revenues decreased by $70.8 million, or 8%, as compared with the 2005 period, primarily as a result of lower sales volumes and lower average selling prices for MDI, offset somewhat by higher MTBE revenues. MDI revenues decreased by 11% due to 6% lower average selling prices and 5% lower sales volumes. The decrease in MDI sales volumes was driven mainly by slower construction activity related to colder than anticipated weather and slower demand in Asia. Lower average MDI prices resulted from the effects of currency fluctuation as the U.S. dollar strengthened against European currencies and lower global MDI capacity utilization. MTBE revenues increased by 10% as a result of 27% higher average selling prices, partially offset by 13% lower sales volumes. The increase in MTBE average selling prices was principally due to strong demand and tight supplies in the market. MTBE sales volumes decreased primarily due to an unplanned production outage at our propylene oxide/MTBE facility. Our propylene oxide/MTBE facility is now operating.

        For the three months ended March 31, 2006, Polyurethanes segment EBITDA decreased by $26.5 million, or 14%, as compared with the 2005 period. Segment EBITDA decreased primarily due to lower sales volumes but was also negatively impacted by foreign exchange effects and higher raw material and energy costs. During the three months ended March 31, 2006, our Polyurethanes segment recorded a restructuring, impairment and plant closing credit of $2.2 million as compared with costs of

$1.9 million in the 2005 period. For further discussion of restructuring activities, see "Note 5. Restructuring, Impairment and Plant Closing Costs" to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

Advanced Materials

        Advanced Materials revenues for the three months ended March 31, 2006 decreased by $4.3 million, or 1%, as compared with the 2005 period, primarily as a result of a 7% decrease in average selling prices, partially offset by a 6% increase in sales volumes. Average selling prices were lower due to negative impacts of currency fluctuation as the U.S. dollar strengthened against European currencies, lower prices in certain markets and a negative value product mix in Asia, partially offset by higher average selling prices in the Americas. Sales volumes increased as a result of improved demand in our coatings, construction and adhesive market group and our power and electronics market groups.

        Advanced Materials segment EBITDA for the three months ended March 31, 2006 decreased by $14.1 million, or 29%, as compared with the 2005 period. Segment EBITDA decreased primarily as a result of lower contribution margins from lower average selling prices, increases in raw material and energy costs and higher manufacturing costs. During the three months ended March 31, 2006 and 2005, our Advanced Materials segment recorded restructuring, impairment and plant closing costs of $2.3 million and nil, respectively. For further discussion of restructuring activities, see "Note 5. Restructuring, Impairment and Plant Closing Costs" to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

Performance Products

        For the three months ended March 31, 2006, Performance Products revenues decreased by $30.4 million, or 6%, as compared with the 2005 period, primarily as a result of lower sales volumes in certain product lines, offset somewhat by higher average selling prices for all major product lines except ethylene glycol. Overall, sales volumes declined by 17%, principally due to lower sales of ethylene glycol and certain surfactants. Average selling prices increased by 13% in response to higher raw material and energy costs, despite the negative impact on selling prices of currency fluctuation as the U.S. dollar strengthened against European currencies.

        For the three months ended March 31, 2006, Performance Products segment EBITDA decreased by $21.3 million, or 32%, as compared with the 2005 period, resulting primarily from lower earnings in ethylene glycol where market conditions weakened. Elsewhere, higher raw material and energy prices were recovered through higher selling prices. In addition, during both the three months ended March 31, 2006 and 2005, our Performance Products segment recorded restructuring and plant closing charges of $1.0 million. For further discussion of restructuring activities, see "Note 5. Restructuring, Impairment and Plant Closing Costs" to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

Pigments

        For the three months ended March 31, 2006, Pigments revenues decreased by $4.4 million, or 2%, as compared with the 2005 period, resulting principally from a 5% decrease in average selling prices, partially offset by a 4% increase in sales volumes. Average selling prices decreased primarily in Europe as a result of the negative effect on selling prices of the strengthening of the U.S. dollar against major European currencies. Sales volumes were higher primarily due to improved customer demand in Europe and the Asia-Pacific region.

        Pigments segment EBITDA for the three months ended March 31, 2006 decreased by $6.0 million, or 15%, as compared with the 2005 period, resulting primarily from lower contribution margins related to decreased average selling prices and higher direct costs. In addition, during the three months ended

March 31, 2006 and 2005, our Pigments segment recorded restructuring, impairment and plant closing charges of $2.5 million and $2.9 million, respectively. For further discussion of restructuring activities, see "Note 5. Restructuring, Impairment and Plant Closing Costs" to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

Polymers

        For the three months ended March 31, 2006, Polymers revenues increased by $25.8 million, or 6%, as compared with the 2005 period, mainly due to an 11% increase in average selling prices and a 10% increase in sales volumes to outside customers. Average selling prices were higher primarily due to tighter market conditions and in response to an increase in raw material and energy costs. Sales volumes to outside customers increased as a result of improved demand in our U.S. markets, offset by continued weak demand for our Australian styrenics and expandable polystyrene products.

        For the three months ended March 31, 2006, Polymers segment EBITDA decreased by $9.7 million, or 22%, as compared to the 2005 period. This decrease in segment EBITDA resulted from lower contribution margins as raw material and energy costs increased more than average selling prices. During the three months ended March 31, 2006 and 2005, our Polymers segment recorded restructuring, impairment and plant closing charges of $3.5 million and $1.9 million, respectively. For further discussion of restructuring activities, see "Note 5. Restructuring, Impairment and Plant Closing Costs" to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

Base Chemicals

        For the three months ended March 31, 2006, Base Chemicals revenues decreased by $96.4 million, or 8%, as compared with the 2005 period. This decrease was mainly due to an 18% decrease in sales volumes, partially offset by a 12% increase in average selling prices. The sales volume decrease was driven principally by unplanned outages at our Jefferson County, Texas production facilities which resulted from our inability to obtain sufficient energy from a supplier as a result of an outage at the supplier's facility related to the 2005 Gulf Coast storms. Sales volumes also decreased due to lower demand in Europe. Higher average selling prices resulted primarily in response to higher raw material and energy costs, partially offset by the negative impact of currency fluctuation as the U.S. dollar strengthened against European currencies.

        For the three months ended March 31, 2006, Base Chemicals segment EBITDA decreased by $141.5 million, or 88%, as compared with the 2005 period. This decrease in segment EBITDA was primarily due to lower contribution margins as raw material and energy costs increased more than average selling prices, particularly in our U.K. operations. Segment EBITDA was also lower in 2006 due to lower sales volumes, particularly in our U.S. operations. During the three months ended March 31, 2006 and 2005, our Base Chemicals segment recorded restructuring charges of $0.6 million and $2.7 million, respectively. For further discussion of restructuring activities, see "Note 5. Restructuring, Impairment and Plant Closing Costs" to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

Corporate and Other

        Corporate and other items includes unallocated corporate overhead, foreign exchange gains and losses, loss on the sale of accounts receivable, loss on the early extinguishment of debt, other non-operating income and expense and minority interest in subsidiaries' (income) loss. For the three months ended March 31, 2006, EBITDA from corporate and other items improved by $92.9 million to a loss of $49.1 million from a loss of $142.0 million for the 2005 period. The improvement in the 2006 period EBITDA resulted primarily from a $74.0 million decrease in losses on early extinguishment of debt and to a $34.0 million reduction in unallocated foreign currency transaction losses, offset in part by higher overhead expenses.

Years Ended December 31, 2005, 2004 and 2003

        The following sets forth the condensed consolidated results of operations for the years ended December 31, 2005, 2004 and 2003 (dollars in millions):

				Percent Change
	Year Ended December 31,
				2005 vs. 2004	2004 vs. 2003
	2005	2004	2003
Revenues	$12,961.6	$11,426.4	$7,646.3	13%	49%
Cost of goods sold	11,190.4	10,025.1	6,836.2	12%	47%

Gross profit	1,771.2	1,401.3	810.1	26%	73%
Operating expenses	815.4	667.6	518.4	22%	29%
Restructuring, impairment and plant closing costs	123.6	299.3	55.0	(59)%	444%

Operating income	832.2	434.4	236.7	92%	84%
Interest expense, net	(425.6)	(592.6)	(480.5)	(28)%	23%
Loss on accounts receivable securitization program	(10.7)	(15.6)	(32.4)	(31)%	(52)%
Equity in income of unconsolidated affiliates	8.2	4.0	1.7	105%	135%
Other expense	(167.5)	(25.8)	(0.7)	549%	NM

Income (loss) from continuing operations before income taxes, minority interests and accounting changes	236.6	(195.6)	(275.2)	NM	(29)%
Income tax (expense) benefit	(42.8)	22.9	(41.0)	NM	NM
Minority interest (expense) income	(1.7)	(7.2)	1.5	(76)%	NM

Income (loss) from continuing operations	192.1	(179.9)	(314.7)	NM	(43)%
Loss from discontinued operations (including loss on disposal of $36.4 in 2005), net of tax	(43.9)	(7.8)	(2.6)	463%	200%
Cumulative effect of changes in accounting principle, net of tax of $3.3	(27.5)	—	—	NM	NM

Net income (loss)	120.7	(187.7)	(317.3)	NM	(41)%
Interest expense, net	425.6	592.6	480.5	(28)%	23%
Income tax expense (benefit)(1)	39.5	(22.9)	41.0	NM	NM
Depreciation and amortization	473.9	499.0	394.2	(5)%	27%

EBITDA(2)	$1,059.7	$881.0	$598.4	20%	47%

Net cash provided by operating activities	$988.3	$181.6	$215.9	444%	(16)%
Net cash used in investing activities	(316.3)	(223.0)	(617.1)	42%	(64)%
Net cash (used in) provided by financing activities	(780.7)	83.4	507.4	NM	(84)%

NM—Not meaningful

        Included in EBITDA are the following items of (expense) income:

	Year Ended December 31,
	2005	2004	2003
	(in millions)
Loss on early extinguishment of debt	$(167.3)	$(25.6)	$—
Legal and contract settlement expense, net	—	(6.6)	(2.0)
Loss on accounts receivable securitization program	(10.7)	(15.6)	(32.4)
Asset write down	—	—	(5.8)
Loss from discontinued operations	(43.9)	(7.8)	(2.6)
Cumulative effect of changes in accounting principle	(30.8)	—	—
Restructuring, impairment and plant closing (costs) credits:
Polyurethanes	(13.4)	(36.9)	(28.1)
Advanced Materials	(0.5)	(9.0)	—
Performance Products	(10.0)	(97.5)	(22.1)
Pigments	(30.1)	(123.3)	(6.5)
Polymers	(51.6)	(13.6)	(0.8)
Base Chemicals	(16.8)	(16.7)	2.5
Corporate and other	(1.2)	(2.3)	—

Total restructuring, impairment and plant closing costs	(123.6)	(299.3)	(55.0)

Total	$(376.3)	$(354.9)	$(97.8)

(1)
Includes a tax benefit of $3.3 million in 2005 on the cumulative effect of changes in accounting principle.

(2)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. ("GAAP"). Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable.

We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and that cash provided by operating activities is the liquidity measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to our net income (loss) and to our cash provided by operations:

				Percent Change
	Year Ended December 31,
				2005 vs 2004	2004 vs 2003
	2005	2004	2003
	(in millions)
EBITDA(2)	$1,059.7	$881.0	$598.4	20%	47%
Depreciation and amortization	(473.9)	(499.0)	(394.2)	(5)%	27%
Interest expense, net	(425.6)	(592.6)	(480.5)	(28)%	23%
Income tax (expense) benefit(1)	(39.5)	22.9	(41.0)	NM	NM

Net income (loss)	120.7	(187.7)	(317.3)	NM	(41)%

Cumulative effect of changes in accounting principle, net of tax	27.5	—	—	NM	NM
Equity in income of investment in unconsolidated affiliates	(8.2)	(4.0)	(1.7)	105%	135%
Depreciation and amortization	473.9	499.0	394.2	(5)%	27%
Loss on early extinguishment of debt	167.3	25.6	—	554%	NM
Noncash interest (including interest on affiliate debt)	47.2	145.5	132.1	(68)%	10%
Noncash restructuring, impairment and plant closing costs	64.1	138.0	12.2	(54)%	NM
Deferred income taxes	16.2	(58.3)	9.3	NM	NM
Net unrealized losses (gains) on foreign currency transactions	23.1	(111.7)	(78.4)	NM	42%
Loss on disposal of discontinued operations	36.4	—	—	NM	NM
Other, net	15.4	9.0	3.5	71%	157%
Changes in operating assets and liabilites	4.7	(273.8)	62.0	NM	NM

Net cash provided by operating activities	$988.3	$181.6	$215.9	444%	(16)%

NM—Not meaningful

Year Ended December 31, 2005 Compared with the Year Ended December 31, 2004

        For the year ended December 31, 2005, we had net income of $120.7 million on revenues of $12,961.6 million compared to a net loss of $187.7 million on revenues of $11,426.4 million for 2004. The improvement of $308.4 million in net income was the result of the following items:

  •
  Revenues for the year ended December 31, 2005 increased by $1,535.2 million, or 13%, as compared with 2004 due principally to higher average selling prices in all of our operating segments, primarily in response to higher raw materials and energy costs. For further information regarding changes in selling prices and sales volumes from the prior period, see the discussion by operating segment below.

  •
  Gross profit for the year ended December 31, 2005 increased by $369.9 million, or 26%, as compared with 2004. This increase in gross profit, which occurred in our Polyurethanes, Pigments and Polymers segments, was mainly due to higher margins as average selling prices increased more than raw material and energy costs in 2005 as compared with 2004. The decrease in gross profit in our Advanced Materials, Performance Products and Base Chemicals segments resulted primarily from the impact of the U.S. Gulf Coast storms which resulted in loss of sales, repair costs and higher raw material costs.

  •
  Operating expenses for the year ended December 31, 2005 increased by $147.8 million, or 22%, as compared with 2004, primarily due to higher foreign currency losses.

  •
  Restructuring, impairment and plant closing costs for the year ended December 31, 2005 decreased to $123.6 million from $299.3 million in 2004. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

  •
  Net interest expense for the year ended December 31, 2005 decreased by $167.0 million, or 28%, as compared with 2004, primarily due to lower average debt balances resulting from the repayment of debt from the proceeds of Huntsman Corporation's initial public offering on February 16, 2005 and operating cash flows, and from lower average interest rates despite higher underlying interest rates on variable rate borrowings.

  •
  Other expense for the year ended December 31, 2005 increased by $141.7 million to $167.5 million from $25.8 million for 2004. The increase was due primarily to a $141.7 million increase in loss on early extinguishment of debt.

  •
  Income tax expense increased by $65.7 million to $42.8 million for the year ended December 31, 2005 as compared with a benefit of $22.9 million for 2004. Increased tax expense was largely due to increased pre-tax income. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. The change in income tax expense includes changes in our mix of income and losses, as well as non-recurring items of expense and benefit recognized each year.

  •
  The loss from discontinued operations represents the operating results of our TDI business that was sold on July 6, 2005. The loss from discontinued operations of $43.9 million for the year ended December 31, 2005 includes a loss on disposal of $36.4 million recorded in the second quarter of 2005.

  •
  During the fourth quarter of 2005, we adopted Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, and recorded a charge for the cumulative effect of accounting change, net of tax, of $31.7 million. Also in 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30 in order to improve internal control procedures by allowing more time to review the completeness and accuracy of the actuarial benefit obligation measurements and recorded a credit for the cumulative effect of accounting change, net of tax, of $4.2 million.

Segment Results of Operations

        The following table sets forth the revenues and segment EBITDA for each of our operating segments (dollars in millions):

	Year Ended December 31,
			Percent Change
	2005	2004
Revenues
Polyurethanes	$3,396.3	$2,818.0	21%
Advanced Materials	1,185.3	1,162.4	2%
Performance Products	1,960.9	1,927.8	2%
Pigments	1,052.8	1,048.1	—
Polymers	1,702.0	1,451.8	17%
Base Chemicals	4,462.1	3,859.0	16%
Eliminations	(797.8)	(840.7)	(5)%

Total	$12,961.6	$11,426.4	13%

Segment EBITDA
Polyurethanes	$676.3	$364.0	86%
Advanced Materials	154.1	151.0	2%
Performance Products	157.3	91.0	73%
Pigments	115.3	(30.0)	NM
Polymers	102.7	77.6	32%
Base Chemicals	264.3	276.2	(4)%
Corporate and other	(410.3)	(48.8)	741%

Total	$1,059.7	$881.0	20%

NM—Not meaningful

Polyurethanes

        For the year ended December 31, 2005, Polyurethanes segment revenues increased by $578.3 million, or 21%, as compared with 2004, primarily as a result of increased MDI and MTBE revenues. MDI revenues increased by 25% due to 29% higher average selling prices. The increase in MDI selling prices was driven by improved market conditions, stronger growth in higher value applications, and in response to higher raw material and energy costs. MDI sales volumes were 3% lower principally due to product availability limitations and the effects of unplanned outages related to the U.S. Gulf Coast storms. MTBE revenues increased by 28% as a result of 38% higher average selling prices. The increase in MTBE average selling prices was principally due to strong demand and tight supplies in the market. MTBE sales volumes decreased by 8% primarily due to loss of production related to unplanned outages for maintenance and the U.S. Gulf Coast storms.

        For the year ended December 31, 2005, Polyurethanes segment EBITDA increased by $312.3 million, or 86%, as compared with 2004. Segment EBITDA increased primarily as a result of higher contribution margins, with average selling prices more than offsetting increases in raw material and energy costs. Margin improvements were partially offset by higher losses from discontinued operations and the negative impact of the U.S. Gulf Coast storms. During the years ended December 31, 2005 and 2004, our Polyurethanes segment recorded a loss from discontinued operations of its TDI business of $43.9 million and $7.8 million, respectively. In addition, our Polyurethanes segment recorded restructuring, impairment and plant closing costs of $13.4 million in the year ended December 31, 2005 as compared with $36.9 million in 2004. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Advanced Materials

        Advanced Materials revenues for the year ended December 31, 2005 increased by $22.9 million, or 2%, as compared with 2004, primarily attributable to an 8% increase in average selling prices, with sales volumes down 6%. Average selling prices were higher due to price increase initiatives in certain markets in response to higher raw material costs and due to a higher value product mix. Our ongoing portfolio re-alignment activities resulted in higher sales volumes in some of our markets, which were more than offset by lower sales volumes of basic epoxy resins in the coatings, construction and adhesives markets and reduced volumes of electronic laminates products.

        Advanced Materials segment EBITDA for the year ended December 31, 2005 increased by $3.1 million, or 2%, as compared with 2004. Segment EBITDA improved on higher revenues and an improved product mix, resulting from increased sales volumes of higher margin adhesives and power and composite engineering applications. These improvements more than offset higher raw material costs caused principally by decreased supplies of materials and higher energy prices related to the U.S. Gulf Coast storms and a reduction of $8.7 million in legal and contract settlement gains. In addition, our Advanced Materials segment recorded restructuring, impairment and plant closing costs of $0.5 million and $9.0 million during the years ended December 31, 2005 and 2004, respectively. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Performance Products

        For the year ended December 31, 2005, Performance Products revenues increased by $33.1 million, or 2%, as compared with 2004, primarily as a result of higher average selling prices for all major product lines, offset by lower sales volumes in certain product lines. Overall, average selling prices increased by 19% in response to higher raw material and energy costs and improved market conditions for certain products. Sales volumes declined by 15% principally due to the loss of production volume in the U.S. related to the Gulf Coast storms and the unplanned outage at our propylene oxide facility, together with lower sales of glycols and certain surfactants.

        For the year ended December 31, 2005, Performance Products segment EBITDA increased by $66.3 million, or 73%, as compared with 2004, resulting primarily from lower restructuring, impairment and plant closing costs and higher margins, partially offset by lower sales volumes and the negative impact of the U.S. Gulf Coast storms. During the years ended December 31, 2005 and 2004, the Performance Products segment recorded restructuring and plant closing charges of $10.0 million and $97.5 million, respectively. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Pigments

        For the year ended December 31, 2005, Pigments revenues remained relatively unchanged at $1,052.8 million, as compared with revenues of $1,048.1 million in 2004, resulting principally from a 6% increase in average selling prices, offset in part by a 5% reduction in sales volumes. Sales volumes were lower due to the restructuring of our Grimsby, U.K. and Umbogintwini, South Africa facilities during 2004 and due to lower end-use demand across all regions. Average selling prices increased in all regions and benefited from price increase initiatives implemented during late 2004 and 2005.

        Pigments segment EBITDA for the year ended December 31, 2005 increased by $145.3 million to $115.3 million from negative $30.0 million for 2004. During the years ended December 31, 2005 and 2004, our Pigments segment recorded restructuring, impairment and plant closing charges of $30.1 million and $123.3 million, respectively. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below. This increase in segment EBITDA during 2005 was due primarily to the combination of lower restructuring, impairment and plant closing costs, $15.1 million of lower legal settlement costs related to Discoloration Claims and higher margins during 2005.

Polymers

        For the year ended December 31, 2005, Polymers revenues increased by $250.2 million, or 17%, as compared with 2004, due mainly to 22% higher average selling prices, offset somewhat by lower sales volumes. Average selling prices were higher primarily due to tighter market conditions and in response to an increase in raw material and energy costs. Sales volumes decreased by 4% as a result of soft demand in our Australian styrenics business and raw materials supply shortages in our polypropylene business.

        For the year ended December 31, 2005, Polymers segment EBITDA increased by $25.1 million, or 32%, as compared to 2004. This increase in segment EBITDA resulted from higher contribution margins, as average selling prices increased more than raw material and energy costs, and was partially offset by higher restructuring, impairment and plant closing costs. During the years ended December 31, 2005 and 2004, our Polymers segment recorded restructuring, impairment and plant closing charges of $51.6 million and $13.6 million, respectively. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Base Chemicals

        For the year ended December 31, 2005, Base Chemicals revenues increased by $603.1 million, or 16%, as compared with 2004. This increase was due mainly to a 22% increase in average selling prices, partially offset by a 5% decrease in sales volumes. Higher average selling prices were primarily due to improved market conditions and in response to higher raw material and energy costs. The sales volume decrease was driven principally by a loss of production volume in the U.S. related to the Gulf Coast storms.

        For the year ended December 31, 2005, Base Chemicals segment EBITDA decreased by $11.9 million, or 4%, as compared with 2004. This decrease in segment EBITDA was primarily due to slightly lower contribution margins as higher average selling prices were more than offset by higher raw materials and energy costs. The increase in raw materials and energy costs during 2005 were caused principally by decreased supplies of materials and energy sources related to the U.S. Gulf Coast storms. EBITDA was also lower resulting from lost production in the U.S. related to the Gulf Coast storms. During the year ended December 31, 2005 and 2004, our Base Chemicals segment recorded restructuring charges of $16.8 million and $16.7 million, respectively. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Corporate and Other

        Corporate and other items includes unallocated corporate overhead, foreign exchange gains and losses, loss on the sale of accounts receivable, losses on the early extinguishment of debt, other non-operating income and expense and minority interest in subsidiaries' (income) loss. For the year ended December 31, 2005, EBITDA from corporate and other items decreased by $361.5 million to a loss of $410.3 million from a loss of $48.8 million for 2004. The decrease in 2005 period EBITDA resulted primarily from a $141.7 million increase in losses on early extinguishment of debt, a $148.7 million increase in foreign currency losses, $28.3 million higher incentive compensation and a charge of $30.8 million for the cumulative effect of changes in accounting principle.

Year Ended December 31, 2004 Compared with the Year Ended December 31, 2003

        Our business has undergone significant changes as a result of a number of transactions. Effective May 1, 2003, as a result of transactions among Huntsman LLC, Huntsman International Holdings and

ICI, the financial results of Huntsman LLC and Huntsman International Holdings were consolidated (the "Huntsman LLC Consolidation Transaction"). Effective June 30, 2003, as a result of our affiliate's acquisition of the Advanced Materials business through the acquisition of Vantico S.A. (the "Huntsman Advanced Materials Transaction"), we have consolidated the financial results of Huntsman Advanced Materials. Because of these transactions, the financial information for the year ended December 31, 2004 is not comparable to the financial data for the year ended December 31, 2003.

        For the year ended December 31, 2004, we had a net loss of $187.7 million on revenues of $11,426.4 million compared to a net loss of $317.3 million on revenues of $7,646.3 million for 2003. The decrease of $129.6 million in net loss was the result of the following items:

  •
  Revenues for the year ended December 31, 2004 increased by $3,780.1 million, or 49%, to $11,426.4 million from $7,646.3 million during 2003. Approximately 23% of this increase was due to our consolidation with Huntsman LLC following the Huntsman LLC Consolidation Transaction effective May 1, 2003 and our affiliate's ownership of Huntsman Advanced Materials effective June 30, 2003 following the Huntsman Advanced Materials Transaction, in each case for the entire period in 2004. The remaining approximately 26% of the increase was due to higher average selling prices in all our operating segments and higher sales volumes in our Polyurethanes, Advanced Materials, Pigments, Polymers and Base Chemicals segments. For details of the changes in selling prices and sales volumes from the prior year, please see our discussion by operating segment below.

  •
  Gross profit for the year ended December 31, 2004 increased by $591.2 million, or 73%, to $1,401.3 million from $810.1 million in 2003. Approximately 29% of this increase was due to our consolidation of Huntsman LLC following the Huntsman LLC Consolidation Transaction effective May 1, 2003 and our affiliate's ownership of Huntsman Advanced Materials effective June 30, 2003 following the Huntsman Advanced Materials Transaction, in each case for the entire period in 2004. The remaining approximately 44% of the increase was due to higher contribution margins as average selling prices increased more than raw material and energy costs in 2004 as compared with 2003.

  •
  Operating expenses for the year ended December 31, 2004 increased by $149.2 million, or 29%, to $667.6 million from $518.4 million in 2003. The majority of this increase was due to our consolidation with Huntsman LLC following the Huntsman LLC Consolidation Transaction effective May 1, 2003 and our affiliate's ownership of Huntsman Advanced Materials effective June 30, 2003 following the Huntsman Advanced Materials Transaction, in each case for the entire period in 2004. Excluding the effect of the Huntsman LLC Consolidation Transaction and the Huntsman Advanced Materials Transaction, operating expenses decreased approximately 5%.

  •
  Restructuring, impairment and plant closing costs for the year ended December 31, 2004 increased by $244.3 million to $299.3 million from $55.0 million in 2003. This increase was in part due to our consolidation with Huntsman LLC for the entire period in 2004 following the Huntsman LLC Consolidation Transaction effective May 1, 2003. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

  •
  Net interest expense for the year ended December 31, 2004 increased by $112.1 million, or 23%, to $592.6 million from $480.5 million for 2003. Approximately 17% of this increase was due to our consolidation with Huntsman LLC following the Huntsman LLC Consolidation Transaction effective May 1, 2003 and our affiliate's ownership of Huntsman Advanced Materials effective June 30, 2003 following the Huntsman Advanced Materials Transaction, in each case for the entire period in 2004. In addition, the increase was due to additional debt and higher interest rates on our borrowings in 2004 as compared to 2003 and the compounding of interest on the HMP Senior Discount Notes and the Huntsman LLC Senior Discount Notes, the accrued interest of which was added to the principal balance and not paid in cash.

  •
  Loss on our accounts receivable securitization program decreased $16.8 million, or 52%, to a loss of $15.6 million for the year ended December 31, 2004 as compared to a loss of $32.4 million for 2003. Losses on the accounts receivable securitization program include the discount on receivables sold into the program, fees and expenses associated with the program and gains (losses) on foreign currency hedge contracts mandated by the terms of the program to hedge currency exposures on the collateral supporting the off-balance sheet debt issued.

  •
  Income tax benefit was $22.9 million for the year ended December 31, 2004 as compared to income tax expense of $41.0 million for the year ended December 31, 2003. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Increased tax benefit was largely due to changes in pre-tax income in certain tax jurisdictions. During 2004, additional pre-tax losses were recorded in jurisdictions where tax benefits were provided and additional pre-tax income was recorded in jurisdictions where tax expense was not provided, net of valuation allowance. In addition, during the year ended December 31, 2004 we recognized non-recurring benefits in Spain, France, and Holland of approximately $28.3 million associated with enacted changes in tax rates, the settlement of tax authority examinations and the reversal of previously established valuation allowances.

Segment Results of Operations

        The following table sets forth the revenues and segment EBITDA for each of our operating segments (dollars in millions):

	Year Ended December 31,
			Percent Change
	2004	2003
Revenues
Polyurethanes	$2,818.0	$2,235.2	26%
Advanced Materials	1,162.4	517.8	124%
Performance Products	1,927.8	1,348.3	43%
Pigments	1,048.1	1,010.0	4%
Polymers	1,451.8	774.4	87%
Base Chemicals	3,859.0	2,207.3	75%
Eliminations	(840.7)	(446.7)	88%

Total	$11,426.4	$7,646.3	49%

Segment EBITDA
Polyurethanes	$364.0	$233.4	56%
Advanced Materials	151.0	29.4	414%
Performance Products	91.0	80.9	12%
Pigments	(30.0)	105.4	NM
Polymers	77.6	57.8	34%
Base Chemicals	276.2	79.4	248%
Corporate and other	(48.8)	12.1	NM

Total	$881.0	$598.4	47%

NM—Not Meaningful

Polyurethanes

        For the year ended December 31, 2004, Polyurethanes revenues increased by $582.8 million, or 26%, as compared to 2003, primarily from higher average selling prices and higher sales volumes for MDI. MDI revenues increased by 31%, resulting from 17% higher average selling prices and 12%

higher sales volumes. The increase in MDI average selling prices resulted principally from improved market demand coupled with tighter supply, the strength of the major European currencies versus the U.S. dollar and in response to higher raw material and energy costs. Higher MDI volumes reflect further extension of markets for MDI and recent improvements in global economic conditions.

        For the year ended December 31, 2004, Polyurethanes segment EBITDA increased by $130.6 million, or 56%, as compared to 2003. Restructuring, impairment and plant closing costs of $36.9 million and $28.1 million for the years ended December 31, 2004 and 2003, respectively, were included in segment EBITDA. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below. Excluding restructuring charges, segment EBITDA increased by $139.4 million in 2004, resulting mainly from higher contribution margins as average selling pries increased more than raw material and energy costs.

Advanced Materials

        Advanced Materials revenues for the year ended December 31, 2004 increased by $644.6 million, or 124%, from 2003. Approximately 83% of the increase was attributable to our affiliate's ownership of Huntsman Advanced Materials for the entire period in 2004 following the Huntsman Advanced Materials Transaction that was effective June 30, 2003. The remaining approximately 17% increase in revenues for 2004 as compared to 2003 was due to an increase in average selling prices and sales volumes. Average selling prices were higher due to improved demand in certain markets in response to higher raw material costs and, in part, to the strength of the major European currencies versus the U.S. dollar.

        For the year ended December 31, 2004, Advanced Materials segment EBITDA increased by $121.6 million to $151.0 million from $29.4 million for the same period of 2003. Approximately 7% of the increase was attributable to our affiliate's ownership of Huntsman Advanced Materials for the entire period in 2004 following the Huntsman Advanced Materials Transaction that was effective June 30, 2003. The remaining approximately 93% increase in segment EBITDA was primarily due to higher contribution margins as average selling prices increased more than raw material costs. During the year ended December 31, 2004, our Advanced Materials segment recorded restructuring charges of $9.0 million. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Performance Products

        For the year ended December 31, 2004, Performance Products revenues increased by $579.5 million, or 43%, from 2003. Approximately 29% of this increase was due to our consolidation with Huntsman LLC for the entire period in 2004 as a result of the Huntsman LLC Consolidation Transaction effective May 1, 2003. The remaining increase in revenues resulted primarily from higher average selling prices for all products, offset somewhat by lower sales volumes in certain product lines. Overall, average selling prices increased by approximately 17% in response to higher raw material and energy costs, improved market conditions and the strength of the major European currencies versus the U.S. dollar. Sales volumes declined by 2% primarily due to lower sales volumes of amines and surfactants. The reduction in surfactants sales volumes was due principally to increased competition in the marketplace.

        For the year ended December 31, 2004, Performance Products segment EBITDA increased by $10.1 million, or 12%, to $91.0 million from $80.9 million for 2003. The increase in EBITDA resulted primarily from the consolidation with Huntsman LLC for the entire period in 2004 as a result of the Huntsman LLC Consolidation Transaction, despite higher restructuring charges. During the years ended December 31, 2004 and 2003, the Performance Products segment recorded restructuring charges of $97.5 million and $22.1 million, respectively. For a further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Pigments

        For the year ended December 31, 2004, Pigments revenues increased by $38.1 million, or 4%, as compared to 2003, resulting principally from 4% higher average selling prices. Average selling prices benefited primarily from the strengthening of the major European currencies versus the U.S. dollar.

        Pigments segment EBITDA for the year ended December 31, 2004 decreased by $135.4 million to a loss of $30.0 million from income of $105.4 million in 2003. The decrease is mainly the result of an increase in restructuring, impairment and plant closing costs of $116.8 million and charges of $15.1 million relating to the payment of costs and settlement amounts relating to Discoloration Claims recorded in 2004. The remaining decrease in segment EBITDA of $3.5 million resulted principally from a $14.5 million reduction in EBITDA primarily in response to the strengthening of the major European currencies versus the U.S. dollar, offset somewhat by lower fixed costs resulting from cost reduction initiatives. During 2004 and 2003, our Pigments segment recorded restructuring, impairment and plant closing costs of $123.3 million and $6.5 million, respectively. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Polymers

        For the year ended December 31, 2004, Polymers revenues increased by $677.4 million, or 87%, to $1,451.8 million from $774.4 million for 2003 due mainly to the consolidation with Huntsman LLC for the entire 2004 period as a result of the Huntsman LLC Consolidation Transaction and to approximately 22% higher average selling prices and approximately 3% higher sales volumes. Higher average selling prices were primarily in response to higher raw material and energy costs while sales volumes increased principally as a result of stronger customer demand.

        For the year ended December 31, 2004, Polymers segment EBITDA increased by $19.8 million to $77.6 million from $57.8 million for 2003. The increase in segment EBITDA was primarily due to the consolidation with Huntsman LLC for the entire 2004 period as a result of the Huntsman LLC Consolidation Transaction despite a $13.6 million restructuring charge related to the closure of an Australian manufacturing unit in 2004. Higher contribution margins resulted as average selling prices increased more than raw material costs. In addition, our Polymers segment recorded restructuring, impairment and plant closing costs of $13.6 million and $0.8 million for the years ended December 31, 2004 and 2003, respectively. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Base Chemicals

        For the year ended December 31, 2004, Base Chemicals revenues increased $1,651.7 million, or 75%, from 2003. Approximately 24% of this increase was due to our consolidation with Huntsman LLC for the entire period in 2004 as a result of the Huntsman LLC Consolidation Transaction effective May 1, 2003. The remaining increase in revenue is due to approximately 40% higher average selling prices and approximately 6% higher sales volumes. Higher average selling prices were primarily in response to higher raw material and energy costs. Sales volumes increases were principally the result of increased demand.

        For the year ended December 31, 2004, Base Chemicals segment EBITDA increased by $196.8 million, or 248%, to $276.2 million from $79.4 million for 2003. Only 42% of this increase was due to our consolidation with Huntsman LLC for the entire period in 2004 as a result of the Huntsman LLC Consolidation Transaction effective May 1, 2003. Excluding the impact of the Huntsman LLC Consolidation Transaction, segment EBITDA increased primarily as a result of higher contribution margins as average selling prices increased more than raw material and energy costs. In addition, our Base Chemicals segment recorded restructuring, impairment and plant closing costs of $16.7 million for the year ended December 31, 2004 compared with a restructuring credit of $2.5 million in 2003. For further discussion of restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" below.

Corporate and Other

        Corporate and other items includes unallocated corporate overhead, unallocated foreign exchange gains and losses, loss on the sale of accounts receivable, other non-operating income and expense and minority interest in subsidiaries' loss. For the year ended December 31, 2004, EBITDA from corporate and other items decreased by $60.9 million to a loss of $48.8 million from income of $12.1 million for 2003, primarily due to higher expenses associated with the early extinguishment of debt and our consolidation of Huntsman LLC for the entire period in 2004 as a result of the Huntsman LLC Consolidation Transaction effective May 1, 2003.

Liquidity and Capital Resources

  Three Months Ended March 31, 2006 Compared with the Three Months Ended March 31, 2005

        Net cash provided by operating activities for the three months ended March 31, 2006 and 2005 was $75.9 million and $238.7 million, respectively. The decrease in cash provided by operations was primarily attributable to a decrease in operating income of $186.2 million as described above partially offset by a decrease in cash paid for interest of $17.5 million due to significantly lower debt levels.

        Net cash used in investing activities for the three months ended March 31, 2006 and 2005 was $112.7 million and $64.4 million, respectively. During the three months ended March 31, 2006 and 2005, we invested $104.1 million and $59.8 million, respectively, in capital expenditures. The increase in 2006 capital expenditures was largely attributable to increased spending in our LDPE facility under construction at Wilton, U.K. During the first quarter of 2006, we spent $49.0 million on the construction of our Wilton, U.K. LDPE facility.

        Net cash provided by (used in) financing activities for the three months ended March 31, 2006 was $41.6 million as compared with $(181.0) million in the 2005 period. This increase in net cash provided by financing activities is mainly a result of net repayments of debt during the three months ended March 31, 2005 of $956.6 million primarily as a result of Huntsman Corporation's initial public offering of common stock and mandatory convertible preferred stock in the first quarter of 2005. In addition, as a result of Huntsman Corporation's initial public offering, we received a contribution from Huntsman Corporation of $837.6 million. Also, during the three months ended March 31, 2005, we used $65.5 million to pay premiums associated with repayment of indebtedness. During the three months ended March 31, 2006, we had net borrowings under our debt arrangements of $33.4 million resulting primarily from seasonal increases in working capital.

  Year Ended December 31, 2005 Compared with the Year Ended December 31, 2004

        Net cash provided by operating activities for the years ended December 31, 2005 and 2004 was $988.3 million and $181.6 million, respectively. The increase in cash provided by operations was primarily attributable to an improvement in net income of $308.4 million. In addition, there were favorable variances in adjustments to reconcile net loss to net cash provided by operations, including $141.7 million in loss on early extinguishment of debt, deferred income taxes of $74.5 million, net unrealized gains and losses on foreign currency transactions of $134.8 million, $36.4 million in loss on disposal of discontinued operations and $278.5 million of favorable changes in operating assets and liabilities. These favorable variances were partially offset by unfavorable variances of $73.9 million in non-cash restructuring, impairment and plant closing costs, $25.1 million in depreciation and amortization expense and $98.3 million in non-cash interest.

        Net cash used in investing activities for the years ended December 31, 2005 and 2004 was $316.3 million and $223.0 million, respectively. The increase in cash used in investing activities was largely attributable to higher capital expenditures of $112.1 million resulting partly from increased capital expenditures in Huntsman Polyurethanes Shanghai Ltd. ("HPS"), our consolidated Chinese splitting joint venture of $38 million, and in our LDPE facility under construction at Wilton, U.K. of approximately $34 million.

        Net cash (used in) provided by financing activities in the year ended December 31, 2005 was $(780.7) million as compared with $83.4 million in 2004. This increase in net cash used in financing activities is mainly a result of net repayments of debt during the year ended December 31, 2005 of approximately $1,376.4 million. These uses of cash were partially offset by contributions from Huntsman Corporation of $837.6 million in 2005. During the year ended December 31, 2005, we used $104.7 million to pay call premiums associated with repayment of indebtedness.

  Year Ended December 31, 2004 Compared with the Year Ended December 31, 2003

        Net cash provided by operating activities for the years ended December 31, 2004 and 2003 was $181.6 million and $215.9 million, respectively. The variance is largely attributable to the Huntsman LLC Consolidation Transaction and the Huntsman Advanced Materials Transaction that occurred in 2003. The net loss in 2004 was $129.6 million lower than in 2003. In addition to the lower net loss, we also had net favorable variances in adjustments to reconcile net loss to net cash used in operating activities, including a $104.8 million increase in depreciation and amortization in 2004, a $125.8 million increase in non-cash restructuring, impairment and plant closing costs in 2004, and $25.6 million in loss on early extinguishment of debt, partially offset by an unfavorable variance in the change in net operating assets and liabilities of $335.8 million in 2004 compared to 2003. In addition, there were unfavorable variances in adjustments for deferred income taxes and unrealized gains on foreign currency transactions of $67.6 million and $33.3 million, respectively.

        Net cash used in investing activities for the years ended December 31, 2004 and 2003 was $223.0 million and $617.1 million, respectively. The variance is largely attributable to the Huntsman LLC Consolidation Transaction and the Huntsman Advanced Materials Transaction that occurred in 2003. The investing activities for the year ended December 31, 2003 include cash paid in connection with the Huntsman Advanced Materials Transaction. Capital expenditures in 2004 were $21.8 million higher than in 2003, largely attributable to the non-comparative nature of the 2003 results.

        Net cash provided by financing activities for the years ended December 31, 2004 and 2003 was $83.4 million and $507.4 million, respectively. The variance is largely attributable to the Huntsman LLC Consolidation Transaction and the Huntsman Advanced Materials Transaction that occurred in 2003.

  Changes in Financial Condition

        The following information summarizes our working capital position as of March 31, 2006 and December 31, 2005 (dollars in millions):

	March 31, 2006	December 31, 2005	Increase (Decrease)	Percent Change
Current assets:
Cash and cash equivalents	$136.6	$132.5	$4.1	3%
Accounts and notes receivables, net	1,365.0	1,485.6	(120.6)	(8)%
Inventories, net	1,311.0	1,309.2	1.8	—
Prepaid expenses	40.6	45.9	(5.3)	(12)%
Deferred income taxes	31.2	31.2	—	—
Other current assets	28.0	69.9	(41.9)	(60)%
Current assets held for sale	79.9	—	79.9	NM

Total current assets	2,992.3	3,074.3	(82.0)	(3)%

Current liabilities:
Accounts payable	1,000.3	1,101.4	(101.1)	(9)%
Accrued liabilities	574.3	732.3	(158.0)	(22)%
Deferred income taxes	2.5	2.4	0.1	4%
Current portion of long-term debt	42.0	44.6	(2.6)	(6)%
Current liabilities held for sale	39.2	—	39.2	NM

Total current liabilities	1,658.3	1,880.7	(222.4)	(12)%

Working capital	$1,334.0	$1,193.6	$140.4	12%

NM—Not Meaningful

        During the three months ended March 31, 2006, our working capital increased by $140.4 million as a result of the net impact of the following significant changes:

  •
  The increase in cash and cash equivalents of $4.1 million resulted from the matters identified in the Consolidated Statements of Cash Flows contained in our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

  •
  The decrease in accounts receivable of $120.6 million was due principally to increased outstandings under our accounts receivable securitization program ("A/R Securitization Program") of approximately $45.4 million, and the classification of $57.9 million of accounts receivable as held for sale and improved collections of accounts receivable.

  •
  Other current assets decreased by $41.9 million related principally to a reduction in current taxes receivable.

  •
  Changes in current assets and current liabilities held for sale relate to the pending sale of our U.S. butadiene and MTBE business operated in our Base Chemicals segment. See "Note 4. Business Combinations and Disposition" to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus.

  •
  Accounts payable decreased by $101.1 million due mainly to the classification of $37.1 million of accounts payable as liabilities held for sale and the payment of accounts payable.

  •
  Accrued liabilities decreased by $158.0 million due primarily to lower income and other taxes payable, payroll, accrued interest and rebate accruals.

  Debt and Liquidity

        During 2005, Huntsman Corporation completed a series of transactions designed to simplify its consolidated group's financing and public reporting structure, to reduce its cost of borrowings and to facilitate other organizational efficiencies. On February 16, 2005, Huntsman Corporation completed its initial public offering of common and mandatory convertible preferred stock that resulted in approximately $1.5 billion in net proceeds, substantially all of which were used to repay indebtedness. On August 16, 2005, we completed the Huntsman LLC Merger and on December 20, 2005 we completed the Huntsman Advanced Materials Minority Interest Transaction. As a result of these transactions, we now operate all of Huntsman Corporation's businesses and substantially all of Huntsman Corporation's debt obligations are obligations of our Company and/or our subsidiaries. In addition, these transactions, together with the repayment of debt from cash flow from our operations, reduced total net debt, including outstandings under our off-balance sheet A/R Securitization Program, by approximately $1.6 billion from December 31, 2004 to December 31, 2005. In addition, we reduced our total interest expense by approximately $167 million in the year ended December 31, 2005 as compared with the year ended December 31, 2004 and in 2006, we expect our interest expense to be approximately $375 million. In spite of an increase in U.S. LIBOR during 2005 of approximately 2.0%, our weighted average cost of borrowings decreased approximately 1.5% from approximately 9.5% as of December 31, 2004 to approximately 8.0% as of December 31, 2005.

  Credit Facilities

        On August 16, 2005, in connection with the Huntsman LLC Merger, we repaid our senior secured credit facilities, Huntsman LLC's senior secured credit facilities and a subordinated note with available cash and with the proceeds of our Senior Credit Facility. On December 20, 2005, in connection with the Huntsman Advanced Materials Minority Interest Transaction, we increased the U.S. dollar term loan B under the Senior Credit Facilities by $350 million. On each of September 19, 2005 and December 30, 2005, we voluntarily prepaid approximately $50 million in U.S. dollar equivalents on term loan B under the Senior Credit Facilities.

        As of March 31, 2006, the Senior Credit Facilities consisted of (i) a $650 million revolving facility (the "Revolving Facility"), (ii) a $1,986.5 million term loan B facility (the "Dollar Term Loan"), and (iii) a €95.3 million (approximately $113 million) euro term loan B facility (the "Euro Term Loan" and, collectively with the Dollar Term Loan, the "Term Loans"). As of March 31, 2006, there were $34.0 million of borrowings outstanding under the Revolving Facility, and we had $35.4 million in U.S. dollar equivalents of letters of credit and bank guarantees issued and outstanding under the Revolving Facility. As of March 31, 2006, the weighted average interest rate on our Senior Credit Facilities was approximately 6.4%, excluding the impact of interest rate hedges.

        On April 18, 2006, we completed an amendment and expansion of our A/R Securitization Program and added certain additional U.S. subsidiaries as additional receivables originators under the program. For more information, see "Business—Recent Developments—Amendment and Expansion of Accounts Receivable Securitization Program" and "Off-Balance Sheet Arrangements" below. In connection with this amendment and expansion, we initially increased our outstandings under the commercial paper conduit program to $475 million U.S. dollar equivalents. A portion of the net increase was used to fund the redemption of medium-term notes issued under the A/R Securitization Program and to repay $50 million U.S. dollar equivalents of term debt outstanding under our Senior Credit Facilities. The agreements governing our Senior Credit Facilities require us to prepay our Term Loan with proceeds raised under the A/R Securitization Program in excess of $425 million. Following this repayment of the Term Loans, as of April 18, 2006, there is $1,938.8 million and €93.4 million ($113.3 million) outstanding on the Dollar Term Loan and the Euro Term Loan, respectively.

        At our option, the Revolving Facility bears interest at a rate equal to: (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging between 1.25% and 1.75% depending upon the most recent leverage ratio, or (ii) a prime-based rate plus an applicable margin ranging between 0.25% and 0.75% depending upon the most recent leverage ratio. As of December 31, 2005, borrowings under the Revolving Facility bear interest at LIBOR plus 1.75%. The Revolving Facility matures in 2010, provided that the maturity of the Revolving Facility will accelerate if we do not repay all but $100 million of our outstanding debt securities at least three months prior to the maturity of those securities.

        At our option, the Term Loans bear interest at a rate equal to: (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging between 1.50% and 2.00% depending upon the loan currency and the most recent leverage ratio, or (ii) a prime-based rate plus an applicable margin ranging between 0.50% and 0.75% depending upon the loan currency and the most recent leverage ratio. As of March 31, 2006, borrowings under the Dollar Term Loan bear interest at LIBOR plus 1.75% and borrowings under the Euro Term Loan bear interest at LIBOR plus 2.00%. Each of the Dollar Term Loan and the Euro Term Loan matures in 2012; provided that the maturity of the Term Loans will accelerate if we do not repay all but $100 million of our outstanding debt securities at least three months prior to the maturity of those securities. The Dollar Term Loan and the Euro Term Loan each require amortization payments of 1% annually.

        Our obligations under the Senior Credit Facilities are guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiaries (the "Guarantors"), and are secured by a first priority lien (generally shared with the holders of the 2010 Secured Notes (as defined below)) on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries, and pledges of intercompany notes between our various subsidiaries.

        The credit agreements governing the Senior Credit Facilities contain financial covenants typical for these types of agreements, including a minimum interest coverage ratio, a maximum debt-to-EBITDA ratio and a limit on capital expenditures. The credit agreements also contain customary restrictions on our ability to incur liens, incur additional debt, merge or sell assets, pay dividends, prepay other indebtedness, make investments or engage in transactions with affiliates, and other customary restrictions and default provisions.

  Secured Notes

        On August 16, 2005, in connection with the Huntsman LLC Merger, we entered into supplemental indentures under which we assumed the obligations of Huntsman LLC under its outstanding 11.625% senior secured notes due 2010 (the "2010 Secured Notes"). As of March 31, 2006, we had outstanding $296.0 million aggregate principal amount ($293.7 million book value and $455.4 million original aggregate principal amount) of the 2010 Secured Notes, which are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. Interest on the 2010 Secured Notes is payable semiannually in April and October of each year. The 2010 Secured Notes are secured by a first priority lien on all collateral securing the Senior Credit Facilities as described above (other than capital stock of our subsidiaries), shared equally with the lenders on the Senior Credit Facilities, subject to certain intercreditor arrangements.

        The 2010 Secured Notes contain covenants relating to the incurrence of debt and limitations on distributions, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing the 2010 Secured Notes also contain change of control provisions requiring us to offer to repurchase the notes upon a change of control.

        On December 20, 2005, in connection with the Huntsman Advanced Materials Minority Interest Transaction, we redeemed all of Huntsman Advanced Materials's outstanding $250 million 11% senior secured fixed rate notes due 2010 and paid $35.6 million in call premiums. Also in 2005, we redeemed all of Huntsman Advanced Materials's remaining $100.0 million secured floating rate notes due 2008 and paid $6.0 million in call premiums. The $250 million of Huntsman Advanced Materials secured fixed rate notes bore a per annum fixed rate of interest of 11%, and the Huntsman Advanced Materials secured floating rate notes bore interest at a rate per annum equal to LIBOR plus 8.0%, subject to a floor with respect to LIBOR of 2.0%. The Huntsman Advanced Materials floating rate notes were issued with an original issue discount of 2.0%.

  Senior Notes

        As of March 31, 2006, we had outstanding $450.0 million aggregate principal amount ($454.4 million book value) 9.875% senior notes due 2009 that were issued at a premium (the "2009 Senior Notes"). The 2009 Senior Notes are unsecured obligations. Interest on the 2009 Senior Notes is payable semiannually in March and September and these notes are redeemable after March 1, 2006 at 104.937% of the original aggregate principal amount thereof, declining ratably to par on and after March 1, 2008.

        As of March 31, 2006, we had outstanding $198.0 million ($300 million original aggregate principal amount) of 11.5% senior unsecured fixed rate notes due 2012 (the "2012 Senior Fixed Rate Notes") and $100.0 million senior unsecured floating rate notes due 2011 (the "2011 Senior Floating Rate Notes"). These notes were previously obligations of Huntsman LLC. In connection with the Huntsman LLC Merger, on August 16, 2005, we entered into supplemental indentures under which we assumed the obligations of the 2012 Senior Fixed Rate Notes and the 2011 Senior Floating Rate Notes. In connection with Huntsman Corporation's initial public offering of common and preferred stock, we used proceeds to repay $102.0 million of aggregate principal amount of the 2012 Senior Fixed Rate Notes. Interest on the 2012 Senior Fixed Rate Notes is payable semiannually in January and July of each year. Interest on the 2011 Senior Floating Rate Notes is at LIBOR plus 7.25% (11.85% as of March 31, 2006) and is payable quarterly in January, April, July and October of each year. The 2012 Senior Fixed Rate Notes are redeemable after July 15, 2008 at 105.75% of the principal amount thereof, declining ratably to par on and after July 15, 2010. The 2011 Senior Floating Rate Notes are redeemable after July 15, 2006 at 104.0% of the principal amount thereof, declining ratably to par on and after July 15, 2008.

        The indentures governing the 2009 Senior Notes, the 2012 Senior Fixed Rate Notes and the 2011 Senior Floating Rate Notes contain covenants, among other things, relating to the incurrence of debt and limitations on distributions, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing these notes also contain change of control provisions requiring us to offer to repurchase the notes upon a change of control.

  Subordinated Notes

        As of March 31, 2006, we had outstanding $175 million 7.375% senior subordinated notes due 2015 and €135 million ($163.8 million) 7.5% senior subordinated notes due 2015, which are the notes subject to the exchange offer. The notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, declining ratably to par on and after January 1, 2013. Under the terms of a registration rights agreement among our Company, the subsidiary guarantors and the initial purchasers of the notes, we were required to complete an exchange offer for the notes on or before September 11, 2005. Under the terms of the registration rights agreement, because we did not complete the exchange offer by this date, we are required to pay additional interest on the notes at a rate of 0.25% per year for the first 90-day period following this date, and this rate increases by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0%. As of March 31, 2006, we were paying an additional 0.75% on the notes.

        As of March 31, 2006, we also had outstanding $366.1 million ($600 million original aggregate principal amount) and €372.0 million ($451.2 million) (€450 million original aggregate principal amount) 10.125% senior subordinated notes due 2009 (the "2009 Subordinated Notes" and, together with the notes, the "Subordinated Notes"). As of March 31, 2006, the 2009 Subordinated Notes have an unamortized premium of $3.7 million and are redeemable at 103.375% of the principal amount thereof, which declines to 101.688% on July 1, 2006 and to par on and after July 1, 2007.

        As of March 31, 2006, we had outstanding a combined total of $541.1 million and €507.0 million ($615.0 million) Subordinated Notes, plus $3.7 million of unamortized premium. Interest on the Subordinated Notes is payable semiannually in January and July of each year.

        The Subordinated Notes contain, among other things, covenants relating to the incurrence of debt and limitations on distributions, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing these notes also contain change of control provisions requiring us to offer to repurchase the notes upon a change of control.

        Immediately prior to the Huntsman LLC Merger, we funded the redemption of Huntsman LLC's outstanding 9.5% senior subordinated notes due 2007 and Huntsman LLC's senior subordinated floating rate notes due 2007, which together had an aggregate outstanding principal amount of approximately $59.3 million. The redemption was completed on September 1, 2005.

        On August 16, 2005, in connection with the Huntsman LLC Merger, we repaid, in full, the subordinated note made by Huntsman Specialty Chemicals Corporation which had an aggregate principal amount of $106.6 million and bore interest at 7.0%.

  Senior Discount Notes

        On June 30, 1999, Huntsman International Holdings issued senior discount notes ("Huntsman International Holdings Senior Discount Notes") and senior subordinated discount notes (the "Huntsman International Holdings Senior Subordinated Discount Notes" and, collectively with the Huntsman International Holdings Senior Discount Notes, the "Huntsman International Holdings Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The Huntsman International Holdings Discount Notes were due December 31, 2009. Prior to redemption, interest on the Huntsman International Holdings Senior Discount Notes and the Huntsman International Holdings Senior Subordinated Discount Notes accrued at 13.375% and 13.125%, respectively, per annum and was paid in kind. During the first quarter of 2005, we redeemed, in full, $505.6 million of accreted value of the Huntsman International Holdings Senior Discount Notes and paid call premiums of approximately $33.8 million. In order to make this redemption, we used proceeds contributed to us from Huntsman Corporation's initial public offering in the amount of $504.4 million and used cash on hand of $35.0 million. In addition, on February 28, 2005, in connection with Huntsman Corporation's initial public offering, HMP contributed the Senior Subordinated Discount Notes at an accreted value of $422.8 million to us in exchange for equity.

  Other Debt

        We maintain a $25.0 million multicurrency overdraft facility used for the working capital needs for our European subsidiaries (the "European Overdraft Facility"). As of March 31, 2006 there were $12.1 million of borrowings outstanding under the European Overdraft Facility.

        HPS, one of our Chinese MDI joint ventures and our consolidated affiliate, has obtained secured loans for the construction of MDI production facilities near Shanghai, China. This debt consists of various committed loans in the aggregate amount of approximately $121 million. As of March 31, 2006, HPS had $20.5 million outstanding in U.S. dollar borrowings and 202.0 million in RMB borrowings ($25.2 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S.

dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of March 31, 2006, the interest rate was approximately 5.0% for U.S. dollar borrowings and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semiannual installments beginning no later than June 30, 2007. The financing is non-recourse to us but is guaranteed during the construction phase by affiliates of HPS, including Huntsman Corporation. Huntsman Corporation has guaranteed 70% of any amount due and unpaid by HPS under the loans described above (except for the VAT facility, which is not guaranteed). Its guarantees remain in effect until HPS has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service cost ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under our Senior Credit Facilities and under the indentures governing our outstanding notes. HPS is expected to begin operations at the beginning of the third quarter of 2006.

        Our Australian subsidiaries maintain credit facilities that had an aggregate outstanding balance of A$87.8 million ($62.4 million) as of March 31, 2006. These facilities are non-recourse to us and bear interest at the Australian index rate plus a margin of 2.9%. As of March 31, 2006, the interest rate for these facilities was 8.6%.

        We finance certain of our insurance premiums. As of March 31, 2006, we had $10.5 million in insurance premium financing, all of which is due in the next twelve months.

        On February 16, 2005, we paid in full a 15% note payable to an affiliated entity in the amount of $41.6 million.

  Receivables Securitization

        For information concerning our off-balance sheet A/R Securitization Program, see "—Off-Balance Sheet Arrangements—Receivables Securitization" below.

  Short-Term and Long-Term Liquidity

        We depend upon our credit facilities and other debt instruments to provide liquidity for our operations and working capital needs. As of March 31, 2006, we had approximately $742.2 million of combined cash and combined unused borrowing capacity, consisting of $136.6 million in cash, $580.6 million in availability under our Revolving Facility, $2.9 million attributable to our European Overdraft Facility and approximately $22.1 million in availability under our A/R Securitization Program.

        We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course.

  Compliance with Covenants

        Our management believes that we are in compliance with the covenants contained in the agreements governing the Senior Credit Facilities, the A/R Securitization Program and the indentures governing our notes.

Capital Expenditures

        Excluding capital expenditures that will be required related to the fire damage at our Port Arthur, Texas olefins facility (see "Business—Recent Developments—Fire Damage at the Port Arthur, Texas Olefins Manufacturing Plant" below), in 2006, we expect to spend approximately $575 million on capital projects, including approximately $200 million in capital expenditures on our LDPE facility at Wilton, U.K. We believe that the cost position of our Wilton, U.K. olefins facility uniquely positions it to be the site of a polyethylene production facility. While we export approximately one-third of our ethylene production each year to continental Europe, incurring significant shipping and handling costs, the U.K. annually imports approximately 1.9 billion pounds of polyethylene. We believe this provides an opportunity to capitalize on the low-cost operating environment and extensive petrochemical infrastructure and logistics at Wilton, as supported by a feasibility study that was conducted with respect to the construction of a world-scale LDPE facility at our Wilton site. The LDPE facility will have the capacity to produce approximately 900 million pounds of LDPE annually and is estimated to cost approximately $300 million to construct, net of any grant proceeds obtained. We have been awarded a grant of £16.5 million (approximately $30 million) from the U.K. government's Department of Trade and Industry to finance a portion of the construction of the LDPE facility. We expect construction of the LDPE facility to be complete in late 2007.

        During 2006, HPS expects to spend approximately $23 million in capital expenditures, of which we will fund approximately $15 million as equity and the remaining funding will be financed through equity invested by other joint venture partners and loans from local Chinese lenders. In addition, during 2006 we expect to invest as equity approximately $14 million in Shanghai Isocyanate Investment B.V. ("SLIC"). Our projected 2006 equity investments in HPS and SLIC represent our final scheduled equity contributions to these joint ventures and were completed in February 2006. Our total equity investments in these joint ventures are approximately $42 million in HPS and $40 million in SLIC. We expect operations of HPS and SLIC to commence at the beginning of the third quarter of 2006.

        We expect to finance our capital expenditure commitments through a combination of our cash flow from operations and financing arrangements.

  Three Months Ended March 31, 2006 Compared with the Three Months Ended March 31, 2005

        Capital expenditures for the three months ended March 31, 2006 were $104.1 million as compared with $59.8 million in the 2005 period. The increase in capital expenditures in the 2006 period was largely attributable to increased capital expenditures at our Wilton, U.K. LDPE project which had $49 million in capital spending during the first quarter of 2006. During the three months ended March 31, 2006, we funded approximately $15 million as equity in HPS and HPS incurred $5.9 million of capital expenditures. During the three months ended March 31, 2006, we invested, as equity, approximately $14 million in SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies. These first quarter 2006 equity investments in HPS and SLIC represent our final scheduled equity contributions to these joint ventures. HPS and SLIC are expected to begin operations at the beginning of the third quarter of 2006.

  Year Ended December 31, 2005 Compared with the Year Ended December 31, 2004

        Capital expenditures for the year ended December 31, 2005 were $338.7 million as compared with $226.6 million in 2004. The increase in capital expenditures in 2005 was largely attributable to increased capital expenditures in HPS which were approximately $59 million in 2005 compared with approximately $21 million in 2004. In addition, we had approximately $37 million of capital expenditures in 2005 in our Wilton, U.K. LDPE project as compared with approximately $3 million in 2004. During 2005, of the approximately $59 million of capital expenditures in HPS, we funded approximately $8 million as equity and the remaining funding of the capital expenditures of HPS was financed through equity investments by the other joint venture partners and loans from local Chinese lenders. During 2005, we invested, as equity, approximately $8 million in SLIC.

  Year Ended December 31, 2004 Compared with the Year Ended December 31, 2003

        Capital expenditures for the years ended December 31, 2004 and December 31, 2003 were $226.6 million and $204.8 million, respectively. The increase was largely attributable to the Huntsman LLC Consolidation Transaction effective May 1, 2003 and the Huntsman Advanced Materials Transaction effective June 30, 2003. In 2004, we spent $11.8 million to fund SLIC as an investment in unconsolidated affiliates. In 2004, we also invested $12.5 million in HPS which had approximately $21 million in total capital expenditures. The remaining funding for HPS's capital expenditures was financed through equity investments by the other joint venture partners and loans from local Chinese lenders.

Contractual Obligations and Commercial Commitments

        Our obligations under long-term debt (including current portion), lease agreements and other contractual commitments as of December 31, 2005 are summarized below (dollars in millions):

	2006	2007-2008	2009-2010	After 2010	Total
Long-term debt, including current portion	$44.6	$107.9	$1,606.5	$2,698.9	$4,457.9
Interest(1)	358.1	708.1	502.9	374.8	1,943.9
Operating leases	62.3	100.7	83.7	167.2	413.9
Purchase Commmitments(2)	2,325.6	1,895.2	214.1	184.1	4,619.0

Total(3)	$2,790.6	$2,811.9	$2,407.2	$3,425.0	$11,434.7

(1)
Interest calculated using interest rates as of December 31, 2005.

(2)
We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2005. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2005 pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations.

(3)
Totals do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future contributions to our pension and postretirement plans are as follows:

	2006-2008	2009-2010	Average Annual Amount for Next Five Years
Pension plans	$332.4	$236.7	$125.1
Other postretirement obligations	31.1	20.8	10.5

        Totals also do not include expected tax payments.

        There were no material changes in our obligations under long-term debt, lease agreements or other contractual committments during the three months ended March 31, 2006.

Off-Balance Sheet Arrangements

  Receivables Securitization

        Under our A/R Securitization Program, we grant an undivided interest in certain of our trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance by the Receivables Trust of commercial paper and, up until the A/R Securitization Program Amendment (as defined below), medium-term notes.

        As of March 31, 2006, our A/R Securitization Program had approximately $194.8 million in U.S. dollar equivalents in medium-term notes outstanding and approximately $152.9 million in U.S. dollar equivalents in commercial paper outstanding. On April 18, 2006, we completed an amendment and expansion of our A/R Securitization Program (the "A/R Securitization Program Amendment") and added certain additional U.S. subsidiaries as additional receivables originators under the A/R Securitization Program. In connection with this amendment and expansion, the Receivables Trust redeemed in full all of the €90.5 million ($109.8 million) and $85.0 million in principal amount of the medium-term notes outstanding under the A/R Securitization Program. The amended A/R Securitization Program currently provides for financing through the commercial paper conduit portion of the program (in both U.S. dollars and euros). We also expanded the size of the commercial paper conduit portion of the A/R Securitization Program to a committed amount of approximately $500 million U.S. dollar equivalents for three years. The cost to the Receivables Trust on amounts drawn under the commercial paper conduit are at a rate of LIBOR and/or EUROBOR, as applicable, plus 60 basis points per annum based upon a pricing grid which is dependent upon our credit rating.

        In connection with the A/R Securitization Program Amendment, we initially increased the amount of commercial paper outstanding to $475 million U.S. dollar equivalents. A portion of the net increase was used to fund the redemption of the medium-term notes and to repay $50 million U.S. dollar equivalents of term debt outstanding under our Senior Credit Facilities. The agreements governing our Senior Credit Facilities require us to prepay our Term Loans with proceeds raised under the A/R Securitization Program in excess of $425 million.

  Financing of Chinese MDI Facilities

        In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, will build three plants to manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and it is an unconsolidated affiliate. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is a consolidated affiliate.

        On September 19, 2003, the joint ventures obtained secured financing for the construction of the production facilities. Details concerning HPS's financing are described in "—Debt and Liquidity—Other Debt" above. SLIC obtained various committed loans in the aggregate amount of approximately $229 million in U.S. dollar equivalents. As of March 31, 2006, there were $82.0 million outstanding in U.S. dollar borrowings and 500.0 million in outstanding RMB ($62.4 million) borrowings under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. The loans are secured by substantially all the assets of SLIC and will be paid in 16 semiannual installments, beginning not later than June 30, 2007. Huntsman Corporation unconditionally guarantees 35% of any amounts due and unpaid by SLIC under the loans described above (except for a $1.5 million VAT facility which is not guaranteed). Huntsman Corporation's guarantee remains in effect until SLIC has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service coverage ratio of at least 1:1.

Restructuring, Impairment and Plant Closing Costs

  Three Months Ended March 31, 2006

        While we continuously focus on identifying opportunities to reduce our operating costs and maximize our operating efficiency, we have now substantially completed our comprehensive global cost reduction program, referred to as "Project Coronado." Project Coronado was a program designed to reduce our annual fixed manufacturing and selling, general and administrative costs, as measured at 2002 levels, by $200 million. In connection with Project Coronado, we announced the closure of eight smaller, less competitive manufacturing units in our Polyurethanes, Advanced Materials, Performance Products and Pigments segments. These and other actions have resulted in the reduction of approximately 1,500 employees in these businesses since 2000.

        As of March 31, 2006 and December 31, 2005, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of December 31, 2005	$54.2	$5.8	$6.5	$11.8	$78.3
2006 charges for 2003 initiatives	1.3	—	—	—	1.3
2006 charges for 2004 initiatives	2.1	—	—	0.2	2.3
2006 charges for 2005 initiatives	0.9	—	—	—	0.9
2006 charges for 2006 initiatives	2.1	—	—	—	2.1
Reversals of reserves no longer required	(0.8)	—	—	—	(0.8)
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	(1.4)	—	—	—	(1.4)
2006 payments for 2003 initiatives	(4.1)	—	(0.1)	(0.1)	(4.3)
2006 payments for 2004 initiatives	(7.6)	(0.9)	(0.2)	(0.4)	(9.1)
2006 payments for 2005 initiatives	(1.2)	—	—	(0.7)	(1.9)
Foreign currency effect on reserve balance	0.9	—	—	—	0.9

Accrued liabilities as of March 31, 2006	$46.4	$4.9	$6.2	$10.8	$68.3

(1)
Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(2)
Accrued liabilities by initiatives were as follows (dollars in millions):

	March 31, 2006	December 31, 2005
2001 initiatives	$1.4	$1.4
2003 initiatives	24.3	28.4
2004 initiatives	39.9	47.7
2005 initiatives	10.5	11.6
2006 initiatives	2.1	—
Foreign currency effect on reserve balance	(9.9)	(10.8)

Total	$68.3	$78.3

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Advanced Materials	Performance Products	Pigments	Polymers	Base Chemicals	Corporate & Other	Total
Accrued liabilities as of December 31, 2005	$10.9	$7.8	$25.6	$16.6	$3.4	$14.0	$—	$78.3
2006 charges for 2003 initiatives	—	0.1	—	1.2	—	—	—	1.3
2006 charges for 2004 initiatives	0.2	0.1	0.6	1.2	—	0.1	0.1	2.3
2006 charges for 2005 initiatives	—	—	0.4	—	—	0.5	—	0.9
2006 charges for 2006 initiatives	—	2.1	—	—	—	—	—	2.1
Reversals of reserves no longer required	(0.2)	—	—	—	(0.6)	—	—	(0.8)
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	—	(1.4)	—	—	—	—	—	(1.4)
2006 payments for 2003 initiatives	(1.0)	(1.2)	—	(2.1)	—	—	—	(4.3)
2006 payments for 2004 initiatives	(0.8)	(0.3)	(3.6)	(3.0)	(0.2)	(1.1)	(0.1)	(9.1)
2006 payments for 2005 initiatives	—	—	(0.7)	—	—	(1.2)	—	(1.9)
Foreign currency effect on reserve balance	0.2	0.1	0.3	0.2	—	0.1	—	0.9

Accrued liabilities as of March 31, 2006	$9.3	$7.3	$22.6	$14.1	$2.6	$12.4	$—	$68.3

Current portion of restructuring reserve	$5.0	$6.4	$15.4	$10.0	$0.2	$11.3	$—	$48.3
Long-term portion of restructuring reserve	4.3	0.9	7.2	4.1	2.4	1.1	—	20.0
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year	$—	$0.3	$0.5	$3.0	$11.2	$—	$—	$15.0
Estimated additional charges beyond one year	—	—	—	3.6	11.3	—	—	14.9

        As of March 31, 2006 and December 31, 2005, we had reserves for restructuring, impairment and plant closing costs of $68.3 million and $78.3 million, respectively. During the three months ended March 31, 2006, we recorded additional net charges of $7.8 million (consisting of $5.8 million payable in cash and $2.0 million of non-cash charges) for workforce reductions and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the three months ended March 31, 2006, we made cash payments against these reserves of $15.3 million.

        During the three months ended March 31, 2006, our Polyurethanes segment recorded a restructuring, impairment and plant closing credit of $2.2 million, consisting primarily of a gain on the sale of our Shepton Mallet, U.K. site.

        During the three months ended March 31, 2006, our Advanced Materials segment recorded restructuring charges of $2.3 million, primarily related to the realignment of the technical organization in Bergkamen, Germany. This realignment and other existing initiatives are expected to result in additional restructuring charges of $0.3 million.

  Years Ended December 31, 2005, 2004 and 2003

        As of December 31, 2005, 2004 and 2003, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2003	$7.1	$—	$—	$—	$7.1
Huntsman LLC balance at consolidation on May 1, 2003	3.9	3.3	0.6		7.8
Huntsman Advanced Materials opening balance sheet liabilities at June 30, 2003	53.2	1.5	—	6.1	60.8
2003 credits for 2001 initiatives	(2.0)	(0.3)	(0.2)	—	(2.5)
2003 charges for 2003 initiatives	45.3	—	—	—	45.3
2003 payments for 2001 initiatives	(9.1)	(0.4)	(0.2)	—	(9.7)
2003 payments for 2003 initiatives	(32.0)	—	—	—	(32.0)

Accrued liabilities as of December 31, 2003	66.4	4.1	0.2	6.1	76.8
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	(2.9)	—	(0.6)	0.7	(2.8)
2004 charges for 2003 initiatives	25.1	—	—	0.4	25.5
2004 charges for 2004 initiatives	106.5	4.9	6.4	18.0	135.8
2004 payments for 2003 initiatives	(48.0)	—	(0.4)	(3.0)	(51.4)
2004 payments for 2004 initiatives	(31.4)	(0.6)	—	(4.6)	(36.6)
Non-cash settlements	—	—	(0.5)	—	(0.5)
Foreign currency effect on reserve balance	6.3	—	—	—	6.3

Accrued liabilities as of December 31, 2004	122.0	8.4	5.1	17.6	153.1
2005 charges for 2003 initiatives	11.8	—	2.5	0.1	14.4
2005 charges for 2004 initiatives	30.7	0.5	0.6	13.4	45.2
2005 charges for 2005 initiatives	13.6	—	—	0.2	13.8
Reversals of reserves no longer required	(6.3)	(0.1)	(0.8)	(6.7)	(13.9)
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	(3.7)	(0.8)	—	(0.8)	(5.3)
2005 payments for 2001 initiatives	(0.4)	—	—	—	(0.4)
2005 payments for 2003 initiatives	(22.1)	(0.2)	(0.2)	(1.0)	(23.5)
2005 payments for 2004 initiatives	(77.7)	(1.7)	(0.4)	(6.3)	(86.1)
2005 payments for 2005 initiatives	(1.0)	—	—	(0.9)	(1.9)
Foreign currency effect on reserve balance	(12.7)	(0.3)	(0.3)	(3.8)	(17.1)

Accrued liabilities as of December 31, 2005	$54.2	$5.8	$6.5	$11.8	$78.3

(1)
Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(2)
Accrued liabilities by initiatives were as follows (dollars in millions):

	December 31, 2005	December 31, 2004
2001 initiatives	$1.4	$2.8
2003 initiatives	28.4	44.8
2004 initiatives	47.7	99.2
2005 initiatives	11.6	—
Foreign currency effect on reserve balance	(10.8)	6.3

Total	$78.3	$153.1

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Advanced Materials	Performance Products	Pigments	Polymers	Base Chemicals	Corporate & Other	Total
Accrued liabilities as of January 1, 2003	$7.1	$—	$—	$—	$—	$—	$—	$7.1
Huntsman LLC balance at consolidation on May 1, 2003					2.8	5.0		7.8
Huntsman Advanced Materials opening balance sheet liabilities at June 30, 2003	—	60.8	—	—	—	—	—	60.8
2003 credits for 2001 initiatives	—	—	—	—	—	(2.5)	—	(2.5)
2003 charges for 2003 initiatives	28.1	—	10.7	6.5	—	—	—	45.3
2003 payments for 2001 initiatives	(7.2)	—	—	—	—	(2.5)	—	(9.7)
2003 payments for 2003 initiatives	(12.2)	(9.3)	(8.3)	(2.2)	—	—	—	(32.0)

Accrued liabilities as of December 31, 2003	15.8	51.5	2.4	4.3	2.8	—	—	76.8
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	—	(2.8)	—	—	—	—	—	(2.8)
2004 charges for 2003 initiatives	10.0	—	0.4	14.5	0.6	—	—	25.5
2004 charges for 2004 initiatives	16.4	9.0	56.6	27.3	9.4	16.7	0.4	135.8
2004 payments for 2003 initiatives	(11.5)	(26.0)	(2.4)	(10.9)	(0.6)	—	—	(51.4)
2004 payments for 2004 initiatives	(11.8)	(0.1)	(1.4)	(14.3)	(6.4)	(2.2)	(0.4)	(36.6)
Non-cash settlements	—	(0.5)	—	—	—	—	—	(0.5)
Foreign currency effect on reserve balance	0.1	1.9	2.6	1.1	—	0.6	—	6.3

Accrued liabilities as of December 31, 2004	19.0	33.0	58.2	22.0	5.8	15.1	—	153.1
2005 charges for 2003 initiatives	4.1	0.2	—	10.1	—	—	—	14.4
2005 charges for 2004 initiatives	4.4	0.3	6.9	18.8	3.4	10.2	1.2	45.2
2005 charges for 2005 initiatives	—	0.4	4.0	2.6	—	6.8	—	13.8
Reversals of reserves no longer required	(7.6)	(2.9)	(0.4)	(2.8)	(0.1)	(0.1)	—	(13.9)
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	—	(5.3)	—	—	—	—	—	(5.3)
2005 payments for 2001 initiatives	(0.4)	—	—	—	—	—	—	(0.4)
2005 payments for 2003 initiatives	(4.5)	(8.1)	(0.8)	(10.1)	—	—	—	(23.5)
2005 payments for 2004 initiatives	(0.8)	(7.7)	(33.6)	(20.7)	(5.2)	(16.9)	(1.2)	(86.1)
2005 payments for 2005 initiatives	—	(0.6)	(0.1)	(0.9)	—	(0.3)	—	(1.9)
Foreign currency effect on reserve balance	(3.3)	(1.5)	(8.6)	(2.4)	(0.5)	(0.8)	—	(17.1)

Accrued liabilities as of December 31, 2005	$10.9	$7.8	$25.6	$16.6	$3.4	$14.0	$—	$78.3

Current portion of restructuring reserve	$5.5	$5.5	$17.8	$11.4	$1.0	$14.0	$—	$55.2
Long-term portion of restructuring reserve	5.4	2.3	7.8	5.2	2.4	—	—	23.1
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year	$—	$2.6	$0.6	$5.5	$6.5	$0.1	$—	$15.3
Estimated additional charges beyond one year	$—	$—	$—	$3.6	$9.9	$—	$—	$13.5

        The following table sets forth the expected effects from our restructuring and plant closing activities in process as of December 31, 2005 (dollars in millions):

	Year Ended December 31,
	2006	2007
Expected increase (decrease) from restructuring and plant closing activities on:
Revenues	$(43.1)	$43.1
Cost of goods sold	(77.4)	(84.0)
Gross profit	34.3	40.9
Selling, general and administrative expenses	(22.1)	(25.2)
Operating income	70.6	85.1
Net cash provided by operating activities	36.1	41.8

  2005 Restructuring Activities

        As of December 31, 2005 and December 31, 2004, we had reserves for restructuring, impairment and plant closing costs of $78.3 million and $153.1 million, respectively. During the year ended December 31, 2005, we recorded additional net charges of $123.6 million (consisting of $59.5 million payable in cash and $64.1 million of non-cash charges) for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities and for an impairment of long-lived assets. For purposes of measuring impairment charges in 2005, the fair value of the assets was determined based on estimated market prices. During the year ended December 31, 2005, we made cash payments against these reserves of $111.9 million.

        As of December 31, 2005, our Polyurethanes segment restructuring reserve consisted of $10.9 million related to various restructuring programs, including the closure of our West Deptford, New Jersey site (as announced in 2004), restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2001). During 2005, we recorded asset impairment charges totaling $10.9 million related to the closure of our West Deptford site.

        As of December 31, 2005, our Advanced Materials segment restructuring reserve consisted of $7.8 million related to the restructuring programs implemented in association with the AdMat Transaction, the realignment and simplification of the commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility. During 2005, we assessed the remaining restructuring reserves established in association with the AdMat Transaction and other 2004 initiatives and concluded that $5.3 million and $2.9 million, respectively, were no longer necessary. Accordingly, we reversed these restructuring reserves during the second quarter of 2005. The AdMat Transaction reserve reversal was recorded as a reduction to property, plant and equipment in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The reversal of the restructuring reserve for the other 2004 initiatives was recorded as a credit to earnings.

        As of December 31, 2005, our Performance Products segment reserve consisted of $25.6 million related to various restructuring programs across our European surfactants business, including the closure of substantially all of our Whitehaven, U.K. surfactants facility, and the realignment of our Jefferson County, Texas operations.

        As of December 31, 2005, our Pigments segment reserve consisted of $16.6 million related to the global workforce reductions announced in 2003, the reduction of our TiO2 production capacity announced in 2004, and the announcement in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K. This will result in the closure of our Pigments segment's Billingham, U.K. headquarters and the creation of a new support center for both businesses.

        As of December 31, 2005, our Polymers segment reserve consisted of $3.4 million related primarily to the closure of our phenol manufacturing unit in Australia and restructuring initiatives at Odessa, Texas. During the third quarter of 2005, we concluded that the long-lived assets of our Australian styrenics business were impaired as a result of disappointing performance and the lack of anticipated strengthening of the styrenics market. Accordingly, our Polymers segment recorded an impairment charge of $48.2 million during 2005 related to the Australian styrenics assets. The fair value of the Australian styrenics assets was determined based on estimated market prices.

        As of December 31, 2005, our Base Chemicals segment reserve consisted of $14.0 million related primarily to the restructuring of our Jefferson County, Texas operations, which was announced in August 2005, and workforce reductions arising from the announced changes in work shift schedules and in the engineering and support functions at our Wilton and North Tees, U.K. facilities. Also included in the reserve are amounts related to an announcement in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K.

  2004 Restructuring Activities

        As of December 31, 2004 and December 31, 2003, we had reserves for restructuring and plant closing costs of $153.1 million and $76.8 million, respectively. During the year ended December 31, 2004, we recorded additional charges of $299.3 million, including $138.0 million of charges for asset impairment and write downs, and $161.3 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the 2004 period, we made cash payments against these reserves of $88.0 million. For purposes of measuring impairment charges in 2004, the fair value of the assets was determined by using the present value of expected cash flows.

        As of December 31, 2004, our Polyurethanes segment reserve consisted of $19.0 million related to various restructuring programs, including the closure of our West Deptford, New Jersey site (as announced in 2004), restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2001). During 2004, we recorded asset impairment charges of $10.5 million related to the closure of our West Deptford site.

        As of December 31, 2004, our Advanced Materials segment reserve consisted of $33.0 million related to the restructuring program implemented in association with the AdMat Transaction, the realignment and simplification of our commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility. The restructuring program initiated with the AdMat Transaction included reductions in costs of the global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies could be achieved. During 2004, our Advanced Materials segment reversed $2.8 million of restructuring reserves recorded in the AdMat Transaction that were no longer required and recorded a corresponding reduction to intangible assets.

        As of December 31, 2004, our Performance Products segment reserve consisted of $58.2 million primarily related to various restructuring programs primarily across our European surfactants business and North American operations. During 2004, we adopted a plan to reduce the workforce across all locations in our European surfactants business by approximately 320 positions over a period of 15 months, including the closure of substantially all of our Whitehaven, U.K. surfactants facility. We also announced a plan to close our Guelph, Ontario manufacturing facility, maleic anhydride briquette facility in St. Louis, Missouri, and technical facility in Austin, Texas. During 2004, we recorded asset impairment charges totaling $40.5 million related to the closure of the Whitehaven, U.K. facility, the Guelph, Ontario facility and the maleic anhydride briquette facility in St. Louis, Missouri.

        As of December 31, 2004, our Pigments segment reserve consisted of $22.0 million related to the global workforce reductions announced in 2003 and the reduction of our TiO2 production capacity announced in 2004. During 2004, our Pigments segment announced that, following a review of our Pigments business, we would idle approximately 55,000 tonnes, or about 10%, of our total TiO2 production capacity in the third and fourth quarter of 2004. In connection with this reduction of our TiO2 production capacity, we recorded a $77.2 million asset impairment charge and a $4.3 million charge for the write-off of spare parts inventory and other assets.

        As of December 31, 2004, our Polymers segment reserve consisted of $5.8 million related primarily to the closure of our phenol manufacturing unit in Australia and to the demolition and decommissioning of our Odessa, Texas styrene manufacturing facility. During 2004, we recorded asset impairment charges of $3.6 million in connection with the closure of our phenol manufacturing unit in Australia.

        As of December 31, 2004, our Base Chemicals segment reserve consisted of $15.1 million related to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at our Wilton and North Tees, U.K. facilities.

        During 2004, we recorded a restructuring charge in corporate and other of $2.3 million, of which $1.9 million related to non-cash charges and $0.4 million related to relocation costs.

  2003 Restructuring Activities

        As of December 31, 2003 and December 31, 2002, we had reserves for restructuring and plant closing costs of $76.8 million and $7.1 million, respectively. During the year ended December 31, 2003, we recorded additional charges of $55.0 million, including $12.2 million of charges for asset impairment and write downs, and $42.8 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the 2003 period, we made cash payments against these reserves of $41.7 million. For purposes of measuring impairment charges, the fair value of the assets was determined by using the present value of expected cash flows.

        As of December 31, 2003, our Polyurethanes segment reserve consisted of $15.8 million related to the restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2001).

        As of December 31, 2003, our Advanced Materials segment reserve consisted of $51.5 million related to the restructuring program implemented in association with the AdMat Transaction. This program included reductions in costs of the global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies could be achieved.

        As of December 31, 2003, our Performance Products segment reserve consisted of $2.4 million relating to the closure of a number of plants at the Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of a surfactants technical center in Oldbury, U.K. and the restructuring of a facility in Barcelona, Spain. During 2003, we recorded asset impairment charges of $11.4 million in connection with the plant facility closure at Whitehaven, U.K.

        As of December 31, 2003, our Pigments segment reserve consisted of $4.3 million related to workforce reductions of approximately 63 employees across our global Pigments operations. The overall cost reduction program to be completed through 2005 for our Pigments segment involved approximately 250 employees.

        As of December 31, 2003, our Polymers segment reserve consisted of $2.8 million related to the demolition and decommissioning of our Odessa, Texas styrene manufacturing facility and non-cancelable lease costs.

Environmental, Health and Safety Matters

        For information on environmental, health and safety matters, see "Business—Environmental, Health and Safety Matters."

Recently Issued Accounting Pronouncements

        We adopted Statement of Financial Accounting Standards ("SFAS") No. 151, Inventory Costs—an amendment of ARB No. 43, on January 1, 2006. SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS No. 151 did not have an impact on our consolidated financial statements.

        We adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. We will apply this standard prospectively.

        In September 2005, the Emerging Issues Task Force ("EITF") reached a consensus on issue No. 04-13, Accounting for Purchase and Sales of Inventory with the Same Counterparty,that requires companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory should be reflected at the recorded amount. This consensus is effective for transactions completed after March 31, 2006. We are evaluating this consensus to determine its impact on our consolidated financial statements.

        We adopted Financial Interpretation No. ("FIN") 46R, Consolidation of Variable Interest Entities, on January 1, 2005. FIN 46R addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. The adoption of the standard required us to consolidate our Rubicon LLC joint venture. Rubicon LLC manufactures products, including aniline and DPA, for us and our joint venture partner. Rubicon LLC borrows funds from us and a joint venture partner to finance capital requirements and receives reimbursement of costs incurred to operate its facilities.

        We adopted FIN 47, Accounting for Conditional Asset Retirement Obligations, on December 31, 2005. FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143, "Accounting for Asset Retirement Obligations," and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. During the fourth quarter of 2005, we recorded a charge for the cumulative effect of this change in accounting principle, net of tax of $4.8 million, of $31.7 million.

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in "Note 2. Summary of Significant Accounting Policies" to our Consolidated Financial Statements included elsewhere in this prospectus. Summarized below are our critical accounting policies:

  Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable.

        Revenue related to the licensing of technology is recognized when earned.

        Revenue arrangements that contain multiple deliverables are evaluated in accordance with EITF 00-21 "Revenue Arrangements with Multiple Deliverables" to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

  Long-Lived Assets

        The determination of useful lives of our property, plant and equipment is considered a critical accounting estimate. Such lives are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 30 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        Management uses judgment to estimate the useful lives of our long-lived assets. If the useful lives of our property, plant and equipment as of December 31, 2005 were to have been estimated to be one year greater or one year less, then depreciation expense for the year ended December 31, 2005 would have been approximately $30 million less or $35 million greater, respectively.

        We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related property to the carrying value. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations. During the third quarter of 2005, we concluded that the long-lived assets of our Australian styrenics business were impaired as a result of disappointing performance and the lack of anticipated strengthening of the styrenics market. Accordingly, our Polymers segment recorded an impairment charge of $48.2 million during 2005 related to the Australian styrenics assets. The fair value of the Australian styrenics assets was determined based on estimated market prices. During the fourth quarter of 2005, we tested the MTBE assets for recoverability and concluded that these assets were not impaired.

  Restructuring, Impairment and Plant Closing Costs

        We have recorded restructuring charges in recent periods in connection with closing certain plant locations, work force reductions and other cost savings programs. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Estimates for plant closing include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for work force reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information as necessary. While management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the initial estimate, management's estimates on a project-by-project basis have not varied to a material degree. For further discussion of our restructuring activities, see "—Restructuring, Impairment and Plant Closing Costs" above.

  Income Taxes

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

        Subsequent to acquiring Huntsman Advanced Materials in June 2003 and through December 31, 2005, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as branches for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. Effective January 1, 2006, Huntsman Advanced Materials foreign operations will no longer be treated as our branches and will not be subject to U.S. taxation on their earnings until those earnings are repatriated to the U.S., similar to our other non-U.S. entities.

        For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        As a matter of course, our subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. We believe that we have made adequate provision for all outstanding issues for all open years.

  Employee Benefit Programs

        We sponsor several contributory and non-contributory defined benefit plans primarily covering employees in the U.S., the U.K., Netherlands, Belgium, Canada and a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from the employer. We also sponsor unfunded postretirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in "Note 17. Employee Benefit Plans" to our Consolidated Financial Statements included elsewhere in this prospectus.

        Effective in the fourth quarter of 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30. We believe the one-month acceleration of the measurement date is a preferred change as it improves internal control procedures by allowing more time to review the completeness and accuracy of the actuarial benefit obligation measurements. The effect of the change in measurement date on the respective obligations and assets of the plan results resulted in a cumulative effect of a change in accounting principle credit, net of tax of $4.2 million.

        Management, with the advice of its actuaries, uses judgment to make assumptions on which our employee benefit plan liabilities and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumptions	Income Statement Impact(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(35.9)	$(167.5)
—1% decrease	82.7	425.2
Expected return on assets
—1% increase	(18.1)
—1% decrease	18.1
Rate of compensation increase
—1% increase	23.7
—1% decrease	(5.3)

(1)
Estimated impact on 2005 net periodic benefit cost.

(2)
Estimated impact on 2005 "Additional Minimum Liability" and "Reduction in Stockholder Equity."

  Asset Retirement Obligations

        Management uses judgment in determining assumptions used to estimate the fair value of asset retirement obligations. Estimating the fair value of asset retirement obligations involves assumption and estimates surrounding settlement dates, methods of settlement, future costs and inflation. Because of the long-term, productive nature of our manufacturing operations, deriving estimates of the timing and the methods of settlement, and the costs of settlement require significant levels of judgment based on the facts and circumstances of each asset retirement obligation. The effect of a 1% change in the inflation rate used to estimate asset retirement obligations is estimated as follows (dollars in millions):

Assumptions	Income Statement Impact(1)	Balance Sheet Impact(2)
Inflation rate
—1% increase	$(4.8)	$(4.8)
—1% decrease	3.8	3.8

(1)
Estimated impact on 2005 cumulative effect of changes in accounting principle.

(2)
Estimated net impact on 2005 property, plant and equipment and asset retirement obligation balances.

  Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information see "Note 20. Environmental, Health and Safety Matters" to our Consolidated Financial Statements included elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, from time to time, we enter into various derivative transactions. We hold and issue derivative financial instruments for economic hedging purposes only.

Three Months Ended March 31, 2006

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our sales prices are typically denominated in euros or U.S. dollars. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of nine months or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. Our A/R Securitization Program in certain circumstances requires that we enter into forward foreign currency hedges intended to hedge currency exposures.

        In connection with our pending acquisition of the global textile effects business of Ciba Specialty Chemicals Inc., the purchase price of which is denominated in Swiss Francs, on March 16, 2006, we entered into two foreign currency derivative instruments to limit a portion of our currency exposure resulting from the acquisition of the textile effects business. See "Note 4. Business Combinations and Dispositions," to our Condensed Consolidated Financial Statements (Unaudited) included elsewhere in this prospectus. One of the derivatives is an option to purchase CHF65 million at a strike price of 1.2915. This option expires on July 14, 2006 and we paid approximately $1.4 million for this option. The other derivative is a no cost option to purchase CHF65 million at a strike price of 1.2673. However, this option has a "knock-in" strike price of 1.3500, meaning that if at any time prior to its July 14, 2006 expiration the Swiss Franc trades at or above 1.35000, then the option must be exercised at the strike price of 1.2673. Neither of these two options are designated as hedges for financial reporting purposes. As of March 31, 2006, the fair value of these options combined was $1.5 million.

        A significant portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in some cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("Permanent Loans") and the designation of debt and swaps as hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as Permanent Loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as Permanent Loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

        From time to time, we review our non-U.S. dollar denominated debt and swaps to determine the appropriate amounts designated as hedges. As of March 31, 2006, we have designated approximately €330.3 million of euro-denominated debt and €132.4 million of cross-currency rate swaps as a hedge of our net investments. As of March 31, 2006 we had approximately €1,159.9 million in net euro assets.

Years Ended December 31, 2005 and 2004

  Currency Exchange Rates

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our sales prices are typically denominated in euros or U.S. dollars. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of nine months or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. Our accounts receivable securitization program in certain circumstances requires that we enter into forward foreign currency hedges intended to hedge currency exposures. As of December 31, 2005, our outstanding forward foreign exchange contracts were insignificant.

        A significant portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in some cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans that are not expected to be repaid in the foreseeable future as permanent loans ("Permanent Loans") and the designation of debt and swaps as hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as Permanent Loans are recorded in earnings. Foreign currency transaction gains and losses on Permanent Loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans, and, during the year ended December 31, 2005, we have increased the net amount of our Permanent Loans. This has resulted in less volatility reported in foreign currency gains and losses reflected in earnings.

        We have outstanding cross-currency interest rate swaps of fixed rate debt. We entered into these swaps with various financial institutions in order to more effectively hedge our overall underlying euro long-term net asset and euro cash flow exposures. In one of the swap transactions, we agreed to swap $175 million of 7.375% fixed rate debt for €132.4 million of 6.63% fixed rate debt. As a result, we will pay fixed rate interest at an annual rate of 6.63% on €132.4 million of principal and will receive fixed rate interest at an annual rate of 7.375% on $175 million of principal through January 1, 2010. At maturity on January 1, 2010, we are required to pay principal of €132.4 million and will receive principal of $175 million. Interest installments are paid semiannually on January 1 and July 1 of each year beginning July 1, 2005 through maturity. The swap is classified as a net investment hedge under U.S. GAAP.

        In another swap transaction, we agreed to swap $31.3 million of 11.0% fixed rate debt for €25.0 million of 9.4% fixed rate debt. As a result, we will pay fixed rate interest at an annual rate of 9.4% on €25.0 million of principal and will receive fixed rate interest of 11.0% on $31.3 million of principal through July 15, 2007. At maturity, July 15, 2007, we are required to pay principal of €25.0 million and will receive principal of $31.3 million. Interest installments are paid semiannually on January 15 and July 15 of each year, beginning July 15, 2005 through maturity. The swap is not designated as a hedge for reporting purposes under U.S. GAAP.

        From time to time, we review our non-U.S. dollar denominated debt and swaps to determine the appropriate amounts designated as hedges. As of December 31, 2005, excluding the cross-currency interest rate swaps discussed above, we have designated approximately €330 million of our euro-denominated debt as a hedge of our net investments.

  Interest Rates

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of the our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        We may purchase both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. When we enter into collars, the collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

        Interest rate contracts were recorded as a component of other non-current liabilities as of December 31, 2005 and 2004. The effective portion of the changes in the fair value of the swaps are recorded in accumulated other comprehensive loss, with any ineffectiveness recorded in interest expense.

        As of December 31, 2005 and 2004, we had entered into various types of interest rate contracts to manage our interest risk on our long-term debt as indicated below (dollars in millions):

	2005	2004
Notional amount	$83.3	$184.3
Fair value
Cash flow hedges	—	(2.0)
Non-designated derivatives	0.4	(1.2)
Maturity	2006-2010	2005-2007

        We are exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

  Commodity Prices

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for finished products are generally at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. In order to reduce overall raw material cost volatility, from time to time, we enter into various commodity contracts to hedge our purchase of commodity products. We do not hedge our commodity exposure in a manner that would eliminate the effects of changes in commodity prices on our cash flows and earnings. At December 31, 2005, we had in place forward purchase and sales contracts for 15,000 tonnes and 35,000 tonnes, respectively, of naphtha and other hydrocarbons, which do not qualify for hedge accounting.

BUSINESS

History

        We are a Delaware limited liability company and all of our membership interests are owned by Huntsman Corporation. We were formed in 1999 in connection with a transaction between Huntsman International Holdings, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") and Imperial Chemical Industries PLC ("ICI"). In that transaction, on June 30, 1999, Huntsman International Holdings acquired ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide ("TiO2" or "Tioxide") businesses and Huntsman Specialty's propylene oxide ("propylene oxide") business. Huntsman International Holdings also acquired the 20% ownership interest of BP Chemicals Limited in an olefins facility located at Wilton, U.K. and certain related assets. Huntsman International Holdings then transferred the acquired businesses to us and to our subsidiaries.

        On August 16, 2005, we completed the Huntsman LLC Merger in which Huntsman LLC, another wholly-owned subsidiary of Huntsman Corporation, merged with and into us, and we continued in existence as the surviving entity. At the same time, Huntsman International Holdings was also merged into our Company. Prior to the Affiliate Mergers, all of our membership interests were owned by Huntsman International Holdings, and Huntsman International Holdings was owned 58% by Huntsman Corporation and 42% by Huntsman LLC.

        On December 20, 2005, Huntsman Corporation and our Company completed the Huntsman Advanced Materials Minority Interest Transaction. As a result, Huntsman Advanced Materials and its subsidiaries have become our subsidiaries. We did not pay any consideration to Huntsman Corporation in connection with the Huntsman Advanced Materials Minority Interest Transaction other than the issuance of additional equity to Huntsman Corporation.

        In the Huntsman Advanced Materials Minority Interest Transaction, the equity interests of all holders of Huntsman Advanced Materials, other than Huntsman Corporation, were converted into the right to receive an aggregate of $125 million in cash (the "Minority Payment"). In connection with the Huntsman Advanced Materials Minority Interest Transaction, we satisfied substantially all of the Minority Payment obligation and repaid all outstanding indebtedness of Huntsman Advanced Materials under its secured credit facility and senior secured notes, using cash on hand and the proceeds of an increase in the term loan under our Senior Credit Facilities.

        Huntsman Corporation effected the Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction to simplify its consolidated group's financing and public reporting structure, to reduce its cost of financing and to facilitate other organizational efficiencies. The Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction were accounted for as an exchange of shares between entities under common control similar to the pooling method.

        Prior to the Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction, we operated our businesses through four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. Huntsman LLC was a manufacturer and marketer of a wide range of chemical products with manufacturing facilities located in North America, Europe and Australia and operated its business through three segments: Performance Products, Polymers and Base Chemicals. Huntsman Advanced Materials and its subsidiaries are manufacturers and marketers of advanced epoxy, acrylic and polyurethane-based products used in a wide variety of industrial and consumer applications and operate in a single Advanced Materials segment. We have combined Huntsman LLC's Performance Products and Base Chemicals segments with our Performance Products and Base Chemicals segments and have added Huntsman LLC's Polymers segment and Huntsman Advanced Material's Advanced Materials segment, and we now operate our business through six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals.

        Our six segments can be divided into two broad categories: differentiated and commodity. We produce differentiated products primarily in our Polyurethanes, Advanced Materials and Performance Products segments. These products serve diverse end markets and are generally characterized by historical growth in excess of GDP growth, resulting from product substitution and new product development, proprietary manufacturing processes and product formulations and a high degree of customer loyalty. Demand for these products tends to be driven by the value-added attributes that they create in our customers' end-use applications. While the demand for these differentiated products is also influenced by worldwide economic conditions and GDP growth, our differentiated products have tended to produce more stable profit margins and higher demand growth rates than our commodity products.

        In our commodity chemical businesses, we produce titanium dioxide derived from titanium-bearing ores in our Pigments segment and petrochemical-based olefins, aromatics and polyolefins products in our Polymers and Base Chemicals segments. Since the coatings industry consumes a substantial portion of titanium dioxide production, seasonal demand patterns in the coatings industry drive the profitability of our Pigments segment; profitability is also driven by industry-wide operating rates, with a lag of up to twelve months due to the effects of stocking and destocking by customers and suppliers. The profitability of our Polymers and Base Chemicals segments has historically been cyclical in nature. The industry has recently operated in an up cycle that resulted primarily from strong demand reflecting global economic conditions and the fact that there have been no recent North American or European capacity additions. However, volatile crude oil and natural gas-based raw materials costs and a recent weakening in demand could negatively impact the future profitability of our Polymers and Base Chemicals segments.

Recent Developments

  Amendment and Expansion of Accounts Receivable Securitization Program

        As of March 31, 2006, our A/R Securitization Program had approximately $194.8 million in U.S. dollar equivalents in medium-term notes outstanding and approximately $152.9 million in U.S. dollar equivalents in commercial paper outstanding. On April 18, 2006, we completed an amendment and expansion of our A/R Securitization Program and added certain additional U.S. subsidiaries as additional receivables originators under the A/R Securitization Program. In connection with this amendment and expansion, the Receivables Trust redeemed in full all of the €90.5 million ($109.8 million) and $85.0 million in principal amount of the medium-term notes outstanding under the A/R Securitization Program. The amended A/R Securitization Program currently provides for financing through the commercial paper conduit portion of the program (in both U.S. dollars and euros). We also expanded the size of the commercial paper conduit portion of the A/R Securitization Program to a committed amount of approximately $500 million U.S. dollar equivalents for three years. The cost to the Receivables Trust on amounts drawn under the commercial paper conduit are at a rate of LIBOR and/or EUROBOR, as applicable, plus 60 basis points per annum based upon a pricing grid which is dependent upon our credit rating.

        In connection with the amendment of the A/R Securitization Program, on April 18, 2006, we initially increased the amount of commercial paper outstanding to $475 million U.S. dollar equivalents. A portion of the net increase was used to fund the redemption of the medium-term notes and to repay $50 million U.S. dollar equivalents of term debt outstanding under our Senior Credit Facilities. The agreements governing our Senior Credit Facilities require us to prepay our Term Loans with proceeds raised under the A/R Securitization Program in excess of $425 million.

  Definitive Agreement to Sell the U.S. Butadiene and MTBE Business

        On April 6, 2006, we entered into a definitive agreement to sell the assets comprising our U.S. butadiene and MTBE business operated by our Base Chemicals segment for $269 million in cash, subject to customary adjustments. This transaction is expected to close by the third quarter of 2006, and we expect to record a gain on the sale upon closing. This business was deemed to be held for sale and the related assets and liabilities were classified as such in our March 31, 2006 balance sheet. We ceased depreciation of the related assets beginning in March 2006. The results of operations of this business are not classified as discontinued operations because of the expected continuing cash flows from our remaining MTBE business.

  Pending Acquisition of Textile Effects Business

        On February 20, 2006, we announced that we have entered into a definitive agreement to acquire the global textile effects business of Ciba Specialty Chemicals Inc. for CHF 332 million ($253 million). The purchase price will be reduced (i) by approximately CHF 75 million ($57 million) in assumed debt and unfunded pension and other post employment liabilities and (ii) up to approximately CHF 40 million ($31 million) in unspent restructuring costs. The final purchase price is subject to a working capital and net debt adjustment. The transaction is subject to customary terms and conditions and is expected to occur by the end of the third quarter of 2006.

  Fire at the Port Arthur, Texas Olefins Manufacturing Plant

        On April 29, 2006, our Port Arthur, Texas olefins manufacturing plant experienced a major fire and the facility is not operational. Though investigators are in the very early stages of assessing the impact of the fire, it appears that the damage is significant and the plant could be off line for at least several months. The 50 employees and contractors working at the facility at the time of the incident were safely evacuated. None of our other Jefferson County, Texas manufacturing sites were damaged. However, we have been forced to idle our ethylene glycol unit at a neighboring facility due to the disruption of feedstocks provided by the damaged unit.

        The Port Arthur facility, also known as the Light Olefins Unit, is part of our Base Chemicals segment and has an annual production capacity of 1.4 billion pounds of ethylene, or about 30% of our global capacity. It also has an annual capacity of 800 million pounds of propylene, 680 million pounds of cyclohexane and 460 million pounds of benzene.

        We carry normal and customary insurance coverage for property damage and business interruption. The deductible for property damage is $10 million, while, generally, business interruption coverage does not apply for the first 60 days.

Overview

        We are among the world's largest global manufacturers of differentiated and commodity chemical products. We manufacture a broad range of chemical products and formulations, which are marketed in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining and synthetic fiber industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the 67 facilities that we own or lease. Our facilities are located in 24 countries and we employ approximately 10,800 associates worldwide. Our businesses benefit from significant integration, large production scale and proprietary manufacturing technologies, which allow us to maintain a low-cost position.

Our Products and Segments

        Our business is organized around our six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals. These segments can be divided into two broad categories: differentiated and commodity. We produce differentiated products primarily in our Polyurethanes, Advanced Materials and Performance Products segments. These products serve diverse end markets and are generally characterized by historical growth in excess of GDP growth, resulting from product substitution and new product development, proprietary manufacturing processes and product formulations and a high degree of customer loyalty. Demand for these products tends to be driven by the value-added attributes that they create in our customers' end-use applications. While the demand for these differentiated products is also influenced by worldwide economic conditions and GDP growth, our differentiated products have tended to produce more stable profit margins and higher demand growth rates than our commodity products.

        In our commodity chemical businesses, we produce titanium dioxide derived from titanium-bearing ores in our Pigments segment and petrochemical-based olefins, aromatics and polyolefins products in our Polymers and Base Chemicals segments. Since the coatings industry consumes a substantial portion of titanium dioxide production, seasonal demand patterns in the coatings industry drive the profitability of our Pigments segment; profitability is also driven by industry-wide operating rates, with a lag of up to twelve months due to the effects of stocking and destocking by customers and suppliers. The profitability of our Polymers and Base Chemicals segments has historically been cyclical in nature. The industry has recently operated in an up cycle that resulted primarily from strong demand reflecting global economic conditions and the fact that there have been no recent North American or European capacity additions. However, volatile crude oil and natural gas-based raw materials costs and a recent weakening in demand could negatively impact the future profitability of our Polymers and Base Chemicals segments.

*
Percentage allocations in the segment revenues chart above reflect the allocation of all inter-segment revenue eliminations to our Base Chemicals segment. Percentage allocations in the segment EBITDA chart above do not give effect to $410.3 million of corporate and other unallocated items and exclude $123.6 million of restructuring, impairment and plant closing costs. For a detailed discussion of our revenues, total assets and EBITDA by segment, see "Note 26. Operating Segment Information" to our Consolidated Financial Statements included elsewhere in this prospectus. For a discussion of EBITDA and a reconciliation of EBITDA to net income and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, propylene oxide, polyols, PG, TPU, aniline and MTBE(1)	automotive interiors, refrigeration and appliance insulation, construction products, footwear, furniture cushioning, adhesives, specialized engineering applications and fuel additives	BMW, Electrolux, Firestone, GE, Haier, Lear, Louisiana Pacific, Shell, Weyerhauser
Advanced Materials	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based adhesives and tooling resin formulations	adhesives, aerospace, electrical power transmission, consumer electronics, civil engineering, wind power generation and automotive	ABB, Akzo, BASF, Boeing, Bosch, Cytec, Hexcel, Rohm & Haas, Sherwin Williams
Performance Products	amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals, glycols, and technology licenses	detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products and PET fibers and resins	ChevronTexaco, Colgate, Ecolab, Henkel, Monsanto, Procter & Gamble, Unilever, Lubrizol, Reichhold
Pigments	titanium dioxide	paints and coatings, plastics, paper, printing inks, fibers and ceramics	Akzo, Atofina, Clariant, ICI, Jotun, PolyOne
Polymers	LDPE and LLDPE, polypropylene, EPS, styrene and APAO	flexible and rigid packaging, adhesives and automotive, medical and construction products	Ashland, Kerr, Kimberly Clark, Pliant, Polymer Group, PolyOne, Sealed Air
Base Chemicals	ethylene, propylene, butadiene,(2) benzene, cyclohexane, paraxylene and MTBE(2)	packaging film, polyester and nylon fibers, PVC, cleaning compounds, polymer resins, SBR rubber and fuel additives	Bayer, BP, Bridgestone/Firestone, Dow, DuPont SA, Invista, Goodyear, Nova, Shell, Solvay

(1)
The propylene oxide/MTBE operations in our Polyurethanes segment are not included in the announced sale of our U.S. butadiene and MTBE business (operated in our Base Chemicals segment). See "—Recent Developments—Definitive Agreement to Sell the U.S. Butadiene and MTBE Business" above.

(2)
We have announced the sale of our U.S. butadiene and MTBE business operated in our Base Chemicals segment; this transaction is expected to close in mid-2006. See "—Recent Developments—Definitive Agreement to Sell the U.S. Butadiene and MTBE Business" above.

Polyurethanes

General

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI, propylene oxide, polyols, PG and TPU. Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate four primary Polyurethanes manufacturing facilities in the U.S. and Europe. We also operate 12 Polyurethanes formulation facilities, which are located in close proximity to our customers worldwide. We have a significant interest in a manufacturing joint venture that has recently begun construction of a low-cost, world-scale, integrated MDI production facility near Shanghai, China. We expect production at this facility to commence in 2006.

        Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from propylene oxide and EO. While the range of TDI-based products is relatively limited, we are able to produce over 2,000 distinct MDI-based polyurethane products by varying the proportion and type of polyol used and by introducing other chemical additives to our MDI formulations. As a result, polyurethane products, especially those derived from MDI, are continuing to replace traditional products in a wide range of end-use markets, including insulation in construction and appliances, cushioning for automotive and furniture, adhesives, wood binders, footwear and other specialized engineering applications.

        We are a leading North American producer of propylene oxide. We and some of our customers process propylene oxide into derivative products, such as polyols for polyurethane products, PG and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We also produce MTBE as a co-product of our propylene oxide manufacturing process. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Environmental, Health and Safety Matters—MTBE Developments" below and "Risk Factors" above for a discussion of legal and regulatory developments that have resulted in the curtailment and potential elimination of MTBE in gasoline in the U.S. and elsewhere. Also see, "—Manufacturing and Operations" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of material changes concerning sales of MTBE. We have announced the sale of our U.S. butadiene and MTBE business operated in our Base Chemicals segment; however, the propylene oxide/MTBE operations in our Polyurethanes segment are not included in this transaction which is expected to close in mid-2006. See "—Recent Developments—Definitive Agreement to Sell the U.S. Butadiene and MTBE Business" above.

        In 1992, we were the first global supplier of polyurethane chemicals to open a technical service center in China. We have since expanded this facility to include an integrated polyurethanes formulation facility. In January 2003, we entered into two related joint ventures to build MDI production facilities near Shanghai, China. Our MDI joint ventures will enable us to strengthen our long-standing presence in China and to further capitalize on the growth in demand for MDI in Asia.

Products and Markets

        MDI is used primarily in rigid foam applications and in a wide variety of customized higher-value flexible foam and coatings, adhesives, sealants and elastomers. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. Propylene oxide is one of the principal raw materials for producing polyether polyols. The following chart illustrates the range of product types and end uses for polyurethane chemicals.

        Polyurethane chemicals are sold to customers who combine the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or polyurethane systems tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to develop and produce a breadth and variety of polyurethane products.

        MDI.    MDI has a substantially larger market size and a higher growth rate than TDI. This is primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. We believe that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in rigid insulation foam for construction. We expect that other markets, such as binders for reconstituted wood board products, specialty cushioning applications and coatings will further contribute to the continued growth of MDI.

        The U.S. and European markets currently consume the largest quantities of MDI. With the recent rapid growth of the developing Asian economies, the Asian markets are becoming an increasingly important market for MDI, and we currently believe that per-capita demand for MDI in Asia will continue to increase as its less-developed economies continue to grow.

        There are four major global producers of MDI: Bayer, our Company, BASF and Dow. We believe it is unlikely that any new global producers of MDI will emerge in the foreseeable future due to the substantial requirements for entry, such as the limited availability of licenses for MDI technology and the substantial capital commitment and integration that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

        TPU.    TPU is a high-quality, fully formulated thermal plastic derived from the reaction of MDI or an aliphatic isocyanate with polyols to produce unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers. TPU is used in injection molding and small components for the automotive and footwear industries. It is also extruded into films, wires and cables for use in a wide variety of applications in the coatings, adhesives, sealants and elastomers markets.

        Polyols.    Polyols are combined with MDI, TDI and other isocyanates to create a broad spectrum of polyurethane products. Demand for specialty polyols has been growing at approximately the same rate at which MDI consumption has grown.

        Aniline.    Aniline is an intermediate chemical used primarily to manufacture MDI. Generally, most aniline is either consumed internally by the producers of the aniline or is sold to third parties under long-term supply contracts. We believe that the lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

        Propylene Oxide.    Propylene oxide is an intermediate chemical used mainly to produce a wide range of polyols and PG. Demand for propylene oxide depends largely on overall economic demand, especially that of consumer durables. The following chart illustrates the primary end markets and applications for propylene oxide.

        MTBE.    We currently use our entire production of TBA, a co-product of our propylene oxide production process, to produce MTBE. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. Historically, the refining industry utilized tetra ethyl lead as the primary additive to increase the octane rating of gasoline until health concerns resulted in the removal of tetra ethyl lead from gasoline. This led to the increasing use of MTBE as a component in gasoline during the 1980s. MTBE has experienced historical growth due to its ability to satisfy the oxygenation requirement of amendments to the Clean Air Act of 1990 (the

"Clean Air Act") with respect to exhaust emissions of carbon monoxide and hydrocarbon emissions from automobile engines. Some regions of the U.S. adopted this oxygenate requirement to improve air quality even though they were not mandated to do so by the Clean Air Act. The use of MTBE is controversial in the U.S. and elsewhere and has been curtailed and may be eliminated in the future by legislation or regulatory action. See "—Environmental, Health and Safety Matters—MTBE Developments" below and "Risk Factors" for a further discussion of legal and regulatory developments that have resulted in the curtailment and potential elimination of MTBE in gasoline in the U.S. and elsewhere. Also see, "—Manufacturing and Operations" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of material changes concerning sales of MTBE. We have announced the sale of our U.S. butadiene and MTBE business operated in our Base Chemicals segment; however, the propylene oxide/MTBE operations in our Polyurethanes segment are not included in this transaction which is expected to close in mid-2006. See "—Recent Developments—Definitive Agreement to Sell the U.S. Butadiene and MTBE Business" above.

Sales and Marketing

        We manage a global sales force, with 40 locations in 35 countries, which sells our polyurethane chemicals to over 2,000 customers in more than 90 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture and coatings, construction products, adhesives, sealants and elastomers industries.

        We provide a wide variety of polyurethane solutions as components (i.e., the isocyanate or the polyol) or in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in ready-to-use form. Our ability to deliver a range of polyurethane solutions and technical support tailored to meet our customers needs is critical to our long term success. We have strategically located our polyurethane formulation facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We manufacture polyols primarily to support our MDI customers' requirements.

        We believe that the extensive market knowledge and industry experience of our sales teams and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer supply positions. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing innovative solutions, quality products, reliable supply, competitive prices and superior customer service.

Manufacturing and Operations

        Our MDI production facilities are located in Geismar, Louisiana and Rozenburg, Netherlands. These facilities receive aniline, which is a primary material used in the production of MDI, from our facilities located in Geismar, Louisiana and Wilton, U.K. We believe that this relative scale and product integration of our large facilities provide a significant competitive advantage over other producers. In addition to reducing transportation costs for our raw materials, integration helps reduce our exposure to cyclical prices.

        The following table sets forth the annual production capacity of polyurethane chemicals at each of our polyurethanes facilities:

	MDI	Polyols	TPU	Aniline	Nitrobenzene	Propylene Oxide	PG	MTBE(1)
	(millions of pounds)
Geismar, Louisiana	890	160		715(3)	935(3)
Port Neches, Texas						525	145	260(2)
Ringwood, Illinois			20
Rozenburg, Netherlands	750	120
Wilton, U.K.				670	880
Osnabrück, Germany		20	30
Total	1,640	300	50	1,385	1,815	525	145	260(2)

(1)
The propylene oxide/MTBE operations in our Polyurethanes segment are not included in the announced sale of our U.S. butadiene and MTBE business (operated in our Base Chemicals segment). See "—Recent Developments—Definitive Agreement to Sell the U.S. Butadiene and MTBE Business" above.

(2)
Millions of gallons.

(3)
Represents our approximately 78% share of capacity under our Rubicon LLC manufacturing joint venture with Chemtura Corporation.

        At both our Geismar and Rozenburg facilities we utilize sophisticated proprietary technology to produce our MDI. This technology, which will be used in our world-scale joint venture in Shanghai, China, contributes to our position as a low cost MDI producer. In addition to MDI, we use a proprietary manufacturing process to manufacture propylene oxide. We own or license all technology, know-how and patents developed and utilized at our propylene oxide facility. Our process combines isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming TBHP and TBA, which are further processed into propylene oxide and MTBE, respectively. Because our propylene oxide production process is less expensive relative to other technologies and allows all of our propylene oxide co-products to be processed into saleable or useable materials, we believe that our propylene oxide production technology possesses several distinct advantages over its alternatives.

        We also operate polyurethane systems houses in Deerpark, Australia; Shanghai, China; Cartagena, Colombia; Deggendorf, Germany; Thane (Maharashtra), India; Ternate, Italy; Tlalnepantla, Mexico; Mississauga, Ontario; Kuan Yin, Taiwan; and Samuprakam, Thailand.

        In 2005, we marketed approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. Most of our 2005 sales of MTBE to U.S. customers were made pursuant to long-term agreements. During 2006 (and concluding by the first quarter of 2007), our long-term MTBE sales agreements will terminate. We anticipate that our 2006 sales of MTBE in the U.S. will decrease substantially as compared to 2005 levels. Nevertheless, we expect to continue to sell a portion of our MTBE into the U.S. market, although not pursuant to any new long-term agreements. We have entered into sales agreements to sell a significant percentage of our MTBE into the Latin American market, and we currently believe that we could also sell MTBE relatively efficiently in Europe and Asia. Nevertheless, as a result of varying market prices and transportation costs, sales of MTBE in markets outside the U.S. may produce lower margins than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require us to make significant capital expenditures and the sale of such other products may produce a lower level of cash flow than the sale of MTBE.

Joint Ventures

        Rubicon Joint Venture.    We and Chemtura Corporation own Rubicon LLC, which owns aniline, nitrobenzene and DPA manufacturing facilities in Geismar, Louisiana. We are entitled to approximately 78% of the nitrobenzene and aniline production capacity of Rubicon LLC, and Chemtura Corporation is entitled to 100% of the DPA production. In addition to operating the joint venture's owned aniline, nitrobenzene and DPA facilities, Rubicon LLC also operates our wholly owned MDI and polyol facilities at Geismar and is responsible for providing other auxiliary services to the entire Geismar complex. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain. We began consolidating Rubicon LLC in our financial statements as of January 1, 2005.

        Chinese MDI Joint Ventures.    In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, will build three plants to manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and it is our unconsolidated affiliate. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, will build a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is our consolidated affiliate.

        These projects have been funded by a combination of equity invested by the joint venture partners and borrowed funds. At project completion, our equity investment in the joint ventures will be approximately $82 million, of which approximately $40 million will be an investment in our unconsolidated affiliate, SLIC, and approximately $42 million will be an investment in our consolidated affiliate, HPS. In February 2006, we made our final equity investments in SLIC and HPS. We expect that total capital expenditures at HPS through project completion will total approximately $125 million. We expect to commence operations of SLIC and HPS early in the third quarter of 2006. The production capacity of the SLIC facilities is expected to be 525 million pounds per year of MDI and the production capacity of the HPS facility is expected to be 270 million pounds per year of pure MDI, polymeric MDI and MDI variants.

Raw Materials

        The primary raw materials for MDI-based polyurethane chemicals are benzene and propylene oxide. Benzene is a widely available commodity that is the primary feedstock for the production of MDI and aniline. Historically, benzene has been the largest component of our raw material costs. We use the benzene produced in our Base Chemicals segment and purchase benzene from third parties to manufacture nitrobenzene and aniline, almost all of which we then use to produce MDI. Our vertical integration provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption.

        A major cost in the production of polyols is attributable to the costs of propylene oxide. The integration of our propylene oxide business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of propylene oxide and the opportunity to develop polyols that enhance our range of MDI products. The primary raw materials used in our propylene oxide production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 54%, 31%, 13% and 2%, respectively, of total raw material costs in 2005. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, all the propylene used in the production of our propylene oxide is produced internally and delivered through a pipeline connected to our propylene oxide facility.

Competition

        Our competition in the polyurethane chemicals market includes BASF, Bayer, Dow and Lyondell. While these competitors and others produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service and product reliability. Our polyurethane chemicals business competes in two basic ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react quickly to changing customer needs and by providing customers with innovative solutions to their needs.

        The market in which our Polyurethanes segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Advanced Materials

General

        We are a leading global manufacturer and marketer of technologically advanced epoxy, acrylic and polyurethane-based polymer products. We focus on formulations and systems that are used to address customer-specific needs in a wide variety of industrial and consumer applications. Our products are used either as replacements for traditional materials, such as metal, wood, clay, glass, stone and ceramics, or in applications where traditional materials do not meet demanding engineering specifications. For example, structural adhesives are used to replace metal rivets and advanced composites are used to replace traditional aluminum panels in the manufacture of aerospace components. Revenue growth for much of our product portfolio has historically been in excess of global GDP growth. Our Advanced Materials segment is characterized by the breadth of our product offering, our expertise in complex chemistry, our long-standing relationships with our customers and our ability to develop and adapt our technology and our applications expertise for new markets and new applications. We operate 13 Advanced Materials synthesis and formulating facilities in North America, Europe, Asia, South America and Africa. We market over 6,000 products to more than 5,000 customers in over 20 end-markets, which are grouped as follows:

Market Groups	End Markets
Coatings, Construction and Adhesives	civil engineering, shipbuilding and marine maintenance, consumer appliances, food and beverage packaging, industrial appliances, consumer/do it yourself ("DIY"), aerospace, DVD, LNG transport
Power and Electronics	electrical power transmission, distribution and generation, printed circuit boards, consumer and industrial electronics
Design and Composites Engineering	aerospace, wind power generation, automotive, recreational sports equipment, medical appliances, design studios and prototype manufacturers

        Since completing the Huntsman Advanced Materials Transaction in June 2003, we have initiated a comprehensive restructuring program designed to reduce our costs and transform our Advanced Materials segment from a product-driven business to a market-focused business. This program includes optimization of our global supply chain, reductions in general and administrative costs and the consolidation and centralization of support functions across Advanced Materials and with our other businesses. We have closed manufacturing facilities in Quillan, France, Thomastown, Australia and Kaohsiung, Taiwan and have significantly reduced the scale of our operations in Bergkamen, Germany and East Lansing, Michigan. We have also closed sales and administrative offices in seven locations.

Products and Markets

        Coatings, Construction and Adhesives.    Our products are used for the protection of steel and concrete substrates, such as floorings, metal furniture and appliances, buildings, linings of storage tanks and food and beverage cans, and the primer coat of automobile bodies and ships, among other applications. Epoxy-based surface coatings are among the most widely used industrial coatings, due to their structural stability and broad application functionality combined with overall economic efficiency. We focus our efforts in coating systems applications in utilizing our applications expertise and broad product range to provide formulated polymer systems to our customers. We believe our range of curing agents, matting agents, accelerators, cross-linkers, reactive diluents and thermoplastic polyamides, together with our basic and advanced epoxy resin compounds, distinguish us in the various end markets for coating systems.

        The structural adhesives market requires high-strength "engineering" adhesives for use in the manufacture and repair of items to bond various engineering substrates. Our business focus is on engineering adhesives based on epoxy, polyurethane, acrylic and other technologies which are used to bond materials, such as steel, aluminum, engineering plastics and composites in substitution of traditional joining techniques. Our Araldite® brand name has considerable value in the industrial and consumer adhesives markets. In many countries, Araldite® is synonymous with high-performance adhesives, and we generally believe that this is the value-added segment of the market where recognition of our long-standing Araldite® brand is a key competitive advantage. We also believe that products marketed under the Araldite® name are generally less price-sensitive than the brands of our competitors. Packaging is a key characteristic of our adhesives products. Our range of adhesives is sold in a variety of packs and sizes, specifically targeted to three specific end-markets and sold through specifically targeted routes to market:

  •
  General industrial bonding. We sell a broad range of advanced formulated adhesives to a broad base of small-to medium-sized customers, including specialist distributors, who generally require relatively small quantities of easy-to-use products and a moderate level of instruction and support.

  •
  Industry specific. We sell our adhesive products into diverse, global industry-specific markets, which include the DVD, LNG transport, filterbonding, trailers and solar cell applications markets. Our target markets are chosen because we believe it is worthwhile to utilize our highly trained direct sales force and applications experts to tailor products and services to suit the needs and performance specifications of the specific market segments. We often provide a turnkey solution and the customer often commits to an investment in capital equipment to use the materials provided.

  •
  Consumer/DIY. We package and sell consumer adhesives through strategic distribution arrangements with a number of the major marketers of consumer/DIY adhesives, such as Bostik and Shelleys. These products are sold globally through a number of major retail outlets, often under the Araldite® brand name.

        Power and Electronics.    Our electrical materials are formulated polymer systems, which make up the insulation materials used in equipment for the generation, transmission and distribution of electrical power, such as transformers, switch gears, ignition coils, sensors, motors, and magnets, and for the protection of electrical and electronic devices and components. The purpose of these products is to insulate, protect or shield either the environment from electrical current or electrical devices from the environment, such as temperature or humidity. Our electrical insulating materials target two key market segments, the heavy electrical equipment market and the light electrical equipment market.

        Products for the heavy electrical equipment market segment are used in power plant components, devices for power grids and insulating parts and components. In addition, there are numerous devices, such as motors and magnetic coils used in trains and medical equipment, which are manufactured using epoxy and related technologies. Products for the light electrical equipment market segment are used in applications such as industrial automation and control, consumer electronics, car electronics and electrical components. The end customers in the electrical insulating materials market encompass the relevant original equipment manufacturer ("OEM") as well as numerous manufacturers of components used in the final products.

        We also develop, manufacture and market materials used in the production of printed circuit boards. Our products are ultimately used in industries ranging from telecommunications and personal computer mother board manufacture to automotive electronic systems manufacture. In printed circuit board technologies, we have three product lines:

  •
  soldermasks, which are heat, chemical and environmentally resistant coatings that allow various components and circuitry to be soldered to the surface of printed circuit boards;

  •
  liquid inner layer resists, which are temporary, photo-imageable materials which enable the generation of circuitry on the inner layers of printed circuit boards; and

  •
  dielectric materials, which are materials with electrical insulation properties that constitute an insulating layer in high-density, multi-layer printed circuit boards.

        Soldermasks are our most important product line in printed circuit board technologies, particularly in Europe. Sales are made mainly under the Probimer®, Probimage®, and Probelec® trademarks. Probimer® is a widely recognized brand name for soldermasks.

        Design and Composites Engineering. A structural composite is made by combining two or more different materials, such as fibers, resins and other specialty additives to create a product with enhanced structural properties. Specifically, structural composites are lightweight, high-strength, rigid materials with high resistance to chemicals, moisture and high temperatures. Our product range comprises basic and advanced epoxy resins, curing agents, other advanced chemicals and additives or formulated polymer systems utilizing a variety of these products used in reinforced structures. The four key target markets for our structural composites are aerospace, windmill blades for wind power generation, other industrial and automotive applications, and recreational (mainly sports equipment such as skis and tennis racquets). Structural composites continue to substitute for traditional materials, such as metals and wood, in a wide variety of applications due to their light weight, strength and durability. A key industry trend is the increased emphasis on customer collaboration, especially in the aerospace industry, where consistent quality of products is essential. Customers are increasingly seeking higher performance characteristics, such as improved temperature resistance. We also produce industry-specific adhesives for aerospace, wind turbines and industrial applications. These products offer superior bonding properties as compared to other joining techniques.

        We produce mainly polyurethane-based and epoxy formulated polymer systems used in the production of models, prototypes, patterns, molds and a variety of related products for design, prototyping and short-run manufacture. Our products are used extensively in the automotive, aerospace and industrial markets as productivity tools to quickly and efficiently create accurate prototypes and develop experimental models, and to lower the cost of manufacturing items in limited quantities primarily using computer-aided-design techniques. Our tooling and modeling materials are used because of their strength, resilience, high temperature resistance or dimensional stability coupled with low shrinkage and ease of cure. In applications where ease and speed of processing, size of finished product and low abrasion are more important, polyurethane resins are gaining increasing recognition. We separate the overall tooling and modeling materials market into two distinct groups: standard tooling and modeling materials and stereolithography technology.

        Our standard tooling and modeling materials are polymer-based materials used by craftsmen to make the traditional patterns, molds, models, jigs and fixtures required by the foundry, automotive, ceramics and other such industries. Techniques have evolved with computer-aided-design and modern engineering processes. Customers wishing to produce a model of a design require a rapid method of producing such a model. We provide consumables to be used in high technology machinery made by manufacturers to produce these models. In developing these solutions, we have worked closely with consumers to meet their demands. We are well-placed to drive the development of the market through our strong leadership position and wide breadth of application expertise.

        Stereolithography is a technology that is used to accurately produce physical three-dimensional models directly from computer-aided-design data without cutting, machining or tooling. The models are produced by selectively curing a light-sensitive liquid resin with a laser beam. Stereolithography is the most accurate technology commercially available for producing complex three-dimensional models. Models produced using this technology have a high-quality finish with fine detail. Stereolithography can be used for a variety of applications, including the production of concept models, master models, prototypes used for functional testing, tools and for short-run production parts. We sell our stereolithography products to customers in the aerospace, appliance, automotive, consumer, electronics and medical markets.

Sales and Marketing

        We maintain multiple routes to market to service our diverse customer base. These routes to market range from using our own direct sales force to targeted, technically-oriented distribution to mass general distribution. Our direct sales force targets sales and specifications to engineering solutions decision-makers at major customers who purchase significant amounts of products from us. We use technically-oriented specialist distributors to augment our sales effort in niche markets and applications where we do not believe it is appropriate to develop direct sales resources. We use mass general distribution channels to sell our products into a wide range of general applications where technical expertise is less important to the user of the products to reduce our overall selling expenses. We believe our use of multiple routes to market enables us to reach a broader customer base at an efficient cost.

        We conduct the sales activities for our market groups through separate dedicated regional sales forces in the Americas, Europe, Africa and the Middle East ("EAME") and Asia. Our global customers are covered by key account managers who are familiar with the specific requirements of their clients. The management of long-standing customer relationships, some of which are 20 to 30 years old, is at the heart of the sales and marketing process. We are also supported by a strong network of distributors. We serve a highly fragmented customer base.

        For our consumer adhesives, we have entered into exclusive branding and distribution arrangements with, for example, Bostik in Europe and Shelleys in Australia. Under these arrangements, our distribution partners fund advertising and sales promotions, negotiate and sell to major retail chains, own inventories and provide store deliveries (and sometimes shelf merchandising) in exchange for a reliable, high-quality supply of Araldite® branded, ready-to-sell packaged products.

Manufacturing and Operations

        We are a global business serving customers in three principal geographic regions: EAME; North and South America; and Asia Pacific. To service our customers efficiently, we maintain 13 manufacturing plants around with the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The table below summarizes the plants that we currently operate:

Location	Description of Facility
Bergkamen, Germany(1)	Synthesis Facility
Monthey, Switzerland	Resins and Synthesis Facility
Pamplona, Spain	Resins and Synthesis Facility
McIntosh, Alabama	Resins and Synthesis Facility
Chennai, India(2)	Resins and Synthesis Facility
Bad Saeckingen, Germany(3)	Formulating Facility
Duxford, U.K.	Formulating Facility
Sadat City, Egypt	Formulating Facility
Taboão da Serra, Brazil	Formulating Facility
Panyu, China(3)(4)	Formulating Facility
East Lansing, Michigan	Formulating Facility
Istanbul, Turkey(3)	Formulating Facility
Los Angeles, California	Formulating Facility

(1)
We shut down our LER production line at this facility in the first quarter of 2004.

(2)
76%-owned manufacturing joint venture with Tamilnadu Petroproducts Limited.

(3)
Leased land and/or building.

(4)
95%-owned manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

        Our facilities in Asia are well-positioned to take advantage of the market growth that is expected in this region. Furthermore, we believe that we are the largest producer of epoxy resin compounds in India.

Raw Materials

        The principal raw materials we purchase for the manufacture of basic and advanced epoxy resins are epichlorohydrin, bisphenol A, tetrabromobisphenol A and BLR. We also purchase amines, polyols, isocyanates, acrylic materials, hardeners and fillers for the production of our formulated polymer systems and complex chemicals and additives. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers, including, for example, Dow. The terms of our supply contracts vary. In general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula-based pricing.

        Additionally, we produce some of our most important raw materials, such as BLR and its basic derivatives, which are the basic building blocks of many of our products. We are the third largest producer of BLR in the world. Approximately 50% of the BLR we produce is consumed in the production of our formulated polymer systems. The balance of our BLR is sold as liquid or solid resin in the merchant market, allowing us to increase the utilization of our production plants and lower our overall BLR production cost. We believe that manufacturing a substantial proportion of our principal raw material gives us a competitive advantage over other epoxy-based polymer systems formulators, most of whom must buy BLR from third-party suppliers. This position helps protect us from pricing pressure from BLR suppliers and aids in providing us a stable supply of BLR in difficult market conditions.

        We consume certain amines produced by our Performance Products segment and isocyanates produced by our Polyurethanes segment, which we use to formulate advanced materials products. In some cases, we use tolling arrangements with third parties to convert our Base Chemicals products into certain of our key raw materials.

Competition

        Coatings, Construction and Adhesives.    Competition in coating systems is primarily driven by product performance, service and customer certification. We believe that the competitive strengths of our coating systems product lines are our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Our major competitors for formulated polymer systems and complex chemicals and additives used in coatings systems are Air Products, Arizona, Hexion, Cognis, Cray Valley and Degussa.

        Competition in basic liquid and solid epoxy resins is primarily driven by price. There are two major manufacturers of basic epoxy resins used in industrial protective coatings, Dow and Hexion. Other participants in this market include Air Products, BASF, Kukdo, Leuna and NanYa. Competition in coating systems is increasingly becoming more global, with trends toward industry consolidation and the emergence of new competitors in Asia. Our competitors are considerably more fragmented in Asia than in Europe and North America.

        We face substantial competition for the sale of our products for adhesives applications. Competition in the industry specific market segments is based on an understanding of the relevant industry sector and the ability to provide highly reliable and tailored engineering solutions, applications expertise and ease of use with the customer's processing equipment. Competition in the consumer market segment is based on branding, packaging and making widely available, easy-to-use products on which our customers can rely. We believe that our competitive strengths are our focus on defined market needs, provision of a high level of service and recognition as a quality supplier in the chosen sectors, all of which are exemplified by our strong Araldite® brand name. The principal participants in the structural adhesives market include Henkel/Loctite, ITW, National Starch, Sika, 3M and many other regional or industry specific competitors.

        The market in which our Advanced Materials segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

        Power and Electronics.    Competition for electrical insulating materials applications is based on technology, know-how, applications expertise, formulations expertise, reliability, performance and price. Manufacturers of heavy electrical equipment place more importance on reliability and level of support, while manufacturers of light electrical equipment choose materials offering the lowest cost, but also the required quality and performance. As a result, epoxy products, which offer a combination of price and performance superior to competing polyurethane and silicone and conventional glass and ceramic products, are widely used in heavy electrical equipment, and both epoxy and cheaper polyurethane products are used in light electrical equipment.

        We believe that our competitive strengths in the electrical materials market are our long-standing customer relationships, product reliability and technical performance. Our key products used in heavy electrical and light electrical applications, such as resins, hardeners and auxiliaries, are tested and certified according to industry standards established by Underwriters Laboratories, International Electrotechnical Commission or Cenelec and also to customer-specific requirements. Our main competitors in the electrical insulating materials market segment include Altana, Hexion, Schenectady, Wuxi, Dexter-Hysol, Hitachi Chemical, Nagase Chemtex and Toshiba Chemical.

        Competition in the printed circuit board materials markets is based on price, technological innovation and the ability to provide process expertise and customer support. Consolidation among our customers has led to increased pricing pressure. We believe that our competitive strengths are our fully developed technology, our application technology center in Basel, Switzerland and our technology center under construction in Panyu, China, our global presence and long-standing relationships with key customers and OEMs, and the approval of our products by global OEMs. Major competitors of our soldermask products include Atotec, Coates, Cookson, Goo, Peters, Taiyo Ink and Tamura. Major competitors for our liquid resist products include Chung Yu, Eternal and Shipley.

        Design and Composites Engineering.    Competition in structural composites applications varies but is primarily driven by technology, know-how, applications expertise, formulations expertise, product performance, customer service and customer certification. We believe that our competitive strengths are our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Pricing dynamics differ greatly among the various end-markets, largely due to their differing structures. Pricing in the aerospace market very much reflects the advanced technology and applications know-how which we provide to customers. Pricing is typically more competitive in the industrial and recreational markets due to the more standardized requirements of the end-user market and higher sales volumes compared to those of the aerospace market. Competition in the electrical laminates industry is largely price-driven due to the standard nature of the products supplied, the highly price-sensitive nature of the electronics industry and the ability of customers to source globally. Our competitors in the structural composites markets include Hexion, DIC, Dow, Mitsui and Sumitomo. In the aerospace market, we compete principally with Mitsui and Sumitomo. Our competitors in the automotive, industrial and recreational markets include Dow and Hexion. Finally, our competitors in the laminates market include all of these companies as well as NanYa.

        Competition in standard tooling and modeling solutions is based on quality of service, technical solutions, range, competitive prices and prompt supply, including 24-hour delivery if required. This market segment is generally characterized by pricing pressure and intense competition. Competition in stereolithography is driven by the requirement for innovative solutions. We believe that our competitive strength is our broad range of products, which we make available on a global basis, covering all of the needs of both our standard tooling and modeling and stereolithography customers. A few large manufacturers (including Axson, DSM and Sika), as well as many small, local manufacturers provide a limited product range to local regions in the plastic tooling and modeling solutions market but none have our breadth of product offering.

Performance Products

General

        Our Performance Products segment is organized around three market groups, performance specialties, performance intermediates, and maleic anhydride and licensing, and serves a wide variety of consumer and industrial end markets. In performance specialties, we are a leading global producer of amines, carbonates and certain specialty surfactants. Growth in demand in our performance specialties market tends to be driven by the end-performance characteristics that our products deliver to our customers. These products are manufactured for use in a growing number of niche industrial end uses and have been characterized by growing demand and stable profitability. For example, we are one of two significant global producers of polyetheramines, for which our sales volumes have grown at a compound annual rate of over 10% in the last ten years due to strong demand in a number of industrial applications, such as epoxy curing agents, agrochemicals, fuel additives and civil construction materials. In performance intermediates, we consume internally produced and third-party-sourced base petrochemicals in the manufacture of our surfactants, LAB and ethanolamines products, which are primarily used in detergent and consumer products applications. We also produce EG, which is primarily used in the production of polyester fibers and PET packaging, and EO, all of which is consumed internally in the production of our downstream products. We believe we are North America's largest and lowest-cost producer of maleic anhydride. Maleic anhydride is the building block for UPRs, mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We are the leading global licensor of maleic anhydride manufacturing technology and are also the largest supplier of catalyst used in the manufacture of maleic anhydride. We operate 15 Performance Products manufacturing facilities in North America, Europe and Australia.

        We have the annual capacity to produce approximately 970 million pounds of more than 250 amines and other performance chemicals. We believe we are the largest global producer of polyetheramines, propylene carbonates, ethylene carbonates, DGA® agent and morpholine, the second-largest global producer of ethyleneamines and the third-largest North American producer of ethanolamines. We also produce substituted propylamines. These products are manufactured at our Port Neches, Conroe and Freeport, Texas facilities and at our facilities in Llanelli, U.K. and Petfurdo, Hungary. We use internally produced ethylene, EO, EG and propylene oxide in the manufacture of many of our amines. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, solvents and catalysts. Our key amines customers include Akzo, ChevronTexaco, Cognis, Hercules, Monsanto and PPG.

        We have the capacity to produce approximately 2.2 billion pounds of surfactant products annually at our 9 facilities located in North America, Europe and Australia. We are a leading global manufacturer of nonionic, anionic, cationic and amphotenic surfactants products and are characterized by our breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in baby shampoos and other personal care applications. We are also a leading European producer of powder and liquid laundry detergents and other cleaners. In addition, we offer a wide range of surfactants and formulated specialty products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, polymers and coatings. Our key surfactants customers include Ecolab, Huish, L'Oreal, Monsanto, Nufarm, Procter & Gamble and Unilever.

        We are North America's second-largest producer of LAB, with capacity of 375 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. We have also developed a process for the manufacture of a higher-molecular-weight LAB product to be used as an additive to lubricants. Our key customers for LAB include Colgate, Henkel, Lubrizol, Procter & Gamble and Unilever.

        We are North America's largest producer of maleic anhydride, a highly versatile chemical intermediate that is used to produce UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We have the capacity to produce approximately 240 million pounds annually at our facility located in Pensacola, Florida. We also own a 50% interest in Sasol-Huntsman GmbH & Co. KG, which is accounted for using the equity method. This joint venture owns and operates a facility in Moers, Germany with an annual capacity of

125 million pounds. We supply our catalysts to licensees and to worldwide merchant customers, including supplying catalyst to two of the three other U.S. maleic anhydride producers. As a result of our long-standing research and development efforts aided by our pilot and catalyst preparation plants, we have successfully introduced six generations of our maleic anhydride catalysts. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant retrofits and catalyst change schedules. Our key maleic anhydride customers include AOC, ChevronTexaco, Cook Composites, Dixie, Lubrizol and Reichhold.

        We also have the capacity to produce approximately 945 million pounds of EG annually at our facilities in Botany, Australia and Port Neches, Texas.

  Products and Markets

        Performance Specialties.    The following table shows the end-market applications for our performance specialties products:

Product Group	Applications
Specialty Amines	liquid soaps; personal care; lubricant and fuel additives; polyurethane foams; fabric softeners; paints and coatings; refinery processing; water treating
Polyetheramines	polyurethane foams and insulation; construction and flooring; paints and coatings; lubricant and fuel additives; adhesives
Ethyleneamines	lubricant and fuel additives; epoxy hardeners; wet strength resins; chelating agents; fungicides
Morpholine/DGA® agent and Gas Treating	hydrocarbon processing; construction chemicals; synthetic rubber; water treating; electronics applications; gas treatment and agriculture
Carbonates	lubricant and fuel additives; agriculture; electronics applications; textile treatment
Specialty Surfactants	agricultural herbicides; construction; paper de-inking

        Our performance specialties products are organized around the following end markets: coatings, polymers and resins; process additives; resources, fuels and lubricants; and agrochemicals.

        Amines.    Amines broadly refers to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive, emulsifying, dispersant, detergent, solvent or corrosion inhibiting agent. Growth in demand for amines is highly correlated with GDP growth due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, such as polyetheramines, have grown at rates well in excess of GDP growth due to new product development, technical innovation, and substitution and replacement of competing products. For example, polyetheramines are used by customers who demand increasingly sophisticated performance characteristics as an additive in the manufacture of highly customized epoxy formulations, enabling the customers to penetrate new markets and substitute for traditional curing materials. As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use application, pricing does not generally fluctuate with movements in underlying raw materials. We announced on September 14, 2005 our plans to build a world scale polyetheramine manufacturing facility in Jurong Island, Singapore. We expect the facility, which will have an annual capacity of approximately 30 million pounds, to be operational in the first quarter of 2007. We also announced on

June 28, 2005 that we had signed a memorandum of understanding with the Al-Zamil Group of Riyadh, Saudi Arabia to form a joint venture to build a 66 million pound ethyleneamines manufacturing facility in Jubail Industrial City, Saudi Arabia. We expect this facility to come on line in late 2008.

        Morpholine/DGA® agent.    Morpholine and DGA® agent are produced as co-products by reacting ammonia with DEG. Morpholine is used in a number of niche industrial applications including rubber curing (as an accelerator) and flocculants for water treatment. DGA® agent is primarily used in gas treating, electronics, herbicides and metalworking end-use applications.

        Carbonates.    Ethylene and propylene carbonates are manufactured by reacting EO and propylene oxide with carbon dioxide. Carbonates are used as solvents and as reactive diluents in polymer and coating applications. They are also increasingly being used as a photo-resist solvent in the manufacture of printed circuit boards and the production of lithium batteries. Also, propylene carbonates have recently received EPA approval for use as a solvent in certain agricultural applications. We expect these solvents to replace traditional aromatic solvents that are increasingly subject to legislative restrictions and prohibitions.

        Performance Intermediates.    The following table sets forth the end markets for our performance intermediates products:

Product Group	End Markets
Surfactants
Alkoxylates	household detergents; industrial cleaners; anti-fog chemicals for glass; asphalt emulsions; shampoos; polymerization additives; de-emulsifiers for petroleum production
Sulfonates/Sulfates	powdered detergents; liquid detergents; shampoos; body washes; dishwashing liquids; industrial cleaners; emulsion polymerization; concrete superplasticizers; gypsum wallboard
Esters and Derivatives	shampoo; body wash; textile and leather treatment
Nitrogen Derivatives	bleach thickeners; baby shampoo; fabric conditioners; other personal care products
Formulated Blends	household detergents; textile and leather treatment; personal care products; pharmaceutical intermediates
EO/Propylene Oxide Block Co- Polymers	automatic dishwasher detergents
Ethanolamines	wood preservatives; herbicides; construction; gas treatment; metalworking
LAB	consumer detergents; industrial and institutional detergents; synthetic lubricants
EG	polyester fibers and PET bottle resins; antifreeze

        Surfactants.    Surfactants or "surface active agents" are substances that combine a water-soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries.

        Demand growth for surfactants is relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with unproved performance characteristics, and as a result life cycles for these consumer end products can often be quite short. This affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags petrochemical price movements. However, pricing in recent years has also been adversely affected by the growing purchasing power of "soapers," such as Procter & Gamble and Unilever. The "big box" stores, such as Wal-mart and Costco have also placed pricing pressure along the surfactant value chain.

        Ethanolamines.    Ethanolamines are a range of chemicals produced by the reaction of EO with ammonia. They are used as intermediates in the production of a variety of industrial, agricultural and consumer products. There are a limited number of competitors due to the technical and cost barriers to entry. Growth in this sector has typically been higher than GDP and in the last few years has benefited in particular from the conversion to ethanolamines in the formulation of wood treatment products. We believe the ethanolamines market in North America is tight with industry operating rates currently running in excess of 90% of stated capacity. We announced on April 29, 2005 our intention to expand the manufacturing capacity of our Port Neches, Texas facility by 70 million pounds per year to come on line during the second half of 2006. Some of our competitors have announced their intention to debottleneck their facilities to meet the continuing growing demand for ethanolamines.

        LAB.    LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        Four major manufacturers lead the traditional detergency market for LAB in North America: Procter & Gamble, Henkel, Unilever and Colgate Palmolive. We believe that two-thirds of the capacity lies in the hands of seven producers, with two or three major players in each of the three regional markets. Although the North American market for LAB is mature, we expect the South American market to grow as detergent demand grows at a faster rate than in more developed countries. We expect any excess LAB capacity in North America to be sold into the growing South American markets.

        From a competition perspective, compounds derived from alcohol and its derivatives can be used in place of LAB in certain detergent formulations. In the past several years, a significant amount of new alcohol production capacity has come on stream resulting in lower prices for these alcohol-based compounds. As a result, LAB has become less attractive to buyers who have the option to formulate their products with either of these two raw materials, and as a result, margins for LAB producers have come under pressure.

        EG.    We consume our internally produced EO to produce three types of EG: MEG, DEG and TEG. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets. EG is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers.

        Maleic Anhydride and Licensing.    The following table sets forth the end markets for our maleic anhydride products:

Product Group	End Markets
Maleic anhydride	boat hulls; automotive; construction; lubricant and fuel additives; countertops; agrochemicals; paper; and food additives
Maleic anhydride catalyst and technology licensing	maleic anhydride and BDO manufacturers

        Maleic anhydride is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst. The largest use of maleic anhydride in the U.S. is in the production of UPRs, which we believe account for approximately 57% of U.S. maleic anhydride demand. UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial and residential construction products.

        Our maleic anhydride technology is a proprietary fixed bed process with solvent recovery and is characterized by low butane consumption and an energy-efficient, high-percentage-recovery solvent recovery system. This process competes against two other processes, the fluid bed process and the fixed bed process with water recovery. We believe that our process is superior in the areas of feedstock and energy efficiency and solvent recovery. The maleic anhydride-based route to BDO manufacture is currently the preferred process technology and is favored over the other routes, which include propylene oxide, butadiene and acetylene as feedstocks. As a result, the growth in demand for BDO has resulted in increased demand for our maleic anhydride technology.

        Total U.S. demand for maleic anhydride is approximately 525 million pounds. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is heavily influenced by construction end markets, demand can be cyclical. Pricing for maleic anhydride in North America over the past several years has been stable. Generally, changes in price have resulted from changes in industry capacity utilization as opposed to changes in underlying raw material costs. However, in late 2005 we began to link our pricing to the upward movement in the cost of our primary raw material, butane.

        We announced on February 27, 2006 that we propose to build a new 100 million pounds-per-year maleic anhydride facility at our Geismar, Louisiana site. We expect the new facility to come on stream during the third quarter of 2008.

        We announced on March 15, 2005 that we created a commercial licensing group responsible for licensing all of our technologies.

Sales and Marketing

        We sell over 2,000 products to over 4,000 customers globally through our Performance Products marketing group, which has extensive market knowledge, considerable chemical industry experience and well established customer relationships.

        Our performance specialties markets are organized around end-use market applications, such as coatings, polymers and resins and agrochemical. In these end uses, our marketing efforts are focused on how our product offerings perform in certain customer applications. We believe that this approach enhances the value of our product offerings and creates opportunities for on-going differentiation in our development activities with our customers. Our performance intermediates and maleic anhydride markets organize their marketing efforts around their products and geographic regions served. We also provide extensive pre-and post-sales technical service support to our customers where our technical service professionals work closely with our research and development functions to tailor our product offerings to meet our customers unique and changing requirements. Finally, these technical service professionals interact closely with our market managers and business leadership teams to help guide future offerings and market approach strategies.

        In addition to our focused direct sales efforts, we maintain an extensive global network of distributors and agents that also sell our products. These distributors and agents typically promote our products to smaller end use customers who cannot cost effectively be served by our direct sales forces.

Manufacturing and Operations

        Our Performance Products segment has the capacity to produce approximately 6.0 billion pounds annually of a wide variety of specialty, intermediate and commodity products and formulations at 15 manufacturing locations in North America, Europe and Australia.

        These production capacities are as follows:

	Current capacity
Product Area	North America	Europe		Australia	Total
	(millions of pounds)
Performance Specialties
Amines	415	140	(1)		555
Specialty surfactants	100	100		100	300
Carbonates	75				75
Performance Intermediates
EO	1,000			100	1,100
EG	890			55	945
Surfactants	600	1,285			1,885
Ethanolamines	340				340
LAB	375				375
Maleic anhydride	240	140	(2)		380

(1)
Includes up to 30 million pounds of ethyleneamines that are made available from Dow's Terneuzen, Netherlands facility by way of a long-term tolling arrangement.

(2)
Represents total capacity of a facility owned by Sasol-Huntsman GmbH & Co. KG, of which we own a 50% interest and Sasol owns the remaining 50% interest.

        Our surfactants and amines facilities are located globally, with broad capabilities in amination, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation.

        Our primary EO, EG and ethanolamines facilities are located in Port Neches, Texas and adjacent to the olefins facility operated by our Base Chemicals segment, which results in a stable, cost-effective source of raw material for these ethylene derivatives. The Port Neches, Texas facility also benefits from extensive logistics infrastructure, which allows for efficient sourcing of other raw materials and distribution of finished products.

        Our LAB facility in Chocolate Bayou, Texas and our maleic anhydride facility in Pensacola, Florida are both located within large, integrated petrochemical manufacturing complexes operated by Solutia. We believe this results in greater scale and lower costs for our products than we would be able to obtain if these facilities were stand-alone operations.

        We have restructured our European surfactants operations over the last 12 months. When this activity is complete in the first quarter of 2006, we will have reduced the workforce by approximately 320 employees. We have significantly downsized our Whitehaven, U.K. manufacturing facility, consolidated our European drying capacity in Castiglione, Italy and streamlined our administrative and site support activities across all of our European facilities. We also closed our Guelph, Ontario surfactants facility during 2005 and transferred the manufacture of key products to other facilities in North America.

Raw Materials

        We currently use approximately 850 million pounds of ethylene produced each year at our Port Arthur and Port Neches, Texas facilities in the production of EO and ethyleneamines. We consume all of our EO in the manufacture of our EG, surfactants and amines products. We also use internally produced propylene oxide and DEG in the manufacture of these products.

        In addition to internally produced raw materials, our performance specialties market purchases over 250 compounds in varying quantities, the largest of which includes ethylene dichloride, caustic soda, synthetic alcohols, paraffin, nonyl phenol, ammonia, methylamines and acrylonitrile. The majority of these raw materials are available from multiple sources in the merchant market at competitive prices.

        In our performance intermediates market, our primary raw materials, in addition to internally produced and third-party sourced EO, are synthetic and natural alcohols, paraffin, benzene and nonyl phenol. All of these raw materials are widely available in the merchant market at competitive prices.

        Maleic anhydride is produced by the reaction of n-butane with oxygen using our proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to our Pensacola, Florida site by barge. Our maleic anhydride catalyst is toll-manufactured by Engelhard under a long-term contract according to our proprietary methods. These raw materials are available from multiple sources at competitive prices.

Competition

        In our performance specialties market, there are few competitors for many of our products due to the considerable customization of product formulations, the proprietary nature of many of our product applications and manufacturing processes and the relatively high research and development and technical costs involved. Some of our global competitors include BASF, Air Products, Dow and Akzo. We compete primarily on the basis of product performance, new product innovation and, to a lesser extent, on the basis of price.

        There are numerous global producers of many of our performance intermediates products. Our main competitors include global companies such as Dow, Sasol, BASF, Petresa, Equistar, Shell, Cognis, Stepan and Kao, as well as various smaller or more local competitors. We compete on the basis of price with respect to the majority of our product offerings and, to a lesser degree, on the basis of product availability, performance and service with respect to certain of our more value-added products.

        In our maleic anhydride market, we compete primarily on the basis of price, customer service and plant location. Our competitors include Lanxess, Koch, Ashland, Lonza and BASF. We are the leading global producer of maleic anhydride catalyst. Competitors in our maleic anhydride catalyst market include Scientific Design and BP. In our maleic anhydride technology licensing market, our primary competitor is Scientific Design. We compete primarily on the basis of technological performance and service.

        The market in which our Performance Products segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Pigments

  General

        We are a leading global manufacturer and marketer of titanium dioxide, which is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, fibers and ceramics. The global titanium dioxide market is characterized by a small number of large, global producers. We operate eight chloride-based and sulfate-based titanium dioxide manufacturing facilities located in North America, Europe, Asia and Africa.

        We offer an extensive range of products that are sold worldwide to approximately 1,500 customers in all major titanium dioxide end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments segment to service local customers, as well as global customers that require delivery to more than one location. Our diverse customer base includes Ampacet, A. Schulman, Akzo Nobel, Atofina, BASF, Cabot, Clariant, ICI, Jotun and PolyOne. Our pigments business has an aggregate annual nameplate capacity of approximately 550,000 tonnes at our eight production facilities. Five of our titanium dioxide manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with Kronos Worldwide, Inc.

        Our Pigments segment is focused on improving our competitive position. In July 2004, we idled 15,000 tonnes of nameplate capacity at our Umbogintwini, South Africa facility, and in November 2004 we idled 40,000 tonnes of nameplate capacity at our Grimsby, U.K. facility, which together represent about 10% of our total titanium dioxide production capacity. Through these closures and other cost saving measures, we will improve our cost position and enhance our ability to compete in the global marketplace. Our other cost saving measures include the optimization of the geographic distribution of our sales, the consolidation of back-office functions and the continued reduction of our fixed and variable costs at each of our manufacturing facilities.

  Products and Markets

        Historically, global titanium dioxide demand growth rates tend to closely track global GDP growth rates. However, the demand growth rate and its relationship with the GDP growth rate varies by region. Developed markets such as the U.S. and Western Europe exhibit higher absolute consumption but lower demand growth rates, while emerging markets such as Asia exhibit much higher demand growth rates. The titanium dioxide industry experiences some seasonality in its sales because paint sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        There are two manufacturing processes for the production of titanium dioxide, the sulfate process and the chloride process. Most recent capacity additions have employed the chloride process technology and, currently, we believe that the chloride process accounts for approximately 70% of global production capacity. However, the global distribution of sulfate- and chloride-based titanium dioxide capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America, and both processes are used in Asia. While most end-use applications can use pigments produced by either process, market preferences typically favor products that are locally available. We believe the chloride and sulfate manufacturing processes compete effectively in the marketplace.

        The global titanium dioxide market is characterized by a small number of large global producers. The titanium dioxide industry currently has five major producers. Titanium dioxide supply has historically kept pace with increases in demand as producers increased capacity through low cost incremental debottlenecks and efficiency improvements. During periods of low titanium dioxide demand, the industry experiences high stock levels and consequently reduces production to manage working capital. Pricing in the industry is driven primarily by supply/demand balance. The last major greenfield titanium dioxide capacity addition was in 1994. Based upon current price levels and the long lead times for planning, governmental approvals and construction, we do not expect significant additional greenfield capacity in the near future.

        We believe that demand for titanium dioxide decreased approximately 5% during 2005 as compared to 2004. During the first three quarters of 2005, lower demand led to an excess of supply of titanium dioxide, increasing inventories and motivating producers to lower industry operating rates. The U.S. Gulf Coast storms adversely affected the supply of titanium dioxide, predominantly as a result of the damage caused to DuPont's DeLisle facility. Accordingly, at the end of 2005, industry operating rates were high and inventory levels were low.

  Sales and Marketing

        Approximately 85% of our titanium dioxide sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture titanium dioxide.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our pigments business is well-positioned to benefit from the projected growth in the plastics sector which we expect to grow faster than the overall titanium dioxide market over the next several years.

  Manufacturing and Operations

        Our pigments business has eight manufacturing sites in seven countries with a total capacity of approximately 550,000 tonnes per year. Approximately 72% of our titanium dioxide capacity is located in Western Europe. The following table presents information regarding our titanium dioxide facilities:

Region	Site	Annual Capacity (tonnes)	Process
Western Europe	Greatham, U.K. Calais, France Huelva, Spain Scarlino, Italy Grimsby, U.K.	100,000 95,000 80,000 80,000 40,000	Chloride Sulfate Sulfate Sulfate Sulfate
North America	Lake Charles, Louisiana(1)	70,000	Chloride
Asia	Teluk Kalung, Malaysia	60,000	Sulfate
Southern Africa	Umbogintwini, South Africa	25,000	Sulfate
Total		550,000

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Worldwide. The capacity shown reflects our 50% interest in Louisiana Pigment Company L.P.

        We are well positioned to implement a number of low cost expansions of our Greatham, U.K. and Huelva, Spain plants. We are also well positioned to selectively invest in new plant capacity based upon our ICON chloride technology. ICON technology allows for the construction of new capacity with world-scale economics at a minimum nameplate size of 65,000 tonnes. We believe competing chloride technologies typically require a minimum capacity of 100,000 tonnes to achieve comparable economics.

Our chloride additions can be more easily absorbed into the market, which provides higher investment returns than larger capacity additions.

  Joint Ventures

        We own a 50% interest in Louisiana Pigment Company L.P., a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner, Kronos Worldwide. We share production offtake and operating costs of the plant equally with Kronos Worldwide, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation. Our investment in Louisiana Pigment Company L.P. is accounted for using the equity method.

  Raw Materials

        The primary raw materials used to produce titanium dioxide are titanium-bearing ores. We purchase the majority of our ore under long-term supply contracts with a number of ore suppliers. The majority of titanium-bearing ores are sourced from Australia, South Africa and Canada. Ore accounts for approximately 40% of pigment variable manufacturing costs, while utilities (electricity, gas and steam), sulfuric acid and chlorine collectively account for approximately 25% of our variable manufacturing costs.

        The world market for titanium-bearing ores is dominated by Rio Tinto and Iluka, which account for approximately 55% of global supply. Both companies produce a range of ores for use in chloride and sulfate processes. We purchase approximately 75% of our ore from these two producers. New players, such as Taicor in South Africa and VV Minerals in India, have recently entered the market, however, creating an oversupply of most products. Consequently, the price of most titanium-bearing ores has declined in the last five years, and the ability of major producers to control prices has diminished. Given the small number of suppliers and end-users of titanium-bearing ores, we typically enter into longer-term supply agreements with beneficial terms. Approximately 80% of our ore purchases are made under agreements with terms of three to five years.

        Titanium dioxide producers extract titanium from ores and process it into pigmentary titanium dioxide using either the chloride or sulfate process. Once an intermediate titanium dioxide pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our pigments business. We sell over 50% of the co-products generated by our business.

  Competition

        The global markets in which our pigments business operates are highly competitive. Competition is based primarily on price. In addition, we also compete on the basis of product quality and service. The major global producers against whom we compete are DuPont, Tronox, Kronos and Lyondell. Some of our competitors may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, our Pigments business uses technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. We believe that our competitive product offerings, combined with our presence in numerous local markets, makes us an effective competitor in the global market, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Polymers

  General

        We manufacture and market polypropylene, polyethylene, expandable polystyrene ("EPS"), EPS packaging and APAO. We consume internally produced and third-party-sourced base petrochemicals, including ethylene and propylene, as our primary raw materials in the manufacture of these products. In our polyethylene, APAO and certain of our polypropylene product lines, we pursue a targeted marketing strategy by focusing on those customers and end use applications that require customized polymer formulations. We produce these products at our smaller and more flexible Polymers manufacturing facilities and generally sell them at premium prices. In our other product lines, including the balance of our polypropylene, EPS and EPS packaging, we maintain leading regional market positions and operate cost-competitive manufacturing facilities. We operate six primary Polymers manufacturing facilities in North America and Australia. We are expanding the geographic scope for sales of polyethylene and improving the integration of our European Base Chemicals business through the construction of an integrated, low-cost, world-scale LDPE plant to be located adjacent to our existing olefins facility in Wilton, U.K. Upon completion of this facility, which we expect will occur in late 2007, we will consume approximately 50% of the output from our U.K. ethylene unit in the production of LDPE.

  Products and Markets

        We have the capacity to produce approximately 440 million pounds of LDPE and 270 million pounds of LLDPE annually at our integrated Odessa, Texas facility. Our polyethylene customer base includes Appleton Papers, Automated Packaging and Sealed Air.

        We produce a variety of grades of LDPE using both the tubular and autoclave processes. Many of the resins are designed to meet specific requirements of particular end users. Various types of conversion equipment, including extension coating, blown and cast film extrusion, injection and blow molding, and other proprietary methods of extrusion, use these differentiated polyethylene resins to provide high clarity, durability and sealability performance characteristics. Liner grade (general-purpose) polyethylene ordinarily competes principally on the basis of price, while more differentiated polyethylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price. We participate in both market areas, but concentrate our efforts primarily in more differentiated areas.

        Our LLDPE products contain octene copolymers and are sold into applications that require high performance properties such as strength, clarity, processability, and they contain few resin imperfections (low gel). These products are used in wide variety of applications such as high performance flexible packaging, high clarity shrink films, barrier films, medical products, artificial turf and irrigation tubing. With our higher-performing product line, we compete with a limited number of competitors on the basis of product performance and, to a lesser extent, price.

        We have the capacity to produce approximately 1 billion pounds of polypropylene annually at three production facilities: Longview, Texas with a capacity of approximately 720 million pounds per year; Marysville, Michigan with a capacity of approximately 185 million pounds per year; and Odessa, Texas with a capacity of approximately 120 million pounds per year. Our polypropylene customer base includes Advanced Composites, Ashland, Seaquist Closures, PolyOne and Precise Technologies.

        We employ a variety of technologies to produce different grades of polypropylene, allowing us to participate in a wide range of polypropylene applications. We provide product solutions to processors and OEMs that require special or unique formulations or characteristics. Our products are used extensively in medical applications, caps and closures, higher value automotive parts, consumer durables, and furniture. Our in-reactor thermal plastic olefin ("TPO") products produced at our Marysville, Michigan facility have replaced more expensive compounded plastics. Our Odessa, Texas facility produces grades of polypropylene utilized for medical applications, specialty films and sheets and electronics packaging. These applications have allowed us to realize substantial premium prices over commodity polypropylene.

        We have the capacity to produce approximately 95 million pounds of Rextac® APAO annually at our facility in Odessa, Texas. We are one of only two on-purpose producers of APAO in the U.S. Rextac® APAO is a proprietary, patented, low molecular weight, amorphous material that utilizes polypropylene as its primary raw material. It is used extensively in roofing materials, hot melt adhesives, laminations and wire and cable coatings. Our products are sold primarily in the U.S., although we also participate in the rapidly growing Asian market. Our APAO customer base includes Firestone Building Products, Kimberly-Clark and Johns Manville.

        We have the capacity to produce approximately 250 million pounds of EPS annually at our facilities in North America and Australia. We sell into the construction industry, where the product is used for insulation, and into the small but rapidly growing insulated concrete form market. The products also are used in electronics and produce packaging applications. Our specialty grades include R-mer™ rubber modified EPS and fire retardant grades. Our EPS customer base includes Aptco, Cellofoam, Life Like Products and Premier Industries.

        We are in the process of engineering and constructing a new LDPE plant at our Wilton, U.K. site. We believe that the cost position of our Wilton, U.K. olefins facility uniquely positions it to be the site of a world-scale polyethylene production facility. While we export approximately one-third of our ethylene production each year from Wilton, U.K. to continental Europe, incurring significant shipping and handling costs, the U.K. annually imports approximately 1.9 billion pounds of polyethylene. We believe this provides an opportunity to capitalize on the low-cost operating position and extensive petrochemical infrastructure and logistics at the Wilton site. The announced LDPE facility is planned to have the capacity to produce approximately 900 million pounds of LDPE annually and is estimated to cost approximately $330 million to construct. A grant of approximately $30 million has been awarded by the U.K. government, leaving our cost at $300 million. The facility is expected be operational in late 2007.

        Polymers markets are global commodity markets. Demand for polymers tends to be less susceptible to economic cycles than some of our base petrochemicals, as the products are generally sold into the packaging and consumer markets. Demand for LLDPE, which represents the growth segment of the polyethylene sector has grown at GDP rates. Growth rates for LDPE, a more mature product, have been less than 2% per year. Polypropylene has grown at rates above GDP as these products have replaced other polymers and materials (including wood, paper, glass and aluminum) due to their superior performance characteristics. Our polymers are subject to fluctuations in price as a result of supply and demand imbalances and feedstock price movements.

        Competition is based on price, product performance, product quality, product deliverability and customer service. Polymers profitability is affected by the worldwide level of demand for polymers, along with vigorous price competition that may result from, among other things, new domestic and foreign industry capacity. In general, demand is a function of economic growth in the U.S., Europe and elsewhere around the world.

        Polypropylene is one of the most versatile and among the fastest growing of the major polymers. Polypropylene is used in a wide variety of applications including toys, housewares, bottle caps, outdoor furniture, utensils and packaging film. Although polypropylene comes in many formulations, there are three basic grades: homopolymers (derived from the polymerization of propylene), random copolymers (derived from the polymerization of propylene and a small amount of ethylene), and impact copolymers (derived by first polymerizing propylene and then adding a small amount of polymerized ethylene). Polypropylene is rising in popularity relative to other higher cost polymers due to its overall product performance and its relatively low cost of production. Different polypropylene formulations are custom manufactured with a variety of characteristics to accommodate end users. These characteristics include high stiffness, dimensional stability, low moisture absorption, good electrical insulation and optical properties and resistance to acids, alkalis and solvents. New applications have accounted for significant growth in the past decade in areas such as polypropylene film and automotive parts for the replacement of heavier, more expensive materials.

        Polyethylene represents by sales volume the most widely produced thermoplastic resin in the world. There are two basic grades of polyethylene resin, high density and low density. Within low density, there is a further differentiation between LDPE and LLDPE. LDPE is used in a wide variety of applications, including film packaging, molded furniture, toys, wire and cable insulation. While LLDPE is used in many of the same applications as LDPE, it is also used in caps and closures, stretch and shrink binding films and heavy duty shipping sacks due to its high strength characteristics. LLDPE and LDPE are used in a wide variety of industrial and consumer applications, the largest of which is the film market. Flexible films are used in food and consumer packaging, medical applications and wrap film. Liner grade (general purpose) polyethylene ordinarily competes principally on the basis of price, while more differentiated polyethylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price.

        EPS serves two primary end markets: the "block" EPS market and the "shape" EPS market. Block EPS is used largely by the construction industry and shape EPS is used largely in packaging applications. Producers typically maintain strong links to the approximately 400 domestic molders, leading to product differentiation and customization for clients. Molders are typically small, privately held companies that rely on strong supplier relationships. In 2005, imported EPS beads grew significantly, since domestic capacity is no longer sufficient to satisfy demand.

  Sales and Marketing

        Our Polymers business markets over 85% of its products through a direct, salaried sales force. Our sales force is organized by product line and by geographic region. We also utilize distributors to market certain of our products to smaller customers. Due to the diversity of products, technologies, and grades, we are able to compete across a broad range of markets without relying upon a few large customers. Approximately 6% of our polymers sales are channeled through two large distributors, which market to many small customers. No one customer constitutes more than 10% of sales.

  Manufacturing and Operations

        We have the capacity to produce approximately 2.3 billion pounds of polymers at our six plants located in North America and Australia.

        Information regarding these facilities is set forth in the following chart:

	Odessa, Texas	Longview, Texas	Marysville, Michigan	Peru, Illinois	Mansonville Quebec,	West Footscray, Australia	Total
	(millions of pounds)
Ethylene	800						800
Propylene	300						300
LDPE	440						440
LLDPE	270						270
Polypropylene	120	720	185				1,025
APAO	95						95
EPS				185	40	25	250
Styrene						250	250

        Our Odessa, Texas olefins plant produces both ethylene and propylene. Ethylene is transferred to LDPE and LLDPE for polymerization, and is also utilized in polypropylene and APAO copolymer production. Ethylene capacity is greater than current polymer capacity. To maximize ethylene production, we produce cryogenic ethylene and sell it via tank car to customers without pipeline access. There are only two other sellers of liquid ethylene, Equistar and Eastman. This product is sold at a significant premium to market pricing for pipeline delivered ethylene.

        Our Longview, Texas facility is our most cost efficient facility. Incorporating the UNIPOL® gas phase production technology, this facility has the capability to produce a broad range of polypropylene grades. This facility is connected by pipeline to the Mont Belvieu, Texas propylene supply grid and has recently added railcar unloading infrastructure, giving it maximum raw material supply flexibility.

        Our Marysville, Michigan facility's technology is ideally suited to produce special grades of co-polymer polypropylene. This technology allows the plant to produce higher value TPOs, which are used extensively in high-value specialty-automotive applications.

        Our Peru, Illinois EPS facility is one of the world's largest EPS production facilities, with five reactors. The use of our proprietary one-step EPS production technology keeps production costs at the Peru facility among the lowest in the industry. Our Mansonville, Quebec EPS plant is a smaller plant with three reactors. The EPS is used primarily to produce packaging, which has historically been a premium market.

        Our West Footscray, Australia facility, located near Melbourne, is Australia's only producer of styrene and EPS. During the third quarter of 2005, we concluded that the long-lived assets of our Australian styrenics business were impaired as a result of disappointing performance and the lack of anticipated strengthening of the styrenics market. Accordingly, we recorded an impairment charge of $48.2 million 2005 related to the Australian styrenics assets. We also produce phenolic and polyester resins and, in a 50% joint venture with Dow, polystyrene. We also own Australia's largest EPS/EPP molding business, with seven operations around the country.

  Raw Materials

        Our Odessa, Texas facility has access to numerous sources of NGL feedstocks. We operate a feedstock fractionator which separates ethane from other feedstock streams for use in our olefins unit.

        Propylene is the most significant raw material used in the production of polypropylene. At our Longview, Texas and Marysville, Michigan sites we purchase polymer-grade propylene from third parties.

        The primary raw material in the production of EPS is styrene. We purchase/toll styrene for our Peru, Illinois and Mansonville, Quebec facilities at market price from unaffiliated third parties.

  Competition

        In 2005, there were approximately nine domestic producers of LDPE resins, either as LDPE or as LLDPE. The five largest domestic producers of both LDPE and LLDPE in 2005 were ExxonMobil, Dow, Equistar, Westlake and ChevronPhillips.

        There are currently 14 U.S. producers of polypropylene, operating 24 plants. The largest producer and marketer is ExxonMobil, followed by BP, Basell and Atofina. We are the eighth-largest U.S. producer of polypropylene.

        There are five producers of EPS in North America. We are the second-largest producer of EPS in North America. The other major EPS producers are BASF, NOVA Chemicals, Polioles SA and Styrochem.

        The market in which our Polymers segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, our Polymers business uses technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing.

Base Chemicals

  General

        We are a highly integrated North American and European producer of olefins and aromatics. We consume a substantial portion of our Base Chemicals products, such as ethylene, propylene and benzene, in our Performance Products and Polyurethanes segments. We believe this integration leads to higher operating rates for our Base Chemical assets, improved reliability of raw material supply for our other segments and reduced logistics and transportation costs. We operate four Base Chemicals manufacturing facilities located on the Texas Gulf Coast and in northeast England. These facilities are equipped to process a variety of oil- and natural gas-based feedstocks and benefit from their close proximity to multiple sources of these raw materials. This flexibility allows us to optimize our operating costs. These facilities also benefit from extensive underground storage capacity and logistics infrastructure, including pipelines, deepwater jetties and ethylene liquefaction facilities. For more information, see "—Recent Developments—Fire at Port Arthur, Texas Olefins Manufacturing Plant" above.

  Products and Markets

        Olefins.    In the U.S., we produce ethylene and propylene at our Port Arthur and Port Neches, Texas olefins manufacturing facilities. The Port Arthur steam cracker has the capacity to produce approximately 1.4 billion pounds of ethylene and approximately 800 million pounds of propylene per year and has the capability to process both light and heavy feedstock, giving us the opportunity to maximize profitability with an optimal selection of raw materials. The Port Neches facility has the capacity to produce approximately 400 million pounds of ethylene and approximately 400 million pounds of propylene per year and has the capability to process ethane and propane and to recover ethylene and propylene from refinery off-gas. Ethylene production at our Port Neches facility was idled in June 2001 and has been recently restarted, with full production beginning in the fourth quarter of 2004. Substantial portions of our ethylene and propylene are used downstream in our Performance Products and Polyurethanes segments.

        We believe that our olefins facility at Wilton, U.K. is one of Europe's largest single-site and lowest cost olefins facilities. Our Wilton facility has the capacity to produce approximately 1.9 billion pounds of ethylene, 880 million pounds of propylene and 225 million pounds of butadiene per year. The Wilton olefins facility benefits from its North Sea location and significant feedstock flexibility, which allows for processing of naphthas, condensates and NGLs. In addition, the facility benefits from extensive underground storage capacity and logistics infrastructure, including pipelines, deepwater jetties and ethylene liquefaction facilities.

        We are among the largest U.S. producers of butadiene with annual capacity of approximately 900 million pounds. On February 24, 2006, we announced that we had signed a letter of intent to sell the assets of our U. S. butadiene and MTBE business operated in our Base Chemicals segment, which includes our manufacturing facility located at Port Neches, Texas, to Texas Petrochemicals, L.P. See "—Recent Developments—Definitive Agreement to Sell the U.S. Butadiene and MTBE Business" above.

        Aromatics.    We are among the largest U.S. producers of cyclohexane and have the capacity to produce approximately 630 million pounds of cyclohexane annually at our Port Arthur, Texas facility. Virtually all cyclohexane is converted to other intermediate chemicals used to produce Nylon 6 and Nylon 6,6 synthetic fibers and resins. The nylon fibers are used to manufacture products such as hosiery, upholstery, carpet and tire cord, and the resins are used in engineered plastic applications. The Port Arthur facility extracts benzene from byproduct streams produced by our olefins facility. We also purchase byproduct streams from neighboring facilities.

        We produce aromatics in Europe at our two integrated manufacturing facilities located in Wilton, U.K. and North Tees, U.K. We are a leading European producer of cyclohexane with 725 million pounds of annual capacity, a leading producer of paraxylene with 800 million pounds of annual capacity and are among Europe's larger producers of benzene with 1,200 million pounds of annual capacity. We use most of the benzene produced by our aromatics operations internally in the production of nitrobenzene for our Polyurethanes business and for the production of cyclohexane. The balance of our European aromatics production is sold to several key customers.

        We also have the capacity to produce approximately 160 million gallons of MTBE annually at our Port Neches, Texas facility. In 2005, we produced approximately 104 million gallons of MTBE from the conversion of byproduct isobutylenes that we extracted from our unit and neighboring refineries. We recently announced that we have signed a letter of intent to sell the assets of our U. S. butadiene and MTBE business operated in our Base Chemicals segment, which includes our manufacturing facility located at Port Neches, Texas, to Texas Petrochemicals, L.P. We expect the transaction to close in mid-2006. See "—Recent Developments—Definitive Agreement to Sell the U.S. Butadiene and MTBE Business" above.

        Petrochemical markets are global commodity markets. However, the olefins market is subject to some regional price differences due to the more limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil and natural gas prices) and general economic conditions.

        The olefins markets in both North America and Western Europe are supplied by numerous producers, none of whom has a dominant position in terms of its share of production capacity. Major producers include BP, Dow, Equistar, ExxonMobil, Sabic and Shell.

        The aromatics market, which is primarily composed of cyclohexane, benzene and paraxylene, is characterized by several major producers, including BP, ChevronPhillips, Dow, ExxonMobil and Shell. We believe the global markets for most aromatics products have recently recovered from the cyclical lows experienced over the last several years as demand has increased due to recent growth in demand for certain derivative products, including polyester fibers and PET packaging resins. Also, new capacity additions have been limited, which has resulted in higher industry operating rates.

  Sales and Marketing

        In recent years, our sales and marketing efforts have focused on developing long-term contracts with customers to operate our facilities at maximum rates, while maintaining very low selling expenses and administration costs. In 2005, over 81% and 83% of our external primary petrochemicals sales volume in North America and Europe, respectively, was made under contracts of a year or more. In addition, we delivered over 78% and 52% of our primary external petrochemical products volume in North America and Europe, respectively, in 2005 by pipeline. Major aromatics customers include BASF, Bayer, Dupont SA, Invista, Rhodia and Solutia. Major olefins customers include BP, Dow, DuPont, EVC, Nova, Shell and Solvay.

        In North America, we benefit from our pipeline system that extends over 600 miles, which we use to transport feedstocks and intermediate and finished products. In the U.K., we own or have access to major pipeline systems connecting our plants to our customers. Our finished product pipelines allow us to ship ethylene, propylene and butadiene directly to our customers at very low cost. Addition of new pipeline connections represents a significant barrier to potential competitors. We believe that the wide coverage of our pipeline system, coupled with the proximity of both customers and suppliers, gives us a competitive advantage both in receiving raw materials and in delivering ethylene and propylene to our key customers.

  Manufacturing and Operations

        The annual production capacities of our olefins and aromatics facilities is set forth below:

	Port Arthur, Texas	Port Neches, Texas		Odessa, Texas(1)	Wilton, U.K.	North Tees, U.K.	Total
	(millions of pounds)
Ethylene	1,400	400		800	1,900		4,500
Propylene	800	400		300	880		2,380
Butadiene(2)		900			225		1,125
Paraxylene					800		800
Benzene	480					1,200	1,680
Cyclohexane	630					725	1,355
MTBE(2)		160	(3)				160	(3)

(1)
Our Odessa, Texas olefins unit primarily provides raw materials for our Polymers segment. As such, the operations of this unit are accounted for in the Polymers segment. See "—Polymers—Manufacturing and Operations" and "—Polymers—Raw Materials."

(2)
On February 24, 2006, we announced that we had signed a letter of intent to sell the assets of our U. S. butadiene and MTBE business operated in our Base Chemicals segment, which includes our manufacturing facility located at Port Neches, Texas, to Texas Petrochemicals, L.P. We expect the transaction to close in mid-2006.

(3)
Millions of gallons.

  Raw Materials

        The primary raw materials that we use as feedstocks in our Base Chemicals business are hydrocarbons produced as byproducts of the refining crude oil and natural gas, such as ethane, propane and butane. These materials are actively traded on the spot and futures markets and are readily available from multiple sources. We benefit from our locations in Texas, where we neighbor Mont Belvieu, which is a hub for the distribution of these feedstocks, and in the U.K., where we are able to take advantage of our pipeline system and our proximity to refineries located near the North Sea.

        In the U.S., pipelines allow us to transport liquid hydrocarbon feedstocks from Mont Belvieu, Texas to our Port Arthur and Port Neches facilities. We are tied into the extensive industry pipeline grid for receipt of natural gases and NGLs, and have dock and tank facilities for receipt of feedstocks by tanker and barge.

        Our North Tees facility, situated on the northeast coast of England, is near a substantial supply of oil, natural gas and chemical feedstocks. Due to our location at North Tees, we have the option to purchase feedstocks from a variety of sources. However, we have elected to procure the majority of our naphtha, condensates and NGLs from local producers as they have been the most economical sources. In order to secure the optimal mix of the required quality and type of feedstock for our petrochemical operations at fully competitive prices, we regularly engage in the purchase and sale of feedstocks.

  Competition

        The markets in which our Base Chemicals business operates are highly competitive. Our competitors in the olefins and aromatics markets include BP, Dow, Equistar, ExxonMobil, Sabic and Shell. While the market for most of these products is global, prices tend to be set regionally. These industries are characterized by companies that have large market shares in specific regions. The primary factors for competition in this business are price, reliability of supply and customer service. The technology used in these businesses is mature and widely available.

        The market in which our Base Chemical Segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, our Base Chemicals business uses technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing.

Research and Development

        On a historical basis, for the years ended December 31, 2005, 2004 and 2003, we spent $95.5 million, $96.2 million and $86.8 million, respectively, on research and development of our products.

        We support our business with a major commitment to research and development, technical services and process engineering improvement. Our research and development centers are currently located in The Woodlands, Texas and Everberg, Belgium. Other regional development/technical service centers are located in Odessa, Texas (polymers); Billingham, England (pigments); Auburn Hills, Michigan (polymers and polyurethanes for the automotive industry); Derry, New Hampshire, Shanghai, China,

Deggendorf, Germany and Ternate, Italy (polyurethanes); Ascot Vale, Australia (surfactants); and Port Neches, Texas and Wilton, U.K. (process engineering support). We closed our Austin, Texas, West Deptford, New Jersey and Oldbury, U.K. facilities in 2005.

        We have leading technology positions, which contribute to our status as a low cost producer. Coordinated research, engineering and manufacturing activities across production and research and development locations facilitate these low cost positions.

Intellectual Property Rights

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 565 unexpired U.S. patents, approximately 125 patent applications (including provisionals) currently pending at the U.S. Patent and Trademark Office, and approximately 3,610 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and we have approximately 135 U.S. trademark registrations (including applications for registration currently pending at the U.S. Patent and Trademark Office), and approximately 4,110 foreign counterparts, including both registrations and applications for registration. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

Properties

        We own or lease chemical manufacturing and research facilities in the locations indicated in the list below which we currently believe are adequate for our short-term and anticipated long-term needs. We own or lease office space and storage facilities throughout the U.S. and many foreign countries. Our principal executive offices are located at 500 Huntsman Way, Salt Lake City, Utah 84108. The following is a list of our material owned or leased properties where manufacturing, research and main office facilities are located.

Location	Business Segment	Description of Facility
Salt Lake City, Utah	—	Executive Offices
The Woodlands, Texas(1)	—	Operating Headquarters, Global Technology Center
Geismar, Louisiana(2)	Polyurethanes	MDI, Nitrobenzene(5), Aniline(5) and Polyols Manufacturing Facilities and Polyurethanes Systems House
Rozenburg, Netherlands(1)	Polyurethanes	MDI Manufacturing Facility, Polyols Manufacturing Facilities and Polyurethanes Systems House
Auburn Hills, Michigan(1)	Polyurethanes	Polyurethane Research Facility
Deerpark, Australia	Polyurethanes	Polyurethane Systems House
Cartagena, Colombia	Polyurethanes	Polyurethane Systems House
Deggendorf, Germany	Polyurethanes	Polyurethane Systems House
Ternate, Italy	Polyurethanes	Polyurethane Systems House
Shanghai, China(1)	Polyurethanes	Polyurethane Systems House
Thane (Maharashtra), India(1)	Polyurethanes	Polyurethane Systems House
Samuprakam, Thailand(1)	Polyurethanes	Polyurethane Systems House
Kuan Yin, Taiwan(1)	Polyurethanes	Polyurethane Systems House
Tlalnepantla, Mexico	Polyurethanes	Polyurethane Systems House
Mississauga, Ontario(1)	Polyurethanes	Polyurethane Systems House
Everberg, Belgium	Polyurethanes	Polyurethane Research Facility/Performance Products Regional HQ
Gateway West, Singapore(1)	Polyurethanes	Polyurethane Commercial Center
Derry, New Hampshire(1)	Polyurethanes	TPU Research Facility
Ringwood, Illinois(1)	Polyurethanes	TPU Manufacturing Facility
Osnabrück, Germany	Polyurethanes	TPU Manufacturing Facility
Port Neches, Texas(3)	Polyurethanes, Performance Products and Base Chemicals	Olefins, Aromatics, EO, EG, Surfactants, Amines and PO Manufacturing Facilities
Wilton, U.K.	Polyurethanes and Base Chemicals	Olefins and Aromatics Manufacturing Facilities and Aniline and Nitrobenzene Manufacturing Facilities
Bergkamen, Germany(4)	Advanced Materials	Synthesis Facility
Monthey, Switzerland	Advanced Materials	Resins and Synthesis Facility
Pamplona, Spain	Advanced Materials	Resins and Synthesis Facility
McIntosh, Alabama	Advanced Materials	Resins and Synthesis Facility
Chennai, India(3)	Advanced Materials	Resins and Synthesis Facility
Bad Saeckingen, Germany(1)	Advanced Materials	Formulating Facility
Duxford, U.K.	Advanced Materials	Formulating Facility
Sadat City, Egypt	Advanced Materials	Formulating Facility
Taboão da Serra, Brazil	Advanced Materials	Formulating Facility
Panyu, China(1)(4)	Advanced Materials	Formulating Facility
East Lansing, Michigan	Advanced Materials	Formulating Facility
Istanbul, Turkey(1)	Advanced Materials	Formulating Facility
Los Angeles, California	Advanced Materials	Formulating Facility
Conroe, Texas	Performance Products	Amines Manufacturing Facility
Dayton, Texas	Performance Products	Surfactant Manufacturing Facility

Chocolate Bayou, Texas(1)(5)	Performance Products	LAB Manufacturing Facility
Pensacola, Florida(1)(5)	Performance Products	Maleic Anhydride Manufacturing Facility
Petfurdo, Hungary(1)	Performance Products	Amines Manufacturing Facility
Botany, Australia	Performance Products	Surfactant Manufacturing Facility
Llanelli, U.K.	Performance Products	Amines Manufacturing Facility
St. Mihiel, France	Performance Products	Surfactant Manufacturing Facility
Lavera, France(1)	Performance Products	Surfactant Manufacturing Facility
Castiglione, Italy	Performance Products	Surfactant Manufacturing Facility
Patrica/Frosinone, Italy	Performance Products	Surfactant Manufacturing Facility
Barcelona, Spain(1)	Performance Products	Surfactant Manufacturing Facility
Whitehaven, U.K.(1)(6)	Performance Products	Surfactant Manufacturing Facility
Freeport, Texas(1)	Performance Products	Amines Manufacturing Facility
Greatham, U.K.	Pigments	Titanium Dioxide Manufacturing Facility
Grimsby, U.K.	Pigments	Titanium Dioxide Manufacturing Facility
Calais, France	Pigments	Titanium Dioxide Manufacturing Facility
Huelva, Spain	Pigments	Titanium Dioxide Manufacturing Facility
Scarlino, Italy	Pigments	Titanium Dioxide Manufacturing Facility
Teluk Kalung, Malaysia	Pigments	Titanium Dioxide Manufacturing Facility
Lake Charles, Louisiana(7)	Pigments	Titanium Dioxide Manufacturing Facility
Umbogintwini, South Africa	Pigments	Titanium Dioxide Manufacturing Facility
Billingham, U.K.	Pigments	Titanium Dioxide Research and Technical Facility
Peru, Illinois	Polymers	EPS Manufacturing Facility
Marysville, Michigan	Polymers	Polypropylene Manufacturing Facility
Longview, Texas(1)	Polymers	Polypropylene Manufacturing Facility
Odessa, Texas	Polymers	Polyethylene Manufacturing Facility
Mansonville, Quebec	Polymers	EPS Manufacturing Facility
West Footscray, Australia	Polymers	Styrenics Manufacturing Facility
Port Arthur, Texas	Base Chemicals	Olefins and Aromatics Manufacturing Facility
Sour Lake, Texas	Base Chemicals	Various finished raw materials pipelines and storage facilities
North Tees, U.K.(1)	Base Chemicals	Aromatics Manufacturing Facility and Logistics & Storage Assets

(1)
Leased land and/or building.

(2)
The Geismar facility is owned as follows: we own 100% of the MDI and polyol facilities, and Rubicon LLC, a consolidated manufacturing joint venture with Chemtura Corporation in which we own a 50% interest, owns the aniline and nitrobenzene facilities. Rubicon LLC is a separate legal entity that operates both the assets that we own jointly with Chemtura Corporation and our wholly-owned assets at Geismar.

(3)
76%-owned manufacturing joint venture with Tamilnadu Petroproducts Limited.

(4)
95%-owned manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

(5)
These plants are operated by Solutia under long-term operating agreements. Solutia and certain of its affiliates have filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. We expect that Solutia will continue to operate these plants, although no assurance can be given at this time. During the course of the bankruptcy proceeding, it is possible that Solutia may reject any of the agreements under which it operates the plants. It is also possible that Solutia's reorganization under Chapter 11 may fail and that it would proceed to a liquidation under Chapter 7. If Solutia were to discontinue operation of any of these plants, it may be difficult to arrange for uninterrupted operation.

(6)
We substantially reduced our operations at this site during 2005.

(7)
50%-owned manufacturing joint venture with Kronos Louisiana, Inc., a subsidiary of Kronos Worldwide, Inc.

Employees

        As of December 31, 2005, we employed approximately 10,800 people in our operations around the world. Approximately 3,150 of these employees are located in the U.S., while approximately 7,650 are located in other countries. We believe our relations with our employees are good.

Environmental, Health and Safety Matters

  General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

  Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

  EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the three months ended March 31, 2006 and 2005, our capital expenditures for EHS matters totaled $6.7 million and $5.4 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

  Environmental Litigation and Enforcement Proceedings

        See "—Legal Proceedings" below for a discussion of environmental litigation and enforcement proceedings.

  Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. For example, our Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing remediation requirements under RCRA authority. In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of the relevant facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater and surface water contamination from past operations at some of our sites, and we may find contamination at other sites in the future. Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the full cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

        We have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at approximately 12 former facilities and third party sites, including but not limited to sites listed under CERCLA. Based on current information and past experience at other CERCLA sites, we do not expect any of these third party claims to result in a material liability to us.

  Environmental Reserves

        We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. We have accrued approximately $18 million and $25 million for environmental liabilities as of March 31, 2006 and December 31, 2005, respectively. These amounts do not include amounts recorded as asset retirement obligations. Of these amounts, approximately $6 million and $7 million are classified as accrued liabilities on our condensed consolidated balance sheets as of March 31, 2006 and December 31, 2005, respectively, and approximately $12 million and $18 million are classified as other noncurrent liabilities on our condensed consolidated balance sheets as of March 31, 2006 and December 31, 2005, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess. We may be subject to additional environmental remediation liabilities in the future, and such liabilities could be material. However, because we are not able to estimate the amount or range of losses associated with such liabilities, we have made no accruals with respect to unasserted environmental remediation liabilities as of March 31, 2006.

  Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our financial condition, results of operations or cash flows.

        In October 2003, the European Commission ("EC") adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. On November 17, 2005, the European Parliament completed its first reading of the EC-drafted REACH legislation. Ministers from EU's 25 member states (sitting as the Council) finalized their own position on the text on December 13, 2005, paving the way for final agreement between Parliament and the Council in late 2006 and for REACH to become law in early 2007. As proposed, REACH would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require expenditures by us. As currently envisioned, REACH would take effect in three primary stages over eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still in development.

  MTBE Developments

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere and has been curtailed and may be eliminated in the future by legislation or regulatory action. For example, about 25 states have adopted rules that prohibit or restrict the use of MTBE in gasoline sold in those states. Those states account for a substantial portion of the "pre-ban" U.S. MTBE market. In addition, the Energy Policy Act of 2005 is now having an adverse impact on our MTBE business in the U.S., since it mandates increased use of renewable fuels and eliminates, as of May 6, 2006, the oxygenate requirement for reformulated gasoline established by the 1990 Clean Air Act Amendments. Although the full extent of the potential impact of the new law is still unclear, most gasoline refiners and distributors in the U.S. appear to have stopped using MTBE. A significant loss in demand for our MTBE in the U.S. could result in a material loss in revenues or material costs or expenditures.

        In 2005, sales of MTBE comprised approximately 5% of our total revenues, and we marketed approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. Most of our 2005 sales of MTBE to U.S. customers were made pursuant to long-term agreements. During 2006 (and concluding by the first quarter of 2007), our long-term MTBE sales agreements in the U.S. will terminate. We anticipate that our 2006 sales of MTBE in the U.S. will decrease substantially as compared to 2005 levels. We have entered into sales agreements to sell a significant percentage of our MTBE into the Latin American market, and we currently believe that we could also sell MTBE relatively efficiently in Europe and Asia. Nevertheless, as a result of varying market prices and transportation costs, sales of MTBE in markets outside the U.S. may produce lower margins than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require us to make significant capital expenditures and the sale of such other products may produce a lower level of cash flow than the sale of MTBE.

        A number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, because we are not able to estimate the amount or range of losses associated with such litigation, we have made no accruals with respect to unasserted claims concerning the environmental effects of MTBE as of March 31, 2006.

Legal Proceedings

  Discoloration Claims

        Certain claims have been filed against us relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide ("Discoloration Claims"). Substantially all of the titanium dioxide that is the subject of these claims was manufactured prior to our acquisition of our titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid an aggregate of approximately $16 million in costs and settlement amounts for Discoloration Claims as of March 31, 2006.

        The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

	Three months ended March 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Claims filed during period	0	0	1	1
Claims resolved during period	0	1	2	2
Claims unresolved at end of period	2	2	3	4

        During the three months ended March 31, 2005, we settled a claim for approximately $0.9 million, all of which was paid by ICI. The two Discoloration Claims unresolved as of March 31, 2006 asserted aggregate damages of approximately $64 million. An appropriate liability has been accrued for these claims. Based on our understanding of the merits of these claims and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, we cannot reasonably estimate the amount of loss related to such claims. Although we may incur additional costs as a result of future claims (including settlement costs), based on our history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than six years ago, and the fact that we have rights under contract to indemnity, including from ICI, we do not believe that any unasserted Discoloration Claims will have a material impact on our financial condition, results of operations, or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted claims, we have made no accruals in our financial statements as of March 31, 2006 for costs associated with unasserted Discoloration Claims.

  Asbestos Litigation

        We have been named as a "premises defendant" in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaint has not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery. Recent changes in Texas tort procedures have required many pending cases to be split into multiple cases, one for each claimant, increasing the number of pending cases reported below for the three months ended March 31, 2006. Nevertheless, the complaints in these cases provide little additional information. We do not believe that the increased number of cases reflects an increase in the number of underlying claims.

        Where the alleged exposure occurred prior to our ownership or operation of the relevant "premises," the prior owners and operators generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner or operator. None of the complaints in these cases state the amount of damages being sought. The prior owner or operator accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our eleven-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners or operators have the intention and ability to continue to honor their indemnities, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the period indicated certain information about cases for which service has been received that we have tendered to the prior owner or operator, all of which have been accepted.

	Three months ended March 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Tendered during period	822	284	94	94
Resolved during period	51	106	65	51
Unresolved at end of period	1,347	576	398	369

        We have never made any payments with respect to these cases. As of March 31, 2006, we had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of March 31, 2006.

        Certain cases in which we are a "premises defendant" are not subject to indemnification by prior owners or operators. The following table presents for the period indicated certain information about these cases. Cases include all cases for which service has been received by us.

	Three months ended March 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Filed during period	3	55	23	28
Resolved during period	4	56	42	6
Unresolved at end of period	33	34	29	48

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $5,000 during the three months ended March 31, 2006. As of March 31, 2006, we had an accrual of $0.5 million relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of March 31, 2006.

  Environmental Enforcement Proceedings

        On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, we are aware of the individual matters set out below, which we believe to be the most significant presently pending matters and unasserted claims. Although we may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and our past experience, we believe that the ultimate resolution of these matters will not have a material impact on our financial condition, results of operations or cash flows.

        In May 2003, the State of Texas settled an air enforcement case with us relating to our Port Arthur plant. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $0.4 million in attorney's fees to the Texas Attorney General. As of March 31, 2006, we have paid

$3.5 million toward the penalty and $0.4 million for the attorney's fees. The monitoring projects are underway and on schedule. We do not anticipate that this settlement will have a material adverse effect on our financial condition, results of operations or cash flows.

        Beginning in the third quarter of 2004 and extending through December 2005, we have received notifications of approximately eight separate enforcement actions from the Texas Commission on Environmental Quality ("TCEQ") for alleged violations related to air emissions at our Port Neches or our Port Arthur plant. These alleged violations primarily relate to specific upset emissions, emissions from cooling towers, or flare operations occurring at particular times and at particular operating units during 2004 and 2005. These notices of violation appear to be part of a larger enforcement initiative by the TCEQ regional office focused on upset emissions at chemical and refining industry plants located within the Beaumont/Port Arthur region. TCEQ is seeking a combined penalty of approximately $0.6 million for five of these notices. TCEQ has not made a penalty proposal for two other notices, and the final notice is seeking a penalty of less than $5,000. Final resolution of these matters is subject to further negotiation between us and TCEQ. We do not believe that the resolution of these matters will result in the imposition of costs material to our financial condition, results of operations or cash flows.

        During the first quarter of 2006, we disclosed to the TCEQ that our Conroe, Texas, facility has been out of compliance with Hazardous Air Pollutant ("HAP") regulations. Prior calculations performed by outside consultants erroneously showed that the facility was not a "major" facility for HAP program purposes; that has now been shown to have been incorrect. The agency has indicated that there will likely be a penalty imposed, although the TCEQ has not proposed a specific penalty at this time.

        By letter dated September 13, 2005, the Tamil Nadu Pollution Control Board (the "TNPCB") issued an Order in follow-up to a Show Cause notice dated June 30, 2005, requiring a manufacturing facility of Petro Araldite Private Limited, a subsidiary of Huntsman Advanced Materials in Chennai, India, to close for one week and to submit an action plan and timeline to reduce chemical oxygen demand in its wastewater effluent. The facility complied with the order and submitted an action plan to the TNPCB, which has been accepted pending installation of assets to remedy the issue. The TNPCB has issued consents allowing the facility to stay in operation until September 30, 2006. Under these consents, the facility must have the wastewater controls installed and fully operational by that date in order to be allowed to continue operations. The proposed changes are being installed and we expect these modifications to resolve the current issues with the TNPCB. Ultimately, if the asset modifications do not resolve the effluent issue, or the TNPCB believes the plan or its implementation is inadequate, the TNPCB has the power to take further enforcement action, including shutting down the facility for a longer period or permanently, initiating criminal sanctions or imposing fines. Nevertheless, we believe that the investments in progress will fully resolve this matter. If they do not, however, the ultimate resolution will not have a material impact on our financial condition, results of operations or cash flows.

  Antitrust Matters

        We have been named as a defendant in putative class action antitrust suits alleging a conspiracy to fix prices in the MDI, TDI, and polyether polyols industries that are now consolidated as the "Polyether Polyols" cases in multidistrict litigation known as In re Urethane Antitrust Litigation, MDL No. 1616, Civil No. 2:04-md-01616-JWL-DJW, United States District Court, District of Kansas, initial order transferring and consolidating cases filed August 23, 2004. Other defendants named in the Polyether Polyols cases are Bayer, BASF, Dow and Lyondell. Bayer has entered into a settlement agreement with the plaintiffs that is subject to approval by the court.

        These consolidated cases are in the early stages of class certification discovery. The pleadings of the plaintiffs provide few specifics about any alleged illegal conduct of the defendants and we are not aware of any evidence of illegal conduct by us or any of our employees. For these reasons, we cannot estimate the possible loss or range of loss relating to these claims, and therefore we have not accrued a liability for these claims. Nevertheless, we could incur losses due to these claims in the future and those losses could be material.

        In addition, on February 16, 2006, the Antitrust Division of the U.S. Department of Justice served us with a grand jury subpoena requesting production of documents relating to the businesses of TDI, MDI, polyether polyols and related systems. The other defendants in the Polyether Polyols cases have confirmed that they have also been served with subpoenas in this matter. We intend to cooperate fully with the investigation.

  Tax Dispute

        In connection with the audit of our income tax returns for the years ended 1998 through 2001, we received a Notice of Proposed Adjustment from the Internal Revenue Service and, in 2005, we initiated an administrative appeal before the Internal Revenue Service. The potential liability and the potential reduction to our net operating losses have been reserved in our financial statements.

  Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. See "—Environmental, Health and Safety Matters—Remediation Liabilities" above for a discussion of environmental remediation liabilities.

Available Information

        We maintain an Internet website at http://www.huntsman.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports are available free of charge through our website as soon as reasonably practicable after we file this material with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issues that file electronically with the SEC. Most of our filings with the SEC are on the SEC's website. We also provide electronic or paper copies of our SEC filings free of charge upon request.

MANAGEMENT

Board of Managers and Executive Officers

        The following information concerning our board of managers and executive officers is as of March 16, 2006. The members of our board of managers are appointed by the owner of our membership interest and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of managers.

        Jon M. Huntsman, 68, is Chairman of the Board of Managers of our company. He has been Chairman of the Board of all Huntsman companies since he founded his first plastics company in 1970. Mr. Huntsman served as Chief Executive Officer of Huntsman Corporation and its affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable of certain of our subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America and received the 2006 Chemical Industry Award. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute.

        Peter R. Huntsman, 43, is President, Chief Executive Officer and a Manager of our Company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as President of Olympus Oil, as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our Company. Mr. Huntsman is a director or manager, as applicable, of certain of our other subsidiaries.

        J. Kimo Esplin, 43, is Executive Vice President, Chief Financial Officer and a Manager of our Company. Mr. Esplin has served as chief financial officer of all of the Huntsman companies since 1997. From 1994 to 1997, Mr. Esplin served as our Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutraceutical International Corporation, a publicly traded nutrition supplements company.

        Samuel D. Scruggs, 46, is Executive Vice President, General Counsel, Secretary and a Manager of our Company. Mr. Scruggs served as Vice President and Treasurer from 2000 to 2002 and as Vice President and Associate General Counsel from 1999 to 2000. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Anthony P. Hankins, 48, is Division President, Polyurethanes. Mr. Hankins was appointed to this position in March 2004. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products, from January 2002 to April 2003, he served as Global Vice President, Rigids Division for our Polyurethanes business, from October 2000 to December 2001, he served as Vice President—Americas for our Polyurethanes business, and from March 1998 to September 2000, he served as Vice President—Asia Pacific for our Polyurethanes business. Mr. Hankins worked for ICI from 1980 to February 1998, when he joined our Company. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the U.S.

        Paul G. Hulme, 49, is Division President, Advanced Materials, and has served in that role since June 2003. From February 2000 to May 2003, Mr. Hulme served as Vice President, Performance

Chemicals, and from December 1999 to February 2000 he served as Operations Director, Polyurethanes. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        Thomas J. Keenan, 53, is Division President, Pigments, and has served in that role since August 2003. From January 2000 to August 2003, Mr. Keenan served as President, North American Petrochemicals and Polymers, and from January 1998 to January 2000, he served as Senior Vice President of Huntsman Chemical Company LLC. Prior to joining Huntsman in 1994, Mr. Keenan was Vice President and General Manager, Olefins and Polyolefins for Mobil Chemical Company, where he worked for more than sixteen years.

        Kevin J. Ninow, 42, is Division President, Base Chemicals and Polymers, and has served in that role since July 2003. From July 1999 to July 2003, Mr. Ninow served as Senior Vice President, European Petrochemicals. Mr. Ninow joined Huntsman in 1989.

        Donald J. Stanutz, 55, is Division President, Performance Products. Mr. Stanutz was appointed to this position in March 2004. Mr. Stanutz served as Executive Vice President and Chief Operating Officer of Huntsman LLC from December 2001 to February 2004, as Executive Vice President, Global Sales and Marketing from July 2000 to November 2001 and as Executive Vice President, Polyurethanes, propylene oxide and Performance Chemicals from July 1999 to June 2000. Prior to joining Huntsman in 1994, Mr. Stanutz served in a variety of senior positions with Texaco Chemical Company.

        Michael J. Kern, 56, is Senior Vice President—Environmental, Health & Safety, and Chief Information Officer. Mr. Kern has held this position since December 2003. Mr. Kern has served in several senior management positions of our Company, including Senior Vice President, Environmental, Health & Safety from July 2001 to December 2003 and Senior Vice President, Manufacturing from December 1995 to July 2001. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager—Jefferson County Operations from April 1993 until joining our Company, Plant Manager of the Port Neches facility from August 1992 to March 1993, Manager of the propylene oxide/MTBE project from October 1989 to July 1992, and Manager of Oxides and Olefins from April 1988 to September 1989.

        Don H. Olsen, 59, is Senior Vice President, Global Public Affairs. Mr. Olsen served as Senior Vice President, Public Affairs from August 1993 until he was appointed to his current position in June 2003 and as Vice President, Communications from November 1988 until August 1993. Prior to joining Huntsman in 1988, Mr. Olsen had a 17-year career in broadcast journalism. He also spent three years in Washington, D.C. as Director of Communications for former U.S. Senator Jake Garn.

        Brian V. Ridd, 48, is Senior Vice President, Purchasing. Mr. Ridd has held this position since July 2000. Mr. Ridd served as Vice President, Purchasing from December 1995 until he was appointed to his current position. Mr. Ridd joined Huntsman in 1984.

        L. Russell Healy, 50, is Vice President and Controller and has served in this capacity since April 2004. From August 2001 to April 2004, Mr. Healy served as Vice President, Finance, and from July 1999 to July 2001, he served as Vice President and Finance Director. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte & Touche, LLP. Mr. Healy is a Certified Public Accountant and holds a master's degree in accounting.

Executive Compensation

  Summary Compensation Table

        The following table presents information concerning compensation earned in the fiscal years ended December 31, 2005, 2004 and 2003 by our Chief Executive Officer and our four other most highly compensated executive officers at the end of 2005. We refer to these five persons collectively as "named executive officers."

		Annual Compensation(1)								Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus			Other Annual Compensation(2)			Restricted Stock Awards ($)(3)	Securities Underlying Options (#)	All Other Compensation
Peter R. Huntsman President, CEO, and Director	2005 2004 2003	$ $ $	1,401,646 1,359,085 1,329,249	$ $ $	2,746,250 550,000 500,000	(4)	$ $ $	18,790 815,660 1,543,648	(5) (7) (8)	$3,453,082 — —	454,950 — —	$ $ $	165,890 158,022 172,340	(6) (6) (6)
J. Kimo Esplin Executive VP and CFO	2005 2004 2003	$ $ $	433,120 420,007 410,775	$ $ $	1,515,250 360,000 300,000	(4)		— — —		$1,195,287 — —	157,483 — —	$ $ $	79,312 72,001 49,336	(9) (9) (9)
Samuel D. Scruggs Executive VP and General Counsel	2005 2004 2003	$ $ $	361,125 350,175 342,448	$ $ $	1,472,850 325,000 450,000	(4)		— — —		$1,195,287 — —	157,483 — —	$ $ $	68,612 42,941 37,122	(10) (10) (10)
Anthony P. Hankins Division President, Polyurethanes	2005 2004 2003	$ $ $	464,400 423,466 360,630	$ $ $	1,570,535 350,000 200,000	(4)	$ $ $	111,958 92,564 147,518	(11) (13) (14)	$1,195,287 — —	157,483 — —	$ $ $	40,720 23,327 5,063	(12) (12) (12)
Paul G. Hulme Division President, Advanced Materials	2005 2004 2003	$ $ $	426,091 395,605 332,040	$ $ $	1,445,771 300,000 329,691	(4)	$ $ $	449,034 435,142 327,472	(15) (16) (17)	$1,195,287 — —	157,483 — —		— — —

(1)
All compensation for Messrs. Huntsman, Esplin and Scruggs was, prior to the Huntsman LLC Merger, paid entirely by Huntsman LLC. Compensation figures for these executives shown on the table represent 100% of the compensation paid by our company and all of our affiliates to such executives.

(2)
Excludes perquisites and other personal benefits, securities or property received by the named executive officer where the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer. Amounts included in this column for personal use of company aircraft reflect the aggregate incremental cost to us of such use. In prior years, these amounts were based on the Standard Industry Fare Level (SIFL) tables published by the Internal Revenue Service. We have recalculated the prior year amounts so that all amounts are reported on a consistent basis.

(3)
As a part of their compensation packages, Mr. Huntsman, Mr. Esplin, Mr. Scruggs, Mr. Hankins, and Mr. Hulme received restricted stock awards of Huntsman Corporation Common Stock under the Huntsman Stock Incentive Plan on February 10, 2005 in the following amounts: 150,134 shares for Mr. Huntsman and 51,969 shares each for Mr. Esplin, Mr. Scruggs, Mr. Hankins, and Mr. Hulme. The restricted stock awards vest annually in three equal installments beginning on February 10, 2006. The valuation of the February 2005 restricted stock awards in the table was calculated using the fair market value of Huntsman Corporation's Common Stock on the date of grant, which was $23.00 per share. The value of this unvested restricted stock at year-end 2005, based on Huntsman Corporation's Common Stock's closing price on December 30, 2005 of $17.22 per share, was: $2,585,307 for Mr. Huntsman and $894,906 each for Mr. Esplin, Mr. Scruggs, Mr. Hankins, and Mr. Hulme.

(4)
Bonuses earned in 2005 include annual bonuses and bonuses earned under the Cost Reduction Incentive Plan.

(5)
Perquisites and other personal benefits in the amount of $18,790 were provided for the named executive officer, including personal use of company aircraft and related tax gross-ups in the amount of $13,107.

(6)
Consists of $4,200, 4,100, and $4,000 employer's contribution to the Salary Deferral Plan for 2005, 2004, and 2003, respectively; $5,558, $5,195 and $2,000 employer's contribution to the Supplemental Savings Plan for 2005, 2004, and 2003, respectively; $16,800, $16,400, and $16,000 employer's contribution to the Money Purchase Plan for 2005, 2004, and 2003 respectively; and $139,332, $132,327, and $150,340 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2005, 2004, and 2003 respectively.

(7)
Perquisites and other personal benefits in the amount of $815,660 were provided for the named executive officer, including $789,298 for taxes and tax gross-ups paid in connection with foreign assignment and personal use of company aircraft and related tax gross-ups in the amount of $29,781.

(8)
Perquisites and other personal benefits in the amount of $1,543,648 were provided for the named executive officer, including $1,190,763 for taxes and tax gross-ups paid in connection with foreign assignment and personal use of company aircraft and related tax gross-ups in the amount of $87,263.

(9)
Consists of $4,200, $4,100, and $4,000 employer's contribution to the Salary Deferral Plan for 2005, 2004, and 2003 respectively; $11,662, $10,300 and $12,215 employer's contribution to the Supplemental Savings Plan for 2005, 2004, and 2003, respectively; $16,800, $16,400, and $6,000 employer's contribution to the Money Purchase Plan for 2005, 2004, and 2003 respectively; and $46,650, $41,201, and $27,121 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2005, 2004, and 2003 respectively.

(10)
Consists of $4,200, $4,100, and $4,000 employer's contribution to the Salary Deferral Plan for 2005, 2004, and 2003 respectively; $9,523, $11,903, and $10,849 employer's contribution to the Supplemental Savings Plan for 2005, 2004, and 2003 respectively; $16,800, $6,150, and $6,000 employer's contribution to the Money Purchase Plan for 2005, 2004, and 2003 respectively; and $38,090, $20,788, and $16,273 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2005, 2004, and 2003 respectively.

(11)
Perquisites and other personal benefits in the amount of $111,958 were provided for the named executive officer, including $54,829 as a housing allowance and $44,234 for location and other allowances for foreign assignment.

(12)
Consists of $4,200 and $9,225 employer's contribution to the Salary Deferral Plan for 2005 and 2004; $12,088 and $7,477 employer's contribution to the Supplemental Savings Plan for 2005 and 2004; $6,300 and $6,085 employer's contribution to the Money Purchase Plan for 2005 and 2004; and $18,132, $540, and $5,063 employer's contribution to the money purchase pension plan portion of the Huntsman SERP for 2005, 2004, and 2003 respectively.

(13)
Perquisites and other personal benefits in the amount of $92,564 were provided for the named executive officer, including $52,175 as a housing allowance and $40,390 for location and other allowances for foreign assignment.

(14)
Perquisites and other personal benefits in the amount of $147,518 were provided for the named executive officer, including $52,609 for taxes and tax gross-ups paid in connection with foreign assignment, $50,172 as a housing allowance and $44,737 for other allowances for foreign assignment.

(15)
Perquisites and other personal benefits in the amount of $449,034 were provided for the named executive officer, including $347,636 for taxes and tax gross-ups paid in connection with foreign assignment, $56,051 as a housing allowance and $27,192 for location and other allowances for foreign assignment.

(16)
Perquisites and other personal benefits in the amount of $435,142 were provided for the named executive officer, including $341,052 for taxes and tax gross-ups paid in connection with foreign assignment, $51,737 as a housing allowance and $24,809 for location and other allowances for foreign assignment.

(17)
Perquisites and other personal benefits in the amount of $327,472 were provided for the named executive officer, including $227,474 for taxes and tax gross-ups paid in connection with foreign assignment, $46,006 as a housing allowance and $38,458 for location and other allowances for foreign assignment.

  Option Grants in 2005

        The following table presents information concerning grants of stock options to purchase Huntsman Corporation Common Stock during the last fiscal year to each of our named executive officers.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees During 2005
Name			Exercise or Base Price per Share(2)
				Expiration Date	5%	10%
Peter R. Huntsman	454,950	19.14	$23.00	February 10, 2015	$6,580,659	$16,676,682
J. Kimo Esplin	157,483	6.63	$23.00	February 10, 2015	$2,277,925	$5,772,709
Samuel D. Scruggs	157,483	6.63	$23.00	February 10, 2015	$2,277,925	$5,772,709
Anthony P. Hankins	157,483	6.63	$23.00	February 10, 2015	$2,277,925	$5,772,709
Paul G. Hulme	157,483	6.63	$23.00	February 10, 2015	$2,277,925	$5,772,709

(1)
The options vest in three equal annual installments beginning February 10, 2006.

(2)
The exercise price of the options was based upon the fair market value of Huntsman Corporation's common stock on the date of grant.

(3)
Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of the common stock. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

  Aggregated Option Exercises in 2005 and December 31, 2005 Option Values

        The following table presents information concerning stock option exercises during the last fiscal year by each of our named executive officers. None of our named executive officers exercised stock options during 2005 or had in-the-money stock options at December 31, 2005.

			Number of Securities Underlying Unexercised Options at December 31, 2005
					Value of Unexercised In-The-Money Options at December 31, 2005
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter R. Huntsman	0	$0	0	454,950	$0	$0
J. Kimo Esplin	0	0	0	157,483	0	0
Samuel D. Scruggs	0	0	0	157,483	0	0
Anthony P. Hankins	0	0	0	157,483	0	0
Paul G. Hulme	0	0	0	157,483	0	0

  Cost Reduction Incentive Plan

        In connection with our Project Coronado cost reduction program, we have adopted the Huntsman Cost Reduction Incentive Plan. The purpose of the plan is to encourage key employees to reduce fixed costs by providing incentive pay based upon the reduction in fixed costs for 2005 and 2006 relative to fixed costs for 2002. Fixed costs are calculated in accordance with the plan, on a constant currency basis. There are approximately 61 current participants in the plan, including our Chairman of the Board and all of our executive officers. Plan participants earned a bonus for 2005 because our annualized fixed costs as measured at the end of the second half of 2005 were at least $150 million less than our fixed costs for 2002. Plan participants will earn a bonus for 2006 if our annualized fixed costs as measured at the end of the first half of 2006 are at least $150 million less than our fixed costs for 2002. The aggregate bonus pool amount for 2005 was approximately $21.5 million. The aggregate bonus pool amount for 2006 will be between 5% and 10% of the fixed cost reduction for the 2006 period, depending on the amount of the reduction. No bonus will be earned for 2006 if the amount of the fixed cost reduction for the 2006 period is less than $150 million. In general, in order to receive a bonus for 2006, a participant must be employed at the end of 2006 or either have been terminated by us other than for reasonable cause or have voluntarily terminated for good reason. Bonuses for 2005 have been paid. Bonuses for 2006 will be payable no later than January 7, 2007. However, we have the right to defer payments under certain circumstances. Bonuses will be payable in lump-sum cash payments, subject to our right to pay all or part of a bonus in shares of our common stock.

  Aircraft Use Policy

        In August 2005, the Board of Directors of Huntsman Corporation adopted an Aircraft Use Policy. Under the Policy, the Chairman of the Board, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time sharing agreement. Notwithstanding the foregoing, the Committee may permit the Chairman of the Board of Directors and the Chief Executive Officer of Huntsman Corporation to have personal use of company aircraft without cost; provided that the Committee may limit such use in any given calendar year to a specified dollar amount. For 2006, such use by the Chairman of the Board is limited to $400,000 and such use by the Chief Executive Officer is unlimited. We will make gross-up payments to the Chairman of the Board and the Chief Executive Officer in amounts equal to the out-of-pocket tax obligations resulting from their personal use of company aircraft without cost. In addition, if income is required to be imputed to any person for use of the corporate aircraft in a situation where such use has a business purpose under the Policy, we will make gross-up payments to such person in amounts equal to the out-of-pocket tax obligations resulting from such use.

Retirement Plans

  U.S. Retirement Plans

        In the U.S. we sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan, and a non-qualified supplemental pension plan (the "Huntsman SERP"). Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan and the Huntsman SERP was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts. We also sponsor the Huntsman Salary Deferral Plan, a broad-based 401(k) plan, the Huntsman Money Purchase Plan and the Huntsman Supplemental Savings Plan.

        Huntsman Pension Plan.    Of our named executive officers, Messrs. Peter Huntsman, Esplin and Scruggs were participants in the Huntsman Pension Plan in 2005. The Huntsman Pension Plan expresses benefits as a hypothetical cash balance account established in each participant's name. A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and bonus as described in the Summary Compensation Table, but subject to the compensation limit applicable to tax-qualified plans ($210,000 for 2005). The applicable pay credit percentage ranges between 4% and 12% depending on the participant's combined age and years of service as of the start of each plan year. "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. In addition, plan participants who met certain age and service requirements on July 1, 2004 are entitled to receive "transition credits." Transition credits are payable for up to five years and equal a percentage of a participant's compensation. The applicable transition credit percentage is from 1% to 8% depending on the participant's combined age and years of service as of July 1, 2004.

        At termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. The Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004.

        Huntsman SERP.    The Huntsman SERP provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Peter Huntsman, Esplin, and Scruggs were participants in the Huntsman SERP in 2005. The compensation amounts taken into account for these named executive officers under the Huntsman SERP include compensation in excess of the qualified plan limitations. The Huntsman SERP benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary plus bonus as limited by federal regulations. Upon a change in control (as defined in the Huntsman SERP), participants will receive the present value of the benefits payable to them under the Huntsman SERP.

        The number of completed years of credited service as of December 31, 2005 for Messrs. Peter Huntsman, Esplin and Scruggs under the Huntsman Pension Plan and Huntsman SERP were 22 years, 11 years and 10 years, respectively. At December 31, 2005, these named executive officers were 42, 43 and 46 years of age, respectively.

        Estimated Annual Benefits.    The following table provides the estimated projected annual benefits from the Huntsman Pension Plan and the Huntsman SERP, payable as a lifetime annuity, commencing at normal retirement age (age 65) for Messrs. Peter Huntsman, Esplin and Scruggs. These projections are based on continued employment to age 65 and a 5.00% interest credit rate (the rate in effect for 2005).

Name	Year of 65th Birthday	Estimated Annual Benefit
Peter R. Huntsman	2028	$1,630,000
J. Kimo Esplin	2027	400,000
Samuel D. Scruggs	2024	295,000

        The Huntsman SERP also provides nonqualified benefits for the amounts not available under the Huntsman Money Purchase Pension Plan (a qualified money purchase pension plan in which Messrs. Peter Huntsman, Esplin and Scruggs participate) because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the Huntsman Money Purchase Pension Plan. The amount of benefits accrued under the Huntsman SERP relating to the Huntsman Money Purchase Pension Plan for these named executive officers is included in the Summary Compensation Table in the "All Other Compensation" column.

        Huntsman Supplemental Savings Plan.    The Huntsman Supplemental Savings Plan allows designated executive officers to defer up to 75% of eligible salary and up to 75% of bonus. The Huntsman Supplemental Savings Plan also provides benefits for participants in the form of company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Salary Deferral Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the Huntsman Salary Deferral Plan. The amount of benefits accrued under the Huntsman Supplemental Savings Plan for the named executive officers is included in the Summary Compensation Table in the "All Other Compensation" column.

  Huntsman Belgium Pension Fund

        Mr. Hulme participates in the Huntsman Pension Fund OVV in Belgium (the "Huntsman Belgium Pension Fund"). The following table shows the estimated annual benefit payable under the Huntsman Belgium Pension Fund on reaching age 60 in specified final pensionable earnings and years-of-benefit service classifications.

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$200,000	13,114	26,227	39,341	52,455	65,568	78,682	91,796	104,909
250,000	16,869	33,738	50,607	67,476	84,345	101,214	118,084	134,953
300,000	20,625	41,249	61,874	82,498	103,123	123,747	144,372	164,996
350,000	24,380	48,760	73,140	97,520	121,900	146,280	170,660	195,039
400,000	28,135	56,271	84,406	112,541	140,677	168,812	196,948	225,083
450,000	31,891	63,782	95,672	127,563	159,454	191,345	223,236	255,126
500,000	35,646	71,292	106,939	142,585	178,231	213,877	249,524	285,170
550,000	39,402	78,803	118,205	157,607	197,088	236,410	275,812	315,213
600,000	43,157	86,314	129,471	172,628	215,785	258,942	302,100	345,257
650,000	46,913	93,825	140,738	187,650	234,563	281,475	328,388	375,300
700,000	50,668	101,336	152,004	202,672	253,340	304,008	354,676	405,353
750,000	54,423	108,847	163,270	217,693	272,117	326,540	380,963	435,387
800,000	58,179	116,358	174,536	232,715	290,894	349,073	407,251	465,430
850,000	61,934	123,868	185,803	247,737	309,671	371,605	433,539	495,474
900,000	65,690	131,379	197,069	262,759	328,448	394,138	459,827	525,517
950,000	69,445	138,890	208,335	277,780	347,225	416,670	486,115	555,561
1,000,000	73,200	146,401	219,601	292,802	366,002	439,203	512,403	585,604

        Participants in the Huntsman Belgium Pension Fund may elect a lump sum benefit equal to 8.57% of final pensionable compensation up to the Belgian Social Security earnings ceiling, plus 18.21% of pensionable compensation above the ceiling, times years of service. Final pensionable compensation is 12 times the monthly base salary for the final year of employment. Covered compensation for Mr. Hulme under the plan is reflected in the "Salary" column of the Summary Compensation Table. As of December 31, 2005, Mr. Hulme had approximately 17 years of service in Belgium and was 49 years of age. The benefit amounts for the Huntsman Belgium Pension Fund shown in the table do not include Belgian Social Security benefits, which are payable in addition to such benefit amounts.

  Huntsman Pension Scheme

        Messrs. Hulme and Hankins participate in the Huntsman Pension Scheme in the U.K. The following table shows the estimated annual benefit payable under the Huntsman Pension Scheme on reaching age 62 in specified final pensionable earnings and years-of-service classifications.

	Years of Benefit Service at Retirement
Final Pensionable Compensation
	5	10	15	20	25	30	35	40
$200,000	17,920	35,840	53,760	71,680	89,599	107,519	125,439	133,333
250,000	22,495	44,990	67,485	89,980	112,474	134,969	157,464	166,667
300,000	27,070	54,140	81,210	108,280	135,349	162,419	189,489	200,000
350,000	31,645	63,290	94,935	126,580	158,224	189,869	221,514	233,333
400,000	36,220	72,440	108,660	144,880	181,099	217,319	253,539	266,667
450,000	40,795	81,590	122,385	163,180	203,974	244,769	285,564	300,000
500,000	45,370	90,740	136,110	181,480	226,849	272,219	317,589	333,333
550,000	49,945	99,890	149,835	199,780	249,724	299,669	349,614	366,667
600,000	54,520	109,040	163,560	218,080	272,599	327,119	381,639	400,000
650,000	59,095	118,190	177,285	236,380	295,474	354,569	413,664	433,333
700,000	63,670	127,340	191,010	254,680	318,349	382,019	445,689	466,667
750,000	68,245	136,490	204,735	272,980	341,224	409,469	477,714	500,000
800,000	72,820	145,640	218,460	291,280	364,099	436,919	509,739	533,333
850,000	77,395	154,790	232,185	309,580	386,974	464,369	541,764	566,667
900,000	81,970	163,940	245,910	327,880	409,849	491,819	573,789	600,000
950,000	86,545	173,090	259,635	346,180	432,724	519,269	605,814	633,333
1,000,000	91,120	182,240	273,360	364,480	455,599	546,719	637,839	666,667

        The Huntsman Pension Scheme provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $19,336 (£11,250), plus 1.83% of final pensionable compensation above $19,336 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. These benefits include U.K. social security benefits. As of December 31, 2005, Mr. Hulme had approximately 6 years of service in the U.K. Mr. Hankins had approximately 26 years of service as of December 31, 2005. Since Mr. Hankins is a "Section 4" member of the scheme with at least 20 years of service, he will be entitled to a pension equal to two-thirds of his final pensionable compensation.

  International Pension Plan

        Mr. Hulme also participates in the International Pension Plan (the "IPP"), which is a nonregistered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. Through the IPP, Mr. Hulme at retirement can elect to receive a total pension benefit (which includes retirement benefits being provided by the Huntsman Belgium Pension Fund and the Huntsman Pension Scheme) that is the greater of (1) the benefit under the Huntsman Pension Scheme (with slight modifications if he has less than 10 years of actual U.K. service) based upon his combined service in Belgium and the U.K. and his U.K. notional salary, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the U.K. Currently, the benefit under the IPP using the Huntsman Pension Scheme is the most beneficial for Mr. Hulme, who had 22 years of total service as of December 31, 2005.

        Estimated Annual Benefits.    The following table provides the estimated projected annual benefits from the Huntsman Pension Scheme, payable as a lifetime annuity, commencing at normal retirement age for Messrs. Hankins and Hulme. These projections are based on continued employment to normal retirement age.

Name	Year of Normal Retirement (Age)	Estimated Annual Benefit
Anthony P. Hankins	2019 (62)	$399,000
Paul G. Hulme	2016 (60)	227,000

  Equity Compensation Plan Information

        The following table presents, as of December 31, 2005, information relating to the Huntsman Stock Incentive Plan, which is our only compensation plan previously approved by security holders under which equity securities are authorized for issuance. The Huntsman Stock Incentive Plan is described under the heading "—Stock Incentive Plan," below. We have no compensation plans not previously approved by security holders under which equity securities are authorized for issuance.

Plan Category	(a) # of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) # of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,579,011	22.56	18,241,351

Stock Incentive Plan

        The Huntsman Stock Incentive Plan (the "Stock Incentive Plan") permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards with respect to Huntsman Corporation common stock ("Awards") to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. A maximum of 21,590,909 shares of Huntsman Corporation common stock may be delivered pursuant to Awards under the Stock Incentive Plan. The number of shares deliverable pursuant to the Awards under the Stock Incentive Plan is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive or enlarging changes in Huntsman Corporation's common stock. Shares of Huntsman Corporation common stock used to pay exercise prices and to satisfy tax withholding obligations with respect to Awards as well as shares covered by Awards that expire, terminate or lapse will again be available for Awards under the Stock Incentive Plan. In the event of a change of control of Huntsman Corporation, the Compensation Committee may provide for:

  •
  assumption by the successor company of the Award, or the substitution therefor of similar options, rights or awards with respect to the stock of the successor company;

  •
  acceleration of the vesting of all or any portion of an Award;

  •
  changing the period of time during which vested Awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested Awards terminate upon consummation of the change of control);

  •
  payment of substantially equivalent value in exchange for the cancellation of an Award; and/or

  •
  issuance of substitute awards of substantially equivalent value.

        On March 1, 2006, we granted awards under the Stock Incentive Plan covering an aggregate of 2,142,686 shares of Huntsman Corporation common stock.

Executive Severance Plan

        Under the Huntsman Executive Severance Plan (the "Severance Plan"), if we terminate a participant's employment without reasonable cause, or the participant terminates employment for good reason, we will provide the participant with severance benefits in the form of a cash payment, medical coverage, and outplacement services. "Participants" in the Severance Plan include such employees as may be designated as participants by the Compensation Committee, provided that, unless the Compensation Committee provides otherwise with respect to a particular employee, officers with a title of Vice President or higher will be participants. Under the Severance Plan, termination for "reasonable cause" means termination on account of gross negligence, fraud, dishonesty, willful violation of any law or material violation of any significant company policy, or on account of failure to substantially perform (whether as a result of a medically determinable disability or otherwise) the duties reasonably assigned or appropriate to the position, consistent with prior practice. Termination for "good reason" means a voluntary termination of employment by a participant as a result of our making a significant detrimental reduction or change to the job responsibilities or in the current base compensation of the participant, which action is not remedied within ten days of written notice to us.

        The amount of the cash payment will be: (a) for a participant with a title of Senior Vice President or higher, an amount equal to two times the participant's base compensation at termination; and (b) for a participant with a title of Vice President or below, an amount equal to one and one-half times the participant's base compensation at termination. Medical coverage will continue for the participant and his or her dependents for the period of time determined by dividing the cash payment received by the participant by the participant's base compensation at termination. Outplacement services will be provided: (y) for a period of 12 months following termination, for participants with a title of Senior Vice President or higher; and (z) for a period of six months following termination, for participants with a title of Vice President or below.

Employment Agreements

        Mr. Hulme is party to an employment agreement with our subsidiary Huntsman Advanced Materials (Europe) BVBA, which is subject to annual renewal. This agreement provides for customary expatriation arrangements. For 2003, this agreement entitled Mr. Hulme to an annual U.K. base salary of £210,000 or an annual Belgian base salary of €260,000 and a bonus of up to €130,000. For the actual amounts paid in 2003, 2004 and 2005, please see "—Summary of Compensation—Summary Compensation Table," above.

        Effective November 1, 2000, Mr. Hankins entered into an agreement with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. The agreement, which Huntsman may terminate at any time with two months' notice, expires on October 31, 2005. This agreement provides for customary expatriation arrangements. Under the terms of the agreement, Mr. Hankins' compensation included an initial U.S. base salary of $300,000, subject to annual review, and a performance-based bonus of up to 50% of his U.S. salary. For the actual amounts paid in 2003, 2004 and 2005, please see "—Summary of Compensation—Summary Compensation Table," above.

        We do not have employment agreements with any of our other named executive officers.

Compensation of Managers

        The members of our board of managers do not receive any compensation for their services as managers. In June 2003, we entered into a consulting agreement with Jon M. Huntsman, pursuant to which Mr. Huntsman receives $950,000 per year. Mr. Huntsman also receives compensation in his capacity as chairman of the board of directors of Huntsman Corporation. Please see "Certain Relationships and Related Transactions—Consulting Agreement with Jon M. Huntsman" and "—Other Transactions with the Huntsman Family."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of March 16, 2006, information with respect to each of the persons or groups known to us to be the beneficial owner of more than five percent of any class of our common units, which is our only class of voting securities, is as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Huntsman Corporation(1) 500 Huntsman Way Salt Lake City, Utah 84108	2,058	100%

(1)
All of our membership units are owned directly or indirectly by Huntsman Corporation.

        The following table sets forth information regarding the beneficial ownership of Huntsman Corporation common stock as of March 16, 2006 (except as otherwise indicated) by:

  •
  each person or group that is known to us to beneficially own more than five percent of our common stock;

  •
  each director and each named executive officer (as defined in "Executive Compensation," below); and

  •
  all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
HMP Equity Trust(3)	129,776,387	58.6%
Huntsman Family Holdings Company LLC(3)	129,776,387	58.6%
MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P.(3)(4)	129,776,387	58.6%
Capital Group International, Inc.(5)	16,823,560	7.6%
Jon M. Huntsman(3)	129,776,387	58.6%
Nolan D. Archibald	20,000	*
Marsha J. Evans	13,887	*
Peter R. Huntsman(3)(6)	130,381,300	58.8%
H. William Lichtenberger	23,887	*
David J. Matlin(3)(4)	129,776,387	58.6%
Richard Michaelson	4,000	*
Christopher R. Pechock(3)(4)	129,776,387	58.6%
Wayne E. Reaud	250,000	*
Alvin V. Shoemaker	5,887	*
J. Kimo Esplin(6)	230,850	*
Samuel D. Scruggs(6)	242,832	*
Anthony P. Hankins(6)	116,041	*
Paul G. Hulme(6)	124,021	*
All directors and executive officers as a group (21 persons)(3)(6)	131,856,213	59.5%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 221,569,596 shares outstanding.

(3)
The beneficiaries of HMP Equity Trust are Huntsman Family Holdings Company LLC ("Huntsman Family Holdings") and MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. (collectively, "MatlinPatterson"). Huntsman Family Holdings is controlled by Jon M. Huntsman. MatlinPatterson is controlled by David J. Matlin and Mark R. Patterson through MatlinPatterson Global Advisers LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Partners LLC, and MatlinPatterson LLC. Jon M. Huntsman, Peter R. Huntsman, Christopher R. Pechock and David J. Matlin share voting control of the shares of our common stock held by HMP Equity Trust. Specifically, Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of our common stock held by HMP Equity Trust, provided however, that the shares will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin and Christopher R. Pechock. Huntsman Family Holdings has investment power over the portion of the shares owned by HMP Equity Trust that are allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. MatlinPatterson has investment power over the portion of the shares owned by HMP Equity Trust that are allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. Huntsman Family Holdings, Jon M. Huntsman and Peter R. Huntsman disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. David J. Matlin, Mark R. Patterson, Christopher R. Pechock and MatlinPatterson disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. The shares of Huntsman Corporation common stock held by HMP Equity Trust are allocated as follows: 72,168,405 shares are allocated to the beneficial interest of MatlinPatterson, 51,143,624 shares are allocated to the beneficial interest of Huntsman Family Holdings and 6,464,358 shares are unallocated and will be allocated between the beneficial interests of Huntsman Family Holdings and MatlinPatterson approximately 18 months after the date of our initial public offering based on the trading price of our common stock.

(4)
The address of each of these beneficial owners is c/o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, New York, New York 10022.

(5)
As reported in a Schedule 13G filed on February 9, 2006, as of December 31, 2005, this beneficial owner had sole voting power over 11,997,100 shares, sole dispositive power over 16,823,560 shares and no shared voting or dispositive power. The shares beneficially owned include 137,860 shares resulting from the assumed conversion of 78,000 shares of 5.00% Convertible Preferred Stock due February 16, 2008. The address of this beneficial owner is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(6)
Includes shares that may be acquired through the exercise of stock options granted pursuant to our stock incentive plan that are exercisable within 60 days of the date hereof as follows: Peter R. Huntsman—151,650; J. Kimo Esplin—52,495; Samuel D. Scruggs—52,495; Anthony P. Hankins—52,495; Paul G. Hulme—52,495; and all executive officers and directors as a group—547,112.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Related party transactions, including transactions with our managers, executive officers and their family members who are employees, are reviewed by the audit committee of the board of directors of Huntsman Corporation. In addition, compensation of executive officers and their family members who are employees is reviewed and approved annually by the compensation committee of the board of directors of Huntsman Corporation, and compensation of directors of Huntsman Corporation is reviewed annually by the compensation committee of the board of directors of Huntsman Corporation and approved annually by the board of directors of Huntsman Corporation. We believe that the transactions described below, other than the charitable transaction described in "—Salt Lake City Office Building" below, are based on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Aircraft Sublease and Time-Sharing Agreements

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Monthly sublease payments from Airstar to Jstar are in the amount of approximately $195,000. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third party pays $2 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which we believe to be at least fair market value for the number of flight hours used by such third party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of their personal use of company aircraft.

Subordinated Loan

        On July 2, 2001, we borrowed $25.0 million from Horizon Ventures LLC, an entity controlled by Jon M. Huntsman, and executed a note payable in the same amount. Interest was not paid in cash, but was accrued at a designated rate of 15% per year, compounded annually. As of December 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $15.9 million and $10.5 million, respectively. On February 16, 2005, we used $41.6 million of net proceeds from Huntsman Corporation's initial public offering to redeem in full the subordinated note due Horizon Ventures LLC.

Consulting Agreement with Jon M. Huntsman

        We entered into an agreement with Jon M. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provides consulting services to us at our request. Mr. Huntsman, who is the Chairman of the Board of Huntsman Corporation but is not our employee, provides advice and other business consulting services at our request regarding our products, customers, commercial and development strategies, financial affairs, and administrative matters based upon his experience and knowledge of our business, the industry, and the markets within which we compete. Mr. Huntsman's services are utilized both with respect to the conduct of our business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, which renews automatically for successive one-year terms and which may be terminated by either party at any time, Mr. Huntsman receives $950,000 annually in exchange for his services. For information regarding other compensation arrangements between Mr. Huntsman and us, please see "—Other Transactions with the Huntsman Family," below, and "Summary of Compensation—Cost Reduction Incentive Plan" and "—Aircraft Use Policy," above.

Salt Lake City Office Building

        We have agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. We have agreed to complete this donation on the earlier of November 30, 2009 or the date on which we occupy less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after we make this donation we will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation. As of December 31, 2005, our Salt Lake City office building had a net book value of approximately $10.6 million.

Other Transactions with the Huntsman Family

        The following table shows the compensation in excess of $60,000 paid to members of the Huntsman family (other than Peter R. Huntsman, whose compensation is included in the Summary

Compensation Table under the heading "Executive Compensation," above) for services as officers or employees of ours in the fiscal year ended December 31, 2005.

Name(1)	Salary	Bonus(2)	Other Compensation
Jon M. Huntsman(3)	—	—	—
Karen H. Huntsman(4)	$79,645	—	$7,965	(6)
Jon M. Huntsman, Jr.(4)	—	—	$69,832	(7)
James H. Huntsman(4)(5)	$242,533	$629,450	$43,922	(8)
David H. Huntsman(4)(5)	$100,164	—	$62,390	(9)
Paul C. Huntsman(4)(5)	$230,925	$257,785	$48,836	(10)
James A. Huffman(4)(5)	$91,052	—	$60,931	(11)
David S. Parkin(5)	$242,533	$640,475	$50,456	(12)
Robert P. Haight(4)	$104,699	—	—

(1)
Karen H. Huntsman is the wife of Jon M. Huntsman, our Chairman of the Board and a director, and the mother of Peter R. Huntsman, our President and Chief Executive Officer and a director. Each of Jon M. Huntsman, Jr., James H. Huntsman, David H. Huntsman and Paul C. Huntsman is a son of Jon M. Huntsman and a brother of Peter R. Huntsman. Each of James A. Huffman and David S. Parkin is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman. Robert P. Haight is a brother of Karen H. Huntsman and a brother-in-law of Jon M. Huntsman.

(2)
Bonuses earned in 2005 include annual bonuses and bonuses earned under the Cost Reduction Incentive Plan.

(3)
Jon M. Huntsman retired from his position as Chief Executive Officer of Huntsman Corporation on December 1, 2001. In 2005, Mr. Huntsman received consulting fees of $950,000, a bonus of $1,207,250 and other compensation of $248,672. Please see the following paragraph and "—Consulting Agreement with Jon M. Huntsman," above.

(4)
Karen H. Huntsman, Jon M. Huntsman, Jr., James H. Huntsman, David H. Huntsman, Paul C. Huntsman, James A. Huffman and Robert P. Haight ceased to be employed by the Company effective June 1, 2005, January 3, 2005, March 1, 2006, May 1, 2005, March 1, 2006, May 1, 2005 and April 30, 2005, respectively.

(5)
In 2005, we awarded (i) the following amounts of restricted stock of Huntsman Corporation: Mr. James H. Huntsman—8,452 shares; Mr. David H. Huntsman—6,037 shares; Mr. Paul C. Huntsman—6,037 shares; Mr. Huffman—6,037 shares; and Mr. Parkin—8,452 shares; and (ii) the following numbers of options to purchase shares of our common stock: Mr. James H. Huntsman—25,611; Mr. David H. Huntsman—18,293; Mr. Paul C. Huntsman—18,293; Mr. Huffman—18,293; and Mr. Parkin—25,611. David H. Huntsman and James A. Huffman forfeited their restricted stock and option awards when they ceased to be employed by the company. James H. Huntsman and Paul C. Huntsman forfeited the unvested portions of their restricted stock and option awards when they ceased to be employed by the company.

(6)
Employer's contributions to employee benefit plans.

(7)
Includes $35,506 for employer's contributions to employee benefit plans and $34,326 for separation-related costs.

(8)
Includes $4,669 for personal use of company aircraft and related tax gross-ups and $39,253 for employer's contributions to employee benefit plans.

(9)
Includes $26,223 for personal use of company aircraft and related tax gross-ups, $17,011 for employer's contributions to employee benefit plans and $19,156 for separation-related costs.

(10)
Includes $20,362 for personal use of company aircraft and related tax gross-ups and $28,474 for employer's contributions to employee benefit plans.

(11)
Includes $22,542 for personal use of company aircraft and related tax gross-ups, $20,976 for employer's contributions to employee benefit plans and $17,413 for separation-related costs.

(12)
Includes $11,203 for personal use of company aircraft and related tax gross-ups and $39,253 for employer's contributions to employee benefit plans.

        Jon M. Huntsman, through payments made by us to Huntsman Financial Consulting, L.C., of which Mr. Huntsman is the sole member, received compensation from us in the amount of $248,672 in 2005, which includes $191,280 for personal use of company aircraft and related tax gross-ups and $57,392 for security and administrative services. Mr. Huntsman also earned a bonus of $1,207,250 under the Cost Reduction Incentive Plan for 2005.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.4 million, which represents the insurance premiums paid on his behalf through May 2002.

DESCRIPTION OF NEW NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the phrase "Huntsman International" refers only to Huntsman International LLC and not to any of its subsidiaries, and "Huntsman International Holdings" refers only to Huntsman International Holdings LLC. Additionally, the word "guarantors" refers to Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Ethyleneamines Ltd., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Fuels, L.P., Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC, Polymer Materials Inc., Tioxide Americas Inc. and Tioxide Group, and any other Restricted Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old dollar notes and the old euro notes were, and the new dollar notes and new euro notes will be, issued under an indenture dated December 17, 2004 (the "Indenture") among Huntsman International, the guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The dollar notes and the euro notes are treated as a single class of securities under the Indenture. As a result, among other things, holders of each series of notes will not have separate and independent rights to give notice of a Default or to direct the Trustee to exercise remedies in the Event of a Default or otherwise. References herein to the notes include the dollar notes and the euro notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        In addition to the $175 million aggregate principal amount of dollar notes outstanding under the Indenture and the €135 million aggregate principal amount of euro notes outstanding under the Indenture, which we refer to in this description as the initial notes, the Indenture also provides for unlimited additional issuances of notes, which we refer to in this description as the additional notes. Additional notes can only be issued in compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the Indenture at the time of issuance or would result therefrom. References herein to the notes include the initial notes and any additional notes subsequently issued under the Indenture. The initial notes and the additional notes will constitute a part of the same series, including with respect to redemption and matters requiring approval of holders.

        The following description is a summary of the material provisions of the Indenture and the exchange registration rights agreement, dated December 17, 2004, by and among Huntsman International and the initial purchasers of the notes, for the benefit of the holders of the old notes (the "Registration Rights Agreement"). We urge you to read the Indenture and the Registration Rights Agreement for a more complete understanding of your rights as holders of the notes. Copies of the Indenture and Registration Rights Agreement were filed with the Securities and Exchange Commission as exhibits to our current report on Form 8-K dated December 17, 2004. You may read and copy these exhibits and any reports, statements or other information that we have filed with the SEC, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. The aforementioned registration statement is also available through the SEC's internet site at http://www.sec.gov. The Indenture and the Registration Rights Agreement are also available at the offices of Dexia Banque Internationale à Luxembourg, 69, route d'Esch L-2953 Luxembourg.

Description of the Notes and the Guarantees

The Notes

        The notes are:

  •
  general unsecured senior subordinated obligations of Huntsman International;

  •
  subordinated in right of payment to all existing and future Senior Debt of Huntsman International and structurally subordinated to all liabilities (including trade payables) of Huntsman International's subsidiaries which are not guarantors (except with respect to indebtedness owed to Huntsman International or other guarantors);

  •
  equal in right of payment to all existing and future senior subordinated Indebtedness of Huntsman International; and

  •
  unconditionally guaranteed by the guarantors on a senior subordinated basis.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

The Guarantees

        As of the date of this prospectus, Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Ethyleneamines Ltd., Huntsman Expandable Polymers Company, LC,

Huntsman Family Corporation, Huntsman Fuels, L.P., Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC, Polymer Materials Inc., Tioxide Americas Inc. and Tioxide Group are our only subsidiaries that guarantee Huntsman International's obligations under the notes. Other Restricted Subsidiaries may become guarantors in the future as provided in the Indenture. The obligations of the guarantors under their guarantees are limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        The guarantees of the notes:

  •
  are general unsecured senior subordinated obligations of the guarantors;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the guarantors, and

  •
  are equal in right of payment to all existing and future senior subordinated Indebtedness of the guarantors.

        Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

        As of December 31, 2005, Huntsman International and the guarantors had approximately $3,187.0 million of Senior Indebtedness outstanding (of which approximately $2,434.3 million is secured indebtedness), and Huntsman International's subsidiaries that are not guarantors had approximately $125.7 million of Indebtedness outstanding, excluding intercompany indebtedness due to us or the guarantors. The address of each of the guarantors is: c/o Huntsman International LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and the phone number is (801) 584-5700.

        The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

  (i)
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International; provided that such sale, exchange, transfer or other disposition is made in accordance with the provisions of the Indenture;

  (ii)
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International, or an issuance by such guarantor of its Capital Stock, in each case as a result of which such guarantor ceases to be a majority-owned Subsidiary of Huntsman International; provided that such transaction is made in accordance with the provisions of the Indenture;

  (iii)
  such guarantor is unconditionally released and discharged from its liability with respect to Indebtedness in connection with which such guarantee was executed pursuant to clause (1) of the covenant described under the subheading "Certain Covenants—Limitation of Guarantees by Restricted Subsidiaries;"

  (iv)
  the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

  (v)
  the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the Indenture.

Subordination

        The payment of principal, premium and interest, if any, on the notes is subordinated to the prior payment in full in cash of all Senior Debt of Huntsman International.

        The holders of Senior Debt are entitled to receive payment in full in cash of Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of notes are entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Huntsman International:

  1.
  in a liquidation or dissolution of Huntsman International;

  2.
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Huntsman International or its property;

  3.
  in an assignment for the benefit of creditors; or

  4.
  in any marshaling of Huntsman International's assets and liabilities.

        Huntsman International also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

  1.
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  2.
  any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Huntsman International or the holders of any Designated Senior Debt.

        Payments on the notes may and shall be resumed:

  1.
  in the case of a payment default, upon the date on which such default is cured or waived; and

  2.
  in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

        Huntsman International must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Huntsman International, holders of the notes may recover less ratably than creditors of Huntsman International who are holders of Senior Debt.

Principal, Maturity and Interest

        The Company issued $175 million aggregate principal amount of dollar notes and €135 million aggregate principal amount of euro notes on December 17, 2004. Additional notes can be issued only in compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the Indenture at the time of issuance or would result therefrom.

        The old dollar notes were, and the new dollar notes will be, issued in denominations of $1,000 and integral multiples thereof. The old euro notes were, and the new euro notes will be, issued in denominations of €1,000 and integral multiples thereof.

        Dollar Notes.    The dollar notes will mature on January 1, 2015 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the dollar notes accrues at the rate of 7 3/8% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 2005. The Company will make each interest payment to the holders of record of the dollar notes on the immediately preceding January 1 and July 1. Interest on the dollar notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Euro Notes.    The euro notes will mature on January 1, 2015 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the euro notes accrues at the rate of 7 1/2% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 2005. The Company will make each interest payment to the holders of record of the euro notes on the immediately preceding January 1 and July 1. Interest on the euro notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        At any time prior to January 1, 2008, Huntsman International may on any one or more occasions redeem up to 40% of the aggregate principal amount of the dollar notes and/or the euro notes outstanding under the Indenture, at a redemption price of 107.375% or 107.500%, respectively, of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

  1.
  at least 60% of the aggregate principal amount of each of the dollar notes and euro notes originally issued under the Indenture (together with any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman International and its subsidiaries); and

  2.
  the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

        Prior to January 1, 2010, Huntsman International may redeem all or a part of the dollar notes and/or the euro notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

  1.
  100% of the principal amount thereof or

  2.
  the present value, as determined by an Independent Investment Banker, of

  (a)
  103.688% in the case of the dollar notes and 103.750% in the case of euro notes of the principal amount of the notes being redeemed as of January 1, 2010 plus

  (b)
  all required interest payments due on such notes through January 1, 2010 (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at

  •
  in the case of dollar notes, the Adjusted Treasury Rate, and

  •
  in the case of euro notes, the Adjusted Bund Rate

plus in each case accrued interest to the redemption date.

        On or after January 1, 2010, Huntsman International may redeem all or a part of the dollar notes and/or the euro notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Year	Redemption price of dollar notes	Redemption price of euro notes
2010	103.688%	103.750%
2011	102.458%	102.500%
2012	101.229%	101.250%
2013 and thereafter	100.000%	100.000%

Repurchase at the Option of Holders upon Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require Huntsman International to repurchase all or any part (equal to $1,000 or €1,000, as the case may be, or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Huntsman International will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman International will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman International will, to the extent lawful:

  1.
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  2.
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  3.
  deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman International.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in the same currency as the tendered note and in a principal amount of $1,000 or €1,000, as the case may be, or an integral multiple thereof.

        Prior to complying with any provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, Huntsman International must either

  •
  repay in full and terminate all commitments under Indebtedness under the Credit Facilities and all other Senior Debt, if required under the terms of the Credit Facilities or such Senior Debt,

  •
  offer to repay all commitments under all Indebtedness under the Credit Facilities and all other such Senior Debt and repay each lender that has accepted the offer, or

  •
  obtain the requisite consents, if any, under the Credit Facilities and all other Senior Debt to permit the repurchase of the notes as provided below.

        The provisions described above that require Huntsman International to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that Huntsman International repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Huntsman International will not be required to make a Change of Control Offer upon a Change of Control if a third party (1) makes the Change of Control Offer in the manner, at the times and in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Huntsman International and (2) purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Selection and Notice

        If less than all the dollar notes and/or the euro notes are to be redeemed at any time in connection with an optional redemption, the Trustee will select notes of such series for redemption as follows:

  •
  if the series of notes to be redeemed are listed, in compliance with the requirements of the principal national securities exchange on which such notes are listed; or

  •
  if the series of notes to be redeemed are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or €1,000, as the case may be, or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture, in each case in accordance with the provisions of the Indenture.

        A notice of redemption shall state the redemption date; the redemption price and the amount of accrued interest, if any, to be paid; the paragraph of the notes pursuant to which the notes are being redeemed; the name and address of the Paying Agent; that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; that unless Huntsman International defaults in making the redemption payment, interest, if any, on notes called for redemption shall cease to accrue on and after the redemption date; that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the Paying Agent of such notes; that, if less than all the notes of a series are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and whether the redemption is conditioned on any events and what such conditions are. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

        As of the date of this prospectus, all the subsidiaries of Huntsman International are "Restricted Subsidiaries" other than Huntsman China Investments B.V. and its subsidiaries. However, under certain circumstances we are permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to the restrictive covenants in the Indenture.

        Set forth below are summaries of certain covenants contained in the Indenture.

        Limitation on Incurrence of Additional Indebtedness.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman International and its Restricted Subsidiaries which are guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not guarantors may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman International is greater than 2.0 to 1.0.

        Limitation on Restricted Payments.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

  (a)
  a Default or an Event of Default shall have occurred and be continuing

  (b)
  Huntsman International is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or

  (c)
  the aggregate amount of Restricted Payments, including the proposed Restricted Payment, made after June 30, 1999, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman International of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

  (i)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman International earned from June 30, 1999 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

    (ii)
    100% of the aggregate net cash proceeds received by Huntsman International from any person (other than a subsidiary of Huntsman International) from the issuance and sale subsequent to June 30, 1999 and on or prior to the Reference Date of Qualified Capital Stock of Huntsman International (other than Specified Venture Capital Stock) or debt securities of Huntsman International that are, upon issuance, convertible into or exchangeable for Qualified Capital Stock of Huntsman International, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of Huntsman International; plus

    (iii)
    without duplication of any amounts included in clause (ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by Huntsman International from a holder of Huntsman International Capital Stock.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  1.
  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  2.
  the acquisition of any shares of Capital Stock of Huntsman International, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman International);

  3.
  the acquisition or repayment of any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness (in the case of (x) or (y), other than to a subsidiary of Huntsman International);

  4.
  so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman International of, or dividends to a Huntsman Parent Company to permit repurchases by a Huntsman Parent Company of, Common Stock of Huntsman International or a Huntsman Parent Company from employees of Huntsman International or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4 million in any calendar year;

  5.
  the redemption or repurchase of any Common Stock of Huntsman International held by a Restricted Subsidiary of Huntsman International which obtained such Common Stock directly from Huntsman International;

  6.
  distributions to any Huntsman Parent Company in accordance with the Tax Sharing Agreement;

  7.
  payments to any Huntsman Parent Company for legal, audit, and other expenses directly relating to the administration of such Huntsman Parent Company not to exceed $3.0 million in any fiscal year;

  8.
  the payment of consideration by a third party to equity holders of Huntsman International;

  9.
  additional Restricted Payments in an aggregate amount not to exceed $10 million since the Issue Date; and

  10.
  payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above.

        In determining the aggregate amount of Restricted Payments made subsequent to June 30, 1999 in accordance with clause (c) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x) and (4) of this paragraph shall be included in such calculation.

        Not later than the date of making any Restricted Payment pursuant to clause (c) of the second preceding paragraph or clause (9) of the immediately preceding paragraph, Huntsman International shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman International's quarterly financial statements last provided to the Trustee pursuant to "—Reports to Holders."

        Limitation on Asset Sales.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

  1.
  Huntsman International or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman International's board of managers;

  2.
  at least 75% of the consideration received by Huntsman International or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale). For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman International or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

  3.
  upon the consummation of an Asset Sale, Huntsman International applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 415 days of having received the Net Cash Proceeds.

        Additionally, Huntsman International must apply the Net Cash Proceeds either

  (a)
  to prepay any Senior Debt, guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, and/or

  (b)
  to prepay any Pari Passu Indebtedness of Huntsman International, and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; and/or

  (c)
  to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman International and its subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), and/or

  (d)
  to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman International or its subsidiaries.

        With respect to clauses (c) and (d) above, Huntsman International only may apply Net Cash Proceeds in excess of $30 million in the aggregate since the Issue Date from Asset Sales involving assets of Huntsman International or a guarantor (other than the Capital Stock of a Foreign Subsidiary) towards

  •
  assets which will be owned by Huntsman International or a guarantor and not constituting an Investment or

  •
  the Capital Stock of a person that becomes a guarantor.

        On the 416th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the "Net Proceeds Offer Amount") shall be applied by Huntsman International or such Restricted Subsidiary to make an offer to purchase (or repay, prepay or redeem, as the case may be) (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

  •
  all holders of notes and

  •
  all holders of other Indebtedness that

  •
  is equal in right of payment with the notes and

  •
  contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. Notwithstanding the foregoing, the obligation to make a Net Proceeds Offer shall be suspended until such time as the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds $30 million. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by Huntsman International or any Restricted Subsidiary of Huntsman International in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

  •
  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman International and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," and as a result thereof Huntsman International is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman International and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman International or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediately preceding paragraphs, Huntsman International and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

  1.
  at least 80% of the consideration for such Asset Sale constitutes Replacement Assets; and

  2.
  such Asset Sale is for fair market value.

        Any consideration that does not constitute Replacement Assets that is received by Huntsman International or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 or €1,000, as the case may be, in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the Indenture, Huntsman International shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the Indenture by virtue thereof.

        After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used for any purpose permitted by the other provisions of the Indenture, and the Net Proceeds Offer Amount shall be reset to zero.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman International to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman International or any other Restricted Subsidiary of Huntsman International; or (C) transfer any of its property or assets to Huntsman International or any other Restricted Subsidiary of Huntsman International, except for such encumbrances or restrictions existing under or by reason of:

  1.
  applicable law, rules, regulations and/or orders;

  2.
  the Indenture relating to the notes (including, without limitation, any Liens permitted by such Indenture);

  3.
  customary non-assignment provisions of any contract or any lease governing a leasehold interest of Huntsman International or any Restricted Subsidiary of Huntsman International;

  4.
  any agreements existing at the time of any merger or consolidation with any person acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any Subsidiary of such person;

  5.
  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman International in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

  6.
  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any person pending the closing of such sale;

  7.
  any agreement or instrument governing Capital Stock of any person that is acquired;

  8.
  Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

  9.
  Liens incurred in accordance with the covenant described under "—Limitation on Liens;"

  10.
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  11.
  the Credit Facilities;

  12.
  any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness;"

  13.
  customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman International or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

  14.
  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

  15.
  contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman International or any Restricted Subsidiary in any manner material to Huntsman International or any Restricted Subsidiary; and

  16.
  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13), above;

provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman International in any material respect as determined by the board of managers of Huntsman International in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman International or to another Restricted Subsidiary of Huntsman International) or permit any person (other than Huntsman

International or a Restricted Subsidiary of Huntsman International) to own any Preferred Stock of any Restricted Subsidiary of Huntsman International; provided, however, that any person that is not a Restricted Subsidiary of Huntsman International may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary of Huntsman International.

        Limitation on Liens.    Huntsman International shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman International or any Restricted Subsidiary, now owned or hereafter acquired, which secures Pari Passu Indebtedness or Indebtedness subordinated to the notes unless such Indebtedness is incurred in accordance with the Indenture governing the notes and

  •
  if such Lien secures Pari Passu Indebtedness of Huntsman International, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

  •
  if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

        Prohibition on Incurrence of Senior Subordinated Debt.    Huntsman International will not incur or suffer to exist Indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any other Indebtedness of Huntsman International.

        For purposes of the foregoing the phrase "subordinate in right of payment" means debt subordination only and not lien subordination, and accordingly, (i) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured and (ii) junior liens, second liens and other contractual arrangements that provide for priorities among holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

        Merger, Consolidation and Sale of Assets.    Huntsman International will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman International to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman International's assets (determined on a consolidated basis for Huntsman International and Huntsman International's Restricted Subsidiaries) unless:

  1.
  either (A) Huntsman International shall be the surviving or continuing entity or (B) the person (if other than Huntsman International) formed by such consolidation or merger is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity"),

  2.
  the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the Trustee all rights and obligations of Huntsman International under the notes and the Indenture;

  3.
  immediately after giving effect to such transaction, including the assumption of the notes, Huntsman International or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

  4.
  immediately before and after giving effect to such transaction, including the assumption of the notes, no Default or Event of Default occurred or exists; and

  5.
  Huntsman International or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, stating that all requirements under the Indenture for such a transaction have been satisfied.

        Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Huntsman International will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Huntsman International or any other guarantor unless:

  1.
  the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

  2.
  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

  3.
  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman International could satisfy the provisions of clause (3) of the first paragraph of this covenant.

        Any merger or consolidation of a guarantor with and into Huntsman International (with Huntsman International being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

        Notwithstanding anything in this section to the contrary,

  1.
  Huntsman International may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman International in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant and

  2.
  any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as

  •
  an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman International or a Restricted Subsidiary, or

  •
  an Investment, if the result of such transaction is the acquisition of assets by Huntsman International or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

  1.
  Affiliate Transactions permitted under the provision described in the last paragraph of this covenant, and

  2.
  Affiliate Transactions on terms that are no less favorable to Huntsman International or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis by Huntsman International or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman International and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5.0 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman International or any Restricted Subsidiary of Huntsman International enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10.0 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman International or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

  •
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, manager, employees or consultants of Huntsman International or any Restricted Subsidiary of Huntsman International as determined in good faith by Huntsman International's board of managers or senior management;

  •
  transactions exclusively between or among Huntsman International and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

  •
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

  •
  Permitted Investments and Restricted Payments made in compliance with "—Limitation on Restricted Payments" covenant;

  •
  transactions between any of Huntsman International, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the Indenture;

  •
  transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which when taken together are fair to Huntsman International or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of managers of Huntsman International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

  •
  guarantees by Huntsman International or a guarantor incurred in accordance with clause (23) of the definition of Permitted Indebtedness.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman International or any other Restricted Subsidiary other than:

  (a)
  Indebtedness under Commodity Agreements and Currency Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness,"

  (b)
  Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness" or

  (c)
  any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness," unless, in any such case:

  1.
  such Restricted Subsidiary that is not a guarantor guarantees payment of the notes;

  2.
  if any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness, then the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Pari Passu Indebtedness shall be pari passu in right of payment with the guarantee of the notes.

  3.
  any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to the guarantee of the notes pursuant to subordination provisions no less favorable in any material respect to the holders of the notes than the subordination provisions contained in the Indenture.

        Capital Stock of Certain Subsidiaries.    Huntsman International will at all times hold directly, or indirectly through a wholly owned Restricted Subsidiary,

  1.
  all issued and outstanding Capital Stock of Tioxide Group, and

  2.
  all issued and outstanding Capital Stock of Holdings U.K..

        Neither Tioxide Group nor Holdings U.K. will issue any Capital Stock (or any direct or indirect rights, options or warrants to acquire such Capital Stock) to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International except to qualify directors if required by applicable law or other similar legal requirements.

        Tioxide Group will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International. Holdings U.K. will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International.

        Conduct of Business.    Huntsman International and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which Huntsman International and its Restricted Subsidiaries were engaged on the Issue Date, except to the extent that after engaging in any new business, Huntsman International and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the Issue Date. Huntsman International Financial LLC shall only conduct the business of holding Indebtedness of Restricted Subsidiaries of Huntsman International and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the Indenture. Tioxide Group will only conduct the business of holding the equity interests in Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the Indenture. Holdings U.K. will only conduct the business of holding equity interests and Indebtedness of Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than Indebtedness owing to Huntsman International or Huntsman International Financial LLC.

        Huntsman International and its Domestic Subsidiaries may advance funds to any Foreign Subsidiary only if such Funds are either:

  1.
  advanced directly by Huntsman International or a Domestic Subsidiary,

  2.
  contributed to Huntsman International Financial LLC as common equity and Huntsman International Financial LLC loans such funds, directly or indirectly through wholly owned Restricted Subsidiaries, to such Foreign Subsidiary or

  3.
  contributed to Tioxide Group as common equity and Tioxide Group invests such funds in such Foreign Subsidiary.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

  1.
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

  2.
  all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports. If Huntsman International has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Huntsman International.

Events of Default

        Each of the following events is an "Event of Default" under the Indenture:

  1.
  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

  2.
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

  3.
  the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the Indenture for a period of 60 days after Huntsman International receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  4.
  the occurrence of any default under any agreement governing Indebtedness of Huntsman International or any of its Restricted Subsidiaries if that default:

  (a)
  is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness or

  (b)
  results in the acceleration of the final stated maturity of any such Indebtedness and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates $35 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

  1.
  the failure of Huntsman International or any of the guarantors to pay or otherwise discharge or stay one or more judgments in an aggregate amount in excess of $35 million, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

  2.
  certain events of bankruptcy affecting Huntsman International or any of its Significant Subsidiaries; or

  3.
  the failure of any guarantee of any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the Indenture) or any of the guarantors denies its liability under its guarantee.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the Trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable unless, if there are any amounts outstanding under the Designated Senior Debt, then the notes will become immediately due and payable only upon the first to occur of:

  •
  an acceleration under the Designated Senior Debt or

  •
  five business days after receipt by Huntsman International and the Representative under the Designated Senior Debt of such Acceleration Notice.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

  1.
  if the rescission would not conflict with any judgment or decree,

  2.
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

  3.
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

  4.
  if Huntsman International has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and

  5.
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the notes may waive any existing default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power or may exercise any of the Trustee's powers. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

        Under the Indenture, Huntsman International is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and to provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  1.
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  2.
  Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  3.
  the rights, powers, trust, duties and immunities of the Trustee and Huntsman International's obligations in connection therewith and

  4.
  the Legal Defeasance provisions of the Indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  1.
  Huntsman International must irrevocably deposit with the Trustee, in trust, for the benefit of the holders,

  (a)
  with respect to notes denominated in dollars, cash in U.S. dollars or non-callable U.S. government obligations, and

  (b)
  with respect to notes denominated in euros, euros or non-callable government obligations of any member nation of the European Union whose official currency is the euro, rated AAA or better by S&P and Aaa or better by Moody's, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

  2.
  in the case of Legal Defeasance, Huntsman International shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee;

  3.
  in the case of Covenant Defeasance, Huntsman International shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  4.
  no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  5.
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Huntsman International or any of its subsidiaries is a party or by which Huntsman International or any of its subsidiaries is bound;

  6.
  Huntsman International shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of preferring the holders of notes over any other creditors of Huntsman International or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

  7.
  Huntsman International shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  8.
  Huntsman International shall have delivered to the Trustee an opinion of counsel to the effect that

  (a)
  either

  (i)
  Huntsman International has assigned all its ownership interest in the trust funds to the Trustee, or

      (ii)
      the Trustee has a valid perfected security interest in the trust funds and

    (b)
    assuming no intervening bankruptcy of Huntsman International between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of Huntsman International, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes of a series when

  1.
  either

  (a)
  all the existing authenticated and delivered notes of such series (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the Trustee for cancellation or

  (b)
  all notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the Trustee to effect the redemption of the notes), and Huntsman International has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such notes not already delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  2.
  Huntsman International has paid all other sums payable under the Indenture by Huntsman International with respect to such series; and

  3.
  Huntsman International has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture with respect to such series have been complied with.

All funds that remain unclaimed for one year will be paid to Huntsman International, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        Under certain circumstances, a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note of a series affected, no amendment of the Indenture, the notes or the guarantees may:

  1.
  reduce the amount of such notes whose holders must consent to an amendment;

  2.
  reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

  3.
  reduce the principal of or change or the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for such notes;

  4.
  make such notes payable in money other than that stated in the notes;

  5.
  make any change in provisions of the Indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive defaults or Events of Default;

  6.
  amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been consummated;

  7.
  modify or change any provision of the Indenture affecting the subordination or ranking of such notes or any guarantee in a manner which adversely affects the holders; or

  8.
  release any guarantor from any of its obligations under its guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Other modifications and amendments of the Indenture, the notes or the guarantees may be made with the consent of the holders of a majority in principal amount of the then outstanding notes of each series affected thereby (voting as a separate class).

        Without the consent of any holders of notes, Huntsman International, the guarantors and the Trustee also may amend or supplement the Indenture or the notes or the guarantees to:

  1.
  cure any ambiguities, defect or inconsistency;

  2.
  provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

  3.
  provide for uncertificated notes in addition to or in place of certificated notes;

  4.
  add any person as a guarantor of the notes or secure the notes or the guarantees;

  5.
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such holder; or

  6.
  comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Governing Law

        The Indenture provides that it, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman International or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries.

        "Adjusted Bund Rate" means with respect to any redemption date, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to January 1, 2015 (if no maturity date is within three months before or after January 1, 2015, yields for the two published maturities most closely corresponding to January 1, 2015 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), plus 0.50%. The Bund Rate shall be calculated on the third Business Day preceding such redemption date.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided however that none of the Initial Purchasers or their Affiliates shall be deemed to be an Affiliate of Huntsman International.

        "Asset Acquisition" means:

  •
  an Investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or shall be merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International, or

  •
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman International or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman International or a Restricted Subsidiary of Huntsman International of (A) any Capital Stock of any Restricted Subsidiary of Huntsman International; or (B) any other property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than in the ordinary course of business; provided, however, that Asset Sales shall not include

  1.
  a transaction or series of related transactions for which Huntsman International or its Restricted Subsidiaries receive aggregate consideration of less than $10 million,

  2.
  sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof,

  3.
  sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman International or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman International or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman International or any of its Restricted Subsidiaries to pay any fees for any such use,

  4.
  the sale, lease, conveyance, disposition or other transfer

  •
  of all or substantially all of the assets of Huntsman International as permitted under "Merger, Consolidation and Sale of Assets,"

  •
  of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary,

  •
  pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman International or any subsidiary of Huntsman International with a Lien on such assets, which Lien is permitted under the Indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

  •
  involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman International or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman International or such Restricted Subsidiaries or

    •
    including only the lease or sublease of any real or personal property in the ordinary course of business,

  5.
  the consummation of any transaction in accordance with the terms of "—Limitation on Restricted Payments" or "Merger, Consolidation and Sale of Assets" and

  6.
  Permitted Investments.

        "Capital Stock" means:

  •
  with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

  •
  with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  1.
  a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof,

  2.
  a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition),

  3.
  open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency,

  4.
  repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA-or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America,

  5.
  "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency,

  6.
  tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency, and

  7.
  shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimus amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

  1.
  prior to the initial public equity offering of Huntsman International or any Huntsman Parent Company, the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors (or the equivalent) of Huntsman International or

  2.
  after such initial public equity offering, the occurrence of the following:

  (a)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Huntsman Group or GOP, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman International other than in a transaction having the approval of the board of managers of Huntsman International at least a majority of which members are Continuing Managers; or

  (b)
  Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman International.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the

Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

  1.
  Consolidated Net Income,

  2.
  to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

  (b)
  Consolidated Interest Expense,

  (c)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, and

  (d)
  the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the express terms of the instrument(s) governing any Indebtedness of Huntsman International upon the repayment or other extinguishment of such Indebtedness by Huntsman International in accordance with the express terms of such Indebtedness, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "—Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  1.
  the incurrence or repayment or other reduction or discharge of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

  2.
  any asset sales (other than asset sales (i) in the ordinary course of business or (ii) involving a nominal amount of gross assets of less than $5 million) or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman International or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

  1.
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  2.
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

  3.
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

  1.
  Consolidated Interest Expense, plus

  2.
  the product of

  (a)
  the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

  (b)
  a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

  1.
  the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

  (a)
  any amortization of debt discount and amortization or write-off of deferred financing costs,

  (b)
  the net costs under Interest Swap Obligations,

  (c)
  all capitalized interest and

  (d)
  the interest portion of any deferred payment obligation; and

  2.
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

  1.
  aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

  2.
  cash dividends or distributions paid to such person or a Restricted Subsidiary of such person by any other person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom

  (a)
  after-tax gains from Asset Sales or abandonments or reserves relating thereto,

  (b)
  after-tax items classified as extraordinary or nonrecurring gains,

  (c)
  the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person,

  (d)
  the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Foreign Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of Huntsman International as a result of application of this clause (d) if the restriction on dividends or similar distributions results from consensual restrictions,

  (e)
  the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person,

  (f)
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following June 30, 1999,

  (g)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

  (h)
  in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets,

  (i)
  all gains or losses from the cumulative effect of any change in accounting principles and

  (j)
  the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman International who have held office continuously since a date no later than twelve months prior to Huntsman International's initial public equity offering, and

  •
  all members of the board of managers of Huntsman International who assumed office after such date and whose appointment or nomination for election by the holders of Huntsman International's Capital Stock was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Credit Facilities" means:

  •
  the senior secured Credit Agreement, dated as of July 13, 2004 among Huntsman International and the financial institutions party thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, extended or otherwise modified from time to time, and

  •
  any one or more debt facilities, indentures or other agreements that refinances, replaces or otherwise restructures, including increasing the amount of available borrowings thereunder in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of Huntsman International a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

  •
  Indebtedness under or in respect of the Credit Facilities, and

  •
  any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $100,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Huntsman International.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman International or any capital contribution to the equity of Huntsman International.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $5 million shall be determined by the Board of Managers of Huntsman International acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee or (ii) in all other cases, by an Officers' Certificate delivered to the Trustee.

        "Foreign Cash Equivalents" means:

  •
  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction and

  •
  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman International or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman International (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of (1) with respect to determinations of Consolidated Net Income solely for purposes of the covenant described under "—Limitation on Restricted Payments," June 30, 1999, and (2) for all other purposes, the Issue Date.

        "GOP" means MatlinPatterson Global Opportunities Partners L.P. and any other entity managed by its investment advisor, MatlinPatterson Global Advisers LLC.

        "Guarantor Senior Debt" means with respect to any guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, except for any such Indebtedness that is expressly subordinated or equal in right of payment to the guarantee of such guarantor. "Guarantor Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  (a)
  all monetary obligations of every nature of a guarantor in respect of the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  (b)
  all monetary obligations of every nature of a guarantor evidenced by a promissory note and which is, directly or indirectly, pledged as security for the obligations of Huntsman International under the Credit Facilities,

  (c)
  all Interest Swap Obligations and

  (d)
  all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" does not include

  1.
  any Indebtedness of such guarantor to its Restricted Subsidiaries or Affiliates or any of such Affiliate's subsidiaries other than as described in clause (B),

  2.
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such guarantor or any of its Restricted Subsidiaries,

  3.
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  4.
  Indebtedness represented by Disqualified Capital Stock,

  5.
  any liability for federal, state, local or other taxes owed or owing by such guarantor,

  6.
  Indebtedness incurred in violation of the Indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

  7.
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

  8.
  any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of such guarantor.

        "Holdings U.K." means, Huntsman (Holdings) UK, a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Affiliate" means Huntsman International or any of its Affiliates (other than Huntsman International Holdings and its subsidiaries).

        "Huntsman Parent Company" means any entity of which Huntsman International is a direct or indirect wholly owned Subsidiary.

        "Huntsman Public Parent" means any Huntsman Parent Company that has completed an Initial Public Equity Offering.

        "Indebtedness" means with respect to any person, without duplication,

  1.
  all Obligations of such person for borrowed money,

  2.
  all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

  3.
  all Capitalized Lease Obligations of such person,

  4.
  all Obligations of such person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

  5.
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

  6.
  guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

  7.
  all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

  8.
  all Obligations under Currency Agreements and Interest Swap Agreements of such person and

  9.
  all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

  (a)
  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

  (b)
  deferred taxes or

  (c)
  unsecured indebtedness of Huntsman International and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman International and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

        "Independent Financial Advisor" means a firm which, in the judgment of the board of managers of Huntsman International, is independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the Trustee after consultation with Huntsman International.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Initial Public Equity Offering" means a firm commitment underwritten offering of shares of Capital Stock of the applicable Person registered on Form S-1 under the Securities Act.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

        "Investment" excludes extensions of trade credit by Huntsman International and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman International or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,

  1.
  "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

  2.
  the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman International or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman International or any Restricted Subsidiary of Huntsman International sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman International such that, after giving effect to any such sale or disposition, Huntsman International no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman International will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means December 17, 2004, the date on which the old notes were originally issued under the Indenture.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman International or any of its subsidiaries in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman International or any of its Restricted Subsidiaries from such Asset Sale net of

  (a)
  all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

  (b)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

  (c)
  repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

  (d)
  the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and

  (e)
  appropriate amounts to be provided by Huntsman International or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman International or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

        "Pari Passu Indebtedness" means, in the case of the notes, any Indebtedness of Huntsman International that ranks equally in right of payment with the notes and, in the case of the guarantees, any Indebtedness of the applicable guarantor that ranks equally in right of payment to the guarantee of such guarantor.

        "Paying Agent" means any Person (other than Huntsman International and any of its Affiliates) authorized by Huntsman International to pay the principal of (and premium, if any) or interest on any notes on behalf of Huntsman International and perform all the other obligations and duties of a "Paying Agent" described in the Indenture.

        "Permitted Indebtedness" means, without duplication, each of the following:

  1.
  Indebtedness under the notes, the Indenture and the guarantees;

  2.
  Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not exceeding $2.7 billion at any one time outstanding less the amount of any payments made by Huntsman International under the Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to the second paragraph of "—Limitation on Asset Sales;"

  3.
  other Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to the second paragraph of "—Limitation on Asset Sales;"

  4.
  Interest Swap Obligations of Huntsman International relating to:

  •
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries or

  •
  Indebtedness that Huntsman International or any of its Restricted Subsidiaries reasonably intends to incur within six months and

    Interest Swap Obligations of any Restricted Subsidiary of Huntsman International relating to:

    •
    Indebtedness of such Restricted Subsidiary.

    •
    Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

    Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman International and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the Indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

  5.
  Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  6.
  Indebtedness of a Restricted Subsidiary of Huntsman International to Huntsman International or to a Restricted Subsidiary of Huntsman International for so long as such Indebtedness is held by Huntsman International or a Restricted Subsidiary of Huntsman International, in each case subject to no Lien held by a person other than Huntsman International or a Restricted Subsidiary of Huntsman International (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than Huntsman International or a Restricted Subsidiary of Huntsman International owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

  7.
  Indebtedness of Huntsman International to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any Indebtedness of Huntsman International to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman International's obligations under the Indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman International;

  8.
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  9.
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman International or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  10.
  Refinancing Indebtedness;

  11.
  Indebtedness arising from agreements of Huntsman International or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman International and the subsidiary in connection with such disposition;

  12.
  Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman International or any subsidiary in the ordinary course of business;

  13.
  Guarantees by Huntsman International or a Restricted Subsidiary of Indebtedness incurred by Huntsman International or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman International or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

  14.
  Indebtedness of Huntsman International or any subsidiary incurred in the ordinary course of business not to exceed $50 million at any time outstanding

  (a)
  representing Capitalized Lease Obligations or

  (b)
  constituting purchase money Indebtedness incurred to finance property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International acquired in the ordinary course of business; provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than the property and assets so acquired;

  15.
  Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of

  (a)
  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and

  (b)
  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

    provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $75 million of Indebtedness outstanding at any one time;

  16.
  Indebtedness of Huntsman International and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $20 million at any one time outstanding and Indebtedness of Foreign Subsidiaries pursuant to over-draft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

  17.
  the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman International or any subsidiary of Huntsman International (except for Standard Securitization Undertakings);

  18.
  so long as no Event of Default or Potential Event of Default exists, Indebtedness of Huntsman International to BASF or its Affiliates in an aggregate outstanding amount not in excess of $50 million for the purpose of financing up to 50% of the cost of installation, construction or improvement of property relating to the manufacture of propylene oxide/MTBE;

  19.
  Indebtedness of Huntsman International to a Huntsman Affiliate constituting Subordinated Indebtedness;

  20.
  Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

  21.
  Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

  22.
  additional Indebtedness of Huntsman International and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50 million at any one time outstanding; and

  23.
  (A) guarantees ("Upstream Guarantees") issued by Huntsman International or any guarantor at the time that a Huntsman Public Parent consummates its Initial Public Equity Offering or thereafter, of Indebtedness of such Huntsman Public Parent ("Parent Debt"), provided, that:

  (1)
  such Upstream Guarantee may guarantee only Parent Debt that was incurred, and the proceeds of which are used, to Refinance Indebtedness of Huntsman International;

  (2)
  the aggregate amount of Parent Debt that is guaranteed by the Upstream Guarantee shall not exceed the sum of (x) the aggregate amount of Indebtedness of Huntsman International that is Refinanced with the proceeds of such Parent Debt ("HI Refinanced Debt"), and (y) the amount of any premiums required to be paid under the terms of the instrument governing such HI Refinanced Debt and the amount of reasonable expenses incurred by Huntsman International, in each case in connection with the Refinancing of such HI Refinanced Debt;

  (3)
  if the HI Refinanced Debt is subordinated in right of payment to Senior Debt, then (x) the Upstream Guarantee, if any, issued by Huntsman International shall be subordinated in right of payment to Senior Debt and (y) the Upstream Guarantee, if any, issued by any guarantor shall be subordinated in right of payment to Guarantor Senior Debt of such guarantor, in the case of both clause (x) and (y) to at least the same extent that such HI Refinanced Debt is subordinated to Senior Debt;

  (4)
  the HI Refinanced Debt is not incurred in connection with or in anticipation or contemplation of the Initial Public Equity Offering of such Huntsman Public Parent or the Refinancing of such HI Refinanced Debt; and

  (5)
  both immediately before and after the issuance of any Upstream Guarantee there shall be existing no Default or Event of Default.

    For purposes of the foregoing provisions, any Upstream Guarantee given with respect to Parent Debt under a revolving or undrawn credit facility shall be deemed entered into only when such Upstream Guarantee is initially entered into with respect to the full commitment of revolving or undrawn credit facility, or,

    (B)
    guarantees by Huntsman International or any guarantor, as the case may be ("Replacement Guarantees"), that replace any Upstream Guarantee (a "Previous Guarantee") that (a) was previously issued by such person pursuant to paragraph (A) of this clause (23) or (b) was a Replacement Guarantee previously issued by such person pursuant to this paragraph (B), provided that:

    (1)
    the Replacement Guarantee may guarantee only Parent Debt ("Replacement Debt") that was incurred, and the proceeds of which are used, to Refinance the Parent Debt that was guaranteed by the Previous Guarantee being so replaced ("Previous Debt");

    (2)
    the aggregate amount of Replacement Debt that is guaranteed by the Replacement Guarantee shall not exceed the sum of (x) the aggregate amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, (y) the amount of any premiums required to be paid under the terms of the instrument governing such Previous Debt with respect to the amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, and (z) and the pro rata portion of the amount of reasonable expenses incurred by the Huntsman Public Parent, in each case in connection with the Refinancing of such Previous Debt;

    (3)
    if such Previous Guarantee is subordinated in right of payment to Senior Debt or Guarantor Senior Debt, as the case may be, then (x) the Replacement Guarantee, if any, issued by Huntsman International shall be subordinated in right of payment to Senior Debt to at least the same extent that its Previous Guarantee is subordinated to Senior Debt and (y) the Replacement Guarantee, if any, issued by any guarantor shall be subordinated in right of payment to Guarantor Senior Debt of such guarantor to at least the same extent that its Previous Guarantee is subordinated to Guarantor Senior Debt of such guarantor;

    (4)
    immediately following the issuance of any Replacement Guarantee, the Previous Guarantee being replaced thereby shall be automatically and unconditionally released and rendered null and void; and

    (5)
    both immediately before and after the issuance of any Replacement Guarantee there shall be existing no Default or Event of Default.

        "Permitted Investments" means:

  1.
  Investments by Huntsman International or any Restricted Subsidiary of Huntsman International in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman International or that will merge or consolidate into Huntsman International or a Restricted Subsidiary of Huntsman International; provided that this clause (1) shall not permit any Investment by Huntsman International or a Domestic Restricted Subsidiary in a Foreign Subsidiary consisting of a capital contribution by means of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

  2.
  Investments in Huntsman International by any Restricted Subsidiary of Huntsman International; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman International's obligations under the notes and the Indenture;

  3.
  investments in cash and Cash Equivalents;

  4.
  loans and advances to employees and officers of Huntsman International and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

  5.
  Investments in Unrestricted Subsidiaries or joint ventures not to exceed $75 million, plus

  (a)
  the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

  (b)
  the net after-tax cash proceeds received by Huntsman International or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman International),

  (c)
  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary and

  (d)
  the net cash proceeds received by Huntsman International from the issuance of Specified Venture Capital Stock;

  6.
  Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman International or its Restricted Subsidiaries;

  7.
  Investments made by Huntsman International or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  8.
  Investments existing on the Issue Date;

  9.
  any Investment by Huntsman International or a wholly owned subsidiary of Huntsman International, or by Tioxide Group or Holdings U.K., in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

  10.
  Investments by Huntsman International in Rubicon LLC and Louisiana Pigment Company (each a "Joint Venture"), so long as:

  (a)
  such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Venture),

  (b)
  the documentation governing such Joint Venture does not contain a restriction on distributions to Huntsman International, and

  (c)
  such Joint Venture is engaged only in the business of manufacturing product used or marketed by Huntsman International and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

  11.
  Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

  12.
  loans to any Huntsman Parent Company for the purposes described in clause (7) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments" which, when aggregated with the payment made under such clause, will not exceed $3 million in any fiscal year;

  13.
  any Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

  14.
  additional Investments in an aggregate amount not exceeding $50 million at any one time outstanding; and

  15.
  the incurrence of Guarantees permitted by clause (23) of the definition of Permitted Indebtedness.

        "Permitted Junior Securities" means:

  1.
  Capital Stock in Huntsman International or any guarantor; or

  2.
  debt securities of Huntsman International or any guarantor that

  (a)
  are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the related guarantees are subordinated to Senior Debt pursuant to the terms of the Indenture and

  (b)
  have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the notes.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (6) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its subsidiaries pursuant to which Huntsman International or any of its subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to

  1.
  a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its subsidiaries) and

  2.
  any other person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Huntsman International or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Deutsche Bank Securities Inc., Chase Securities Inc. and Warburg Dillon Read LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Huntsman International shall substitute therefor another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman International or any Restricted Subsidiary of Huntsman International of Indebtedness incurred in accordance with the Fixed Charge Coverage Ratio test set forth in the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clauses (1), (3) or (10) of the definition of "Permitted Indebtedness," in each case that does not

  1.
  result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman International in connection with such Refinancing) or

  2.
  create Indebtedness with

  (a)
  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

  (b)
  a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced

  •
  is Indebtedness solely of Huntsman International, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman International or

  •
  is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Payment" means to

  1.
  declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman International, on or in respect of shares of Huntsman International's Capital Stock to holders of such Capital Stock,

  2.
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman International or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

  3.
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes or

  4.
  make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman International or a Restricted Subsidiary of any property, whether owned by Huntsman International or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by Huntsman International or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another person in which Huntsman International or any subsidiary of Huntsman International makes an Investment and to which Huntsman International or any subsidiary of Huntsman International transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity

  1.
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

  •
  is guaranteed by Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

  •
  is recourse to or obligates Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

  •
  subjects any property or asset of Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any subsidiary of Huntsman International,

  2.
  with which neither Huntsman International nor any subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  3.
  to which neither Huntsman International nor any subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Huntsman International, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  1.
  all monetary obligations of every nature of Huntsman International under the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  2.
  all Interest Swap Obligations and

  3.
  all Obligations under Currency Agreements and Commodity Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" does not include

  1.
  any Indebtedness of Huntsman International to a Restricted Subsidiary of Huntsman International or any Affiliate of Huntsman International or any of such Affiliate's subsidiaries,

  2.
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Huntsman International or any subsidiary of Huntsman International,

  3.
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  4.
  Indebtedness represented by Disqualified Capital Stock,

  5.
  any liability for federal, state, local or other taxes owed or owing by Huntsman International,

  6.
  Indebtedness incurred in violation of the Indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

  7.
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

  8.
  any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of Huntsman International.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Venture Capital Stock" means Qualified Capital Stock of Huntsman International issued to a person who is not an Affiliate of Huntsman International and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in an Unrestricted Subsidiary or joint venture.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Huntsman International or any subsidiary of Huntsman International which are reasonably customary in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Subordinated Indebtedness" means Indebtedness of Huntsman International or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

        "subsidiary" means with respect to any person, (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such person; or (2) any other person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such person.

        "Tax Sharing Agreement" means the provisions contained in the Limited Liability Company Agreements of Huntsman International and Huntsman International Holdings as in existence on the Issue Date relating to distributions to be made to the members thereof with respect to such members' income tax liabilities, or any amendment thereto or replacement thereof so long as any such amendment or replacement provisions are not more disadvantageous to the holders of notes in any material respect than the provisions of the agreement being amended or replaced.

        "Unrestricted Subsidiary" of any person means:

  1.
  any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

  2.
  any subsidiary of an Unrestricted Subsidiary.

Huntsman China Investments B.V. and its subsidiaries shall be Unrestricted Subsidiaries on the date of the Indenture. The board of managers of Huntsman International may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman International or any other subsidiary of Huntsman International that is not a subsidiary of the subsidiary to be so designated;

  •
  Huntsman International certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman International or any of its Restricted Subsidiaries.

        The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman International is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

Any such designation by the board of managers of Huntsman International will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the Indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  1.
  the then outstanding aggregate principal amount of such Indebtedness into

  2.
  the sum of the total of the products obtained by multiplying

  •
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

  •
  the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Book-Entry; Delivery and Form

New Dollar Notes

        The new dollar notes will initially be represented by one or more permanent global notes in fully registered form without interest coupons (each, a "Global Note") and will be deposited with the

Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream, Luxembourg. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to take physical delivery of their certificates (each a "Certificated Security").

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if there is an event of default under the Indenture or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

New Euro Notes

        The new euro notes will initially be represented by one or more permanent global notes in fully registered form without interest coupons (each, a "Euro Global Note") and will be deposited with Citibank, N.A., Agency and Trust, 5 Carmelite Street, London EC4 0PA as common depository (the "Common Depository") and registered in the name of the nominee of the Common Depository for the accounts of Euroclear and Clearstream, Luxembourg.

        Ownership of interests in the Euro Global Note (the "Euro Book-Entry Interests") will be limited to persons that have accounts with Euroclear and/or Clearstream, Luxembourg or persons that may hold interests through such participants. Euro Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream, Luxembourg and their participants.

        Except as set forth below, owners of beneficial interests in a Euro Global Note will not be entitled to take physical delivery of their certificates (each a "Certificated Security"). We expect that pursuant to procedures established by Euroclear and/or Clearstream, Luxembourg, (i) upon the issuance of the Euro Global Notes, Euroclear and/or Clearstream, Luxembourg will credit, on their respective internal systems, a participant's account with the interest beneficially owned by such participant.

        So long as Euroclear or Clearstream, Luxembourg is the registered owner or holder of the new euro notes, Euroclear or Clearstream, Luxembourg, as the case may be, will be considered the sole owner or holder of the notes represented by such Euro Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Euro Global Notes will be able to transfer that interest except in accordance with the procedures of Euroclear or Clearstream, Luxembourg, as applicable, in addition to those provided for under the Indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Euro Global Notes will be made to the Common Depositary as the registered owner thereof. Neither us nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that the Common Depositary, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Euro Global Notes, will instruct Citibank, N.A., as the Euro Paying Agent under the Indenture, to make payments in respect of the New Euro Notes to Euroclear and Clearstream, Luxembourg, in amounts proportionate to their respective beneficial interests in the principal amount of each Euro Global Note, and Euroclear and Clearstream, Luxembourg, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Euro Global Note as shown on the records of Euroclear and Clearstream, Luxembourg.

        Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with Euroclear and Clearstream, Luxembourg's rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Euro Global Note in accordance with the normal procedures of Euroclear and Clearstream, Luxembourg and with the procedures set forth in the Indenture.

        The Luxembourg Stock Exchange has informed us that, for so long as the euro notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, in the case of a transfer or exchange of definitive registered euro notes, a holder thereof may effect such transfer or exchange by presenting and surrendering such euro notes at, and obtaining a new definitive registered euro note from, the office of the Euro Paying Agent. In the case of a transfer of only a part of a definitive registered euro note, a new definitive note in respect of the balance of the principal amount of the definitive note transferred will be delivered at the office of the Euro Paying Agent; and in the case of any lost, stolen, mutilated or destroyed definitive registered euro note, a holder thereof may obtain new definitive registered euro notes from the Euro Paying Agent. The Luxembourg Stock Exchange has also informed us that, according to chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the securities will be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange may be cancelled.

        Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of interests in the Euro Global Notes among participants of Euroclear and Clearstream, Luxembourg, they are under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the Common Depositary will have any responsibility for the performance by Euroclear and Clearstream, Luxembourg or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities shall be issued in exchange for beneficial interests in the Euro Global Notes (i) if there is an event of default under the Indenture, (ii) if Euroclear and Clearstream, Luxembourg notify us that they are unwilling or unable to continue as clearing agencies for the Euro Global Notes, or (iii) the Common Depositary notifies us that it is unwilling or unable to continue as the depositary for such Euro Global Notes and a successor common depositary is not appointed by us within 120 days.

        Payment of principal and interest of the Certificated Securities representing euro notes may be made through the office of the Euro Paying Agent in Luxembourg if and so long as such euro notes are listed on the Luxembourg Stock Exchange. Distributions of principal and interest on the registered euro notes will be made to holders to whom the euro notes are registered. Distributions will be made by wire transfer or by check mailed to the address of such holder as its appear on the register maintained by the trustee under the Indenture. The only final payment on any registered euro note, however, will be made only upon presentation and surrender of each Certificated Note at the office of the Euro Paying Agent in Luxembourg on a payment date that is a business day in the place of presentation.

Exchange Offer; Registration Rights

        We, the guarantors and the initial purchasers, entered into a registration rights agreement (the "Registration Rights Agreement") on the Issue Date. Pursuant to the Registration Rights Agreement, we agreed that we would, at our expense and for the benefit of the holders of the old notes (the "Holders"), use our reasonable best efforts to:

  (1)
  within 180 days after the Issue Date, file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the old notes for new notes, which new notes will have terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions or special interest payments); and

  (2)
  cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 240 days after the Issue Date.

        Promptly after the Exchange Offer Registration Statement is declared effective, we will commence the Exchange Offer. We will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the old notes validly tendered and not withdrawn before the expiration of the Exchange Offer, the Holder who surrendered such old note will receive an exchange note having a principal amount equal to and denominated in the same currency as that of the surrendered old note.

        Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by Holders thereof after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its old notes for new notes will be required to represent

  (1)
  that any new notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the Securities Act;

  (3)
  that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours;

  (4)
  if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  (5)
  if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes.

        We agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

        We intend to apply to list the euro-denominated new notes on the official list of the Luxembourg Stock Exchange and for trading on the Euro MTF Market of the Luxembourg Stock Exchange. We will publish a notice of the commencement of the Exchange Offer, as well as the results of the Exchange Offer and the new common codes and ISINs for the euro-denominated new notes. All documents prepared in connection with the Exchange Offer will be available for inspection, and all necessary actions and services in respect of the Exchange Offer may be done, at the office of the paying agent in Luxembourg. For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of our most recent audited consolidated financial statements and any unaudited quarterly interim financial statements published by us may be inspected and obtained at the specified office of the listing agent in Luxembourg during normal business hours on any weekday.

        In addition, the following documents may be inspected at the specified office of the listing agent in Luxembourg during normal business hours on any weekday:

  •
  our organizational documents; and

  •
  the indenture relating to the notes.

        We will maintain a paying and transfer agent in Luxembourg for as long as any of the notes are listed on the Luxembourg Stock Exchange. We reserve the right to vary such appointment, and we will publish notice of such change of appointment in a newspaper having a general circulation in Luxembourg (which is expected to be the d'Wort).

        If on or before the date of consummation of the Exchange Offer we are not permitted to effect an Exchange Offer because of any change in law or in currently prevailing interpretations of the Staff of the SEC, then we will, in lieu of effecting registration of exchange notes, use our reasonable best efforts to cause a shelf registration covering resales of the notes (the "Shelf Registration Statement") to become effective and to remain effective until the earlier of two years following the effective date of such registration statement or such time as all of the applicable notes have been sold thereunder.

        We will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A Holder that sells notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

        Although we intend to file the registration statement described above, we cannot assure you that the registration statement will be filed or, if filed, will become effective.

        In the event that:

  (1)
  we have not filed the Exchange Offer Registration Statement (or, if applicable, the Shelf Registration Statement) within 180 days following the Issue Date; or

  (2)
  such registration statement has not become effective within 240 days following the Issue Date; or

  (3)
  the Exchange Offer has not been consummated within 45 business days after the effective date of the Exchange Offer Registration Statement; or

  (4)
  any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clauses (1) through (4), the "Registration Default");

then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate), by 0.25% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%. We are currently paying additional interest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretation could alter or modify the statements and conditions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event to holders for United States federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. Accordingly, the holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes, as measured immediately before the exchange.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

        Certain legal matters as to the validity of the notes and the guarantee of the notes by Huntsman International LLC, and the guarantees to be issued by Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the validity of the guarantee of the notes by Huntsman Ethyleneamines Ltd., Huntsman Fuels, L.P., Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman Propylene Oxide Ltd. and Tioxide Group will be passed upon for these entities by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters as to the validity of the guarantee of the notes by Tioxide Americas, Inc. will be passed upon for Tioxide Americas Inc. by Walkers, Cayman Islands.

EXPERTS

        The financial statements and financial statement schedule as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: i) the presentation of the consolidated financial statements of Huntsman International LLC as if Huntsman International Holdings LLC, Huntsman LLC, Huntsman Advanced Materials Holdings LLC and Huntsman International LLC were combined for all periods for which these companies were under common control, ii) the adoption of FASB Interpretation Nos. 46R and 47 during 2005, and iii) the company's change in measurement date for its pension and other postretirement benefit plans during 2005), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at http: //www.sec.gov.

        If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of New Notes—Description of the New Notes and the Guarantees—Certain Covenants—Reports to Holders" for a description of the information we are required to provide.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Millions)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$136.6	$132.5
Accounts receivable (net of allowance for doubtful accounts of $34.6 and $33.7, respectively)	1,352.9	1,475.2
Accounts receivable from affiliates	12.1	10.4
Inventories, net	1,311.0	1,309.2
Prepaid expenses	40.6	45.9
Deferred income taxes	31.2	31.2
Other current assets	28.0	69.9
Current assets held for sale	79.9	—

Total current assets	2,992.3	3,074.3
Property, plant and equipment, net	4,286.0	4,336.7
Investment in unconsolidated affiliates	197.3	175.6
Intangible assets, net	214.5	222.0
Goodwill	91.2	91.2
Deferred income taxes	99.4	94.2
Notes receivable from affiliates	1.0	3.0
Other noncurrent assets	627.7	636.0
Noncurrent assets held for sale	86.4	—

Total assets	$8,595.8	$8,633.0

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$994.0	$1,092.7
Accounts payable to affiliates	6.3	8.7
Accrued liabilities	574.3	732.3
Deferred income taxes	2.5	2.4
Current portion of long-term debt	42.0	44.6
Current liabilities held for sale	39.2	—

Total current liabilities	1,658.3	1,880.7
Long-term debt	4,465.9	4,413.3
Deferred income taxes	231.1	216.9
Other noncurrent liabilities	775.1	770.0
Noncurrent liabilities held for sale	1.3	—

Total liabilities	7,131.7	7,280.9

Minority interests	27.4	20.4
Commitments and contingencies (Notes 12 and 13)
Members' equity:
Members' equity, 2,113 units issued and outstanding	2,797.5	2,794.0
Accumulated deficit	(1,316.8)	(1,384.0)
Accumulated other comprehensive loss	(44.0)	(78.3)

Total members' equity	1,436.7	1,331.7

Total liabilities and members' equity	$8,595.8	$8,633.0

See accompanying notes to unaudited condensed consolidated financial statements.

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in Millions)

	Three Months Ended March 31,
	2006	2005
Revenues:
Trade sales, services and fees	$3,173.7	$3,324.6
Related party sales	14.0	24.7

Total revenues	3,187.7	3,349.3
Cost of goods sold	2,805.3	2,754.4

Gross profit	382.4	594.9
Operating expenses:
Selling, general and administrative	172.4	157.0
Research and development	27.3	24.3
Other operating expense	2.6	44.7
Restructuring, impairment and plant closing costs	7.8	10.4

Total expenses	210.1	236.4

Operating income	172.3	358.5
Interest expense, net	(88.0)	(134.7)
Loss on accounts receivable securitization program	(2.8)	(3.2)
Equity in income of unconsolidated affiliates	0.7	2.3
Loss on early extinguishment of debt	—	(74.0)
Other expense	(0.3)	(0.2)

Income from continuing operations before income taxes, minority interest and accounting change	81.9	148.7
Income tax expense	(13.7)	(28.2)
Minority interest in subsidiaries' income	(0.4)	—

Income from continuing operations	67.8	120.5
Loss from discontinued operations, net of tax of nil	(0.5)	(2.6)

Income before accounting change	67.3	117.9
Cumulative effect of change in accounting principle, net of tax of $1.5	—	4.2

Net income	67.3	122.1
Other comprehensive income (loss)	34.3	(50.3)

Comprehensive income	$101.6	$71.8

See accompanying notes to unaudited condensed consolidated financial statements.

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in Millions)

	Three Months ended March 31,
	2006	2005
Operating Activities:
Net income	$67.3	$122.1
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of change in accounting principle, net of tax	—	(4.2)
Equity in income of unconsolidated affiliates	(0.7)	(2.3)
Depreciation and amortization	110.2	118.9
Provision for (reversal of) losses on accounts receivable	2.2	(1.1)
(Gain) loss on disposal of assets	(0.2)	1.1
Loss on early extinguishment of debt	—	74.0
Noncash interest (income) expense	(0.7)	24.4
Noncash restructuring, impairment and plant closing costs	2.0	—
Deferred income taxes	12.7	16.9
Net unrealized loss on foreign currency transactions	6.7	23.5
Other, net	2.4	1.7
Minority interest in subsidiaries' income	0.4	—
Changes in operating assets and liabilities:
Accounts receivable	114.8	(47.4)
Change in receivables sold, net	(45.4)	64.9
Inventories, net	(12.7)	(115.1)
Prepaid expenses	6.1	6.7
Other current assets	46.9	(16.4)
Other noncurrent assets	2.0	12.9
Accounts payable	(71.2)	106.2
Accrued liabilities	(157.3)	(110.2)
Other noncurrent liabilities	(9.6)	(37.9)

Net cash provided by operating activitiesa	75.9	238.7

Investing Activities:
Capital expenditures	(104.1)	(59.8)
Investment in unconsolidated affiliates, net	(17.1)	(8.9)
Proceeds from sale of assets	8.5	4.7
Change in restricted cash	—	(0.4)

Net cash used in investing activities	(112.7)	(64.4)

Financing Activities:
Net borrowings (repayment) under revolving loan facilities	34.0	(60.9)
Net borrowings on overdraft	8.1	—
Repayment of long-term debt	(0.8)	(886.7)
Proceeds from long-term debt	2.5	2.5
Call premiums related to early extinguishment of debt	—	(65.5)
Repayment of notes payable	(10.4)	(11.5)
Contribution from minority shareholder	6.2	3.6
Contribution from parent	—	837.6
Other, net	2.0	(0.1)

Net cash provided by (used in) financing activities	41.6	(181.0)

Effect of exchange rate changes on cash	(0.7)	(2.3)

Increase (decrease) in cash and cash equivalents	4.1	(9.0)
Cash and cash equivalents at beginning of period	132.5	243.5

Cash and cash equivalents at end of period	$136.6	$234.5

Supplemental cash flow information:
Cash paid for interest	$123.5	$141.0
Cash paid for income taxes	$5.0	$6.1

Supplemental non-cash information:

On February 28, 2005, HMP contributed the Huntsman International Holdings senior subordinated discount notes at an accreted value of $422.8 million to our Company in exchange for equity. During the three months ended March 31, 2006 and 2005, Huntsman Corporation contributed $3.5 million and $1.0 million, respectively, to our Company related to stock-based compensation.

See accompanying notes to unaudited condensed consolidated financial statements.

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. General

Description of Business

        Huntsman International LLC ("we," "our," "us" or "Company," including its subsidiaries, unless the context otherwise requires) is a global manufacturer and marketer of differentiated and commodity chemicals. We manage our business through six segments: Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals. We manufacture our products at facilities located in North America, Europe, Asia and Africa and sell our products throughout the world.

Certain Definitions

        In these financial statements, "Huntsman Corporation" refers to Huntsman Corporation, and, unless the context otherwise requires, its subsidiaries, "Huntsman International Holdings" refers to Huntsman International Holdings LLC, "Huntsman LLC" refers to Huntsman LLC, and, unless the context otherwise requires, its subsidiaries, "Huntsman Advanced Materials Holdings" refers to Huntsman Advanced Materials Holdings LLC and, unless the context otherwise requires, its subsidiaries, "Huntsman Advanced Materials" refers to Huntsman Advanced Materials LLC and, unless the context otherwise requires, its subsidiaries, "HMP" refers to HMP Equity Holdings Corporation, "Huntsman Holdings" refers to Huntsman Holdings, LLC, "Huntsman Family Holdings" refers to Huntsman Family Holdings LLC and "MatlinPatterson" refers to MatlinPatterson Global Opportunities Partners L.P. and its affiliates.

Company

        We are a Delaware limited liability company and all of our membership interests are owned by Huntsman Corporation. We were formed in 1999 in connection with a transaction between Huntsman International Holdings, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") and Imperial Chemical Industries PLC ("ICI"). In that transaction, on June 30, 1999, Huntsman International Holdings acquired ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide ("TiO2" or "Tioxide") businesses and Huntsman Specialty's propylene oxide ("propylene oxide") business. Huntsman International Holdings also acquired the 20% ownership interest of BP Chemicals Limited in an olefins facility located at Wilton, U.K. and certain related assets. Huntsman International Holdings then transferred the acquired businesses to us and to our subsidiaries.

        On August 16, 2005, we completed a merger in which Huntsman LLC, another wholly-owned subsidiary of Huntsman Corporation, merged with and into us and we continued in existence as the surviving entity (the "Huntsman LLC Merger"). At the same time, Huntsman International Holdings was also merged into our Company (collectively with the Huntsman LLC Merger, the "Affiliate Mergers"). Prior to the Huntsman LLC Merger, all of our membership interests were owned by Huntsman International Holdings, and Huntsman International Holdings was owned 58% by Huntsman Corporation and 42% by Huntsman LLC.

        On December 20, 2005, Huntsman Corporation acquired all of the outstanding interests of Huntsman Advanced Materials Holdings. On December 20, 2005, Huntsman Corporation contributed all of the outstanding equity of Huntsman Advanced Materials Holdings to us (the "Huntsman Advanced Materials Minority Interest Transaction"). As a result, Huntsman Advanced Materials Holdings, Huntsman Advanced Materials and its subsidiaries have become our subsidiaries. We did not pay any consideration to Huntsman Corporation in connection with the Huntsman Advanced Materials Minority Interest Transaction other than the issuance of additional equity to Huntsman Corporation.

Accounting for Certain Transactions

        Huntsman Corporation effected the Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction to simplify its consolidated group's financing and public reporting structure, to reduce its cost of financing and to facilitate other organizational efficiencies. The Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction were accounted for as an exchange of shares between entities under common control similar to the pooling method. Our consolidated financial statements presented herein reflect the financial position, results of operations and cash flows as if Huntsman International Holdings, Huntsman LLC, Huntsman Advanced Materials Holdings and our Company were combined for all periods for which they were under common control.

Principles of Consolidation

        Our Condensed Consolidated Financial Statements (Unaudited) include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated.

Interim Financial Statements

        Our interim Condensed Consolidated Financial Statements (Unaudited) were prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP" or "U.S. GAAP") and in management's opinion, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations, financial position and cash flows for the periods presented. Results for interim periods are not necessarily indicative of those to be expected for the full year. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes to consolidated financial statements included elsewhere in the prospectus.

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

2. Recently Issued Accounting Pronouncements

        We adopted Statement of Financial Accounting Standards ("SFAS") No. 151, Inventory Costs—an amendment of ARB No. 43, on January 1, 2006. SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs and wasted material to be recognized as current-period charges.

It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS No. 151 did not have an impact on our consolidated financial statements.

        We adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. We will apply this standard prospectively.

        In September 2005, the Emerging Issues Task Force ("EITF") reached a consensus on issue No. 04-13, Accounting for Purchase and Sales of Inventory with the Same Counterparty, that requires companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory should be reflected at the recorded amount. This consensus is effective for transactions completed after March 31, 2006. We are evaluating this consensus to determine its impact on our consolidated financial statements.

3. Inventories

        Inventories consisted of the following (dollars in millions):

	March 31, 2006	December 31, 2005
Raw materials and supplies	$339.6	$374.1
Work in progress	87.0	82.1
Finished goods	1,009.8	988.1

Total	1,436.4	1,444.3
LIFO reserves	(110.9)	(119.7)
Lower of cost or market reserves	(14.5)	(15.4)

Net	$1,311.0	$1,309.2

        As of March 31, 2006 and December 31, 2005, approximately 19% and 21%, respectively, of inventories were recorded using the last-in, first-out cost method.

        In the normal course of operations, we exchange raw materials with other companies. No gains or losses are recognized on these exchanges, and the net open exchange positions are valued at our cost. The amount included in inventory under open exchange agreements payable by us at March 31, 2006 was $11.7 million (32.6 million pounds of feedstock and products). The amount included in inventory under open exchange agreements payable by us at December 31, 2005 was $3.8 million (8.8 million pounds of feedstock and products).

4. Business Combinations and Dispositions

Definitive Agreement to Sell the U.S. Butadiene and MTBE Business

        On April 6, 2006, we entered into a definitive agreement to sell the assets comprising our U.S. butadiene and MTBE business operated by our Base Chemicals segment for $269 million in cash, subject to customary adjustments. This transaction is expected to close by the third quarter of 2006, and we expect to record a gain on the sale upon closing. This business was deemed to be held for sale and the related assets and liabilities were classified as such in our March 31, 2006 balance sheet. We ceased depreciation of the related assets beginning in March 2006. The following are the major classes of assets and liabilities for this business that were reflected in our balance sheet as assets and liabilities held for sale at March 31, 2006 (dollars in millions):

ASSETS
Accounts and notes receivable, net	$57.9
Inventories, net	22.0
Property, plant and equipment, net	82.5
Other noncurrent assets	3.9

Total assets	166.3

LIABILITIES
Accounts payable	37.1
Accrued liabilities	2.1
Other noncurrent liabilities	1.3

Total liabilities	40.5

Net assets	$125.8

The results of operations of this business are not classified as discontinued operations because of the expected continuing cash flows from our remaining MTBE business.

Pending Acquisition of Textile Effects Business

        On February 20, 2006, we announced that we have entered into a definitive agreement to acquire the global textile effects business of Ciba Specialty Chemicals Inc. for CHF 332 million ($253 million). The purchase price will be reduced (i) by approximately CHF 75 million ($57 million) in assumed debt and unfunded pension and other post employment liabilities and (ii) up to approximately CHF 40 million ($31 million) in unspent restructuring costs. The final purchase price is subject to a working capital and net debt adjustment. The transaction is subject to customary terms and conditions and is expected to occur by the end of the third quarter of 2006.

5. Restructuring, Impairment and Plant Closing Costs

        While we continuously focus on identifying opportunities to reduce our operating costs and maximize our operating efficiency, we have now substantially completed our comprehensive global cost reduction program, referred to as "Project Coronado." Project Coronado was a program designed to reduce our annual fixed manufacturing and selling, general and administrative costs, as measured at 2002 levels, by $200 million. In connection with Project Coronado, we announced the closure of eight smaller, less competitive manufacturing units in our Polyurethanes, Advanced Materials, Performance

Products and Pigments segments. These and other actions have resulted in the reduction of approximately 1,500 employees in these businesses since 2000.

        As of March 31, 2006 and December 31, 2005, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of December 31, 2005	$54.2	$5.8	$6.5	$11.8	$78.3
2006 charges for 2003 initiatives	1.3	—	—	—	1.3
2006 charges for 2004 initiatives	2.1	—	—	0.2	2.3
2006 charges for 2005 initiatives	0.9	—	—	—	0.9
2006 charges for 2006 initiatives	2.1	—	—	—	2.1
Reversals of reserves no longer required	(0.8)	—	—	—	(0.8)
Partial reversal of Huntsman Advanced Materials Transaction opening balance sheet accrual	(1.4)	—	—	—	(1.4)
2006 payments for 2003 initiatives	(4.1)	—	(0.1)	(0.1)	(4.3)
2006 payments for 2004 initiatives	(7.6)	(0.9)	(0.2)	(0.4)	(9.1)
2006 payments for 2005 initiatives	(1.2)	—	—	(0.7)	(1.9)
Foreign currency effect on reserve balance	0.9	—	—	—	0.9

Accrued liabilities as of March 31, 2006	$46.4	$4.9	$6.2	$10.8	$68.3

(1)
Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(2)
Accrued liabilities by initiatives were as follows (dollars in millions):

	March 31, 2006	December 31, 2005
2001 initiatives	$1.4	$1.4
2003 initiatives	24.3	28.4
2004 initiatives	39.9	47.7
2005 initiatives	10.5	11.6
2006 initiatives	2.1	—
Foreign currency effect on reserve balance	(9.9)	(10.8)

Total	$68.3	$78.3

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Advanced Materials	Performance Products	Pigments	Polymers	Base Chemicals	Corporate & Other	Total
Accrued liabilities as of December 31, 2005	$10.9	$7.8	$25.6	$16.6	$3.4	$14.0	$—	$78.3
2006 charges for 2003 initiatives	—	0.1	—	1.2	—	—	—	1.3
2006 charges for 2004 initiatives	0.2	0.1	0.6	1.2	—	0.1	0.1	2.3
2006 charges for 2005 initiatives	—	—	0.4	—	—	0.5	—	0.9
2006 charges for 2006 initiatives	—	2.1	—	—	—	—	—	2.1
Reversals of reserves no longer required	(0.2)	—	—	—	(0.6)	—	—	(0.8)
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	—	(1.4)	—	—	—	—	—	(1.4)
2006 payments for 2003 initiatives	(1.0)	(1.2)	—	(2.1)	—	—	—	(4.3)
2006 payments for 2004 initiatives	(0.8)	(0.3)	(3.6)	(3.0)	(0.2)	(1.1)	(0.1)	(9.1)
2006 payments for 2005 initiatives	—	—	(0.7)	—	—	(1.2)	—	(1.9)
Foreign currency effect on reserve balance	0.2	0.1	0.3	0.2	—	0.1	—	0.9

Accrued liabilities as of March 31, 2006	$9.3	$7.3	$22.6	$14.1	$2.6	$12.4	$—	$68.3

Current portion of restructuring reserve	$5.0	$6.4	$15.4	$10.0	$0.2	$11.3	$—	$48.3
Long-term portion of restructuring reserve	4.3	0.9	7.2	4.1	2.4	1.1	—	20.0
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year	$—	$0.3	$0.5	$3.0	$11.2	$—	$—	$15.0
Estimated additional charges beyond one year	—	—	—	3.6	11.3	—	—	14.9

        As of March 31, 2006 and December 31, 2005, we had reserves for restructuring, impairment and plant closing costs of $68.3 million and $78.3 million, respectively. During the three months ended March 31, 2006, we recorded additional net charges of $7.8 million (consisting of $5.8 million payable in cash and $2.0 million of non-cash charges) for workforce reductions and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the three months ended March 31, 2006, we made cash payments against these reserves of $15.3 million.

        During the three months ended March 31, 2006, our Polyurethanes segment recorded a restructuring, impairment and plant closing credit of $2.2 million, consisting primarily of a gain on the sale of our Shepton Mallet, U.K. site.

        During the three months ended March 31, 2006, our Advanced Materials segment recorded restructuring charges of $2.3 million, primarily related to the realignment of the technical organization in Bergkamen, Germany. This realignment and other existing initiatives are expected to result in additional restructuring charges of $0.3 million.

6. Debt

        Outstanding debt consisted of the following (dollars in millions):

	March 31, 2006	December 31, 2005
Senior Credit Facilities:
Term Loan B	$2,102.1	$2,099.3
Revolving Facility	34.0	—
2010 Secured Notes	293.7	293.6
2009 Senior Notes	454.4	454.7
2011 Senior Floating Rate Notes	100.0	100.0
2012 Senior Fixed Rate Notes	198.0	198.0
Subordinated Notes	1,159.8	1,145.2
Australian Credit Facilities	62.4	63.8
HPS (China) debt	45.7	42.6
Other	57.8	60.7

Total debt	$4,507.9	$4,457.9

Current portion	$42.0	$44.6
Long-term portion	4,465.9	4,413.3

Total debt	$4,507.9	$4,457.9

Transactions Affecting our Debt

        During 2005, Huntsman Corporation's completed a series of transactions designed to simplify its consolidated group's financing and public reporting structure, to reduce its cost of borrowings and to facilitate other organizational efficiencies. Specifically, on August 16, 2005, we completed the Huntsman LLC Merger and on December 20, 2005 we completed the Huntsman Advanced Materials Minority Interest Transaction. As a result of these transactions, we now operate all of Huntsman Corporation's businesses and substantially all of Huntsman Corporation's debt obligations are obligations of our Company and/or our subsidiaries. In connection with repayment of indebtedness, we recorded a loss on early extinguishment of debt for the three months ended March 31, 2005 of $74.0 million.

        As of March 31, 2006, we had outstanding $175 million 7.375% senior subordinated notes due 2015 and €135 million ($163.8 million) 7.5% senior subordinated notes due 2015, which are the notes that are the subject of the exchange offer. The notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, declining ratably to par on and after January 1, 2013. Under the terms of a registration rights agreement among our Company, the subsidiary guarantors and the initial purchasers of the notes, we were required to complete an exchange offer for the notes on or before September 11, 2005. Under the terms of the registration rights agreement, because we did not complete the exchange offer by this date, we are required to pay additional interest on the notes at a rate of 0.25% per year for the first 90-day period following this date, and this rate increases by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0%. As of March 31, 2006, we were paying an additional 0.75% on the notes.

Compliance with Covenants

        Our management believes that we are in compliance with the covenants contained in the agreements governing our senior secured credit facilities ("Senior Credit Facilities"), the A/R Securitization Program (as defined in "Note 8. Securitization of Accounts Receivable") and the indentures governing our notes.

7. Derivative Instruments and Hedging Activities

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We manage interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

        All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive income (loss), to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. We perform effectiveness assessments in order to use hedge accounting at each reporting period. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

        We have also participated in some derivatives that were classified as non-designated derivative instruments and we hedge our net investment in certain European operations. Changes in the fair value of any non-designated derivative instruments and any ineffectiveness in cash flow hedges are reported in current period earnings. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive income (loss).

        We may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of March 31, 2006 and December 31, 2005, and for the three months ended March 31, 2006 and 2005, the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts were not significant.

        In connection with our pending acquisition of the global textile effects business of Ciba Specialty Chemicals Inc., the purchase price of which is denominated in Swiss Francs, on March 16, 2006, we entered into two foreign currency derivative instruments to limit a portion of our currency exposure resulting from the acquisition of the textile effects business. See "Note 4. Business Combinations and

Dispositions." One of the derivatives is an option to purchase CHF65 million at a strike price of 1.2915. This option expires on July 14, 2006 and we paid approximately $1.4 million for this option. The other derivative is a no cost option to purchase CHF65 million at a strike price of 1.2673. However, this option has a "knock-in" strike price of 1.3500, meaning that if at any time prior to its July 14, 2006 expiration the Swiss Franc trades at or above 1.3500, then the option must be exercised at the strike price of 1.2673. Neither of these two options are designated as hedges for financial reporting purposes. As of March 31, 2006, the fair value of these options combined was $1.5 million.

8. Securitization of Accounts Receivable

        Under our accounts receivable securitization program ("A/R Securitization Program"), we grant an undivided interest in certain of our trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance by the Receivables Trust of commercial paper and, up until the A/R Securitization Program Amendment (as defined below), medium-term notes.

        As of March 31, 2006, our A/R Securitization Program had approximately $194.8 million in U.S. dollar equivalents in medium-term notes outstanding and approximately $152.9 million in U.S. dollar equivalents in commercial paper outstanding. On April 18, 2006, we completed an amendment and expansion of our A/R Securitization Program (the "A/R Securitization Program Amendment") and added certain additional U.S. subsidiaries as additional receivables originators under the A/R Securitization Program. In connection with this amendment and expansion, the Receivables Trust redeemed in full all of the €90.5 million ($109.8 million) and $85.0 million in principal amount of the medium-term notes outstanding under the A/R Securitization Program. The amended A/R Securitization Program currently provides for financing through the commercial paper conduit portion of the program (in both U.S. dollars and euros). We also expanded the size of the commercial paper conduit portion of the A/R Securitization Program to a committed amount of approximately $500 million U.S. dollar equivalents for three years. The cost to the Receivables Trust on amounts drawn under the commercial paper conduit are at a rate of LIBOR and/or EUROBOR, as applicable, plus 60 basis points per annum based upon a pricing grid which is dependent upon our credit rating.

        In connection with the A/R Securitization Program Amendment, we initially increased the amount of commercial paper outstanding to $475 million U.S. dollar equivalents. A portion of the net increase was used to fund the redemption of the medium-term notes and to repay $50 million U.S. dollar equivalents of term debt outstanding under our Senior Credit Facilities. The agreements governing our Senior Credit Facilities require us to prepay our term loan B borrowings with proceeds raised under the A/R Securitization Program in excess of $425 million.

9. Employee Benefit Plans

        Components of the net periodic benefit costs for the three months ended March 31, 2006 and 2005 were as follows (dollars in millions):

	Defined Benefit Plans Three Months Ended March 31,		Other Postretirement Benefit Plans Three Months Ended March 31,
	2006	2005	2006	2005
Service cost	$20.3	$19.7	$1.1	$1.0
Interest cost	31.7	31.6	2.3	2.4
Expected return on assets	(37.1)	(34.2)	—	—
Amortization of transition obligation	0.4	0.4	—	—
Amortization of prior service cost	(1.7)	(1.3)	(0.7)	(0.6)
Amortization of actuarial loss	6.9	7.9	0.8	0.8
Curtailment gain	—	(0.3)	—	—
Settlement loss	0.4	0.3	—	—
Special termination benefits	—	2.8	—	—

Net periodic benefit cost	$20.9	$26.9	$3.5	$3.6

        During the three months ended March 31, 2006 and 2005, we made contributions to our pension plans of $22.0 million and $20.6 million, respectively. During the remainder of 2006, we expect to contribute an additional $93.4 million to our pension plans.

        In 2005, we changed the measurement date of our pension and postretirement benefit plans from December 31 to November 30. We believe the one-month change of the measurement date is preferable because it provides us more time to review the completeness and accuracy of the actuarial benefit information which results in an improvement in our internal control procedures. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of change in accounting principle credit of $4.2 million, net of tax of $1.5 million.

10. Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) were as follows (dollars in millions):

			Other comprehensive income (loss)
	Accumulated other comprehensive loss
			Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2006	March 31, 2005
Foreign currency translation adjustments, net of tax of $3.9 million and $0.2 million as of March 31, 2006 and December 31, 2005, respectively	$100.8	$69.9	$30.9	$(47.5)
Unrealized gain (loss) on nonqualified plan investments	1.1	0.8	0.3	(0.1)
Unrealized gain (loss) on derivative instruments	(1.6)	(2.2)	0.6	6.5
Minimum pension liability, net of tax of $46.4 million and $45.4 million as of March 31, 2006 and December 31, 2005, respectively	(150.8)	(153.3)	2.5	(17.6)
Minimum pension liability of unconsolidated affiliate	(0.8)	(0.8)	—	8.8
Unrealized loss on securities	—	—	—	(0.4)
Other comprehensive income of unconsolidated affiliates	7.3	7.3	—	—

Total	$(44.0)	$(78.3)	$34.3	$(50.3)

        Items of other comprehensive income (loss) of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

11. Commitments and Contingencies

Legal Matters

  Discoloration Claims

        Certain claims have been filed against us relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide ("Discoloration Claims"). Substantially all of the titanium dioxide that is the subject of these claims was manufactured prior to our acquisition of our titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid an aggregate of approximately $16 million in costs and settlement amounts for Discoloration Claims as of March 31, 2006.

        The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

	Three months ended March 31, 2006	Three months ended March 31, 2005
Claims unresolved at beginning of period	2	3
Claims filed during period	0	0
Claims resolved during period	0	1
Claims unresolved at end of period	2	2

        During the three months ended March 31, 2005, we settled a claim for approximately $0.9 million, all of which was paid by ICI. The two Discoloration Claims unresolved as of March 31, 2006 asserted aggregate damages of approximately $64 million. An appropriate liability has been accrued for these claims. Based on our understanding of the merits of these claims and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, we cannot reasonably estimate the amount of loss related to such claims. Although we may incur additional costs as a result of future claims (including settlement costs), based on our history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than six years ago, and the fact that we have rights under contract to indemnity, including from ICI, we do not believe that any unasserted Discoloration Claims will have a material impact on our financial condition, results of operations, or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted claims, we have made no accruals in our financial statements as of March 31, 2006 for costs associated with unasserted Discoloration Claims.

  Asbestos Litigation

        We have been named as a "premises defendant" in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaint has not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery. Recent changes in Texas tort procedures have required many pending cases to be split into multiple cases, one for each claimant, increasing the number of pending cases reported below for the three months ended March 31, 2006. Nevertheless, the complaints in these cases provide little additional information. We do not believe that the increased number of cases reflects an increase in the number of underlying claims.

        Where the alleged exposure occurred prior to our ownership or operation of the relevant "premises," the prior owners and operators generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner or operator. None of the complaints in these cases state the amount of damages being sought. The prior owner or operator accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our eleven-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners or operators have the intention and ability to continue to honor their indemnities, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the period indicated certain information about cases for which service has been received that we have tendered to the prior owner or operator, all of which have been accepted.

	Three months ended March 31, 2006	Three months ended March 31, 2005
Unresolved at beginning of period	576	398
Tendered during period	822	19
Resolved during period	51	9
Unresolved at end of period	1,347	408

        We have never made any payments with respect to these cases. As of March 31, 2006, we had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of March 31, 2006.

        Certain cases in which we are a "premises defendant" are not subject to indemnification by prior owners or operators. The following table presents for the period indicated certain information about these cases. Cases include all cases for which service has been received by us.

	Three months ended March 31, 2006	Three months ended March 31, 2005
Unresolved at beginning of period	34	29
Filed during period	3	4
Resolved during period	4	1
Unresolved at end of period	33	32

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $5,000 during each of the three months ended March 31, 2006 and 2005. As of March 31, 2006, we had an accrual of $0.5 million relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of March 31, 2006.

  Environmental Enforcement Proceedings

        On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, we are aware of the individual matters set out below, which we believe to be the most significant presently pending matters and unasserted claims. Although we may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and our past experience, we believe that the ultimate resolution of these matters will not have a material impact on our financial condition, results of operations or cash flows.

        In May 2003, the State of Texas settled an air enforcement case with us relating to our Port Arthur plant. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $0.4 million in attorney's fees to the Texas Attorney General. As of March 31, 2006, we have paid $3.5 million toward the penalty and $0.4 million for the attorney's fees. The monitoring projects are underway and on schedule. We do not anticipate that this settlement will have a material adverse effect on our financial condition, results of operations or cash flows.

        Beginning in the third quarter of 2004 and extending through December 2005, we have received notifications of approximately eight separate enforcement actions from the Texas Commission on Environmental Quality ("TCEQ") for alleged violations related to air emissions at our Port Neches or our Port Arthur plant. These alleged violations primarily relate to specific upset emissions, emissions from cooling towers, or flare operations occurring at particular times and at particular operating units during 2004 and 2005. These notices of violation appear to be part of a larger enforcement initiative by the TCEQ regional office focused on upset emissions at chemical and refining industry plants located within the Beaumont/Port Arthur region. TCEQ is seeking a combined penalty of approximately $0.6 million for five of these notices. TCEQ has not made a penalty proposal for two other notices, and the final notice is seeking a penalty of less than $5,000. Final resolution of these matters is subject to further negotiation between us and TCEQ. We do not believe that the resolution of these matters will result in the imposition of costs material to our financial condition, results of operations or cash flows.

        During the first quarter of 2006, we disclosed to the TCEQ that our Conroe, Texas, facility has been out of compliance with Hazardous Air Pollutant ("HAP") regulations. Prior calculations performed by outside consultants erroneously showed that the facility was not a "major" facility for HAP program purposes; that has now been shown to have been incorrect. The agency has indicated that there will likely be a penalty imposed, although the TCEQ has not proposed a specific penalty at this time.

        By letter dated September 13, 2005, the Tamil Nadu Pollution Control Board (the "TNPCB") issued an Order in follow-up to a Show Cause notice dated June 30, 2005, requiring a manufacturing facility of Petro Araldite Private Limited, a subsidiary of Huntsman Advanced Materials in Chennai, India, to close for one week and to submit an action plan and timeline to reduce chemical oxygen demand in its wastewater effluent. The facility complied with the order and submitted an action plan to the TNPCB, which has been accepted pending installation of assets to remedy the issue. The TNPCB has issued consents allowing the facility to stay in operation until September 30, 2006. Under these consents, the facility must have the wastewater controls installed and fully operational by that date in order to be allowed to continue operations. The proposed changes are being installed and we expect these modifications to resolve the current issues with the TNPCB. Ultimately, if the asset modifications do not resolve the effluent issue, or the TNPCB believes the plan or its implementation is inadequate, the TNPCB has the power to take further enforcement action, including shutting down the facility for a longer period or permanently, initiating criminal sanctions or imposing fines. Nevertheless, we believe that the investments in progress will fully resolve this matter. If they do not, however, the ultimate resolution will not have a material impact on our financial condition, results of operations or cash flows.

  Antitrust Matters

        We have been named as a defendant in putative class action antitrust suits alleging a conspiracy to fix prices in the MDI, TDI, and polyether polyols industries that are now consolidated as the "Polyether Polyols" cases in multidistrict litigation known as In re Urethane Antitrust Litigation, MDL

No. 1616, Civil No. 2:04-md-01616-JWL-DJW, United States District Court, District of Kansas, initial order transferring and consolidating cases filed August 23, 2004. Other defendants named in the Polyether Polyols cases are Bayer, BASF, Dow and Lyondell. Bayer has entered into a settlement agreement with the plaintiffs that is subject to approval by the court.

        These consolidated cases are in the early stages of class certification discovery. The pleadings of the plaintiffs provide few specifics about any alleged illegal conduct of the defendants and we are not aware of any evidence of illegal conduct by us or any of our employees. For these reasons, we cannot estimate the possible loss or range of loss relating to these claims, and therefore we have not accrued a liability for these claims. Nevertheless, we could incur losses due to these claims in the future and those losses could be material.

        In addition, on February 16, 2006, the Antitrust Division of the U.S. Department of Justice served us with a grand jury subpoena requesting production of documents relating to the businesses of TDI, MDI, polyether polyols and related systems. The other defendants in the Polyether Polyols cases have confirmed that they have also been served with subpoenas in this matter. We intend to cooperate fully with the investigation.

  Tax Dispute

        In connection with the audit of our income tax returns for the years ended 1998 through 2001, we received a Notice of Proposed Adjustment from the Internal Revenue Service and, in 2005, we initiated an administrative appeal before the Internal Revenue Service. The potential liability and the potential reduction to our net operating losses have been reserved in our financial statements.

  Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. See "Note 12. Environmental, Health and Safety Matters—Remediation Liabilities" below for a discussion of environmental remediation liabilities.

12. Environmental, Health and Safety Matters

General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the three months ended March 31, 2006 and 2005, our capital expenditures for EHS matters totaled $6.7 million and $5.4 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Environmental Litigation and Enforcement Proceedings

        See "Note 11. Commitments and Contingencies—Legal Matters" for a discussion of environmental litigation and enforcement proceedings.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. For example, our Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing remediation requirements under RCRA authority. In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of the relevant facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater and surface water contamination from past operations at some of our sites, and we may find contamination at other sites in the future. Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the full cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

        We have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at approximately 12 former facilities and third party sites, including but not limited to sites listed under CERCLA. Based on current information and past experience at other CERCLA sites, we do not expect any of these third party claims to result in a material liability to us.

Environmental Reserves

        We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. We have accrued approximately $18 million and $25 million for environmental liabilities as of March 31, 2006 and December 31, 2005, respectively. These amounts do not include amounts recorded as asset retirement obligations. Of these amounts, approximately $6 million and $7 million are classified as accrued liabilities on our condensed consolidated balance sheets as of March 31, 2006 and December 31, 2005, respectively, and approximately $12 million and $18 million are classified as other noncurrent liabilities on our condensed consolidated balance sheets as of March 31, 2006 and December 31, 2005, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess. We may be subject to additional environmental remediation liabilities in the future, and such liabilities could be material. However, because we are not able to estimate the amount or range of losses associated with such liabilities, we have made no accruals with respect to unasserted environmental remediation liabilities as of March 31, 2006.

Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our financial condition, results of operations or cash flows.

        In October 2003, the European Commission ("EC") adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. On November 17, 2005, the European Parliament completed its first reading of the EC-drafted REACH legislation. Ministers from EU's 25 member states (sitting as the Council) finalized their own position on the text on December 13, 2005, paving the way for final agreement between Parliament and the Council in late 2006 and for REACH to become law in early 2007. As proposed, REACH would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require expenditures by us. As currently envisioned, REACH would take effect in three primary stages over eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still in development.

MTBE Developments

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere and has been curtailed and may be eliminated in the future by legislation or regulatory action. For example, about 25 states have adopted rules that prohibit or restrict the use of MTBE in gasoline sold in those states. Those states account for a substantial portion of the "pre-ban" U.S. MTBE market. In addition, the Energy Policy Act of 2005 is now having an adverse impact on our MTBE business in the U.S., since it mandates increased use of renewable fuels and eliminates, as of May 6, 2006, the oxygenate requirement for reformulated gasoline established by the 1990 Clean Air Act Amendments. Although the full extent of the potential impact of the new law is still unclear, most gasoline refiners and distributors in the U.S. appear to have stopped using MTBE. A significant loss in demand for our MTBE in the U.S. could result in a material loss in revenues or material costs or expenditures.

        In 2005, sales of MTBE comprised approximately 5% of our total revenues, and we marketed approximately 95% of our MTBE to customers located in the U.S. for use as a gasoline additive. Most of our 2005 sales of MTBE to U.S. customers were made pursuant to long-term agreements. During 2006 (and concluding by the first quarter of 2007), our long-term MTBE sales agreements in the U.S. will terminate. We anticipate that our 2006 sales of MTBE in the U.S. will decrease substantially as compared to 2005 levels. We have entered into sales agreements to sell a significant percentage of our MTBE into the Latin American market, and we currently believe that we could also sell MTBE relatively efficiently in Europe and Asia. Nevertheless, as a result of varying market prices and transportation costs, sales of MTBE in markets outside the U.S. may produce lower margins than the sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require us to make significant capital expenditures and the sale of such other products may produce a lower level of cash flow than the sale of MTBE.

        A number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, financial condition, results of operations or cash flows. However, because we are not able to estimate the amount or range of losses associated with such litigation, we have made no accruals with respect to unasserted claims concerning the environmental effects of MTBE as of March 31, 2006.

13. Other Operating Expense

        Other operating expense consisted of the following (dollars in millions):

	Three Months Ended March 31,
	2006	2005
Foreign exchange losses	$1.1	$37.8
Other, net	1.5	6.9

Total other operating expense	$2.6	$44.7

14. Income Taxes

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire U.S. and a material portion of the non-U.S. net deferred tax assets due to the uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

        Income tax expense was $13.7 million for the three months ended March 31, 2006 and $28.2 million for the same period in 2005. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate.

        Our effective income tax rates were 17% and 19% for the three months ended March 31, 2006 and March 31, 2005, respectively. Excluding the impact of the charge in 2005 for loss on early extinguishment of debt of $74 million, which is not benefited for tax purposes because of valuation allowances on net deferred tax assets, our effective income tax rate would have been 13% for the three months ended March 31, 2005. These effective tax rates of 17% and 13% are lower than the U.S. statutory rate of 35% primarily due to our mix of earnings in tax jurisdictions where no tax expense is provided due to the release of valuation allowances, as well as earnings in tax jurisdictions with lower statutory rates. Additionally, on August 16, 2005, we completed the Affiliate Mergers. Prior to the Affiliate Mergers, Huntsman International Holdings, including our Company, was treated as a partnership for U.S. federal income tax purposes and as such was generally not subject to U.S. income tax, but rather such income was taxed directly to its owners. After the Affiliate Mergers, we are treated as a corporate subsidiary and are subject to U.S. income tax. Therefore, the tax expense at March 31, 2006 and March 31, 2005 are not comparable.

15. Discontinued Operations

        On July 6, 2005, we sold our toluene di-isocyanate ("TDI") business. The sale involved the transfer of our TDI customer list and sales contracts. We further agreed to discontinue the use of our remaining TDI assets. TDI has been accounted for as a discontinued operation under SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Accordingly, the following results of

TDI have been presented as discontinued operations in the accompanying unaudited condensed consolidated statements of operations (dollars in millions):

	Three months ended March 31,
	2006	2005
Revenues	$—	$13.6
Costs and expenses	(0.5)	(16.2)

Operating loss	(0.5)	(2.6)
Income tax expense	—	—

Loss from discontinued operations, net of tax	$(0.5)	$(2.6)

        We expect to incur approximately $1.0 million of additional costs related to the TDI transaction by the end of the second quarter of 2006. The TDI business is reported in our Polyurethanes operating segment in our accompanying Condensed Consolidated Financial Statements (Unaudited).

16. Operating Segment Information

        We report our operations through six operating segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TPU, polyols, aniline, propylene oxide and MTBE (1)
Advanced Materials	Epoxy resin compounds, cross-linkers, matting agents, curing agents, epoxy, acrylic and polyurethane-based adhesives, tooling resins and stereolithography tooling resins and hybrid thermosets
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals, glycols, and technology licenses
Pigments	Titanium dioxide
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene (2), MTBE (2), benzene, cyclohexane and paraxylene

(1)
The propylene oxide/MTBE operations in our Polyurethanes segment are not included in the announced sale of our U.S. butadiene and MTBE business (operated in the Base Chemicals segment). See "Note 4. Business Combinations and Dispositions."

(2)
We have announced the sale of our U.S. butadiene and MTBE business operated in our Base Chemicals segment; this transaction is expected to close in mid-2006. See "Note 4. Business Combinations and Dispositions."

        Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our company as a whole. The revenues and EBITDA for each of our reportable operating segments are as follows (dollars in millions):

	Three months ended March 31,
	2006	2005
Net Sales:
Polyurethanes	$809.1	$879.9
Advanced Materials	307.2	311.5
Performance Products	490.3	520.7
Pigments	258.8	263.2
Polymers	439.4	413.6
Base Chemicals	1,090.6	1,187.0
Eliminations	(207.7)	(226.6)

Total	$3,187.7	$3,349.3

Segment EBITDA(1):
Polyurethanes	$159.2	$185.7
Advanced Materials(2)	34.9	49.0
Performance Products	45.6	66.9
Pigments	33.3	39.3
Polymers	35.2	44.9
Base Chemicals	20.1	161.6
Corporate and other(2)(3)	(49.1)	(142.0)

Total EBITDA	279.2	405.4
Interest expense, net	(88.0)	(134.7)
Income tax expense(4)	(13.7)	(29.7)
Depreciation and amortization	(110.2)	(118.9)

Net income	$67.3	$122.1

(1)
Segment EBITDA is defined as net income (loss) before interest, income tax and depreciation and amortization.

(2)
Beginning in the second quarter of 2005, we began reporting foreign exchange gains or losses and allocated corporate overhead relating to the Advanced Materials segment in Corporate and other in order to be consistent with the EBITDA presentation of our other segments. All prior period amounts have been reclassified to conform with the current presentation.

(3)
EBITDA from corporate and other items includes unallocated corporate overhead, loss on early extinguishment of debt, loss on sale of accounts receivable, unallocated foreign exchange gains or losses and other non-operating income (expense).

(4)
Includes a tax expense of $1.5 million in 2005 on the cumulative effect of change in accounting principle.

17. Subsequent Event

        On April 29, 2006, our Port Arthur, Texas olefins manufacturing plant experienced a major fire and the facility is not operational. Though investigators are in the very early stages of assessing the impact of the fire, it appears that the damage is significant and the plant could be off line for at least several months. The 50 employees and contractors working at the facility at the time of the incident were safely evacuated. None of our other Jefferson County, Texas manufacturing sites were damaged. However, we have been forced to idle our ethylene glycol unit at a neighboring facility due to the disruption of feedstocks provided by the damaged unit.

        The Port Arthur facility, also known as the Light Olefins Unit, is part of our Base Chemicals segment and has an annual production capacity of 1.4 billion pounds of ethylene, or about 30% of our global capacity. It also has an annual capacity of 800 million pounds of propylene, 680 million pounds of cyclohexane and 460 million pounds of benzene.

        We carry normal and customary insurance coverage for property damage and business interruption. The deductible for property damage is $10 million, while, generally, business interruption coverage does not apply for the first 60 days.

18. Condensed Consolidating Financial Statements

        The following unaudited condensed consolidating financial statements of Huntsman International present, in separate columns, financial information for the following: our Company (on a parent only basis), with our investment in subsidiaries recorded under the equity method; the guarantors of our debt on a combined, and where appropriate, consolidated basis; and non-guarantor subsidiaries on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of March 31, 2006 and December 31, 2005 and for the three months ended March 31, 2006 and 2005. There are no contractual restrictions limiting transfers of cash from our guarantors to our Company. Each of our guarantors is 100% owned by our Company and has fully and unconditionally guaranteed our notes on a joint and several basis.

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF MARCH 31, 2006

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$8.1	$11.7	$116.8	$—	$136.6
Accounts and notes receivables, net	91.5	478.7	782.7	—	1,352.9
Accounts receivable from affiliates	518.8	1,111.5	485.0	(2,103.2)	12.1
Inventories, net	126.2	376.8	811.2	(3.2)	1,311.0
Prepaid expenses	4.4	18.4	25.0	(7.2)	40.6
Deferred income taxes	45.5	—	0.3	(14.6)	31.2
Other current assets	4.4	1.3	31.1	(8.8)	28.0
Current assets held for sale	—	79.9	—	—	79.9

Total current assets	798.9	2,078.3	2,252.1	(2,137.0)	2,992.3
Property, plant and equipment, net	554.3	1,284.6	2,443.9	3.2	4,286.0
Investment in unconsolidated affiliates	3,632.7	2,307.8	84.6	(5,827.8)	197.3
Intangible assets, net	164.3	(4.5)	54.7	—	214.5
Goodwill	—	88.0	7.3	(4.1)	91.2
Deferred income taxes	—	19.8	94.2	(14.6)	99.4
Notes receivable from affiliates	2,160.8	1,831.8	1.0	(3,992.6)	1.0
Other noncurrent assets	83.5	134.3	409.9	—	627.7
Noncurrent assets held for sale	—	86.4	—	—	86.4

Total assets	$7,394.5	$7,826.5	$5,347.7	$(11,972.9)	$8,595.8

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$58.3	$324.3	$611.4	$—	$994.0
Accounts payable to affiliates	1,237.5	296.1	575.6	(2,102.9)	6.3
Accrued liabilities	109.6	139.8	340.9	(16.0)	574.3
Deferred income taxes	—	19.8	(2.7)	(14.6)	2.5
Current portion of long-term debt	10.0	9.1	22.9	—	42.0
Current liabilities held for sale	—	39.2	—	—	39.2

Total current liabilities	1,415.4	828.3	1,548.1	(2,133.5)	1,658.3
Long-term debt	4,369.9	2,131.3	1,957.3	(3,992.6)	4,465.9
Deferred income taxes	42.3	8.3	195.1	(14.6)	231.1
Other noncurrent liabilities	130.2	199.5	446.3	(0.9)	775.1
Noncurrent liabilities held for sale	—	1.3	—	—	1.3

Total liabilities	5,957.8	3,168.7	4,146.8	(6,141.6)	7,131.7

Minority interests	—	94.8	22.2	(89.6)	27.4
Members' equity:
Members' equity	2,797.5	3,846.1	1,262.0	(5,108.1)	2,797.5
Subsidiary preferred stock	—	73.5	1.4	(74.9)	—
(Accumulated deficit) retained earnings	(1,316.8)	532.7	13.3	(546.0)	(1,316.8)
Accumulated other comprehensive (loss) income	(44.0)	110.7	(98.0)	(12.7)	(44.0)

Total members' equity	1,436.7	4,563.0	1,178.7	(5,741.7)	1,436.7

Total liabilities and members' equity	$7,394.5	$7,826.5	$5,347.7	$(11,972.9)	$8,595.8

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET (UNAUDITED)

AS OF DECEMBER 31, 2005

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$10.0	$7.9	$114.6	$—	$132.5
Accounts and notes receivables, net	88.6	537.5	849.1	—	1,475.2
Accounts receivable from affiliates	523.4	1,035.6	479.5	(2,028.1)	10.4
Inventories, net	129.7	428.0	753.2	(1.7)	1,309.2
Prepaid expenses	3.6	28.9	27.7	(14.3)	45.9
Deferred income taxes	45.5	—	0.3	(14.6)	31.2
Other current assets	27.7	1.7	49.1	(8.6)	69.9

Total current assets	828.5	2,039.6	2,273.5	(2,067.3)	3,074.3
Property, plant and equipment, net	559.3	1,383.8	2,390.4	3.2	4,336.7
Investment in unconsolidated affiliates	3,521.8	2,253.7	65.7	(5,665.6)	175.6
Intangible assets, net	170.4	(3.8)	55.4	—	222.0
Goodwill	—	88.0	7.3	(4.1)	91.2
Deferred income taxes	—	19.9	88.9	(14.6)	94.2
Notes receivable from affiliates	2,204.1	1,810.3	3.0	(4,014.4)	3.0
Other noncurrent assets	90.1	142.1	403.8	—	636.0

Total assets	$7,374.2	$7,733.6	$5,288.0	$(11,762.8)	$8,633.0

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$78.7	$429.1	$584.9	$—	$1,092.7
Accounts payable to affiliates	1,214.8	282.9	539.3	(2,028.3)	8.7
Accrued liabilities	188.3	185.0	382.0	(23.0)	732.3
Deferred income taxes	—	19.9	(2.9)	(14.6)	2.4
Current portion of long-term debt	20.3	9.6	14.7	—	44.6

Total current liabilities	1,502.1	926.5	1,518.0	(2,065.9)	1,880.7
Long-term debt	4,358.1	2,134.6	1,935.0	(4,014.4)	4,413.3
Deferred income taxes	45.5	0.3	185.7	(14.6)	216.9
Other noncurrent liabilities	136.8	202.2	431.5	(0.5)	770.0

Total liabilities	6,042.5	3,263.6	4,070.2	(6,095.4)	7,280.9

Minority interests	—	84.7	15.6	(79.9)	20.4
Members' equity:
Members' equity	2,794.0	3,821.1	1,302.0	(5,123.1)	2,794.0
Subsidiary preferred stock	—	73.4	1.4	(74.8)	—
(Accumulated deficit) retained earnings	(1,384.0)	421.6	8.5	(430.1)	(1,384.0)
Accumulated other comprehensive (loss) income	(78.3)	69.2	(109.7)	40.5	(78.3)

Total members' equity	1,331.7	4,385.3	1,202.2	(5,587.5)	1,331.7

Total liabilities and members' equity	$7,374.2	$7,733.6	$5,288.0	$(11,762.8)	$8,633.0

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$347.0	$1,229.5	$1,597.2	$—	$3,173.7
Related party sales	59.1	80.6	225.3	(351.0)	14.0

Total revenues	406.1	1,310.1	1,822.5	(351.0)	3,187.7
Cost of goods sold	323.2	1,162.9	1,668.4	(349.2)	2,805.3

Gross profit	82.9	147.2	154.1	(1.8)	382.4
Operating expenses:
Selling, general and administrative	60.6	25.9	86.1	(0.2)	172.4
Research and development	11.4	6.7	9.2	—	27.3
Other operating expense (income)	8.6	(8.9)	2.9	—	2.6
Restructuring, impairment and plant closing (credits) costs	(0.1)	0.9	7.0	—	7.8

Total expenses	80.5	24.6	105.2	(0.2)	210.1

Operating income	2.4	122.6	48.9	(1.6)	172.3
Interest expense, net	(49.2)	(3.3)	(35.5)	—	(88.0)
Gain (loss) on accounts receivable securitization program	2.1	(0.7)	(4.2)	—	(2.8)
Equity in income of unconsolidated affiliates and subsidiaries	113.6	10.6	0.7	(124.2)	0.7
Other expense	—	—	(0.3)	—	(0.3)

Income from continuing operations before income taxes and minority interest	68.9	129.2	9.6	(125.8)	81.9
Income tax expense	(1.1)	(8.1)	(4.5)	—	(13.7)
Minority interest in subsidiaries' income	—	(10.1)	(0.3)	10.0	(0.4)

Income from continuing operations	67.8	111.0	4.8	(115.8)	67.8
Loss from discontinued operations, net of tax of nil	(0.5)	—	—	—	(0.5)

Net income	$67.3	$111.0	$4.8	$(115.8)	$67.3

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2005

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$338.1	$1,202.2	$1,784.3	$—	$3,324.6
Related party sales	85.2	70.9	268.4	(399.8)	24.7

Total revenues	423.3	1,273.1	2,052.7	(399.8)	3,349.3
Cost of goods sold	322.0	1,093.8	1,737.2	(398.6)	2,754.4

Gross profit	101.3	179.3	315.5	(1.2)	594.9
Operating expenses:
Selling, general and administrative	40.5	28.6	88.1	(0.2)	157.0
Research and development	8.9	6.6	8.8	—	24.3
Other operating expense	9.2	5.5	30.0	—	44.7
Restructuring, impairment and plant closing costs	—	3.3	7.1	—	10.4

Total expenses	58.6	44.0	134.0	(0.2)	236.4

Operating income	42.7	135.3	181.5	(1.0)	358.5
Interest expense, net	(72.4)	(21.7)	(40.6)	—	(134.7)
Gain (loss) on accounts receivable securitization program	3.3	(0.7)	(5.8)	—	(3.2)
Equity in income of unconsolidated affiliates and subsidiaries	216.8	191.0	2.3	(407.8)	2.3
Loss on early extinguishment of debt	(74.0)	—	—	—	(74.0)
Other income (expense)	0.2	—	(0.4)	—	(0.2)

Income from continuing operations before income taxes, minority interest and accounting change	116.6	303.9	137.0	(408.8)	148.7
Income tax benefit (expense)	8.2	(8.2)	(28.2)	—	(28.2)
Minority interest in subsidiaries' income	(0.1)	(16.6)	(0.2)	16.9	—

Income from continuing operations	124.7	279.1	108.6	(391.9)	120.5
Loss from discontinued operations, net of tax of nil	(2.6)	—	—	—	(2.6)

Income before accounting change	122.1	279.1	108.6	(391.9)	117.9
Cumulative effect of change in accounting principle, net of tax of $1.5	—	—	4.2	—	4.2

Net income	$122.1	$279.1	$112.8	$(391.9)	$122.1

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2006

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(95.0)	$72.7	$98.2	$—	$75.9

Investing activities:
Capital expenditures	(6.7)	(13.0)	(84.4)	—	(104.1)
Investment in affiliates, net	29.1	(2.7)	(14.4)	(29.1)	(17.1)
Proceeds from sale of assets	—	0.6	7.9	—	8.5

Net cash provided by (used in) investing activities	22.4	(15.1)	(90.9)	(29.1)	(112.7)

Financing activities:
Net borrowings under revolving loan facilities	34.0	—	—	—	34.0
Net borrowings on overdraft	—	—	8.1	—	8.1
Repayment of long-term debt	(0.1)	(0.2)	(0.5)	—	(0.8)
Intercompany borrowings (repayments)	47.2	(52.2)	(24.1)	29.1	—
Proceeds from long-term debt	—	—	2.5	—	2.5
Repayment of notes payable	(9.8)	(0.4)	(0.2)	—	(10.4)
Contribution from minority shareholder	—	—	6.2	—	6.2
Other, net	—	(0.2)	2.2	—	2.0

Net cash provided by (used in) financing activities	71.3	(53.0)	(5.8)	29.1	41.6

Effect of exchange rate changes on cash	(0.6)	(0.8)	0.7	—	(0.7)

(Decrease) increase in cash and cash equivalents	(1.9)	3.8	2.2	—	4.1
Cash and cash equivalents at beginning of period	10.0	7.9	114.6	—	132.5

Cash and cash equivalents at end of period	$8.1	$11.7	$116.8	$—	$136.6

 HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2005

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$25.0	$31.9	$181.8	$—	$238.7

Investing activities:
Capital expenditures	(13.4)	(8.7)	(37.7)	—	(59.8)
Investment in affiliates, net	(0.8)	—	(8.1)	—	(8.9)
Proceeds from sale of assets	4.6	—	0.1	—	4.7
Change in restricted cash	—	(0.4)	—	—	(0.4)

Net cash used in investing activities	(9.6)	(9.1)	(45.7)	—	(64.4)

Financing activities:
Net (repayment) borrowings under revolving loan facilities	(63.6)	—	2.7	—	(60.9)
Repayment of long-term debt	(886.4)	(0.3)	—	—	(886.7)
Intercompany borrowings (repayments)	170.1	(7.9)	(162.2)	—	—
Proceeds from long term debt	2.5	—	—	—	2.5
Call premiums related to early extinguishment of debt	(65.5)	—	—	—	(65.5)
Repayment of notes payable	(10.2)	(0.5)	(0.8)	—	(11.5)
Contribution from parent	837.6	—	—	—	837.6
Contribution from minority shareholder	—	—	3.6	—	3.6
Other, net	(0.2)	—	0.1	—	(0.1)

Net cash used in financing activities	(15.7)	(8.7)	(156.6)	—	(181.0)

Effect of exchange rate changes on cash	(0.2)	—	(2.1)	—	(2.3)

(Decrease) increase in cash and cash equivalents	(0.5)	14.1	(22.6)	—	(9.0)
Cash and cash equivalents at beginning of period	7.3	14.0	222.2	—	243.5

Cash and cash equivalents at end of period	$6.8	$28.1	$199.6	$—	$234.5

* * * * *

RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

        Huntsman International LLC ("Company") management is responsible for the preparation, accuracy and integrity of the consolidated financial statements and other financial information included in this registration statement. This responsibility includes preparing the statements in accordance with accounting principles generally accepted in the United States of America and necessarily includes estimates based upon management's best judgment.

        To help ensure the accuracy and integrity of Company financial data, management maintains internal controls which are designed to provide reasonable assurance that transactions are executed as authorized, that they are accurately recorded and that assets are properly safeguarded. It is essential for all Company employees to conduct their business affairs in keeping with the highest ethical standards as outlined in our code of conduct policy, "Business Conduct Guidelines." Careful selection of employees, and appropriate divisions of responsibility also help us to achieve our control objectives.

        The consolidated balance sheets of Huntsman International LLC and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, members' equity, and cash flows for the years ended December 31, 2005, 2004 and 2003 have been audited by the Company's independent registered public accounting firm, Deloitte & Touche LLP. Their report is shown on page F-34.

        The Board of Managers oversees the adequacy of the Company's control environment. Representatives of the Audit Committee meet periodically with representatives of Deloitte & Touche LLP, internal financial management and the internal auditor to review accounting, control, auditing and financial reporting matters. The independent registered public accounting firm and the internal auditor also have full and free access to meet privately with the Audit Committee.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        To the Board of Managers and Members of Huntsman International LLC and subsidiaries

        We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, members' equity, and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements reflect the financial position and results of operations and cash flows as if Huntsman International Holdings LLC, Huntsman LLC, Huntsman Advanced Materials Holdings LLC and Huntsman International LLC were combined for all periods for which these companies were under common control.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, on January 1, 2005, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, on December 31, 2005.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the measurement date for its pension and other postretirement benefit plans from December 31 to November 30 during 2005.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 15, 2006

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$132.5	$243.5
Restricted cash	—	8.9
Accounts and notes receivables (net of allowance for doubtful accounts of $33.7 and $25.8, respectively)	1,475.2	1,585.8
Accounts receivable from affiliates	10.4	10.4
Inventories, net	1,309.2	1,253.9
Prepaid expenses	45.9	45.1
Deferred income taxes	31.2	11.9
Other current assets	69.9	24.9

Total current assets	3,074.3	3,184.4
Property, plant and equipment, net	4,336.7	4,817.3
Investment in unconsolidated affiliates	175.6	170.9
Intangible assets, net	222.0	253.2
Goodwill	91.2	3.3
Deferred income taxes	94.2	42.7
Receivables from affiliates	3.0	23.6
Other noncurrent assets	636.0	679.0

Total assets	$8,633.0	$9,174.4

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$1,092.7	$962.1
Accounts payable to affiliates	8.7	34.3
Accrued liabilities	732.3	779.2
Deferred income taxes	2.4	14.5
Current portion of long-term debt	44.6	37.5

Total current liabilities	1,880.7	1,827.6
Long-term debt	4,413.3	5,799.6
Long-term debt to affiliates	—	454.6
Deferred income taxes	216.9	180.2
Other noncurrent liabilities	770.0	712.3

Total liabilities	7,280.9	8,974.3

Minority interests	20.4	36.7

Commitments and contingencies (Notes 19 and 20)
Members' equity:
Members' equity, 1,443 and 1,000 units, respectively	2,794.0	1,524.1
Accumulated deficit	(1,384.0)	(1,504.7)
Accumulated other comprehensive (loss) income	(78.3)	144.0

Total members' equity	1,331.7	163.4

Total liabilities and members' equity	$8,633.0	$9,174.4

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Dollars in Millions)

	Year Ended December 31,
	2005	2004	2003
Revenues:
Trade sales, services and fees	$12,857.6	$11,378.5	$7,491.4
Related party sales	104.0	47.9	154.9

Total revenues	12,961.6	11,426.4	7,646.3
Cost of goods sold	11,190.4	10,025.1	6,836.2

Gross profit	1,771.2	1,401.3	810.1
Operating expenses:
Selling, general and administrative	677.7	652.5	510.1
Research and development	95.5	96.1	86.8
Other operating expense (income)	42.2	(81.0)	(78.5)
Restructuring, impairment and plant closing costs	123.6	299.3	55.0
Total expenses	939.0	966.9	573.4

Operating income	832.2	434.4	236.7

Interest expense, net	(425.6)	(592.6)	(480.5)
Loss on accounts receivable securitization program	(10.7)	(15.6)	(32.4)
Equity in income of unconsolidated affiliates	8.2	4.0	1.7
Loss on early extinguishment of debt	(167.3)	(25.6)	—
Other expense	(0.2)	(0.2)	(0.7)

Income (loss) from continuing operations before income taxes, minority interests and accounting changes	236.6	(195.6)	(275.2)
Income tax (expense) benefit	(42.8)	22.9	(41.0)
Minority interest (expense) income	(1.7)	(7.2)	1.5

Income (loss) from continuing operations	192.1	(179.9)	(314.7)
Loss from discontinued operations (including loss on disposal of $36.4 in 2005), net of tax of nil	(43.9)	(7.8)	(2.6)

Income (loss) before accounting changes	148.2	(187.7)	(317.3)
Cumulative effect of changes in accounting principle, net of tax of $3.3	(27.5)	—	—

Net income (loss)	120.7	(187.7)	(317.3)
Other comprehensive (loss) income	(222.3)	69.9	221.5

Comprehensive loss	$(101.6)	$(117.8)	$(95.8)

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY (DEFICIT)

(Dollars in Millions)

	Members' equity
			Accumulated deficit	Accumulated other comprehensive (loss) income
	Units	Amount			Total
Balance, January 1, 2003	1,000	$565.5	$(80.2)	$(147.4)	$337.9
Net loss	—	—	(317.3)	—	(317.3)
Other comprehensive income	—	—	—	221.5	221.5
Contribution from parent and Vantico	—	958.6	(919.5)	—	39.1

Balance, December 31, 2003	1,000	1,524.1	(1,317.0)	74.1	281.2
Net loss	—	—	(187.7)	—	(187.7)
Other comprehensive income	—	—	—	69.9	69.9

Balance, December 31, 2004	1,000	1,524.1	(1,504.7)	144.0	163.4
Net income	—	—	120.7	—	120.7
Other comprehensive loss	—	—	—	(222.3)	(222.3)
Contribution from parent, net of distributions	443	1,269.9	—	—	1,269.9

Balance, December 31, 2005	1,443	$2,794.0	$(1,384.0)	$(78.3)	$1,331.7

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year Ended December 31,
	2005	2004	2003
Operating Activities:
Net income (loss)	$120.7	$(187.7)	$(317.3)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of changes in accounting principle, net of tax	27.5	—	—
Equity in income of unconsolidated affiliates	(8.2)	(4.0)	(1.7)
Depreciation and amortization	473.9	499.0	394.2
Provision for losses on accounts receivable	4.2	0.7	12.0
Loss on disposal of assets	—	2.4	0.6
Loss on early extinguishment of debt	167.3	25.6	—
Non-cash interest expense	47.2	145.5	132.1
Non-cash restructuring, impairment and plant closing costs	64.1	138.0	12.2
Deferred income taxes	16.2	(58.3)	9.3
Net unrealized loss (gain) on foreign currency transactions	23.1	(111.7)	(78.4)
Other, net	9.5	(1.3)	(7.6)
Minority interest in subsidiaries' income (loss)	1.7	7.2	(1.5)
Loss on disposal of discontinued operations	36.4	—	—
Changes in operating assets and liabilities:
Accounts and notes receivable	159.1	(226.0)	23.4
Change in receivables sold, net	(93.9)	(90.0)	18.6
Inventories	(96.9)	(155.3)	71.8
Prepaid expenses	44.4	30.2	(12.2)
Other current assets	(37.6)	88.4	(49.0)
Other noncurrent assets	(123.5)	(36.7)	(29.5)
Accounts payable	73.8	19.4	(52.1)
Accrued liabilities	(34.1)	89.6	83.6
Other noncurrent liabilities	113.4	6.6	7.4

Net cash provided by operating activities	988.3	181.6	215.9

Investing Activities:
Capital expenditures	(338.7)	(226.6)	(204.8)
Net investment in unconsolidated affiliates	(8.0)	(11.8)	—
Proceeds from sale of assets	18.2	5.2	0.2
Acquisition of business, net of cash acquired	—	—	(377.9)
Purchase of Vantico senior notes	—	—	(22.7)
Net cash received from (paid to) unconsolidated affiliates	6.2	6.0	(8.3)
Other, net	(2.9)	2.6	(2.2)
Change in restricted cash	8.9	1.6	(1.4)

Net cash used in investing activities	(316.3)	(223.0)	(617.1)

Financing Activities:
Net (repayment) borrowings under revolving loan facilities	(118.7)	113.8	(168.3)
Repayment of long-term debt	(3,461.1)	(2,822.8)	(602.4)
Proceeds from long-term debt	2,235.0	2,869.8	813.4
Issuance of senior secured notes	—	—	348.0
Cost of raising equity capital	—	—	(10.1)
Call premiums related to early extinguishment of debt	(104.7)	(17.0)	—
Payments on notes payable	(31.6)	(19.6)	(1.0)
Other, net	4.9	5.4	2.7
Net (repayments) borrowings of overdraft facility	—	(10.6)	5.2
Debt issuance costs paid	(17.3)	(35.6)	(44.5)
Extinguishment of subsidiary obligation for acquisition of minority interest	(124.8)	—	—
Contribution from parent	837.6	—	164.4

Net cash (used in) provided by financing activities	(780.7)	83.4	507.4

Effect of exchange rate changes on cash	(2.3)	11.1	8.8

(Decrease) increase in cash and cash equivalents	(111.0)	53.1	115.0
Cash and cash equivalents at beginning of period	243.5	190.4	75.4

Cash and cash equivalents at end of period	$132.5	$243.5	$190.4

Supplemental cash flow information:
Cash paid for interest	$413.6	$455.6	$263.5
Cash paid for income taxes	31.5	29.2	6.8

        On February 28, 2005, HMP Equity Holdings Corporation contributed the Huntsman International Holdings Senior Subordinated Discount Notes at an accreted value of $422.8 million to us in exchange for equity. During 2005, Huntsman Corporation contributed $9.3 million to us related to stock-based compensation. Also during 2005, Huntsman LLC and our Company distributed $250 million and $120 million, respectively, to Huntsman Corporation and Huntsman Corporation contributed $370 million to our Company.

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General

Description of Business

        Huntsman International LLC ("we," "our," "us" or "Company," including its subsidiaries, unless the context otherwise requires) is a global manufacturer and marketer of differentiated and commodity chemicals. We manage our business through six segments: Polyurethanes, Advanced Materials, Performance Products, Polymers, Pigments and Base Chemicals. We manufacture our products at facilities located in North America, Europe, Asia and Africa and sell our products throughout the world.

Certain Definitions

        In this prospectus, "Huntsman Corporation" refers to Huntsman Corporation, and, unless the context otherwise requires, its subsidiaries, "Huntsman International Holdings" refers to Huntsman International Holdings LLC, "Huntsman LLC" refers to Huntsman LLC, and, unless the context otherwise requires, its subsidiaries, "Huntsman Advanced Materials Holdings" refers to Huntsman Advanced Materials Holdings LLC and, unless the context otherwise requires, its subsidiaries, "Huntsman Advanced Materials" refers to Huntsman Advanced Materials LLC and, unless the context otherwise requires, its subsidiaries, "HMP" refers to HMP Equity Holdings Corporation, "Huntsman Holdings" refers to Huntsman Holdings, LLC, "Huntsman Family Holdings" refers to Huntsman Family Holdings LLC and "MatlinPatterson" refers to MatlinPatterson Global Opportunities Partners L.P. and its affiliates.

Company

        We are a Delaware limited liability company and all of our membership interests are owned by Huntsman Corporation. We were formed in 1999 in connection with a transaction between Huntsman International Holdings, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") and Imperial Chemical Industries PLC ("ICI"). In that transaction, on June 30, 1999, Huntsman International Holdings acquired ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide ("TiO2" or "Tioxide") businesses and Huntsman Specialty's propylene oxide business. Huntsman International Holdings also acquired the 20% ownership interest of BP Chemicals Limited in an olefins facility located at Wilton, U.K. and certain related assets. Huntsman International Holdings then transferred the acquired businesses to us and to our subsidiaries.

        On August 16, 2005, we completed a merger in which Huntsman LLC, another wholly-owned subsidiary of Huntsman Corporation, merged with and into us and we continued in existence as the surviving entity (the "Huntsman LLC Merger"). At the same time, Huntsman International Holdings was also merged into our Company. Prior to the Huntsman LLC Merger, all of our membership interests were owned by Huntsman International Holdings, and Huntsman International Holdings was owned 58% by Huntsman Corporation and 42% by Huntsman LLC.

        On December 20, 2005, Huntsman Corporation acquired all of the outstanding interests of Huntsman Advanced Materials Holdings. On December 20, 2005, Huntsman Corporation contributed all of the outstanding equity of Huntsman Advanced Materials Holdings to us (the "Huntsman Advanced Materials Minority Interest Transaction"). As a result, Huntsman Advanced Materials Holdings, Huntsman Advanced Materials and its subsidiaries have become our subsidiaries. We did not pay any consideration to Huntsman Corporation in connection with the Huntsman Advanced Materials Minority Interest Transaction other than the issuance of additional equity to Huntsman Corporation.

        Immediately prior to the Huntsman Advanced Materials Minority Interest Transaction, the equity interests of all holders in Huntsman Advanced Materials Holdings, other than Huntsman Corporation, were converted into the right to receive an aggregate of $125 million in cash (the "Minority Payment"). In connection with the Huntsman Advanced Materials Minority Interest Transaction, we satisfied substantially all of the Minority Payment obligation and repaid all outstanding indebtedness of Huntsman Advanced Materials under its secured credit facility and senior secured notes, using cash on hand and the proceeds of an increase in the term loan under our senior secured credit facility. For more information, see "Note 14. Long-Term Debt."

        Huntsman Corporation effected the Huntsman LLC Merger and the Huntsman Advanced Materials Minority Interest Transaction to simplify its consolidated group's financing and public reporting structure, to reduce its cost of financing and to facilitate other organizational efficiencies. The Huntsman LLC Merger and the Huntsman Advanced Materials Minority Interest Transaction were accounted for as an exchange of shares between entities under common control similar to the pooling method. Our consolidated financial statements presented herein reflect the financial position, results of operations and cash flows as if Huntsman International Holdings, Huntsman LLC, Huntsman Advanced Materials Holdings and our Company were combined for all periods for which they were under common control.

        Prior to the Huntsman LLC Merger and the Huntsman Advanced Materials Minority Interest Transaction, we operated our businesses through four segments: Polyurethanes, Performance Products, Pigments and Base Chemicals. Huntsman LLC was a manufacturer and marketer of a wide range of chemical products with manufacturing facilities located in North America, Europe and Australia and it operated its business through three segments: Performance Products, Polymers and Base Chemicals. Huntsman Advanced Materials and its subsidiaries are manufacturers and marketers of advanced epoxy, acrylic and polyurethane-based products used in a wide variety of industrial and consumer applications and operate in a single Advanced Materials segment. We have combined Huntsman LLC's Performance Products and Base Chemicals segments with our Performance Products and Base Chemicals segments and have added Huntsman LLC's Polymers segment and Huntsman Advanced Material's Advanced Materials segment, and we now operate our business through six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals.

2. Summary of Significant Accounting Policies

Principles of Consolidation

        Our consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable.

        Revenue related to the licensing of technology is recognized when earned.

        Revenue arrangements that contain multiple deliverables are evaluated in accordance with EITF Issue No. 00-21 "Revenue Arrangements with Multiple Deliverables" to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

Cost of Goods Sold

        We classify the costs of manufacturing and distributing our products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

Cash and Cash Equivalents

        We consider cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Securitization of Accounts Receivable

        We securitize certain trade receivables in connection with a revolving accounts receivable securitization program in which we grant a participating undivided interest in certain of our trade receivables to a qualified off-balance sheet entity. We retain the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 13. Securitization of Accounts Receivable."

Inventories

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

Property, Plant and Equipment

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	10-60 years
Plant and equipment	3-25 years
Furniture, fixtures and leasehold improvements	5-20 years

        Interest expense capitalized as part of plant and equipment was $9.3 million, $6.7 million and $5.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities (a "turnaround") are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

Investment in Unconsolidated Affiliates

        Investments in companies in which we exercise significant management influence, but do not control, are accounted for using the equity method. Investments in companies in which we do not exercise significant influence are accounted for using the cost method.

Intangible Assets and Goodwill

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5-30 years
Trademarks	15-30 years
Licenses and other agreements	5-15 years
Other intangibles	5-15 years

        Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to any method of amortization, but is tested for impairment annually (at the beginning of the third quarter) and when events and circumstances indicate that an impairment may have occurred. When the fair value is less than the related carrying value of the related reporting unit, we are required to reduce the amount of goodwill through a charge to earnings. Fair value is estimated based on projected discounted cash flows.

Other Noncurrent Assets

        Other noncurrent assets consist primarily of spare parts, deferred debt issuance costs, employee benefit assets and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

Carrying Value of Long-Lived Assets

        We review long-lived assets and all amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based upon current and anticipated undiscounted cash flows and we recognize an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 10. Restructuring, Impairment and Plant Closing Costs" and "Note 25. Discontinued Operations."

Financial Instruments

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the senior secured credit facilities approximates fair value since they bear interest at a variable rate plus an applicable margin. The fair value of the fixed rate and floating rate notes is estimated based on interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities. The fair value of government securities is estimated using prevailing market prices. See "Note 15. Fair Value of Financial Instruments."

Income Taxes

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

        Subsequent to acquiring Huntsman Advanced Materials in June 2003, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as branches for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. Effective January 1, 2006, Huntsman Advanced Material's foreign operations will no longer be treated as our branches and will not be subject to U.S. taxation on their earnings until those earnings are repatriated to the U.S., similar to our other non-U.S. entities.

        For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

Derivatives and Hedging Activities

        All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. We perform effectiveness assessments in order to use hedge accounting at each reporting period. For a derivative that does not qualify or has not been designated as a hedge, changes in fair value are recognized in earnings.

Environmental Expenditures

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and expensed or capitalized as appropriate. See "Note 20. Environmental, Health and Safety Matters."

Asset Retirement Obligations

        We accrue for asset retirement obligations, which consist primarily of landfill closure costs and asbestos abatement costs, in the period in which the obligations are incurred. Asset retirement obligations are accrued at estimated fair value. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. See "Note 11. Asset Retirement Obligations."

Pensions and Postretirement Benefits

        In 2005, we changed the measurement date of our pension and postretirement benefit plans from December 31 to November 30. We believe the one-month change of the measurement date is preferable because it provides us more time to review the completeness and accuracy of the actuarial benefit information which results in an improvement in our internal control procedures. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit, net of tax of $1.5 million, of $4.2 million recorded in the year ended December 31, 2005. See "Note 17. Employee Benefit Plans."

Research and Development

        Research and development costs are expensed as incurred.

Foreign Currency Translation

        The accounts of our operating subsidiaries outside of the U.S., except for certain finance subsidiaries and those operating in highly inflationary economic environments, consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to members' equity as a component of accumulated other comprehensive income (loss).

        Subsidiaries that operate in economic environments that are highly inflationary consider the U.S. dollar to be the functional currency and include gains and losses from remeasurement to the U.S. dollar from the local currency in the statement of operations. The accounts of certain finance subsidiaries outside of the U.S. also consider the U.S. dollar to be the functional currency.

        Transaction gains and losses are recorded in the statement of operations and were a net loss of $39.0 million, a net gain of $118.8 million and a net gain of $103.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Stock-Based Compensation

        We adopted SFAS No. 123R, "Share Based Payment" on January 1, 2005. SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share-based payment as previously provided in APB Opinion No. 25, "Accounting for Stock Issued to Employees." We have applied this standard prospectively to share-based awards issued to our employees in connection with Huntsman Corporation's initial public offering of common stock on February 16, 2005. We were allocated share-based compensation expense of $9.5 million during the year ended December 31, 2005. We did not have share-based awards prior to the awards issued in connection with Huntsman Corporation's initial public offering.

Discontinued Operations

        On July 6, 2005, we sold our toluene di-isocyanate ("TDI") business. See "Note 25. Discontinued Operations." The results of operations associated with this business has been reported as discontinued operations in the accompanying consolidated statements of operations. Cash flows from discontinued operations are not presented separately in the accompanying consolidated statements of cash flows.

Recently Issued Accounting Pronouncements

        We adopted Financial Accounting Standards Board ("FASB") Financial Interpretation No. ("FIN") 46R, "Consolidation of Variable Interest Entities" on January 1, 2005. FIN 46R addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. The adoption of the standard required us to consolidate our Rubicon LLC joint venture. Rubicon LLC manufactures products, including aniline and DPA, for us and our joint venture partner. Rubicon LLC borrows funds from us and a joint venture partner to finance capital requirements and receives reimbursement of costs incurred to operate its facilities.

        In November 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs—an amendment of ARB No. 43." SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 did not have a material impact on our consolidated financial statements.

        We adopted FIN 47, "Accounting for Conditional Asset Retirement Obligations" on December 31, 2005. FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143, "Accounting for Asset Retirement Obligations," and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. During the fourth quarter of 2005, we recorded a charge for the cumulative effect of this change in accounting principle, net of tax of $4.8 million, of $31.7 million. See "Note 11. Asset Retirement Obligations."

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3." SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. SFAS No. 154 is effective for accounting changes and error corrections made after December 31, 2005. We will apply this standard prospectively.

        In September 2005, the Emerging Issues Task Force ("EITF") reached a consensus on issue 04-13, "Accounting for Purchase and Sales of Inventory with the Same Counterparty," that requires companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory should be reflected at the recorded amount. This consensus is effective for transactions completed after March 31, 2006. We are evaluating the impact of this consensus to determine its impact on our consolidated financial statements.

3. Business Combinations and Dispositions

Huntsman Advanced Materials Acquisition

        On June 30, 2003, Huntsman Corporation's predecessor company, MatlinPatterson, SISU Capital Ltd. ("SISU"), Huntsman Group Inc., and Morgan Grenfell Private Equity Limited ("MGPE") completed a restructuring and business combination involving Vantico, whereby ownership of the equity of Vantico was transferred to Huntsman Advanced Materials in exchange for substantially all of the issued and outstanding Vantico senior notes ("Vantico Senior Notes") and approximately $165 million of additional equity (the "Huntsman Advanced Materials Transaction"). Huntsman Corporation acquired 88.2% of the equity of Huntsman Advanced Materials and began reporting Huntsman Advanced Materials as a consolidated subsidiary as of June 30, 2003. In connection with the Huntsman Advanced Materials Transaction, Huntsman Advanced Materials issued $250 million aggregate principal amount of its 11% senior secured notes due 2010 (the "Huntsman Advanced Materials Fixed Rate Notes") and $100 million aggregate principal amount of its senior secured floating rate notes due 2008 at a discount of 2%, or for $98 million (the "Huntsman Advanced Materials Floating Rate Notes" and, collectively with the Huntsman Advanced Materials Fixed Rate Notes, the "Huntsman Advanced Materials Senior Secured Notes"). Proceeds from the issuance of the Huntsman Advanced Materials Senior Secured Notes, along with a portion of the additional equity, were used to purchase 100% of the Vantico senior secured credit facilities (the "Vantico Credit Facilities"). Also in connection with the Huntsman Advanced Materials Transaction, Huntsman Advanced Materials entered into a $60 million senior secured revolving credit facility (the "Huntsman Advanced Materials Revolving Credit Facility").

        There were no contingent payments or commitments in connection with the Huntsman Advanced Materials Transaction. The total June 30, 2003 purchase price of Huntsman Advanced Materials was derived from the fair value of equity exchanged or debt instruments acquired as follows (dollars in millions):

Cash paid for the Vantico Credit Facilities and other credit facilities	$431.3
Equity issued for Vantico Senior Notes	67.8
Cash paid for Vantico Senior Notes	22.7

Total purchase price of Huntsman Advanced Materials	$521.8

        The allocation of the June 30, 2003 purchase price to the assets and liabilities of Huntsman Advanced Materials is summarized as follows (dollars in millions):

Current assets	$415.8
Current liabilities	(242.4)
Property, plant and equipment	397.9
Intangible assets	37.0
Deferred taxes, net	(8.6)
Other noncurrent assets	44.2
Other noncurrent liabilities	(122.1)

Total purchase price of Huntsman Advanced Materials	521.8
Minority interest	(29.2)
Preferred members' interest	(195.7)

Net assets acquired	$296.9

        During 2005 and 2004, we reversed certain valuation allowances on deferred tax assets and certain restructuring reserves recorded in the June 30, 2003 Huntsman Advanced Materials Transaction and recorded a corresponding reduction to intangible assets of $0.8 million and $31.9 million, respectively.

        The acquired intangible assets represent trademarks and patents which have a weighted-average useful life of approximately 15-30 years.

        On March 19, 2004, Huntsman Corporation acquired MGPE's 2.1% equity in Huntsman Advanced Materials Holdings for $7.2 million.

        On December 20, 2005, Huntsman Corporation acquired the remaining 9.7% ownership interests from former Huntsman Advanced Materials minority shareholders for $124.8 million and contributed its ownership interest to us. Huntsman Corporation completed the acquisition of Huntsman Advanced Materials in order to simplify its organizational and financial reporting structure and to facilitate a more efficient tax structure. Subsequent to December 20, 2005, we own, directly or indirectly, 100% of Huntsman Advanced Materials. We have accounted for this step acquisition using the purchase method.

The preliminary allocation of the December 20, 2005 purchase price to the assets and liabilities of Huntsman Advanced Materials is summarized as follows (dollars in millions):

Current assets	$2.3
Property, plant and equipment	10.9
Intangible assets	3.2
Goodwill	88.0
Deferred taxes	(0.3)
Other noncurrent liabilities	(0.6)
Accumulated other comprehensive income	(2.3)

Net assets acquired	101.2
Reversal of minority interest	23.6

Cash paid for acquisition	$124.8

        This purchase price allocation is preliminary pending finalization of fair value of assets acquired and liabilities assumed. The allocated goodwill represents the excess of the purchase price over the fair value assigned to the assets and liabilities of the remaining 9.7% interest in Huntsman Advanced Materials. The goodwill is a result of improved operations since the date of our initial acquisition of a majority interest in the business. The acquired intangible assets represent trademarks and patents which have a weighted-average useful life of approximately 15-30 years. The goodwill, none of which is deductible for tax purposes, was assigned to the Advanced Materials segment.

Huntsman LLC Consolidation Transaction and Merger with Huntsman LLC and Huntsman International Holdings

        Prior to May 9, 2003, Huntsman LLC owned, indirectly, approximately 61% of the membership interests of Huntsman International Holdings. Huntsman LLC accounted for its investment in Huntsman International Holdings using the equity method due to the significant management participation rights formerly granted to Imperial Chemical Industries PLC ("ICI") pursuant to the Huntsman International Holdings limited liability company agreement. On May 9, 2003, Huntsman Corporation exercised an option that it held and purchased the ICI subsidiary that held ICI's 30% membership interest in Huntsman International Holdings, and, at that time, also purchased approximately 9% of the Huntsman International Holdings membership interests held by institutional investors (the "Huntsman LLC Consolidation Transaction"). As a result of the Huntsman LLC Consolidation Transaction, Huntsman Corporation owned 100% of the Huntsman International Holdings membership interests. Accordingly, as of May 1, 2003, we and Huntsman LLC came under common control.

        As noted in the "—Company" section above, on August 16, 2005, Huntsman LLC and Huntsman International Holdings merged with and into our Company. We are, and each of Huntsman LLC and Huntsman International Holdings was, a direct or indirect wholly owned subsidiary of Huntsman Corporation. Huntsman Corporation effected the Huntsman LLC Merger to simplify the consolidated group's financing and public reporting structure, to reduce its cost of financing and to facilitate other organizational efficiencies. As a result of the Huntsman LLC Merger, we succeeded to the assets, rights and obligations of Huntsman LLC. In particular, we entered into supplemental indentures under which we assumed the obligations of Huntsman LLC under its outstanding 11.625% senior secured notes due 2010 ($296 million outstanding principal amount), 11.5% senior notes due 2012 ($198 million outstanding principal amount) and senior floating rate notes due 2011 ($100 million outstanding principal amount) (the "Former Huntsman LLC Notes"). Our subsidiaries that previously guaranteed our outstanding debt securities have provided guarantees of the Former Huntsman LLC Notes, and all subsidiaries of Huntsman LLC that guaranteed the Former Huntsman LLC Notes prior to the Huntsman LLC Merger executed supplemental indentures to guarantee all of our outstanding debt securities.

        The Huntsman LLC Merger and the Huntsman Advanced Materials Minority Interest Transaction were accounted for as an exchange of shares between entities under common control similar to the pooling method. Accordingly the financial position, results of operations and cash flows of Huntsman LLC and Huntsman Advanced Materials were combined with us effective May 1, 2003 and June 30, 2003, respectively.

        The following is a summary of the assets and liabilities recorded in connection with the Huntsman LLC Consolidation Transaction as of May 1, 2003 (dollars in millions):

Current assets	$835.8
Property, plant and equipment, net	1,275.5
Noncurrent assets	366.0
Current liabilities	(507.9)
Long-term debt	(1,767.7)
Deferred taxes	(12.9)
Noncurrent liabilities	(227.8)

Net liabilities assumed	$(39.0)

Pending Acquisition of Textile Effects Business

        On February 20, 2006, we announced that we have entered into a definitive agreement to acquire the global Textile Effects business of Ciba Specialty Chemicals Inc. for CHF 332 million ($253 million). The purchase price will be reduced (i) by approximately CHF 75 million ($57 million) in assumed debt and unfunded pension and other post employment liabilities and (ii) up to approximately CHF 40 million ($31 million) in unspent restructuring costs. The final purchase price is subject to a working capital and net debt adjustment. The transaction is subject to customary terms and conditions, and is expected to occur by the end of the third quarter of 2006.

Pending Sale of U.S. Butadiene and MTBE Business

        On February 24, 2006, we announced that we had signed a letter of intent to sell the assets of our U.S. butadiene and MTBE business operated in our Base Chemicals segment, which includes a manufacturing facility located at Port Neches, Texas, to Texas Petrochemicals, L.P. for a sales price of $275 million, subject to customary adjustments. We expect the transaction to close in mid-2006. We expect to recognize a gain from this transaction upon closing.

4. Inventories

        Inventories consisted of the following (dollars in millions):

	December 31, 2005	December 31, 2004
Raw materials and supplies	$374.1	$332.0
Work in progress	82.1	91.5
Finished goods	988.1	922.8

Total	1,444.3	1,346.3
LIFO reserves	(119.7)	(81.0)
Lower of cost or market reserves	(15.4)	(11.4)

Inventories, net	$1,309.2	$1,253.9

        As of December 31, 2005 and 2004, approximately 15% and 18%, respectively, of inventories were recorded using the last-in, first-out cost method ("LIFO"). At December 31, 2005 and 2004, the excess of current cost over the stated LIFO value was $119.7 million and $81.0 million, respectively.

        For the years ended December 31, 2005, 2004, and 2003, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $0.8 million, $2.0 million and $1.0 million, respectively.

        In the normal course of operations, we at times exchange raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at our cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by us under open exchange agreements, were approximately $3.8 million payable and $5.3 million payable (8.8 million and 8.7 million pounds) at December 31, 2005 and 2004, respectively.

5. Property, Plant and Equipment

        The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	December 31,
	2005	2004
Land	$139.0	$142.1
Buildings	516.9	607.5
Plant and equipment	6,297.4	6,411.1
Construction in progress	321.5	251.6

Total	7,274.8	7,412.3
Less accumulated depreciation	(2,938.1)	(2,595.0)

Net	$4,336.7	$4,817.3

        Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $436.8 million, $452.1 million and $349.6 million, respectively.

        Property, plant and equipment includes gross assets acquired under capital leases of $21.6 million and $24.5 million at December 31, 2005 and 2004, respectively; related amounts included in accumulated depreciation were $8.5 million and $9.1 million at December 31, 2005 and 2004, respectively.

6. Investment in Unconsolidated Affiliates

        Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2005	2004
Equity Method:
Polystyrene Australia Pty Ltd. (50%)	$3.3	$4.7
Sasol-Huntsman GmbH and Co. KG (50%)	22.6	17.5
Louisiana Pigment Company, L.P. (50%)	116.8	121.6
Rubicon, LLC (50%)(1)	—	5.7
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(2)	25.9	17.9
Others	4.5	1.0

Total equity method investments	173.1	168.4
Cost Method:
Gulf Advanced Chemicals Industry Corporation (4%)	2.5	2.5

Total investments	$175.6	$170.9

(1)
Beginning January 1, 2005, we consolidated the results of operations and financial position of Rubicon LLC in accordance with FIN 46R because we are the primary beneficiary of this variable interest entity. Rubicon LLC manufactures four major products, including aniline, DPA, MDI and polyols. Rubicon LLC borrows funds from us and a joint venture partner to finance its capital requirements and receives reimbursement of costs incurred to operate its facilities.

(2)
We own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving us an indirect 35% interest in the manufacturing joint venture.

Summarized Financial Information of Unconsolidated Affiliates

        Summarized applicable financial information of Sasol-Huntsman GmbH and Co. KG, as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is presented below (dollars in millions):

	December 31,
	2005	2004	2003
Current assets	$19.3	$22.3
Noncurrent assets	74.7	68.9
Current liabilities	7.6	8.7
Noncurrent liabilities	41.2	47.5
Revenues	58.9	58.1	$53.8
Gross profit	12.1	11.9	8.6
Net income	15.9	5.3	9.0

        Summarized applicable financial information of our remaining unconsolidated affiliates, Louisiana Pigment Company, Rubicon, LLC (for periods prior to its consolidation on January 1, 2005), BASF AG ("BASF"), Huntsman Shanghai Isocyanate Investment BV and Polystyrene Australia Pty Ltd. as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003 is presented below (dollars in millions):

	December 31,
	2005	2004	2003
Assets	$337.1	$534.4
Liabilities	44.8	237.6
Revenues	299.8	1,055.5	$814.2
Net income (loss)	0.4	2.9	(5.6)
The Company's equity in:
Net assets	$146.0	$150.9
Net income	0.2	1.4	$(2.8)

7. Intangible Assets

        The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2005			December 31, 2004
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$367.8	$172.1	$195.7	$410.6	$173.1	$237.5
Licenses and other agreements	29.2	14.5	14.7	18.3	10.8	7.5
Non-compete agreements	45.0	42.8	2.2	49.9	43.1	6.8
Other intangibles	21.1	11.7	9.4	2.1	0.7	1.4

Total	$463.1	$241.1	$222.0	$480.9	$227.7	$253.2

        During 2005 and 2004, the Company reversed valuation allowances on deferred tax assets and certain restructuring reserves recorded in the Huntsman Advanced Materials Transaction and recorded a corresponding reduction to intangible assets of approximately $0.8 million and $31.9 million, respectively.

        Amortization expense was $28.4 million, $37.1 million and $37.5 million, for the years ended December 31, 2005, 2004 and 2003, respectively. Estimated future amortization expense for intangible assets for the next five years is as follows (dollars in millions):

Year ending December 31:
2006	$28.6
2007	27.2
2008	25.8
2009	25.7
2010	25.5

8. Other Noncurrent Assets

        Other noncurrent assets consisted of the following (dollars in millions):

	December 31,
	2005	2004
Prepaid pension costs	$238.2	$267.2
Debt issuance costs	43.0	94.4
Capitalized turnaround costs	83.5	116.6
Spare parts inventory	121.5	103.0
Catalyst assets	16.6	15.2
Deposits	15.2	16.7
Other noncurrent assets	118.0	65.9

Total	$636.0	$679.0

        Amortization expense of catalyst assets for the years ended December 31, 2005, 2004 and 2003 was $8.7 million, $9.8 million and $7.1 million, respectively.

9. Accrued Liabilities

        Accrued liabilities consisted of the following (dollars in millions):

	December 31,
	2005	2004
Payroll, severance and related costs	$108.8	$166.1
Interest	93.9	119.3
Volume and rebate accruals	88.1	94.4
Income taxes	64.0	35.7
Taxes (property and VAT)	87.6	83.1
Restructuring, impairment and plant closing costs	55.2	122.2
Environmental accruals	7.1	7.7
Pension liabilities	21.8	23.1
Casualty loss reserves	16.6	13.7
Other miscellaneous accruals	189.2	113.9

Total	$732.3	$779.2

10. Restructuring, Impairment and Plant Closing Costs

        While we continuously focus on identifying opportunities to reduce our operating costs and maximize our operating efficiency, we have now substantially completed our comprehensive global cost reduction program, referred to as "Project Coronado." Project Coronado was a program designed to reduce our annual fixed manufacturing and selling, general and administrative costs, as measured at 2002 levels, by $200 million. In connection with Project Coronado, we announced the closure of eight smaller, less competitive manufacturing units in our Polyurethanes, Advanced Materials, Performance Products and Pigments segments. These and other actions have resulted in the reduction of approximately 1,500 employees in these businesses since 2000.

        As of December 31, 2005, 2004 and 2003, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2003	$7.1	$—	$—	$—	$7.1
Huntsman LLC balance at consolidation on May 1, 2003	3.9	3.3	0.6		7.8
Huntsman Advanced Materials opening balance sheet liabilities at June 30, 2003	53.2	1.5	—	6.1	60.8
2003 credits for 2001 initiatives	(2.0)	(0.3)	(0.2)	—	(2.5)
2003 charges for 2003 initiatives	45.3	—	—	—	45.3
2003 payments for 2001 initiatives	(9.1)	(0.4)	(0.2)	—	(9.7)
2003 payments for 2003 initiatives	(32.0)	—	—	—	(32.0)

Accrued liabilities as of December 31, 2003	66.4	4.1	0.2	6.1	76.8
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	(2.9)	—	(0.6)	0.7	(2.8)
2004 charges for 2003 initiatives	25.1	—	—	0.4	25.5
2004 charges for 2004 initiatives	106.5	4.9	6.4	18.0	135.8
2004 payments for 2003 initiatives	(48.0)	—	(0.4)	(3.0)	(51.4)
2004 payments for 2004 initiatives	(31.4)	(0.6)	—	(4.6)	(36.6)
Non-cash settlements	—	—	(0.5)	—	(0.5)
Foreign currency effect on reserve balance	6.3	—	—	—	6.3

Accrued liabilities as of December 31, 2004	122.0	8.4	5.1	17.6	153.1
2005 charges for 2003 initiatives	11.8	—	2.5	0.1	14.4
2005 charges for 2004 initiatives	30.7	0.5	0.6	13.4	45.2
2005 charges for 2005 initiatives	13.6	—	—	0.2	13.8
Reversals of reserves no longer required	(6.3)	(0.1)	(0.8)	(6.7)	(13.9)
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	(3.7)	(0.8)	—	(0.8)	(5.3)
2005 payments for 2001 initiatives	(0.4)	—	—	—	(0.4)
2005 payments for 2003 initiatives	(22.1)	(0.2)	(0.2)	(1.0)	(23.5)
2005 payments for 2004 initiatives	(77.7)	(1.7)	(0.4)	(6.3)	(86.1)
2005 payments for 2005 initiatives	(1.0)	—	—	(0.9)	(1.9)
Foreign currency effect on reserve balance	(12.7)	(0.3)	(0.3)	(3.8)	(17.1)

Accrued liabilities as of December 31, 2005	$54.2	$5.8	$6.5	$11.8	$78.3

(1)
Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, "Employers' Accounting for Postemployment Benefits."

(2)
Accrued liabilities by initiatives were as follows (dollars in millions):

	December 31, 2005	December 31, 2004
2001 initiatives	$1.4	$2.8
2003 initiatives	28.4	44.8
2004 initiatives	47.7	99.2
2005 initiatives	11.6	—
Foreign currency effect on reserve balance	(10.8)	6.3

Total	$78.3	$153.1

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Advanced Materials	Performance Products	Pigments	Polymers	Base Chemicals	Corporate & Other	Total
Accrued liabilities as of January 1, 2003	$7.1	$—	$—	$—	$—	$—	$—	$7.1
Huntsman LLC balance at consolidation on May 1, 2003					2.8	5.0		7.8
Huntsman Advanced Materials opening balance sheet liabilities at June 30, 2003	—	60.8	—	—	—	—	—	60.8
2003 credits for 2001 initiatives	—	—	—	—	—	(2.5)	—	(2.5)
2003 charges for 2003 initiatives	28.1	—	10.7	6.5	—	—	—	45.3
2003 payments for 2001 initiatives	(7.2)	—	—	—	—	(2.5)	—	(9.7)
2003 payments for 2003 initiatives	(12.2)	(9.3)	(8.3)	(2.2)	—	—	—	(32.0)

Accrued liabilities as of December 31, 2003	15.8	51.5	2.4	4.3	2.8	—	—	76.8
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	—	(2.8)	—	—	—	—	—	(2.8)
2004 charges for 2003 initiatives	10.0	—	0.4	14.5	0.6	—	—	25.5
2004 charges for 2004 initiatives	16.4	9.0	56.6	27.3	9.4	16.7	0.4	135.8
2004 payments for 2003 initiatives	(11.5)	(26.0)	(2.4)	(10.9)	(0.6)	—	—	(51.4)
2004 payments for 2004 initiatives	(11.8)	(0.1)	(1.4)	(14.3)	(6.4)	(2.2)	(0.4)	(36.6)
Non-cash settlements	—	(0.5)	—	—	—	—	—	(0.5)
Foreign currency effect on reserve balance	0.1	1.9	2.6	1.1	—	0.6	—	6.3

Accrued liabilities as of December 31, 2004	19.0	33.0	58.2	22.0	5.8	15.1	—	153.1
2005 charges for 2003 initiatives	4.1	0.2	—	10.1	—	—	—	14.4
2005 charges for 2004 initiatives	4.4	0.3	6.9	18.8	3.4	10.2	1.2	45.2
2005 charges for 2005 initiatives	—	0.4	4.0	2.6	—	6.8	—	13.8
Reversals of reserves no longer required	(7.6)	(2.9)	(0.4)	(2.8)	(0.1)	(0.1)	—	(13.9)
Partial reversal of Huntsman Advanced Materials opening balance sheet accrual	—	(5.3)	—	—	—	—	—	(5.3)
2005 payments for 2001 initiatives	(0.4)	—	—	—	—	—	—	(0.4)
2005 payments for 2003 initiatives	(4.5)	(8.1)	(0.8)	(10.1)	—	—	—	(23.5)
2005 payments for 2004 initiatives	(0.8)	(7.7)	(33.6)	(20.7)	(5.2)	(16.9)	(1.2)	(86.1)
2005 payments for 2005 initiatives	—	(0.6)	(0.1)	(0.9)	—	(0.3)	—	(1.9)
Foreign currency effect on reserve balance	(3.3)	(1.5)	(8.6)	(2.4)	(0.5)	(0.8)	—	(17.1)

Accrued liabilities as of December 31, 2005	$10.9	$7.8	$25.6	$16.6	$3.4	$14.0	$—	$78.3

Current portion of restructuring reserve	$5.5	$5.5	$17.8	$11.4	$1.0	$14.0	$—	$55.2
Long-term portion of restructuring reserve	5.4	2.3	7.8	5.2	2.4	—	—	23.1
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year	$—	$2.6	$0.6	$5.5	$6.5	$0.1	$—	$15.3
Estimated additional charges beyond one year	$—	$—	$—	$3.6	$9.9	$—	$—	$13.5

2005 Restructuring Activities

        As of December 31, 2005 and December 31, 2004, we had reserves for restructuring, impairment and plant closing costs of $78.3 million and $153.1 million, respectively. During the year ended December 31, 2005, we recorded additional net charges of $123.6 million (consisting of $59.5 million payable in cash and $64.1 million of non-cash charges) for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities and for an impairment of long-lived assets. For purposes of measuring impairment charges in 2005, the fair value of the assets was determined based on estimated market prices. During the year ended December 31, 2005, we made cash payments against these reserves of $111.9 million.

        As of December 31, 2005, our Polyurethanes segment restructuring reserve consisted of $10.9 million related to various restructuring programs, including the closure of our West Deptford, New Jersey site (as announced in 2004), restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2001). During 2005, we recorded asset impairment charges totaling $10.9 million related to the closure of our West Deptford site. These restructuring initiatives are not expected to result in additional restructuring charges.

        As of December 31, 2005, our Advanced Materials segment restructuring reserve consisted of $7.8 million related to the restructuring programs implemented in association with the Huntsman Advanced Materials Transaction, the realignment and simplification of the commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility. During 2005, we assessed the remaining restructuring reserves established in association with the Huntsman Advanced Materials Transaction and other 2004 initiatives and concluded that $5.3 million and $2.9 million, respectively, were no longer necessary. Accordingly, we reversed these restructuring reserves during the second quarter of 2005. The Huntsman Advanced Materials Transaction reserve reversal was recorded as a reduction to property, plant and equipment in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The reversal of the restructuring reserve for the other 2004 initiatives was recorded as a credit to earnings. These restructuring initiatives are expected to result in additional restructuring charges of approximately $2.6 million through 2006.

        As of December 31, 2005, our Performance Products segment reserve consisted of $25.6 million related to various restructuring programs across our European surfactants business, including the closure of substantially all of our Whitehaven, U.K. surfactants facility, and the realignment of our Jefferson County, Texas operations. These restructuring activities are expected to result in additional charges of approximately $0.6 million in 2006.

        As of December 31, 2005, our Pigments segment reserve consisted of $16.6 million related to the global workforce reductions announced in 2003, the reduction of our TiO2 production capacity announced in 2004, and the announcement in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K. This will result in the closure of our Pigments segment's Billingham, U.K. headquarters and the creation of a new support center for both businesses. These restructuring initiatives are expected to result in additional restructuring charges of approximately $9.1 million through 2007.

        As of December 31, 2005, our Polymers segment reserve consisted of $3.4 million related primarily to the closure of our phenol manufacturing unit in Australia and restructuring initiatives at Odessa, Texas. During the third quarter of 2005, we concluded that the long-lived assets of our Australian styrenics business were impaired as a result of disappointing performance and the lack of anticipated strengthening of the styrenics market. Accordingly, our Polymers segment recorded an impairment charge of $48.2 million during 2005 related to the Australian styrenics assets. The fair value of the Australian styrenics assets was determined based on estimated market prices. These restructuring initiatives are expected to result in additional restructuring charges of approximately $16.4 million through 2007.

        As of December 31, 2005, our Base Chemicals segment reserve consisted of $14.0 million related primarily to the restructuring of our Jefferson County, Texas operations, which was announced in August 2005, and workforce reductions arising from the announced changes in work shift schedules and in the engineering and support functions at our Wilton and North Tees, U.K. facilities. Also included in the reserve are amounts related to an announcement in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K.

2004 Restructuring Activities

        As of December 31, 2004 and December 31, 2003, we had reserves for restructuring and plant closing costs of $153.1 million and $76.8 million, respectively. During the year ended December 31, 2004, we recorded additional charges of $299.3 million, including $138.0 million of charges for asset impairment and write downs, and $161.3 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the 2004 period, we made cash payments against these reserves of $88.0 million. For purposes of measuring impairment charges in 2004, the fair value of the assets was determined by using the present value of expected cash flows.

        As of December 31, 2004, our Polyurethanes segment reserve consisted of $19.0 million related to various restructuring programs, including the closure of our West Deptford, New Jersey site (as announced in 2004), restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2001). During 2004, we recorded asset impairment charges of $10.5 million related to the closure of our West Deptford site.

        As of December 31, 2004, our Advanced Materials segment reserve consisted of $33.0 million related to the restructuring program implemented in association with the Huntsman Advanced Materials Transaction, the realignment and simplification of our commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility. The restructuring program initiated with the Huntsman Advanced Materials Transaction included reductions in costs of the global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies could be achieved. During 2004, our Advanced Materials segment reversed $2.8 million of restructuring reserves recorded in the Huntsman Advanced Materials Transaction that were no longer required and recorded a corresponding reduction to intangible assets.

        As of December 31, 2004, our Performance Products segment reserve consisted of $58.2 million primarily related to various restructuring programs primarily across our European surfactants business and North American operations. During 2004, we adopted a plan to reduce the workforce across all locations in our European surfactants business by approximately 320 positions over a period of 15 months, including the closure of substantially all of our Whitehaven, U.K. surfactants facility. We also announced a plan to close our Guelph, Ontario manufacturing facility, maleic anhydride briquette facility in St. Louis, Missouri, and technical facility in Austin, Texas. During 2004, we recorded asset impairment charges totaling $40.5 million related to the closure of the Whitehaven, U.K. facility, the Guelph, Ontario facility and the maleic anhydride briquette facility in St. Louis, Missouri.

        As of December 31, 2004, our Pigments segment reserve consisted of $22.0 million related to the global workforce reductions announced in 2003 and the reduction of our TiO2 production capacity announced in 2004. During 2004, our Pigments segment announced that, following a review of our Pigments business, we would idle approximately 55,000 tonnes, or about 10%, of our total TiO2 production capacity in the third and fourth quarter of 2004. In connection with this reduction of our TiO2 production capacity, we recorded a $77.2 million asset impairment charge and a $4.3 million charge for the write-off of spare parts inventory and other assets.

        As of December 31, 2004, our Polymers segment reserve consisted of $5.8 million related primarily to the closure of our phenol manufacturing unit in Australia and to the demolition and decommissioning of our Odessa, Texas styrene manufacturing facility. During 2004, we recorded asset impairment charges of $3.6 million in connection with the closure of our phenol manufacturing unit in Australia.

        As of December 31, 2004, our Base Chemicals segment reserve consisted of $15.1 million related to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at our Wilton and North Tees, U.K. facilities.

        During 2004, we recorded a restructuring charge in corporate and other of $2.3 million, of which $1.9 million related to non-cash charges and $0.4 million related to relocation costs.

2003 Restructuring Activities

        As of December 31, 2003 and December 31, 2002, we had reserves for restructuring and plant closing costs of $76.8 million and $7.1 million, respectively. During the year ended December 31, 2003, we recorded additional charges of $55.0 million, including $12.2 million of charges for asset impairment and write downs, and $42.8 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at our smaller, less efficient manufacturing facilities. During the 2003 period, we made cash payments against these reserves of $41.7 million. For purposes of measuring impairment charges, the fair value of the assets was determined by using the present value of expected cash flows.

        As of December 31, 2003, our Polyurethanes segment reserve consisted of $15.8 million related to the restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2001).

        As of December 31, 2003, our Advanced Materials segment reserve consisted of $51.5 million related to the restructuring program implemented in association with the Huntsman Advanced Materials Transaction. This program included reductions in costs of the global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies could be achieved.

        As of December 31, 2003, our Performance Products segment reserve consisted of $2.4 million relating to the closure of a number of plants at the Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of a surfactants technical center in Oldbury, U.K., and the restructuring of a facility in Barcelona, Spain. During 2003, we recorded asset impairment charges of $11.4 million in connection with the plant facility closure at Whitehaven, U.K.

        As of December 31, 2003, our Pigments segment reserve consisted of $4.3 million related to workforce reductions of approximately 63 employees across our global Pigments operations. The overall cost reduction program to be completed through 2005 for our Pigments segment involved approximately 250 employees.

        As of December 31, 2003, our Polymers segment reserve consisted of $2.8 million related to the demolition and decommissioning of our Odessa, Texas styrene manufacturing facility and non-cancelable lease costs.

11. Asset Retirement Obligations

        We recognize asset retirement obligations in the period in which they are incurred. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. Upon initial adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" we identified certain legal obligations with indeterminate settlement dates; therefore, the fair value of these obligations could not be reasonably estimated and we did not record a liability. On December 31, 2005, we adopted FIN 47. FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143 and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

        Asset retirement obligations consist primarily of landfill capping and closure and post-closure costs and asbestos abatement costs. We are legally required to perform capping and closure and post-closure care on the landfills and asbestos abatement on certain of our premises. In accordance with SFAS No. 143 and FIN 47, for each landfill and premises containing asbestos we recognized the fair value of a liability for an asset retirement obligation and capitalized that cost as part of the cost basis of the related asset.

        The following table describes changes to our asset retirement obligation liability (dollars in millions):

	2005	2004
Asset retirement obligation at the beginning of the year	$7.2	$—
Liabilities incurred	—	6.7
Accretion expense	0.5	0.5
FIN 47 net transition adjustment	38.9	—

Asset retirement obligation at the end of the year	$46.6	$7.2

        The cumulative effect of adopting FIN 47 resulted in an after-tax charge to earnings of $31.7 million (net of income taxes of $4.8 million) for the year ended December 31, 2005. The pro forma effects of the application of FIN 47 as if the statement had been adopted on January 1, 2003

(instead of on December 31, 2005) are presented below (pro forma amounts assuming the accounting change is applied retroactively, net of tax) (dollars in millions):

	Year Ended December 31,
	2005	2004	2003
Income (loss) from continuing operations, as reported	$192.1	$(179.9)	$(314.7)
Pro forma adjustments:
Depreciation expense	(0.3)	(0.3)	(0.3)
Accretion expense	(3.0)	(2.8)	(2.6)

Income (loss) from continuing operations, pro forma	$188.8	$(183.0)	$(317.6)

        The actual and pro forma asset retirement obligation liability balances as if FIN 47 had been adopted on January 1, 2003 (instead of December 31, 2005) were as follows (dollars in millions):

	2005	2004
Liability for asset retirement obligations at beginning of period	$43.1	$33.1
Liability for asset retirement obligations at end of period	46.6	43.1

12. Other Noncurrent Liabilities

        Other noncurrent liabilities consisted of the following (dollars in millions):

	December 31,
	2005	2004
Pension liabilities	$404.0	$391.6
Other postretirement benefits	129.9	89.9
Environmental accruals	18.1	27.4
Notes payable to affiliates	—	29.9
Restructuring, impairment and plant closing costs	23.1	30.9
Fair value of interest derivatives	—	8.3
Asset retirement obligation	46.6	7.2
Other noncurrent liabilities	148.3	127.1

Total	$770.0	$712.3

13. Securitization of Accounts Receivable

        Under our A/R Securitization Program, we grant an undivided interest in certain of our trade receivables to a qualified off-balance sheet entity (the "Receivables Trust") at a discount. This undivided interest serves as security for the issuance of commercial paper and medium-term notes by the Receivables Trust.

        As of December 31, 2005 and 2004, the Receivables Trust had approximately $192.2 million and $208.4 million, respectively, in U.S. dollar equivalents in medium-term notes outstanding and approximately $110.1 million in U.S. dollar equivalents and nil, respectively, in commercial paper outstanding. The medium-term notes have a scheduled maturity date of September 15, 2006 with the scheduled amortization period commencing June 30, 2005. Our commercial paper facility provides for the issuance of both euro- and U.S. dollar-denominated commercial paper up to a U.S. dollar equivalent of $175 million of which $125 million is committed through June 30, 2007 and $50 million is committed through September 30, 2006. Our A/R Securitization Program is currently our cheapest form of borrowing within our capital structure. As of December 31, 2005, the weighted average interest rate for the medium-term notes and commercial paper combined was approximately 3.5%.

        As of December 31, 2005 and 2004, our retained interest in receivables (including servicing assets) subject to the program was approximately $164 million and $328 million, respectively. The value of the retained interest is subject to credit and interest rate risk. For the years ended December 31, 2005, 2004 and 2003, new sales of accounts receivable sold into the program totaled approximately $5,585 million, $5,071 million and $4,132 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled $5,589 million, $5,017 million and $4,136 million, respectively. Servicing fees received during the year ended December 31, 2005, 2004 and 2003 were approximately $6 million, $6 million and $5 million, respectively.

        We incur losses on the A/R Securitization Program for the discount on receivables sold into the program and fees and expenses associated with the program. For the years ended December 31, 2005, December 31, 2004 and December 31, 2003, losses on the A/R Securitization Program were $10.7 million, $15.6 million and $32.4 million, respectively. We also retain responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on the A/R Securitization Program were nil, a loss of $2.4 million and a loss of $24.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. As of each of December 31, 2005 and December 31, 2004, the fair value of the open forward currency contracts was nil.

        The key economic assumptions used in valuing the residual interest are presented below:

December 31,
	2005	2004
Weighted average life (in days)	35 to 40	35 to 40
Credit losses (annual rate)	Less than 1%	Less than 1%
Discount rate (weighted average life)	Less than 1%	Less than 1%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2005 and 2004 were $22.5 million and $12.1 million, respectively.

14. Long-Term Debt

        Long-term debt outstanding as of December 31, 2005 and 2004 was as follows (dollars in millions):

	December 31,
	2005	2004
New Credit Facilities:
Term Loan B	$2,099.3	$—
Former HI Credit Facilities:
Term Loan B	—	1,314.1
Former Huntsman LLC Credit Facilities:
Term Loan B	—	715.0
Revolving Facility	—	125.0
2010 Secured Notes	293.6	451.1
2009 Senior Notes	454.7	456.0
2011 Senior Floating Rate Notes	100.0	100.0
2012 Senior Fixed Rate Notes	198.0	300.0
Subordinated Notes	1,145.2	1,242.0
Former Huntsman LLC Subordinated Notes	—	59.3
Huntsman Specialty Subordinated Note	—	101.2
Subordinated note—affiliate	—	40.9
Huntsman International Holdings Senior Discount Notes	—	494.7
Huntsman International Holdings Senior Subordinated Discount Notes	—	413.7
Australian Credit Facilities	63.8	59.2
HPS (China) debt	42.6	10.4
Huntsman Advanced Materials Senior Secured Notes	—	348.6
Other	60.7	60.5

Total debt	$4,457.9	$6,291.7

Current portion	$44.6	$37.5
Long-term portion	4,413.3	5,799.6
Long-term debt—affiliate	—	454.6

Total debt	$4,457.9	$6,291.7

        During 2005, Huntsman Corporation completed a series of transactions designed to simplify its consolidated financing and public reporting structure, to reduce its cost of borrowings and to facilitate other organizational efficiencies. On February 16, 2005, Huntsman Corporation completed its initial public offering of common and mandatory preferred stock that resulted in approximately $1.5 billion in net proceeds, substantially all of which were used to repay indebtedness. On August 16, 2005, we completed the Huntsman LLC Merger and on December 20, 2005 we completed the Huntsman Advanced Materials Minority Interest Transaction. As a result of these transactions, we now operate all of Huntsman Corporation's businesses.

Credit Facilities

        On August 16, 2005, in connection with the Huntsman LLC Merger, we repaid our senior secured credit facilities, Huntsman LLC's senior secured credit facilities and a subordinated note (the "Huntsman Specialty Subordinated Note) with available cash and with the proceeds of our new senior credit facility (the "Senior Credit Facilities"). On December 20, 2005, in connection with the Huntsman Advanced Materials Minority Interest Transaction, we increased the U.S. dollar term loan B under the

Senior Credit Facilities by $350 million. On each of September 19, 2005 and December 30, 2005, we voluntarily prepaid approximately $50 million in U.S. dollar equivalents on term loan B under the Senior Credit Facilities. As of December 31, 2005, the Senior Credit Facilities consisted of (i) a $650 million revolving facility (the "Revolving Facility"), (ii) a $1,986.5 million term loan B facility (the "Dollar Term Loan"), and (iii) a €95.3 million (approximately $113 million) euro term loan B facility (the "Euro Term Loan," and collectively with the Dollar Term Loan, the "Term Loans").

        As of December 31, 2005, there were no borrowings outstanding under the Revolving Facility. At our option, the Revolving Facility bears interest at a rate equal to: (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging between 1.25% and 1.75% depending upon the most recent leverage ratio, or (ii) a prime-based rate plus an applicable margin ranging between 0.25% and 0.75% depending upon the most recent leverage ratio. As of December 31, 2005, borrowings under the Revolving Facility bear interest at LIBOR plus 1.75%. The Revolving Facility matures in 2010; provided that the maturity of the Revolving Facility will accelerate if we do not repay all but $100 million of our outstanding debt securities at least three months prior to the maturity of those securities. As of December 31, 2005, we had $32.5 million in U.S. dollar equivalents of letters of credit and bank guarantees issued and outstanding under the Revolving Facility.

        At our option, the Term Loans bear interest at a rate equal to: (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging between 1.50% and 2.00% depending upon the loan currency and the most recent leverage ratio, or (ii) a prime-based rate plus an applicable margin ranging between 0.50% and 0.75% depending upon the loan currency and the most recent leverage ratio. As of December 31, 2005, borrowings under the Dollar Term Loan bear interest at LIBOR plus 1.75% and borrowings under the Euro Term Loan bear interest at LIBOR plus 2.00%. Each of the Dollar Term Loan and the Euro Term Loan matures in 2012; provided that the maturity of the Term Loans will accelerate if we do not repay all but $100 million of our outstanding debt securities at least three months prior to the maturity of those securities. The Dollar Term Loan and the Euro Term Loan each require amortization payments of 1% annually.

        As of December 31, 2005, the weighted average interest rate on the Senior Credit Facilities was approximately 6.0%, excluding the impact of interest rate hedges.

        Our obligations under the Senior Credit Facilities are guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiaries (the "Guarantors") and are secured by a first priority lien (generally shared with the holders of the 2010 Secured Notes (as defined below)) on substantially all of our domestic property, plant and equipment, the stock of all of our material domestic subsidiaries and certain foreign subsidiaries, and pledges of intercompany notes between our various subsidiaries.

        The credit agreements governing the Senior Credit Facilities contain financial covenants typical for these types of agreements, including a minimum interest coverage ratio, a maximum debt-to-EBITDA ratio and a limit on capital expenditures. The credit agreements also contain customary restrictions on our ability to incur liens, incur additional debt, merge or sell assets, pay dividends, prepay other indebtedness, make investments or engage in transactions with affiliates, and other customary restrictions and default provisions.

Secured Notes

        On August 16, 2005, in connection with the Huntsman LLC Merger, we entered into supplemental indentures under which we assumed the obligations of Huntsman LLC under its outstanding 11.625% senior secured notes due 2010 (the "2010 Secured Notes"). As of December 31, 2005, we had outstanding $296.0 million aggregate principal amount ($293.6 million book value and $455.4 million original aggregate principal amount) of the 2010 Secured Notes, which are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. In connection with Huntsman Corporation's initial public offering of common and preferred stock, we used proceeds contributed to us to redeem $159.4 million of aggregate principal amount of the 2010 Secured Notes. Interest on the 2010 Secured Notes is payable semiannually in April and October of each year. The 2010 Secured Notes are secured by a first priority lien on all collateral securing the Senior Credit Facilities as described above (other than capital stock of our subsidiaries), shared equally with the lenders on the Senior Credit Facilities, subject to certain intercreditor arrangements.

        The 2010 Secured Notes contain covenants relating to the incurrence of debt and limitations on distributions, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing the 2010 Secured Notes also contain change of control provisions requiring us to offer to repurchase the notes upon a change of control.

        On December 20, 2005, in connection with the Huntsman Advanced Materials Minority Interest Transaction, we redeemed all of Huntsman Advanced Materials's outstanding $250 million 11% senior secured fixed rate notes due 2010 and paid $35.6 million in call premiums. Also in 2005, we redeemed all of Huntsman Advanced Materials's $100.0 million secured floating rate notes due 2008 and paid $6.0 million in call premiums. The $250 million of Huntsman Advanced Materials secured fixed rate notes bore a per annum fixed rate of interest of 11%, and the Huntsman Advanced Materials secured floating rate notes bore interest at a rate per annum equal to LIBOR plus 8.0%, subject to a floor with respect to LIBOR of 2.0%. The Huntsman Advanced Materials floating rate notes were issued with an original issue discount of 2.0%.

Senior Notes

        As of December 31, 2005, we had outstanding $450.0 million aggregate principal amount ($455.0 million book value) 9.875% senior notes due 2009 that were issued at a premium (the "2009 Senior Notes"). The 2009 Senior Notes are unsecured obligations. Interest on the 2009 Senior Notes is payable semiannually in March and September and these notes are redeemable after March 1, 2006 at 104.937% of the original aggregate principal amount thereof, declining ratably to par on and after March 1, 2008.

        As of December 31, 2005, we had outstanding $198.0 million ($300 million original aggregate principal amount) of 11.5% senior unsecured fixed rate notes due 2012 (the "2012 Senior Fixed Rate Notes") and $100.0 million senior unsecured floating rate notes due 2011 (the "2011 Senior Floating Rate Notes"). These notes were previously obligations of Huntsman LLC. In connection with the Huntsman LLC Merger, on August 16, 2005, we entered into supplemental indentures under which we assumed the obligations of the 2012 Senior Fixed Rate Notes and the 2011 Senior Floating Rate Notes. In connection with Huntsman Corporation's initial public offering of common and preferred stock, we used proceeds contributed to us to repay $102.0 million of aggregate principal amount of the 2012 Senior Fixed Rate Notes. Interest on the 2012 Senior Fixed Rate Notes is payable semiannually in January and July of each year. Interest on the 2011 Senior Floating Rate Notes is at LIBOR plus 7.25% (11.4% as of December 31, 2005) and is payable quarterly in January, April, July and October of each year. The 2012 Senior Fixed Rate Notes are redeemable after July 15, 2008 at 105.75% of the principal amount thereof, declining ratably to par on and after July 15, 2010. The 2011 Senior Floating

Rate Notes are redeemable after July 15, 2006 at 104.0% of the principal amount thereof, declining ratably to par on and after July 15, 2008. At any time prior to July 15, 2007, we may redeem up to 40% of the original aggregate principal amount of the 2012 Senior Fixed Rate Notes at a redemption price of 111.5% with proceeds of a qualified equity offering. At any time prior to July 15, 2006, we may redeem up to 40% of the original aggregate principal amount of the 2011 Senior Floating Rate Notes with the proceeds of a qualified equity offering at a redemption price equal to the par value plus LIBOR plus 7.25%.

        The indentures governing the 2009 Senior Notes, the 2012 Senior Fixed Rate Notes and the 2011 Senior Floating Rate Notes contain covenants, among other things, relating to the incurrence of debt and limitations on distributions, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing these notes also contain change of control provisions requiring us to offer to repurchase the notes upon a change of control.

Subordinated Notes

        As of December 31, 2005, we had outstanding $175 million 7.375% senior subordinated notes due 2015 and €135 million ($159.8 million) 7.5% senior subordinated notes due 2015 (collectively, the "2015 Subordinated Notes" and also referred to as the notes). The notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, declining ratably to par on and after January 1, 2013. In addition, at any time prior to January 1, 2008, we may redeem up to 40% of the original aggregate principal amount of the $175 million and €135 million notes at redemption prices of 107.375% and 107.5%, plus accrued and unpaid interest, respectively, with the proceeds of a qualified equity offering. Under the terms of a registration rights agreement among our Company, the Guarantors and the initial purchasers of the notes, we were required to complete an exchange offer for the notes on or before September 11, 2005. Under the terms of the registration rights agreement, because we did not complete the exchange offer by this date, we are required to pay additional interest on the notes at a rate of 0.25% per year for the first 90-day period following this date, and this rate increases by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0%. As of December 31, 2005, we were paying an additional 0.50% on the notes.

        As of December 31, 2005, we also had outstanding $366.1 million ($600 million original aggregate principal amount) and €372.0 million ($440.4 million) (€450 million original aggregate principal amount) 10.125% senior subordinated notes due 2009 (the "2009 Subordinated Notes" and, together with the notes, the "Subordinated Notes"). As of December 31, 2005, the 2009 Subordinated Notes have an unamortized premium of $3.8 million and are redeemable at 103.375% of the principal amount thereof, which declines to 101.688% on July 1, 2006 and to par on and after July 1, 2007.

        As of December 31, 2005, we had outstanding a combined total of $541.1 million and €507.0 million ($600.3 million) Subordinated Notes, plus $3.8 million of unamortized premium. The Subordinated Notes are unsecured and interest is payable semiannually in January and July of each year.

        The Subordinated Notes contain, among other things, covenants relating to the incurrence of debt and limitations on distributions, asset sales and affiliate transactions and are guaranteed by the Guarantors. The indentures governing these notes also contain change of control provisions requiring us to offer to repurchase the notes upon a change of control.

        Immediately prior to the Huntsman LLC Merger, we funded the redemption of Huntsman LLC's outstanding 9.5% senior subordinated notes due 2007 and Huntsman LLC's senior subordinated floating rate notes due 2007, which together had an aggregate outstanding principal amount of approximately $59.3 million. The redemption was completed on September 1, 2005.

        On August 16, 2005, in connection with the Huntsman LLC Merger, we repaid, in full, the Huntsman Specialty Subordinated Note which had an aggregate principal amount of $106.6 million and bore interest at 7.0%.

Senior Discount Notes

        On June 30, 1999, Huntsman International Holdings issued senior discount notes ("Huntsman International Holdings Senior Discount Notes") and senior subordinated discount notes (the "Huntsman International Holdings Senior Subordinated Discount Notes" and, collectively with the Huntsman International Holdings Senior Discount Notes, the "Huntsman International Holdings Discount Notes") to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The Huntsman International Holdings Discount Notes were due December 31, 2009. Prior to redemption, interest on the Huntsman International Holdings Senior Discount Notes and the Huntsman International Holdings Senior Subordinated Discount Notes accrued at 13.375% and 13.125%, respectively, per annum and was paid in kind. During the first quarter of 2005, we redeemed, in full, $505.6 million of accreted value of the Huntsman International Holdings Senior Discount Notes and paid call premiums of approximately $33.8 million. In order to make this redemption, we used proceeds contributed to us from Huntsman Corporation's initial public offering in the amount of $504.4 million and used $35.0 million in cash. In addition, on February 28, 2005, in connection with Huntsman Corporation's initial public offering, HMP contributed the Senior Subordinated Discount Notes at an accreted value of $422.8 million to us in exchange for equity.

Other Debt

        We maintain a $25.0 million multicurrency overdraft facility used for the working capital needs for our European subsidiaries (the "European Overdraft Facility"). As of December 31, 2005 and 2004, there were no borrowings outstanding under the European Overdraft Facility.

        HPS, one of our Chinese MDI joint ventures and our consolidated affiliate, has obtained secured loans for the construction of MDI production facilities near Shanghai, China. This debt consists of various committed loans in the aggregate amount of approximately $121 million. As of December 31, 2005, HPS had $19.5 million outstanding in U.S. dollar borrowings and 186 million in RMB borrowings ($23.1 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2005, the interest rate was approximately 5.0% for U.S. dollar borrowings and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semiannual installments beginning no later than June 30, 2007. The financing is non-recourse to us but is guaranteed during the construction phase by affiliates of HPS, including Huntsman Corporation. Huntsman Corporation has guaranteed 70% of any amount due and unpaid by HPS under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation's guarantees remain in effect until HPS has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service cost ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under the Senior Credit Facilities and under the indentures governing our outstanding notes. HPS is expected to begin operations at the beginning of the third quarter of 2006.

        Our Australian subsidiaries maintain credit facilities that had an aggregate outstanding balance of A$87.2 million ($63.8 million) as of December 31, 2005. These facilities are non-recourse to us and bear interest at the Australian index rate plus a margin of 2.9%. As of December 31, 2005, the interest rate for these facilities was 8.6%.

        We finance certain of our insurance premiums. As of December 31, 2005, we had $20.6 million in insurance premium financing, all of which is due in the next 12 months.

        On February 16, 2005, we paid in full a 15% note payable to an affiliated entity in the amount of $41.6 million.

Compliance with Covenants

        Our management believes that we are in compliance with the covenants contained in the agreements governing the Senior Credit Facilities, the A/R Securitization Program and the indentures governing our notes.

Maturities

        The scheduled maturities of our debt by year as of December 31, 2005 are as follows (dollars in millions):

Year ending December 31:
2006	$44.6
2007	84.0
2008	23.9
2009	1,289.2
2010	317.3
Later Years	2,698.9

$4,457.9

        We also have lease obligations accounted for as capital leases which are included in other long-term debt. The scheduled maturities of our commitments under capital leases are as follows (dollars in millions):

Year ending December 31:
2006	$2.3
2007	2.1
2008	2.4
2009	2.7
2010	2.3
Later Years	0.8

Total minimum payments	12.6
Less: amounts representing interest	(4.0)

Present value of minimum lease payments	8.6
Less: current portion of capital leases	(1.9)

Long-term portion of capital leases	$6.7

        In connection with repayment of indebtedness, we recorded a loss on early extinguishment of debt for the years ended December 31, 2005 and 2004 of $167.3 million and $25.6 million, respectively.

15. Fair Value of Financial Instruments

	December 31,
	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(Dollars in Millions)
Non-qualified employee benefit plan investments	$5.4	$5.4	$4.3	$4.3
Long-term debt	4,457.9	4,593.2	6,291.7	6,645.7
Notes receivable from affiliates	3.0	3.0	23.6	23.6

        Interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

        The fair value of government securities and non-qualified employee benefit plan investments are estimated using prevailing market prices.

        The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2005, and current estimates of fair value may differ significantly from the amounts presented herein.

16. Derivative Instruments and Hedging Activities

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures. We manage interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

        All derivatives, whether designed in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash-flow hedge, changes in the fair value of the derivative are recorded in accumulated other comprehensive (loss) income, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. We perform effectiveness assessments in order to use hedge accounting at each reporting period. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

        We have also participated in some derivatives that were classified as non-designated derivative instruments and we hedge our net investment in certain European operations. Changes in the fair value of any non-designated derivative instruments and any ineffectiveness in cash flow hedges are reported in current period earnings. Changes in the fair value of the hedge in the net investment of certain European operations are recorded in accumulated other comprehensive (loss) income.

Interest Rate Hedging

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

        We may purchase both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt. Under interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. When we enter into collars, the collars entitle us to receive from the counterparties (major banks) the amounts, if any, by which our interest payments on certain of our floating-rate borrowings exceed a certain rate, and require us to pay to the counterparties (major banks) the amount, if any, by which our interest payments on certain of our floating-rate borrowings are less than a certain rate.

        Interest rate contracts were recorded as a component of other non-current liabilities as of December 31, 2005 and 2004. The effective portion of the changes in the fair value of the swaps are recorded in accumulated other comprehensive loss, with any ineffectiveness recorded in interest expense.

        As of December 31, 2005 and 2004, we had entered into various types of interest rate contracts to manage our interest risk on our long-term debt as indicated below (dollars in millions):

	2005	2004
Notional amount	$83.3	$184.3
Fair value
Cash flow hedges	—	(2.0)
Non-designated derivatives	0.4	(1.2)
Maturity	2006-2010	2005-2007

        For the year ended December 31, 2005 and 2004, the changes in accumulated other comprehensive (loss) income associated with cash flow hedging activities are indicated below:

	2005	2004
Balance at January 1	$5.2	$15.7
Current period change in fair value	(1.9)	(10.9)
Reclassifications to earnings	(1.2)	0.4

Balance at December 31	$2.1	$5.2

        During the next twelve months ending December 31, 2006, approximately $2.0 million is expected to be reclassified from accumulated other comprehensive loss to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions.

        We are exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

Commodity Price Hedging

        As of December 31, 2005, there were no cash flow commodity price hedging contracts in place. As of December 31, 2004, there was $0.1 million included in other current assets and accrued liabilities related to cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income.

        As of December 31, 2005, commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $0.4 million in other current liabilities and as a $0.8 million increase in inventory. As of December 31, 2004, commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $1.5 million in other current assets and a $1.8 million decrease in inventory.

        Commodity price contracts not designated as hedges are reflected in the balance sheet as $2.0 million and $0.2 million in other current assets and liabilities, respectively, as of December 31, 2005 and as $5.6 million and $1.8 million in other current assets and liabilities, respectively, as of December 31, 2004.

        During the year ended December 31, 2005 we recorded a decrease of $2.2 million and for the years ended December 31, 2004 and 2003, we recorded an increase of $2.4 million and $1.2 million, respectively, related to changes in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges.

Foreign Currency Rate Hedging

        We may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2005 and 2004 and for the year ended December 31, 2005, 2004 and 2003 the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not significant.

Net Investment Hedging

        As of December 31, 2005, excluding the cross-currency interest rate swaps discussed below, we have designated approximately €330 million of our euro-denominated debt as a hedge of our net investments in foreign subsidiaries. Currency effects of net investment hedges produced a gain of $55.0 million, a loss of $51.5 million and a loss of $93.6 million in other comprehensive income (loss) (foreign currency translation adjustments) for the years ended December 31, 2005, 2004, and 2003, respectively. As of December 31, 2005 and 2004, there was a cumulative net loss of approximately $133.5 million and $188.5 million, respectively.

        We have outstanding cross-currency interest rate swaps of fixed rate debt. We entered into these swaps with various financial institutions in order to more effectively hedge our overall underlying euro long-term net asset and euro cash flow exposures. In the aggregate, we agreed to swap $175 million of 7.375% fixed rate debt for €132.4 million of 6.63% fixed rate debt. As a result, we will pay fixed rate interest at an annual rate of 6.63% on €132.4 million of principal and will receive fixed rate interest at an annual rate of 7.375% on $175 million of principal through January 1, 2010. At maturity on January 1, 2010, we are required to pay principal of €132.4 million and will receive principal of $175 million. Interest installments are paid semiannually on January 1 and July 1 of each year beginning July 1, 2005 through maturity. The swap is designated as a net investment hedge. As of December 31, 2005, the fair value of this swap was $15 million and recorded in the balance sheet in other noncurrent assets. The fair value as of December 31, 2004 was a liability of $8 million recorded in other noncurrent liabilities.

        In another swap transaction, we agreed to swap $31.3 million of 11.0% fixed rate debt for €25.0 million of 9.4% fixed rate debt. As a result, we will pay fixed rate interest at an annual rate of 9.4% on €25.0 million of principal and will receive fixed rate interest of 11.0% on $31.3 million of principal through July 15, 2007. At maturity, July 15, 2007, we are required to pay principal of €25.0 million and will receive principal of $31.3 million. Interest installments are paid semiannually on January 15 and July 15 of each year, beginning July 15, 2005 through maturity. The swap is not designated as a hedge for reporting purposes. As of December 31, 2005, the fair value of this was $2 million and recorded in other noncurrent assets in the balance sheet. For the year ended December 31, 2005, this swap decreased interest expense by $0.3 million.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as Permanent Loans (as defined below) are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that we may designate as permanent because they are not expected to be repaid in the foreseeable future ("Permanent Loans") are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans, and, during the year ended December 31, 2005, we have increased the amount of our Permanent Loans.

17. Employee Benefit Plans

Defined Benefit Pension and Other Postretirement Benefit Plans

        Our employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all of our full-time U.S. employees. Effective July 1, 2004, the Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance plan. For represented employees, participation in the cash balance plan is subject to the terms of negotiated contracts. Between July 1, 2004 and September 1, 2005, thirteen collectively bargained units had negotiated to participate. For participating employees, benefits accrued under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on ongoing pension expense.

        We sponsor defined benefit pension plans in a number of countries outside of the U.S. The availability of these plans, and their specific design provisions, are consistent with local competitive practices and regulations.

        We also sponsor two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits.

        In May 2004, the FASB issued FASB Staff Position ("FSP") No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." The FSP provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") to a sponsor of a postretirement health care plan. On July 1, 2004 we adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 reduced our non-pension postretirement accumulated benefit obligation by approximately $4.7 million, which has been recognized as a change in our unrecognized actuarial gain/loss. The adoption of FSP No. 106-2 reduced the net periodic postretirement benefit cost recognized during the year ended December 31, 2004 by approximately $0.5 million.

        In 2005, we changed the measurement date of our pension and postretirement benefit plans from December 31 to November 30. We believe the one-month change of the measurement date is preferable because it provides us more time to review the completeness and accuracy of the actuarial benefit information which results in an improvement in our internal control procedures. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit, net of tax of $1.5 million, of $4.2 million recorded in the year ended December 31, 2005. The pro forma impact of changing this accounting policy is to reduce net loss by approximately $0.2 million and $6.9 million, respectively, for the years ended December 31, 2004 and 2003.

        The following table sets forth the changes in funded status of the plans and the amounts recognized in the consolidated balance sheets during 2005 and 2004 (dollars in millions). The measurement date of the plans was November 30 in 2005 and December 31 in 2004.

	Defined Benefit Pension Plans				Other Postretirement Benefit Plans
	2005		2004		2005		2004
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$489.5	$2,020.7	$483.2	$1,658.3	$126.9	$4.3	$140.8	$4.2
Adjustment due to change in measurement date	(2.1)	(11.5)	—	—	(0.2)	—	—	—
Service cost	30.6	48.3	19.0	45.1	4.1	—	3.3	—
Interest cost	36.0	90.3	30.7	86.9	9.3	0.2	7.5	0.3
Participant contributions	—	5.8	—	5.2	—	—	—	—
Plan amendments	(21.4)	(15.4)	(58.8)	(0.3)	(8.3)	—	—	—
Exchange rate changes	—	(242.3)	—	155.5	—	0.2	—	—
Divestitures/Acquisitions	—	0.3	—	—	—	—	—	—
Settlements/transfers	—	(2.7)		(1.2)	—	—	—	—
Other	—	(0.3)		3.3	—	—	—	—
Curtailments	—	(2.6)		(1.3)	—	—	—	(0.1)
Special termination benefits	—	11.4		10.7		—	—	—
Actuarial (gain)/loss	13.2	108.5	39.1	126.4	(0.4)	0.4	(15.8)	0.3
Consolidation of Rubicon	116.4	—	—	—	34.2	—	—	—
Benefits paid	(36.8)	(69.3)	(23.7)	(67.9)	(9.7)	(0.3)	(8.9)	(0.4)

Benefit obligation at end of year	$625.4	$1,941.2	$489.5	$2,020.7	$155.9	$4.8	$126.9	$4.3

Change in plan assets
Fair value of plan assets at beginning of year	$297.9	$1,607.4	$257.8	$1,345.1	$—	$—	$—	$—
Adjustment due to change in measurement date	(8.8)	(8.8)	—	—	—	—	—	—
Actual return on plan assets	36.5	236.1	34.9	149.3	—	—	—	—
Adjustments to opening value	—	—	—	(4.3)	—	—	—	—
Exchange rate changes	—	(199.9)	—	125.2	—	—	—	—
Divestitures/Acquisitions	—	0.2	—	—	—	—	—	—
Participant contributions	—	5.8	—	5.2	—	—	—	—
Other	—	4.3	—	(2.3)	—	—	—	—
Administrative expenses	—	(1.3)	—	(0.8)	—	—	—	—
Company contributions	50.8	55.8	28.9	59.0	9.7	0.3	8.9	0.4
Settlements/Transfers	—	(3.9)	—	(1.1)
Consolidation of Rubicon	77.4	—	—	—	—	—	—	—
Benefits paid	(36.8)	(69.3)	(23.7)	(67.9)	(9.7)	(0.3)	(8.9)	(0.4)

Fair value of plan assets at end of year	$417.0	$1,626.4	$297.9	$1,607.4	$—	$—	$—	$—

Funded status
Funded status	$(208.4)	$(314.8)	$(191.6)	$(413.3)	$(155.9)	$(4.8)	$(126.9)	$(4.3)
Unrecognized net actuarial loss	158.0	446.4	119.6	552.2	55.4	1.4	57.8	1.1
Unrecognized prior service cost	(68.4)	(6.5)	(52.3)	5.7	(26.9)	—	(17.8)	—
Unrecognized net transition obligation	2.8	2.4	3.9	3.2	—	0.2	—	0.2
Contributions paid December 1 through December 31	3.3	3.7	—	—	0.7	—	—	—

Accrued benefit cost	$(112.7)	$131.2	$(120.4)	$147.8	$(126.7)	$(3.2)	$(86.9)	$(3.0)

Amounts recognized in balance sheet:
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(185.9)	$(239.9)	$(173.6)	$(241.1)	$(126.7)	$(3.2)	$(86.9)	$(3.0)
Prepaid pension cost	1.1	237.1	0.8	266.4	—	—	—	—
Intangible asset	3.7	3.7	4.1	4.5	—	—	—	—
Accumulated other comprehensive income	68.4	130.3	48.3	118.0	—	—	—	—

Accrued benefit cost	$(112.7)	$131.2	$(120.4)	$147.8	$(126.7)	$(3.2)	$(86.9)	$(3.0)

        Components of the net periodic benefit costs for the years ended December 31, 2005, 2004 and 2003 are as follows (dollars in millions):

	Defined Benefit Pension Plans
	U.S. plans			Non U.S. plans
	2005	2004	2003	2005	2004	2003
Service cost	$30.6	$19.0	$10.7	$48.3	$45.1	$38.8
Interest cost	36.0	30.7	19.5	90.3	86.9	67.0
Expected return on assets	(31.1)	(22.1)	(13.6)	(105.8)	(96.4)	(70.4)
Amortization of transition obligation	1.1	1.1	0.7	0.7	0.7	0.6
Amortization of prior service cost	(4.0)	1.0	0.6	(1.2)	0.5	0.6
Amortization of actuarial loss	7.4	4.8	0.7	24.0	20.2	22.6
Curtailment gain	—	—	—	(1.2)	—	—
Settlement loss	—	—	—	1.3	—	—
Special termination benefits	—	—	—	11.4	4.7	10.5

Net periodic benefit cost	$40.0	$34.5	$18.6	$67.8	$61.7	$69.7

	Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans
	2005	2004	2003	2005	2004	2003
Service cost	$4.1	$3.3	$2.5	$—	$—	$—
Interest cost	9.3	7.5	5.9	0.2	0.3	0.2
Expected return on assets	—	—	—	—	—	—
Amortization of transition obligation	—	—	—	—	—	—
Amortization of prior service cost	(2.4)	(1.9)	(0.3)	—	—	—
Amortization of actuarial loss	3.3	3.5	1.9	0.1	0.1	0.1

Net periodic benefit cost	$14.3	$12.4	$10.0	$0.3	$0.4	$0.3

        The following assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic pension cost for the year:

	Defined Benefit Pension Plans
	U.S. plans			Non U.S. plans
	2005	2004	2003	2005	2004	2003
Projected benefit obligation:
Discount rate	5.75%	5.75%	6.00%	4.61%	4.85%	5.30%
Rate of compensation increase	3.90%	4.00%	4.00%	3.33%	3.65%	3.51%
Net periodic pension cost:
Discount rate	5.75%	6.00%	6.75%	4.85%	5.30%	5.49%
Rate of compensation increase	4.00%	4.00%	4.00%	3.65%	3.51%	3.76%
Expected return on plan assets	8.25%	8.25%	8.25%	7.06%	7.11%	7.29%
	Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans
	2005	2004	2003	2005	2004	2003
Projected benefit obligation:
Discount rate	5.71%	5.75%	6.00%	5.00%	5.77%	6.25%
Rate of compensation increase	3.90%	4.00%	4.00%	3.33%	3.65%	3.51%
Net periodic pension cost:
Discount rate	5.75%	6.00%	6.75%	5.77%	6.25%	6.25%
Rate of compensation increase	4.00%	4.00%	4.00%	3.65%	3.51%	3.76%

        The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit pension plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	U.S. Plans		Non U.S. Plans
	2005	2004	2005	2004
Projected benefit obligation	$625.4	$489.9	$1,430.5	$1,415.9
Accumulated benefit obligation	604.9	468.3	1,220.8	1,113.4
Fair value of plan assets	417.0	297.9	1,089.6	998.7

        Expected future contributions and benefit payments are as follows for the U.S. and non U.S. plans (dollars in millions):

	Defined Benefit Pension Plans	Other Postretirement Benefit Plans
2006 expected employer contributions:
To plan trusts	$100.4	$13.1
To plan participants	6.3	0.4
Expected benefit payments:
2006	$98.2	$13.1
2007	94.9	13.4
2008	99.4	13.4
2009	103.7	13.6
2010	107.9	13.7
2011-2015	606.9	71.4

        In 2005, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 9% decreasing to 5% after 2009. Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. A 1% change in assumed health care cost trend rates would have the following effects (dollars in millions):

Asset category	Point Increase	Point Decrease
Effect on total of service and interest cost	$0.5	$(0.4)
Effect on postretirement benefit obligation	4.7	(4.5)

        The asset allocation for our pension plans at the end of 2005 and 2004 and the target allocation for 2006, by asset category, follows. The fair value of plan assets for these plans was $2,043.4 million at the end of 2005. Based upon historical returns, the expectations of our investment committee and outside advisors, the expected long-term rate of return on these assets is estimated to be between 7.06% to 8.25%.

Asset category	Target Allocation		Allocation at December 31, 2005	Allocation at December 31, 2004
Large Cap Equities	30%		31%	29%
Small/Mid Cap Equities	15	%-20%	19%	22%
International Equities	10	%-15%	16%	16%
Fixed Income	15	%-20%	17%	18%
Real Estate/Other	10	%-15%	14%	14%
Cash	0%		3%	1%

Total U.S. pension plans			100%	100%

Equities	59%		60%	61%
Fixed Income	37%		35%	34%
Real estate	3%		4%	3%
Cash	1%		1%	2%

Total non-U.S. pension plans			100%	100%

        Equity securities in our pension plans did not include any equity securities of our Company or our affiliates at the end of 2005.

        Our pension plan assets are managed by outside investment managers; assets are rebalanced based upon market opportunities and the consideration of transactions costs. Our strategy with respect to pension assets is to pursue an investment plan that, over the long term is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations.

Defined Contribution Plans

        We have a money purchase pension plan covering substantially all of our domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        We also have a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        Coincident with the introduction of the cash balance formula within our defined benefit pension plan, the money purchase pension plan was closed to new hires. At the same time, the company match in the salary deferral plan was increased, for new hires, to a 100% match, not to exceed 4% of the participant's compensation, once the participant has achieved six years of service with the Company.

        Our total combined expense for the above defined contribution plans for the years ended December 31, 2005, 2004, and 2003 was approximately $15.9 million, $20.7 million, $17.3 million, respectively.

Supplemental Salary Deferral Plan and Supplemental Executive Retirement Plan

        The Huntsman Supplemental Savings Plan ("SSP") is a non-qualified plan covering key management employees and allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 75% of their salary and bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year. The SSP was amended and restated as of January 1, 2005 to allow eligible executive employees to comply with Section 409A of the Internal Revenue Code of 1986 ("Section 409A").

        The Huntsman Supplemental Executive Retirement Plan (the "SERP") is an unfunded nonqualified pension plan established to provide certain executive employees with benefits that could not be provided, due to legal limitations, under the Huntsman Defined Benefit Pension Plan, a qualified defined benefit pension plan, and the Huntsman Money Purchase Pension Plan, a qualified money purchase pension plan. On December 23, 2005, the SERP was amended and restated for four purposes: (1) to transfer certain liabilities related to benefits for eligible executive employees to the newly-established Huntsman Supplemental Executive MPP Plan (the "SEMPP"), (2) to reflect a change in the benefit formula in the Huntsman Defined Benefit Pension Plan, (3) to provide for the merger of the Polyurethanes Executive Pension Plan and the Polyurethanes Excess Benefit Plan (each an unfunded nonqualified pension plan) into the SERP, and (4) to allow eligible executive employees to comply with Section 409A. The effective date of the amendment and restatement of the SERP with respect to items (1)-(3) is July 1, 2004 because each of these items relates to the amendment of the Huntsman Defined Benefit Pension Plan which was effective on such date. The effective date of the amendment and restatement of the SERP with respect to item (4) is January 1, 2005 in accordance with Section 409A.

        Assets of these plans are included in other assets and were $5.3 million and $4.3 million at December 31, 2005 and 2004, respectively. During the year ended December 31, 2005, 2004 and 2003, we expensed $0.5 million, $0.5 million and $1.1 million for the SSP and SERP, respectively.

International Plans

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

18. Income Taxes

        The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

	Year ended December 31,
	2005	2004	2003
Income tax expense (benefit):
U.S.
Current	$1.5	$11.1	$8.1
Deferred	—	(2.4)	0.1
Non-U.S.
Current	25.1	24.3	23.6
Deferred	16.2	(55.9)	9.2

Total	$42.8	$(22.9)	$41.0

        The following schedule reconciles the differences between the U.S. federal income taxes at the U.S. statutory rate to our provision (benefit) for income taxes (dollars in millions):

	Year ended December 31,
	2005	2004	2003
Income (loss) before income tax and minority interests	$236.6	$(195.6)	$(275.2)

Expected expense (benefit) at U.S. statutory rate of 35%	$82.8	$(68.4)	$(96.3)
Change resulting from:
State taxes (benefit) net of federal benefit	2.9	4.0	(4.1)
Effects of non-U.S. operations and tax rate differential	7.8	(38.7)	7.4
Effect of Huntsman Advanced Materials Consolidation Transaction	88.4	—	—
Incremental U.S. tax on non-U.S. income	18.2	28.4	1.6
Domestic (income) loss allocable to minority interests	(9.5)	11.5	14.3
Change in valuation allowance	(150.7)	48.7	112.5
Other—net	2.9	(8.4)	5.6

Total income tax expense (benefit)	$42.8	$(22.9)	$41.0

        The components of (losses) earnings from continuing operations before taxes were as follows (dollars in millions):

	Year ended December 31,
	2005	2004	2003
Income (loss) before income taxes:
U.S.	$63.1	$(109.4)	$(153.4)
Non-U.S.	173.5	(86.2)	(121.8)

Total	$236.6	$(195.6)	$(275.2)

        Subsequent to the Huntsman Advanced Materials Transaction in June 2003, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as branches of our Company for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. The pre-tax income in the table above and the preceding U.S. and non-U.S. allocation of the income tax provision by taxing jurisdiction may, therefore, not be directly related.

        Components of deferred income tax assets and liabilities were as follows (dollars in millions):

	December 31, 2005	December 31, 2004
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$942.5	$1,214.6
Pension and other employee compensation	166.9	134.8
Plant, property and equipment	44.8	69.5
Intangible assets	107.0	112.8
Inventory costing	4.8	—
Other, net	65.3	113.2

Total	1,331.3	1,644.9

Deferred income tax liabilities:
Plant, property and equipment	(851.1)	(682.4)
Pension and other employee compensation	(39.2)	(54.0)
Inventory costing	—	(11.0)
Basis difference in investment in Huntsman International Holdings	—	(85.1)
Other, net	(39.6)	(15.3)

Total	(929.9)	(847.8)

Net deferred tax asset before valuation allowance	401.4	797.1
Valuation allowance	(495.3)	(937.2)

Net deferred tax liability	$(93.9)	$(140.1)

Current tax asset	$31.2	$11.9
Current tax liability	(2.4)	(14.5)
Non-current tax asset	94.2	42.7
Non-current tax liability	(216.9)	(180.2)

Total	$(93.9)	$(140.1)

        As of December 31, 2005, we have U.S. Federal net operating loss carryforwards ("NOLs") of $1,026.3 million. The U.S. NOLs begin to expire in 2018 and fully expire in 2025. We also have NOLs of $1,762.4 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $467.6 million have a limited life and $2.9 million may expire in 2006.

        Included in the $1,762.4 million of non-U.S. NOLs is $930.6 million attributable to Huntsman Advanced Materials's Luxembourg entities. As of December 31, 2005, there is a valuation allowance of $265.4 million against these net tax-effected NOLs of $279.2 million. Due to the uncertainty surrounding the realization of the benefits of these losses that may result from future dissolution or restructuring of the Luxembourg entities, we continue to reduce the related deferred tax asset with a valuation allowance.

        We are subject to the "ownership change" rules of Section 382 of the Internal Revenue Code. Under these rules, our use of the NOLs could be limited in tax periods following the date of the ownership change. Based upon the existence of significant tax "built-in income" items, the effect of the ownership change rules on the ability to utilize the NOLs is not anticipated to be material.

        We have a valuation allowance against our entire U.S. and a material portion of our non-U.S. net deferred tax assets. We have specific valuation allowances of $2.7 million that, when reversed, will reduce goodwill and other non-current intangibles. During the year ended December 31, 2005, we reversed valuation allowances of $0.8 million, which were used to reduce non-current intangibles. Additionally, included in the deferred tax assets at December 31, 2005 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to members' equity when realized, after all other valuation allowances have been reversed.

        The decrease in valuation allowances between December 31, 2004 and 2005 which is not accounted for in the rate reconciliation is attributable to the following: Foreign currency movements ($81.0 million); adjustments to deferred tax assets (with a full valuation allowance) for tax contingencies ($98.0 million); adjustments to deferred tax assets with a full valuation allowance for changes in tax filing positions ($27.0 million); other adjustments to deferred tax assets with a full valuation allowance ($60.4 million); and movement of net deferred assets unrelated to income or loss from continuing operations and other items ($24.8 million).

        During the year ended December 31, 2005, included in the $7.8 million "Effects of non-U.S. operations and tax rate differential" above is approximately $8.0 million of non-recurring items including cancellation of debt income that was offset by NOLs (with a full valuation allowance), amounts associated with enacted changes in tax rates, the expiration of tax statute of limitations as well as the establishment of contingency reserves.

        The "Effect of the Huntsman Advanced Materials Transaction" above is approximately $88.4 million of tax expense fully offset by changes in valuation allowances. The components of the $88.4 million are as follows: $30.7 million associated with loss recapture income related to non-U.S. losses that had previously been deducted for U.S. taxation purposes; $6.2 million associated with current year non-U.S. losses not deducted for U.S. tax purposes; and $51.5 million associated with the write-down of net deferred tax assets, with a full valuation allowance, related to the U.S. taxation of Huntsman Advanced Materials non-U.S. entities. Effective January 1, 2006, certain of Huntsman Advanced Materials's non-U.S. operations previously treated as branches will no longer be treated as branches and will only be subject to U.S. taxation on future earnings to the extent those earnings are repatriated. This eliminates current double taxation of non-U.S. earnings that was inherent in the Huntsman Advanced Materials tax structure.

        On August 16, 2005, Huntsman International Holdings and Huntsman LLC were merged with and into our Company, and we continued in existence as the surviving entity. Prior to the merger, Huntsman International Holdings, including our Company, was treated as a partnership for U.S. federal income tax purposes and as such was generally not subject to U.S. income tax, but rather such income was taxed directly to its owners. A net deferred tax liability was recognized for the excess of the difference in the book and tax investment in the partnership over the difference in the book and tax basis of the net assets of the partnership. After the merger, we are treated as a corporate subsidiary and subject to U.S. income tax. The basis difference in the investment in the Huntsman International Holdings partnership has been reversed, offset by a corresponding change in valuation allowance.

        For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of non-U.S. subsidiaries that are deemed to be permanently invested were $56.5 million at December 31, 2005. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

        As a matter of course, our subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. We believe adequate provision has been made for all outstanding issues for all open years. Significant judgments and estimates are required in determining the global provision for income taxes, including judgments and estimates regarding the realization of deferred tax assets and the ultimate outcome of tax-related contingencies. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We either recognize a liability, including related interest, or reduce a tax asset, for the anticipated outcome of tax audits. We adjust these amounts in light of changing facts and circumstances, such as the closing of a tax audit or the expiration of a statute of limitations in the period in which the change occurs. If our tax positions are ultimately upheld under audits by respective taxing authorities, it is possible that the provision for income taxes in future years may reflect significant favorable adjustments. During 2005, the IRS audit for the years ended 1998 through 2001 was completed, with the exception of two issues as to which we are pursuing an administrative appeal before the IRS. The potential net adjustment to our net operating losses is approximately $200 million. Due to the uncertainty of realization caused by the tax audit, the gross deferred assets have been reduced, offset by a corresponding change in valuation allowance.

19. Commitments and Contingencies

Purchase Commitments

        We have various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts require minimum payments, even if no volume is purchased. Historically, we have not made any minimum payments under such take or pay contracts without taking product.

        Total purchase commitments as of December 31, 2005 are as follows (dollars in millions):

Year ending December 31:
2006	$2,325.6
2007	1,520.1
2008	375.1
2009	125.4
2010	88.7
Thereafter	184.1

$4,619.0

Legal Matters

Discoloration Claims

        Certain claims have been filed against us relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide ("Discoloration Claims"). Substantially all of the titanium dioxide that is the subject of these claims was manufactured prior to our acquisition of our titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid approximately $16 million in costs and settlement amounts for Discoloration Claims as of December 31, 2005.

        The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Claims filed during period	0	1	1
Claims resolved during period	1	2	2
Claims unresolved at end of period	2	3	4

        During the year ended December 31, 2004, we settled claims for approximately $45 million, approximately $30 million of which was paid by our insurers or ICI and approximately $15 million of which was paid by us. During 2004, we recorded charges of $15.1 million relating to Discoloration Claims. During the year ended December 31, 2005, we settled a claim for approximately $1 million, all of which was paid by ICI. The two Discoloration Claims unresolved as of December 31, 2005 asserted aggregate damages of approximately $63 million. An appropriate liability has been accrued for these claims. Based on our understanding of the merits of these claims and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, we cannot reasonably estimate the amount of loss related to such claims. Although we may incur additional costs as a result of future claims (including settlement costs), based on our history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than six years ago, and the fact that we have rights under contract to indemnity, including from ICI, we do not believe that any unasserted Discoloration Claims will have a material impact on our financial condition, results of operations, or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted claims, we have made no accruals in our financial statements as of December 31, 2005 for costs associated with unasserted Discoloration Claims.

Ciba Settlement

        Vantico concluded that certain of the products of its former Electronics division may have infringed patents owned by Taiyo and it entered into a license agreement in October 2001 with Taiyo to obtain the right to use the Taiyo patents. This license agreement required payment of approximately $4 million in back royalties and agreement to pay periodic royalties for future use. We believe that Ciba Specialty Chemicals Holdings Inc. ("Ciba") is liable under the indemnity provisions of certain agreements in connection with the leveraged buy-out transaction in 2000 involving Ciba and Vantico for certain payments made under the license agreement and related costs and expenses, and we initiated an arbitration proceeding against Ciba. In July 2004, we entered into a settlement agreement with Ciba with respect to this matter. In general, the settlement agreement provided that Ciba would pay us $11.1 million in 2004. We received additional consideration in the form of modifications to certain operating agreements between us and Ciba. In August 2004, we received payment of the $11.1 million settlement.

Environmental Litigation

        We have been a party to various lawsuits brought by persons alleging personal injuries and/or property damage based upon alleged exposure to toxic air emissions. For example, since June 2003, a number of lawsuits have been filed in state district court in Jefferson County, Texas against several local chemical plants and refineries, including our subsidiary, Huntsman Petrochemical Corporation. Generally, these lawsuits have alleged that the refineries and chemical plants located in the vicinity of the plaintiffs' homes discharged chemicals into the air that interfere with use and enjoyment of property and cause health problems and/or property damages. None of these lawsuits have included the amount of damages being sought. The following table presents information about the number of claims asserting damages based upon alleged exposure to toxic air emissions for the periods indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Claims filed during period	2,104	214	721
Claims resolved during period	2,988	51	0
Claims unresolved at end of period	0	884	721

        All claims filed as of December 31, 2005 have been resolved through dismissal and/or settlement.

        In addition, we have been named as a "premises defendant" in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaint has not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery. Recent changes in Texas tort procedures have required many pending cases to be split into multiple cases, one for each claimant, increasing the number of pending cases reported below for the year ended December 31, 2005. Nevertheless, the complaints in these cases provide little additional information. We do not believe that the increased number of cases reflects an increase in the number of underlying claims.

        Where the alleged exposure occurred prior to our ownership or operation of the relevant "premises," the prior owners and operators generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner or operator. None of the complaints in these cases state the amount of damages being sought. The prior owner or operator accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our eleven-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners or operators have the intention and ability to continue to honor their indemnities, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner or operator, all of which have been accepted.

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Tendered during period	284	94
Resolved during period	106	65
Unresolved at end of period	576	398	369

        We have never made any payments with respect to these cases. As of December 31, 2005, we had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity.

        Certain cases in which we are a "premises defendant" are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us.

	Year ended December 31, 2005	Year ended December 31, 2004	Year ended December 31, 2003
Filed during period	55	23
Resolved during period	56	42
Unresolved at end of period	34	29	48

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of $0.1 million, $1.0 million and $0.2 million in 2005, 2004 and 2003, respectively. The cases for the year ended December 31, 2005 include cases filed against Rubicon LLC, which became our consolidated subsidiary on January 1, 2005, as follows: one case filed during the period, one case resolved during the period and six cases unresolved at the end of the period.

        As of December 31, 2005, we had an accrual of $0.9 million relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity.

Antitrust Matters

        We have been named as a defendant in putative class action antitrust suits alleging a conspiracy to fix prices in the MDI, TDI, and polyether polyols industries that are now consolidated as the "Polyether Polyols Cases" in multidistrict litigation known as In re Urethane Antitrust Litigation, MDL No. 1616, Civil No. 2:04-md-01616-JWL-DJW, United States District Court, District of Kansas, initial order transferring and consolidating cases filed August 23, 2004. Other defendants named in the Polyether Polyols Cases are Bayer, BASF, Dow, and Lyondell. Bayer has announced that it has entered into a settlement agreement with the plaintiffs.

        These consolidated cases are in the early stages of class certification discovery. The pleadings of the plaintiffs do not provide specifics about any alleged illegal conduct of the defendants and we are not aware of any evidence of illegal conduct by us or any of our employees. For these reasons, we cannot estimate the possible loss or range of loss relating to these claims, and therefore we have not accrued a liability for these claims. Nevertheless, we could incur losses due to these claims in the future and those losses could be material.

        In addition, on February 16, 2006, the Antitrust Division of the U.S. Department of Justice served us with a grand jury subpoena requesting the production of documents relating to sales and pricing of TDI, MDI, polyether polyols and related systems. Bayer and Lyondell have announced that they have also been served with subpoenas in this matter. We intend to cooperate fully in this matter.

Tax Dispute

        In connection with the audit of our income tax returns for the years ended 1998 through 2001, we received a Notice of Proposed Adjustment from the Internal Revenue Service and, in late 2005, we initiated an administrative appeal before the Internal Revenue Service. The potential liability and the potential reduction to our net operating losses have been reserved in our financial statements. For more information on this matter, including the potential net adjustment to our net operating losses, see "Note 18. Income Taxes."

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity.

Gain Contingencies

        While the 2005 U.S. Gulf Coast storms did not cause serious structural damage to our facilities, they did cause operational disruptions for us and certain of our suppliers and customers. Some of our products were temporarily negatively impacted by restrictions on the availability of certain raw materials and our business was adversely impacted by logistics and transportation disruptions. Certain of our operations were suspended for much of the fourth quarter of 2005. We are in the process of preparing claims for possible recovery of damages under our insurance policies for property damage and business interruption. We can provide no assurances that we will recover these damages (or the amount of recovery, if any), and as such, we have not recorded any receivables from our insurance carriers at December 31, 2005. However, we anticipate obtaining at least a partial recovery, net of insurance deductibles, by the end of 2006.

20. Environmental, Health and Safety Matters

General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2005 and 2004, our capital expenditures for EHS matters totaled $48.9 million and $55.4 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Governmental Enforcement Proceedings

        On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, we are aware of the individual matters set out below, which we believe to be the most significant presently pending matters and unasserted claims. Although we may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and our past experience, we believe that the ultimate resolution of these matters will not have a material impact on our financial condition, results of operations or cash flows.

        In May 2003, the State of Texas settled an air enforcement case with us relating to our Port Arthur plant. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $0.4 million in attorney's fees to the Texas Attorney General. As of December 31, 2005, we have paid $3.5 million toward the penalty and $0.4 million for the attorney's fees. The monitoring projects are underway and on schedule. We do not anticipate that this settlement will have a material adverse effect on our financial condition, results of operations or cash flows.

        Beginning in the third quarter of 2004 and extending through December 2005, we have received notifications of approximately eight separate enforcement actions from the Texas Commission on Environmental Quality ("TCEQ") for alleged violations related to air emissions at our Port Neches or our Port Arthur plant. These alleged violations primarily relate to specific upset emissions, emissions from cooling towers, or flare operations occurring at particular times and at particular operating units during 2004 and 2005. These notices of violation appear to be part of a larger enforcement initiative by the TCEQ regional office focused on upset emissions at chemical and refining industry plants located within the Beaumont/Port Arthur region. TCEQ has made individual proposals to us to resolve four of the notices of alleged violation for approximately $0.1 million each. TCEQ has also made a proposal to resolve one of the remaining notices, addressing upset emissions at Port Neches, for $0.2 million. TCEQ has not made a penalty proposal for two other notices, and the final notice is seeking a penalty of less than $5,000. Final resolution of these matters is subject to negotiation between us and TCEQ. We do not believe that the resolution of these matters will result in the imposition of costs material to our financial condition, results of operations or cash flows.

        By letter dated September 13, 2005 the Tamil Nadu Pollution Control Board (the "TNPCB") issued an Order in follow-up to a Show Cause notice dated June 30, 2005, requiring a manufacturing facility of Petro Araldite Private Limited, a subsidiary of Huntsman Advanced Materials in Chennai, India, to close for one week and to submit an action plan and timeline to reduce chemical oxygen demand in its wastewater effluent. The facility complied with the order and submitted an action plan to the TNPCB, which has been accepted pending installation of assets to remedy the issue. A consent order renewal was subsequently issued covering the period through March 31, 2006. The proposed changes are being installed and we expect these modifications to resolve the current issues with the TNPCB. Ultimately, if the asset modifications do not resolve the effluent issue, or the TNPCB believes the plan or its implementation is inadequate, the TNPCB has the power to take further enforcement action, including shutting down the facility for a longer period or permanently, initiating criminal sanctions or imposing fines. Nevertheless, we believe that the investments in progress will fully resolve this matter. If they do not, however, the ultimate resolution will not have a material impact on our financial condition, results of operations or cash flows.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. For example, our Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing remediation requirements under RCRA authority. In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of the relevant facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater and surface water contamination from past operations at some of our sites, and we may find contamination at other sites in the future. Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the full cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

        We have been notified by third parties of claims against us or our subsidiaries for cleanup liabilities at approximately 12 former facilities and other third party sites, including but not limited to sites listed under CERCLA. Based on current information and past experience at other CERCLA sites, we do not expect any of these third party claims to result in a material liability to us.

Environmental Reserves

        We have established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, we have accrued approximately $25 million and $35 million for environmental liabilities as of December 31, 2005 and 2004, respectively. Of these amounts, approximately $7 million and $8 million are classified as accrued liabilities on our consolidated balance sheets as of December 31, 2005 and 2004, respectively, and approximately $18 million and $27 million are classified as other noncurrent liabilities on our consolidated balance sheets as of December 31, 2005 and 2004, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our financial condition, results of operations or cash flows.

        In October 2003, the European Commission ("EC") adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called "REACH" (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. On November 17, 2005, the European Parliament completed its first reading of the EC-drafted REACH legislation. Ministers from EU's 25 member states (sitting as the Council) finalized their own position on the text on December 13, 2005, paving the way for final agreement between Parliament and the Council in late 2006 and for REACH to become law in early 2007. As proposed, REACH would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require expenditures by us. As currently envisioned, REACH would take effect in three primary stages over eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on us are unclear at this time because the parameters of the program are still in development.

MTBE Developments

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. The use of MTBE has become controversial in the U.S. and elsewhere and has been curtailed and may be eliminated in the future by legislation or regulatory action. For example, about 25 states have adopted rules that prohibit or restrict the use of MTBE in gasoline sold in those states. Those states account for a substantial portion of the "pre-ban" U.S. MTBE market. In addition, the Energy Policy Act of 2005 is beginning to have an adverse impact on our MTBE business in the U.S., since it mandates increased use of renewable fuels and eliminates the oxygenate requirement for reformulated gasoline established by the 1990 Clean Air Act Amendments. Although the extent of the potential impact of the new law is still unclear there have been indications that certain gasoline refiners and distributors may stop using MTBE and that certain pipeline companies may stop shipping gasoline containing MTBE. A significant loss in demand for our MTBE in the U.S. could result in a material loss in revenues or material costs or expenditures. Moreover, additional phase-outs or other future regulation of MTBE may result in a further reduction in demand for our MTBE in the U.S..

        A number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking so recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, financial condition and results of operations.

21. Other Comprehensive (Loss) Income

        The components of other comprehensive (loss) income were as follows (dollars in millions):

	December 31,
	2005		2004		2003
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Income (loss)
Foreign currency translation adjustments, net of tax of $0.2 million and $5.0 million as of December 31, 2005 and 2004, respectively.	$69.9	$(215.8)	$285.7	$110.4	$212.8
Unrealized gain (loss) on nonqualified plan investments	0.8	(0.1)	0.9	0.3	0.6
Unrealized (loss) gain on derivative instruments	(2.2)	2.8	(5.0)	4.7	1.9
Minimum pension liability, net of tax, $45.4 million and $29.3 million as of December 31, 2005 and 2004, respectively	(153.3)	(16.3)	(137.0)	(41.2)	(7.4)
Minimum pension liability unconsolidated affiliate	(0.8)	8.0	(8.8)	(3.2)	(0.2)
Unrealized (loss) gain on securities	—	(0.1)	0.1	—	4.6
Other comprehensive income (loss) of unconsolidated affiliates	7.3	(0.8)	8.1	(1.1)	9.2

Total	$(78.3)	$(222.3)	$144.0	$69.9	$221.5

        Items of other comprehensive (loss) income of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

22. Related Party Transactions

        Our accompanying consolidated financial statements include the following balances not otherwise disclosed with affiliates of our Company (dollars in millions):

	Year ended December 31,
	2005	2004	2003
Sales to:
Huntsman Corporation	$—	$—	$53.0
Other unconsolidated affiliates	104.0	47.9	101.9
Inventory purchases from:
Huntsman Corporation	—	—	76.3
Other unconsolidated affiliates	—	403.9	261.4
Operating expenses allocated from:
Huntsman Corporation	—	—	(22.3)

        We have agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. We have agreed to complete this donation on the earlier of November 30, 2009 or the date on which we occupy less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after we make this donation, we will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.4 million, which represents the insurance premiums paid on his behalf through May 2002.

23. Operating Leases

        We lease a number of assets which are accounted for as operating leases. The lease obligation reflected in our statement of operations as rental expense, totaled $74.1 million, $55.2 million and $40.0 million for the three years ended December 31, 2005, 2004 and 2003, respectively. The minimum future rental payments due under existing agreements are by year (dollars in millions):

Year ending December 31:
2006	$62.3
2007	54.1
2008	46.6
2009	43.6
2010	40.1
Thereafter	167.2

$413.9

24. Other Operating Expense (Income)

        Other operating expense (income) consisted of the following (dollars in millions):

	Year ended December 31,
	2005	2004	2003
Foreign exchange losses (gains)	$39.0	$(118.8)	$(103.6)
Bad debts	4.2	2.0	10.2
Legal and contract settlements—net	—	6.6	2.0
Other	(1.0)	29.2	12.9

Total other operating expense (income)	$42.2	$(81.0)	$(78.5)

25. Discontinued Operations

        On July 6, 2005, we sold our toluene di-isocyanate ("TDI") business. The sale involved the transfer of our TDI customer list and sales contracts. We further agreed to discontinue the use of our remaining TDI assets. TDI has been accounted for as a discontinued operation under SFAS No. 144. Accordingly, the following results of TDI have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2005	2004	2003
Revenues	$24.4	$59.4	$62.3
Costs and expenses	(31.9)	(67.2)	(64.9)
Loss on disposal	(36.4)	—	—

Operating loss	(43.9)	(7.8)	(2.6)
Income tax expense	—	—	—

Loss from discontinued operations, net of tax	$(43.9)	$(7.8)	$(2.6)

        The loss on disposal of $36.4 million for the year ended December 31, 2005 includes an impairment of long-lived assets of $24.7 million. We expect to incur approximately $2 million of additional costs related to the TDI transaction by the end of the second quarter of 2006. The TDI business is reported in our Polyurethanes operating segment in the accompanying consolidated financial statements.

26. Operating Segment Information

        We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. We report our operations through six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals. We have organized our business and derived our operating segments around differences in product lines.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TPU, polyols, aniline, propylene oxide and MTBE(1)
Advanced Materials	Epoxy resin compounds, cross-linkers, matting agents, curing agents, epoxy, acrylic and polyurethane-based adhesives and tooling resins and sterolithography tooling resins
Performance Products	Amines, surfactants, linear alkylbenzene, maleic anhydride, other performance chemicals, glycols, and technology licenses
Pigments	Titanium dioxide
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Base Chemicals	Olefins (primarily ethylene and propylene), butadiene(2), MTBE(2), benzene, cyclohexane and paraxylene

(1)
The propylene oxide/MTBE operations in our Polyurethanes segment are not included in the announced sale of our U.S. butadiene and MTBE business (operated in our Base Chemicals segment). See "Note 3. Business Combinations and Dispositions."

(2)
We have announced the sale of our U.S. butadiene and MTBE business operated in our Base Chemicals segment; this transaction is expected to close in mid-2006. See "Note 3. Business Combinations and Dispositions."

        Sales between segments are generally recognized at external market prices.

	December 31,
	2005	2004	2003(4)
Net Sales (including intercompany sales):
Polyurethanes	$3,396.3	$2,818.0	$2,235.2
Advanced Materials	1,185.3	1,162.4	517.8
Performance Products	1,960.9	1,927.8	1,348.3
Pigments	1,052.8	1,048.1	1,010.0
Polymers	1,702.0	1,451.8	774.4
Base Chemicals	4,462.1	3,859.0	2,207.3
Eliminations	(797.8)	(840.7)	(446.7)

Total	$12,961.6	$11,426.4	$7,646.3

Segment EBITDA(1):
Polyurethanes	$676.3	$364.0	$233.4
Advanced Materials	154.1	151.0	29.4
Performance Products	157.3	91.0	80.9
Pigments	115.3	(30.0)	105.4
Polymers	102.7	77.6	57.8
Base Chemicals	264.3	276.2	79.4
Corporate and other(2)	(410.3)	(48.8)	12.1

Total	1,059.7	881.0	598.4
Interest expense, net	(425.6)	(592.6)	(480.5)
Income tax (expense) benefit(3)	(39.5)	22.9	(41.0)
Depreciation and amortization	(473.9)	(499.0)	(394.2)

Net income (loss)	$120.7	$(187.7)	$(317.3)

Depreciation and Amortization:
Polyurethanes	$147.4	$147.8	$143.6
Advanced Materials	46.5	53.8	27.3
Performance Products	52.0	54.3	42.5
Pigments	77.0	83.2	65.3
Polymers	56.2	59.5	32.6
Base Chemicals	85.3	89.9	67.9
Corporate and other(2)	9.5	10.5	15.0

Total	$473.9	$499.0	$394.2

Capital Expenditures:
Polyurethanes	$106.6	$45.8	$39.1
Advanced Materials	27.4	17.4	5.8
Performance Products	44.2	43.8	33.9
Pigments	27.1	42.7	51.7
Polymers	38.4	14.5	21.2
Base Chemicals	82.2	56.7	41.6
Corporate and other	12.8	5.7	11.5

Total	$338.7	$226.6	$204.8

Total Assets:
Polyurethanes	$4,074.5	$4,056.0
Advanced Materials	896.7	956.4
Performance Products	1,465.0	1,124.4
Pigments	1,659.7	1,514.5
Polymers	955.4	878.7
Base Chemicals	1,969.0	2,009.7
Corporate and Eliminations	(2,387.3)	(1,365.3)

Total	$8,633.0	$9,174.4

(1)
Segment EBITDA is defined as net income (loss) before interest, income tax, depreciation and amortization, and certain corporate and other items.

(2)
Corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

(3)
Includes a tax benefit of $3.3 million in 2005 on the cumulative effect of changes in accounting principle.

(4)
Effective May 1, 2003, Huntsman LLC is consolidated with the results of the Company. On June 30, 2003, affiliates of the Company completed the Huntsman Advanced Materials Transaction. Huntsman Advanced Materials has been included in our consolidated financial statements since June 30, 2003.

	December 31,
	2005	2004	2003(2)
By Geographic Area
Net sales:
United States	$7,447.5	$6,385.1	$3,888.8
United Kingdom	2,988.7	2,718.2	1,965.9
Netherlands	1,838.9	1,274.6	1,039.1
Other nations	2,876.7	2,857.0	2,125.2
Eliminations	(2,190.2)	(1,808.5)	(1,372.7)

Total	$12,961.6	$11,426.4	$7,646.3

Long-lived assets(1):
United States	$1,960.6	$2,059.2
United Kingdom	980.7	1,121.8
Netherlands	326.8	402.6
Other nations	1,068.6	1,233.7

Total	$4,336.7	$4,817.3

(1)
Long lived assets are made up of property, plant and equipment.

(2)
Effective May 1, 2003, Huntsman LLC is consolidated with the results of the Company. On June 30, 2003, affiliates of the Company completed the Huntsman Advanced Materials Transaction. Huntsman Advanced Materials has been included in our consolidated financial statements since June 30, 2003.

27. Selected Unaudited Quarterly Financial Data

        A summary of selected unaudited quarterly financial data for the years ended December 31, 2005 and 2004 is as follows (dollars in millions):

	Three months ended
	March 31, 2005(a)	June 30, 2005	September 30, 2005	December 31, 2005
Revenues	$3,349.3	$3,339.5	$3,121.8	$3,151.0
Gross profit	594.9	513.2	397.5	265.6
Restructuring, impairment and plant closing costs	10.4	18.8	71.3	23.1
Income (loss) before accounting changes	110.2	112.6	(26.3)	(48.3)
Net income (loss)	114.4	112.6	(26.3)	(80.0)
	Three months ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenues	$2,620.8	$2,754.0	$2,934.8	$3,116.8
Gross profit	282.8	350.0	375.0	393.5
Restructuring, impairment and plant closing costs	8.7	150.5	43.2	96.9
Net (loss) income	(82.2)	(172.4)	55.2	11.7

(a)
During the fourth quarter of 2005, we changed the measurement date of our pension and postretirement benefit plans from December 31 to November 30, and recorded a cumulative effect of a change in accounting principle credit, net of tax, of $4.2 million. In accordance with SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," the cumulative effect of this accounting change was reported effective January 1, 2005.

28. Condensed Consolidating Financial Statements—Huntsman International LLC

        The following condensed consolidating financial statements present, in separate columns, financial information for the following: Huntsman International LLC (on a parent only basis), with its investment in subsidiaries recorded under the equity method; the Guarantors on a combined, and where appropriate, consolidated basis; and the non-guarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005, 2004, and 2003. There are no contractual restrictions limiting transfers of cash from guarantor subsidiaries to our Company. Each of the Guarantors is 100% owned by us and has fully and unconditionally guaranteed our outstanding notes on a joint and several basis.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2005

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$10.0	$7.9	$114.6	$—	$132.5
Accounts and notes receivables, net	88.6	537.5	849.1	—	1,475.2
Accounts receivable from affiliates	523.4	1,035.6	479.5	(2,028.1)	10.4
Inventories, net	129.7	428.0	753.2	(1.7)	1,309.2
Prepaid expenses	3.6	28.9	27.7	(14.3)	45.9
Deferred income taxes	45.5	—	0.3	(14.6)	31.2
Other current assets	27.7	1.7	49.1	(8.6)	69.9

Total current assets	828.5	2,039.6	2,273.5	(2,067.3)	3,074.3
Property, plant and equipment, net	559.3	1,383.8	2,390.4	3.2	4,336.7
Investment in affiliates	3,521.8	2,253.7	65.7	(5,665.6)	175.6
Intangible assets, net	170.4	(3.8)	55.4	—	222.0
Goodwill	—	88.0	7.3	(4.1)	91.2
Deferred income taxes	—	19.9	88.9	(14.6)	94.2
Receivables from affiliates	2,204.1	1,810.3	3.0	(4,014.4)	3.0
Other noncurrent assets	90.1	142.1	403.8	—	636.0

Total assets	$7,374.2	$7,733.6	$5,288.0	$(11,762.8)	$8,633.0

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$78.7	$429.1	$584.9	$—	$1,092.7
Accounts payable to affiliates	1,214.8	282.9	539.3	(2,028.3)	8.7
Accrued liabilities	188.3	185.0	382.0	(23.0)	732.3
Deferred income taxes	—	19.9	(2.9)	(14.6)	2.4
Current portion of long-term debt	20.3	9.6	14.7	—	44.6

Total current liabilities	1,502.1	926.5	1,518.0	(2,065.9)	1,880.7
Long-term debt	4,358.1	2,134.6	1,935.0	(4,014.4)	4,413.3
Deferred income taxes	45.5	0.3	185.7	(14.6)	216.9
Other noncurrent liabilities	136.8	202.2	431.5	(0.5)	770.0

Total liabilities	6,042.5	3,263.6	4,070.2	(6,095.4)	7,280.9

Minority interest in consolidated subsidiaries	—	84.7	15.6	(79.9)	20.4
Members' equity:
Members' equity	2,794.0	3,821.1	1,302.0	(5,123.1)	2,794.0
Subsidiary preferred stock	—	73.4	1.4	(74.8)	—
(Accumulated deficit) retained earnings	(1,384.0)	421.6	8.5	(430.1)	(1,384.0)
Accumulated other comprehensive (loss) income	(78.3)	69.2	(109.7)	40.5	(78.3)

Total members' equity	1,331.7	4,385.3	1,202.2	(5,587.5)	1,331.7

Total liabilities and members' equity	$7,374.2	$7,733.6	$5,288.0	$(11,762.8)	$8,633.0

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2004

(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$7.3	$14.0	$222.2	$—	$243.5
Restricted cash	0.3	8.6	—	—	8.9
Accounts and notes receivables, net	77.8	492.3	1,015.8	(0.1)	1,585.8
Accounts receivable from affiliates	93.1	278.6	55.1	(416.4)	10.4
Inventories, net	122.4	351.6	780.9	(1.0)	1,253.9
Prepaid expenses	3.9	29.1	27.8	(15.7)	45.1
Deferred income taxes	—	—	11.9	—	11.9
Other current assets	57.6	404.1	45.3	(482.1)	24.9

Total current assets	362.4	1,578.3	2,159.0	(915.3)	3,184.4
Property, plant and equipment, net	615.5	1,433.1	2,768.7	—	4,817.3
Investment in affiliates	3,374.2	1,410.7	61.9	(4,675.9)	170.9
Intangible assets, net	199.4	(11.4)	67.6	(2.4)	253.2
Goodwill	—	—	3.3	—	3.3
Deferred income taxes	0.4	13.1	29.2	—	42.7
Receivables from affiliates	2,219.6	2,242.8	276.3	(4,715.1)	23.6
Other noncurrent assets	115.9	165.6	404.0	(6.5)	679.0

Total assets	$6,887.4	$6,832.2	$5,770.0	$(10,315.2)	$9,174.4

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$48.6	$293.8	$619.7	$—	$962.1
Accounts payable to affiliates	57.7	149.9	243.2	(416.5)	34.3
Accrued liabilities	547.2	206.9	518.4	(493.3)	779.2
Deferred income taxes	45.6	(28.8)	1.0	(3.3)	14.5
Current portion of long-term debt	22.3	1.9	13.3	—	37.5

Total current liabilities	721.4	623.7	1,395.6	(913.1)	1,827.6
Long-term debt	5,359.1	391.8	48.7	—	5,799.6
Long-term debt to affiliates	518.0	2,327.5	2,324.1	(4,715.0)	454.6
Deferred income taxes	(34.2)	33.8	180.6	—	180.2
Other noncurrent liabilities	159.7	201.3	353.1	(1.8)	712.3

Total liabilities	6,724.0	3,578.1	4,302.1	(5,629.9)	8,974.3

Minority interest in consolidated subsidiaries	—	91.3	11.2	(65.8)	36.7
Members' equity:
Members' equity	1,524.1	2,630.2	1,576.5	(4,206.7)	1,524.1
Subsidiary preferred stock	—	70.6	1.4	(72.0)	—
(Accumulated deficit) retained earnings	(1,504.7)	105.9	(118.6)	12.7	(1,504.7)
Accumulated other comprehensive income (loss)	144.0	356.1	(2.6)	(353.5)	144.0

Total members' equity	163.4	3,162.8	1,456.7	(4,619.5)	163.4

Total liabilities and members' equity	$6,887.4	$6,832.2	$5,770.0	$(10,315.2)	$9,174.4

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2005

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$1,364.0	$4,737.3	$6,756.3	$—	$12,857.6
Related party sales	248.9	255.9	966.7	(1,367.5)	104.0

Total revenues	1,612.9	4,993.2	7,723.0	(1,367.5)	12,961.6
Cost of goods sold	1,290.5	4,445.7	6,815.5	(1,361.3)	11,190.4

Gross profit	322.4	547.5	907.5	(6.2)	1,771.2
Selling, general and administrative	117.8	158.4	402.2	(0.7)	677.7
Research and development	34.9	26.0	34.6	—	95.5
Other operating (income) expense	(26.3)	6.7	61.8	—	42.2
Restructuring, impairment and plant closing costs	5.0	23.7	94.9	—	123.6

Operating income	191.0	332.7	314.0	(5.5)	832.2
Interest expense, net	(220.7)	(67.9)	(137.0)	—	(425.6)
Gain (loss) on accounts receivable securitization program	15.7	(2.8)	(23.6)	—	(10.7)
Equity in income of affiliates and subsidiaries	273.5	167.7	8.2	(441.2)	8.2
Other (expense) income	(119.7)	(54.1)	11.4	(5.1)	(167.5)

Income from continuing operations before income taxes, minority interest and accounting changes	139.8	375.6	173.0	(451.8)	236.6
Income tax benefit (expense)	25.0	(28.0)	(39.8)	—	(42.8)
Minority interest expense	—	(20.0)	(0.8)	19.1	(1.7)

Income from continuing operations	164.8	327.6	132.4	(432.7)	192.1
Loss from discontinued operations (including loss on disposal of $36.4), net of tax	(43.9)	—	—	—	(43.9)
Cumulative effect of changes in accounting principle, net of tax	(0.2)	(2.0)	(25.3)	—	(27.5)

Net income	$120.7	$325.6	$107.1	$(432.7)	$120.7

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2004

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$1,177.8	$3,893.8	$6,059.7	$247.2	$11,378.5
Related party sales	181.3	509.3	137.9	(780.6)	47.9

Total revenues	1,359.1	4,403.1	6,197.6	(533.4)	11,426.4
Cost of goods sold	1,126.6	4,012.3	5,406.9	(520.7)	10,025.1

Gross profit	232.5	390.8	790.7	(12.7)	1,401.3
Selling, general and administrative	78.3	179.5	416.1	(21.4)	652.5
Research and development	32.2	27.3	36.6	—	96.1
Other operating income	(9.1)	(30.1)	(41.8)	—	(81.0)
Restructuring, impairment and plant closing costs	2.4	14.3	282.6	—	299.3

Operating income	128.7	199.8	97.2	8.7	434.4
Interest expense, net	(369.0)	(46.7)	(176.9)	—	(592.6)
Gain (loss) on accounts receivable securitization program	3.6	(2.0)	(17.2)	—	(15.6)
Equity in income (loss) of affiliates and subsidiaries	68.7	(21.4)	3.9	(47.2)	4.0
Other (expense) income	(35.0)	9.9	5.8	(6.5)	(25.8)

(Loss) income from continuing operations before income taxes, minority interest and accounting changes	(203.0)	139.6	(87.2)	(45.0)	(195.6)
Income tax benefit (expense)	23.1	(52.9)	52.7	—	22.9
Minority interest expense	—	(10.5)	(1.0)	4.3	(7.2)

(Loss) income from continuing operations	(179.9)	76.2	(35.5)	(40.7)	(179.9)
Loss from discontinued operations, net of tax	(7.8)	—	—	—	(7.8)

Net (loss) income	$(187.7)	$76.2	$(35.5)	$(40.7)	$(187.7)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$842.8	$2,303.9	$4,320.8	$23.9	$7,491.4
Related party sales	140.2	236.9	204.8	(427.0)	154.9

Total revenues	983.0	2,540.8	4,525.6	(403.1)	7,646.3
Cost of goods sold	811.6	2,350.4	4,100.6	(426.4)	6,836.2

Gross profit	171.4	190.4	425.0	23.3	810.1
Selling, general and administrative	125.7	69.4	291.8	23.2	510.1
Research and development	37.7	17.3	31.8	—	86.8
Other operating (income) expense	(66.5)	(12.9)	0.9	—	(78.5)
Restructuring, impairment and plant closing (credits) costs	—	(1.5)	56.5	—	55.0

Operating income	74.5	118.1	44.0	0.1	236.7
Interest (expense) income, net	(374.9)	50.0	(155.6)	—	(480.5)
(Loss) gain on accounts receivable securitization program	(64.3)	(2.8)	34.7	—	(32.4)
Equity in income (loss) of affiliates and subsidiaries	37.0	(104.8)	1.6	67.9	1.7
Other (expense) income	(4.4)	13.6	(7.7)	(2.2)	(0.7)

(Loss) income from continuing operations before income taxes, minority interest and accounting changes	(332.1)	74.1	(83.0)	65.8	(275.2)
Income tax benefit (expense)	17.4	(25.1)	(33.3)	—	(41.0)
Minority interest (expense) income	—	(0.6)	—	2.1	1.5

(Loss) income from continuing operations	(314.7)	48.4	(116.3)	67.9	(314.7)
Loss from discontinued operations, net of tax	(2.6)	—	—	—	(2.6)

Net (loss) income	$(317.3)	$48.4	$(116.3)	$67.9	$(317.3)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2005

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	288.0	456.0	255.5	(11.2)	988.3

Investing activities:
Capital expenditures	(32.9)	(70.2)	(235.6)	—	(338.7)
Investment in affiliates, net	(114.0)	(10.3)	(8.0)	124.3	(8.0)
Proceeds from sale of assets	6.4	7.1	4.7	—	18.2
Net cash received from affiliates	—	4.5	1.7	—	6.2
Change in restricted cash	0.3	8.6	—	—	8.9
Other, net	—	(1.6)	(1.3)	—	(2.9)

Net cash used in investing activities	(140.2)	(61.9)	(238.5)	124.3	(316.3)

Financing activities:
Net (repayment) borrowings under revolving loan facilities	(125.0)	—	6.3	—	(118.7)
Repayment of long-term debt	(3,004.6)	(453.3)	(3.2)	—	(3,461.1)
Proceeds from long-term debt	2,203.6	—	31.4	—	2,235.0
Call premiums related to early extinguishment of debt	(64.2)	(50.8)	10.3	—	(104.7)
Payments on notes payable	(30.5)	(1.9)	0.8	—	(31.6)
Debt issuance costs paid	(16.9)	(0.4)	—	—	(17.3)
Dividend to parent for acquisition of minority interest	(124.8)	—	—	—	(124.8)
Contribution from parent	837.6	—	—	—	837.6
Intercompany advances, net of repayments	179.7	116.0	(172.9)	(122.8)	—
Dividends paid	—	(9.7)	—	9.7	—
Other, net	—	(0.1)	5.0	—	4.9

Net cash (used in) provided by financing activities	(145.1)	(400.2)	(122.3)	(113.1)	(780.7)

Effect of exchange rate changes on cash	—	—	(2.3)	—	(2.3)

Increase (decrease) in cash and cash equivalents	2.7	(6.1)	(107.6)	—	(111.0)
Cash and cash equivalents at beginning of period	7.3	14.0	222.2	—	243.5

Cash and cash equivalents at end of period	$10.0	$7.9	$114.6	$—	$132.5

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2004

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	(334.1)	452.0	71.2	(7.5)	181.6

Investing activities:
Capital expenditures	(22.8)	(60.8)	(143.0)	—	(226.6)
Investment in affiliates, net	—	—	(11.8)	—	(11.8)
Proceeds from sale of assets	0.1	—	5.1	—	5.2
Net cash (paid to) received from affiliates	(2.6)	8.6	—	—	6.0
Change in restricted cash	0.6	1.0	—	—	1.6
Other, net	—	2.2	0.4	—	2.6

Net cash used in investing activities	(24.7)	(49.0)	(149.3)	—	(223.0)

Financing activities:
Net borrowings under revolving loan facilities	90.8	—	23.0	—	113.8
Repayment of long-term debt	(2,701.1)	(37.7)	(84.0)	—	(2,822.8)
Proceeds from long-term debt	2,839.1	—	30.7	—	2,869.8
Call premiums related to early extinguishment of debt	(17.0)	—	—	—	(17.0)
Payments on notes payable	(19.6)	—	—	—	(19.6)
Net repayments of overdraft facility	(7.5)	(0.9)	(2.2)	—	(10.6)
Debt issuance costs paid	(35.6)	—	—	—	(35.6)
Intercompany advances, net of repayments	199.6	(355.9)	156.3	—	—
Dividends paid	—	(4.9)	(2.6)	7.5	—
Other, net	—	—	5.4	—	5.4

Net cash provided by (used in) financing activities	348.7	(399.4)	126.6	7.5	83.4

Effect of exchange rate changes on cash	—	(0.9)	12.0	—	11.1

(Decrease) increase in cash and cash equivalents	(10.1)	2.7	60.5	—	53.1
Cash and cash equivalents at beginning of period	17.4	11.3	161.7	—	190.4

Cash and cash equivalents at end of period	$7.3	$14.0	$222.2	$—	$243.5

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2003

(Dollars in Millions)

	Parent Company	Guarantors	Non- Guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(168.5)	$290.4	$98.0	$(4.0)	$215.9
Investing activities:
Capital expenditures	(17.9)	(60.6)	(126.3)	—	(204.8)
Proceeds from sale of assets	—	0.2	—	—	0.2
Acquisition of business, net of cash acquired	0.3	(431.7)	53.5	—	(377.9)
Purchase of Vantico senior notes	—	(22.7)	—	—	(22.7)
Net cash (paid to) received from affiliates	(9.1)	0.8	—	—	(8.3)
Investment in affiliates, net	6.1	—	(6.1)	—	—
Change in restricted cash	(0.8)	(0.6)	—	—	(1.4)
Other, net	—	(2.3)	0.1	—	(2.2)

Net cash used in investing activities	(21.4)	(516.9)	(78.8)	—	(617.1)

Financing activities:
Net repayment under revolving loan facilities	(168.3)	—	—	—	(168.3)
Repayment of long-term debt	(593.2)	(1.2)	(8.0)	—	(602.4)
Proceeds from long term debt	813.4	—	—	—	813.4
Issuance of senior secured notes	—	348.0	—	—	348.0
Cost of raising equity capital	—	(10.4)	0.3	—	(10.1)
Payment on notes payable	—	—	(1.0)	—	(1.0)
Net borrowings (repayment) of overdraft facility	7.5	—	(2.3)	—	5.2
Debt issuance costs paid	(30.1)	(14.4)	—	—	(44.5)
Intercompany advances, net of repayments	91.8	(183.9)	92.1	—	—
Dividends paid	—	(4.0)	—	4.0	—
Contribution from parent	—	164.4	—	—	164.4
Other, net	—	—	2.7	—	2.7

Net cash provided by financing activities	121.1	298.5	83.8	4.0	507.4

Effect of exchange rate changes on cash	—	(1.1)	9.9	—	8.8

(Decrease) increase in cash and cash equivalents	(68.8)	70.9	112.9	—	115.0
Cash and cash equivalents at beginning of period	86.2	(59.6)	48.8	—	75.4

Cash and cash equivalents at end of period	$17.4	$11.3	$161.7	$—	$190.4

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

(Dollars in Millions)

Column A	Column B	Column C Additions			Column D	Column E
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts		Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2005	$25.8	$4.2	$3.7		$—	$33.7
Year ended December 31, 2004	26.5	2.0	—		(2.7)	25.8
Year ended December 31, 2003	14.5	10.2	14.3	(1)	(12.5)	26.5
Valuation Allowance on Deferred Tax Assets:
Year ended December 31, 2005	937.2	(150.7)	—		(291.2) (2)	495.3
Year ended December 31, 2004	763.3	48.7	182.3		(57.1)	937.2
Year ended December 31, 2003	149.6	112.5	502.0		(0.8)	763.3

(1)
Represents specific reserves provided for receivables as a result of the Huntsman LLC Consolidation Transaction and the Huntsman Advanced Materials Transaction in 2003.

(2)
See "Note 18 Income Taxes" to our Consolidated Financial Statements included elsewhere in this prospectus.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

Huntsman International LLC

Exchange Offer for
$175,000,000 7 3/8% Senior Subordinated Notes due 2015
and
€135,000,000 7 1/2% Senior Subordinated Notes due 2015

                       , 2006

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Huntsman International LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Huntsman International LLC's amended and restated limited liability company agreement contains no indemnification provisions.

        Each of Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC, Eurostar Industries LLC, Petrostar Fuels LLC and Petrostar Industries LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its respective limited liability company agreement.

        Huntsman International Financial LLC's limited liability company agreement contains no indemnification provisions. Article 12.2 of the limited liability company agreement of each of Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC, Eurostar Industries LLC, Petrostar Fuels LLC and Petrostar Industries LLC each of which is filed as an exhibit to this registration statement, authorizes the respective company to indemnify its managers, members, officers, directors, stockholders, employees, representatives and agents, to the extent permitted by law, from and against all losses and claims arising from any suits or proceedings in which these persons may be involved by reason of their management of or relation to the business and affairs of the respective company and to reimburse these persons for expenses incurred in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such persons to repay such amounts if so required.

        Each of Huntsman International Trading Corporation ("International Trading"), JK Holdings Corporation ("JK Holdings"), Huntsman Petrochemical Corporation ("Petrochemical"), and Huntsman Polymers Corporation ("Polymers") is a Delaware corporation. Section 145 ("Section 145") of the Delaware General Corporation Law (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also provides that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify the person under Section 145.

        The bylaws of each of International Trading, JK Holdings, Petrochemical, and Polymers provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such bylaws further provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the respective corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Such bylaws also provide that any indemnification thereunder (unless ordered by a court) shall be made by the respective corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the respective corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith, without the necessity of authorization in the specific case. Notwithstanding any contrary determination in the specific case according to the procedures outlined above, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the bylaws. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standards of conduct. Neither a contrary determination in the specific case according to the procedures outlined above, nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expenses of prosecuting such application.

        Such bylaws also provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Such bylaws further provide that the indemnification and advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the respective corporation that indemnification of the persons specified in such bylaws shall be made to the fullest extent permitted by law. This provision of such bylaws shall not be deemed to preclude the indemnification of any person not specified in such bylaws but whom the respective corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Such bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the respective corporation would have the power or obligation to indemnify him against such liability under the bylaws.

        In addition, such bylaws provide that the indemnification and advancement of expenses provided thereby shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. Also, notwithstanding anything contained in such bylaws to the contrary, except for proceedings to enforce rights to indemnification, the respective corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the respective corporation. Such bylaws also authorize the respective corporation, to the extent authorized from time to time by the board of directors of the respective corporation, to provide rights to indemnification and to the advancement of expenses to employees and agents of the respective corporation similar to those conferred in such bylaws to directors and officers of the respective corporation.

        Each of Huntsman Expandable Polymers Company LC ("Expandable Polymers") and Huntsman Chemical Company LLC ("Chemical") is a Utah limited liability company. Sections 1801 through 1809 of the Utah Revised Limited Liability Company Act (the "URLLCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a limited liability company's managers, members and other personnel, and related matters.

        Section 1802 of the URLLCA provides that a company may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a manager of a company or, while a manager of the company, is or was serving at its request as a manager, member, director, officer, partner, trustee, employee, fiduciary or agent of another company or other person or of an employee benefit plan (an "Indemnifiable Manager"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the company; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 1802 of the URLLCA further provides, however, that the company may not indemnify an Indemnifiable Manager thereunder: (i) in connection with a Proceeding by or in the right of the company in which the Indemnifiable Manager was adjudged liable to the company; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Manager, whether or not in the individual's official capacity, in which the individual was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Manager.

        Section 1803 of the URLLCA provides that, unless limited by its articles of organization, a company shall indemnify an Indemnifiable Manager who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Manager was a Party because of being an Indemnifiable Manager of the company, against reasonable expenses, including attorneys' fees, incurred by the Indemnifiable Manager in connection with the Proceeding or claim to which the individual has been successful.

        In addition, Section 1805 of the URLLCA provides that, unless otherwise limited by a company's articles of organization, an Indemnifiable Manager of the company who is or was a Party to a Proceeding may apply for indemnification to the court or other decision-maker conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Manager is entitled to mandatory indemnification under Section 1803 of the URLLCA, in which case the court shall also order the company to pay the Indemnifiable Manager's reasonable expenses, including attorneys' fees incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Manager is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the individual met the standard of conduct set forth in Section 1802 of the URLLCA or was adjudged liable as described in that Section 1802, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 1802 of the URLLCA.

        Section 1804 of the URLLCA provides that a company may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Manager who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the company (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 1801 through 1809 of the URLLCA.

        Section 1807 of the URLLCA provides that, unless a company's articles of organization provide otherwise, to the same extent as an Indemnifiable Manager, (i) a member of the company is entitled to mandatory indemnification under Section 1803 thereof and is entitled to apply for court-ordered indemnification under Section 1805 thereof; and (ii) that the company may indemnify and advance expenses to a member, employee, fiduciary or agent of the company to the same extent as an Indemnifiable Manager.

        Section 1808 of the URLLCA provides further that a company may purchase and maintain liability insurance on behalf of an individual who is or was a manager, member, employee, fiduciary, or agent of the company or who, while serving as a manager, member, employee, fiduciary, or agent of the company, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability company or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the company would have the power to indemnify the individual against the same liability under Sections 1802, 1803, and 1807 of the URLLCA.

        Section 1809 of the URLLCA provides that a provision relating to a company's indemnification of or advance for expenses that is contained in its articles of organization or operating agreement or in a resolution of its members or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 1801 through 1809 of the URLLCA. If the articles of organization limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        The operating agreement of Chemical provides that, to the fullest extent permitted by law, Chemical shall indemnify and hold harmless each "Covered Person" (defined therein as any members, or any officers, directors, stockholders, employees, representatives, or agents of any member, or any manager of the respective company, or any officer, employee, representative, or agent of Chemical) from and against any and all losses, claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative (defined therein as "Claims"), in which the Covered Person may be involved or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of Chemical or which related to or arises out of Chemical or its property, business, or affairs. However, it is also provided that a Covered Person shall not be entitled to indemnification thereunder with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith, or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (a) was brought to enforce such Covered Person's rights to indemnification thereunder, or (b) was authorized or consented to by the members of Chemical. It is further provided that expenses incurred by a Covered Person in defending any Claim shall be paid by Chemical in advance of the final disposition of such claim upon receipt by Chemical of an undertaking, in form and content reasonably satisfactory to the board of managers of Chemical, by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by Chemical as authorized therein.

        The operating agreement of Expandable Polymers provides that it will indemnify its manager for all expenses, losses, liabilities, and damages its manager actually and reasonably incurs in connection with the defense or settlement of any action or claim arising out of or relating to the conduct of Expandable Polymers' business, activities, or affairs, except an action with respect to which its manager is adjudged in a final nonappealable judgment by a court to be liable for breach of a fiduciary duty owed to Expandable Polymers or its members under the URLLCA or its operating agreement.

        Each of Airstar Corporation ("Airstar"), Huntsman Australia Inc. ("Australia"), Huntsman Chemical Finance Corporation ("Chemical Finance"), Huntsman Chemical Purchasing Corporation ("Chemical Purchasing"), Huntsman Enterprises, Inc. ("Enterprises"), Huntsman Family Corporation ("Family"), Huntsman Group Holdings Finance Corporation ("Group Holdings Finance"), Huntsman Group Intellectual Property Holdings Corporation ("Intellectual Property Holdings"), Huntsman Headquarters Corporation ("Headquarters"), Huntsman International Chemicals Corporation ("International Chemicals"), Huntsman MA Investment Corporation ("MA Investment"), Huntsman MA Services Corporation ("MA Services"), Huntsman Petrochemical Canada Holdings Corporation ("Canada"), Huntsman Petrochemical Finance Corporation ("Petrochemical Finance"), Huntsman Petrochemical Purchasing Corporation ("Petrochemical Purchasing"), Huntsman Polymers Holdings Corporation ("Polymers Holdings"), Huntsman Procurement Corporation ("Procurement") and Polymers Materials, Inc. ("Polymers Materials") is a Utah corporation. Sections 901 through 909 of the Utah Revised Business Corporation Act (the "URBCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Section 902 of the URBCA provides that a corporation may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the corporation; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 902 of the URBCA further provides, however, that the corporation may not indemnify an Indemnifiable Director thereunder: (i) in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Director, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Director. Section 902 further provides that indemnification thereunder in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding.

        Section 903 of the URBCA provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Director was a Party because of being an Indemnifiable Director of the corporation against reasonable expenses (including attorneys' fees) incurred by the Indemnifiable Director in connection with the Proceeding or claim with respect to which the individual has been successful.

        In addition, Section 905 of the URBCA provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director of the corporation who is a Party to a Proceeding may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Director is entitled to mandatory indemnification under Section 903 of the URBCA, in which case the court shall also order the corporation to pay the Indemnifiable Director's reasonable expenses incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 902 of the URBCA or was adjudged liable as described in Section 902, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 902 of the URBCA.

        Section 904 of the URBCA provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the corporation (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 901 through 909 of the URBCA.

        Section 907 of the URBCA provides that, unless a corporation's articles of incorporation provide otherwise, to the same extent as an Indemnifiable Director, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court-ordered indemnification under Section 905 thereof; and (ii) that the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director.

        Section 908 of the URBCA provides further that a corporation may purchase and maintain liability insurance on behalf of an individual who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the corporation would have the power to indemnify the individual against the same liability under Sections 902, 903, and 907 of the URBCA.

        Section 909 of the URBCA provides that a provision relating to a corporation's indemnification of or advance for expenses that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the URBCA. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        The articles of incorporation of each of Petrochemical Purchasing, Chemical Finance, Enterprises, Group Holdings Finance, Intellectual Property Holdings, MA Investment, MA Services, Petrochemical Finance, Canada, and Polymers Holdings provide that the respective corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the respective corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

        The bylaws of each of Chemical Purchasing, Petrochemical Purchasing, Procurement, Australia, Chemical Finance, Enterprises, Family, Group Holdings Finance, Intellectual Property Holdings, MA Investment, MA Services, Petrochemical Finance, Canada, Polymers Holdings, and Headquarters provide that unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director of the respective corporation against liability incurred in the proceeding. Provided, however, the respective corporation shall only indemnify an individual if it has authorized the indemnification in accordance with the URBCA and a determination has been made in accordance with the procedures set forth in the URBCA that indemnification is in accordance with the following requirements: (i) The respective corporation shall determine that: (a) the individual's conduct was in good faith; (b) the individual reasonably believed that the individual's conduct was in, or not opposed to, the respective corporation's best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. (ii) The respective corporation shall not indemnify an individual thereunder: (a) in connection with a proceeding by or in the right of the respective corporation in which the individual was adjudged liable to the respective corporation; or (b) in connection with any other proceeding charging that the individual derived an improper personal benefit, whether or not involving action in the individual's official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Such bylaws further provide that indemnification thereunder in connection with a proceeding by or in the right of the respective corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the proceeding.

        Such bylaws provide further that, unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation may pay for or reimburse in advance of final disposition of any proceeding the reasonable expenses incurred by an individual who is a party to a proceeding because he or she is or was a director of the respective corporation if (i) in accordance with the procedures and standards set forth in the URBCA, an authorization of payment is made; and (ii) in accordance with the procedures of the URBCA, a determination is made that the following has occurred: the individual has furnished to the respective corporation (a) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (b) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct (which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment); and (iii) a determination has been made that the facts then known to those making the determination would not preclude indemnification thereunder or under Sections 901 through 909 of the URBCA.

        Such bylaws further provide that unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation shall indemnify and advance expenses to any individual made a party to a proceeding because the individual is or was an officer, employee, fiduciary, or agent of the respective corporation to the same extent as to an individual made a party to a proceeding because the individual is or was a director of the respective corporation, or to a greater extent, if not inconsistent with public policy, if provided for by general or specific action of the board of directors of the respective corporation.

        Such bylaws also provide further that the respective corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the respective corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the respective corporation, is or was serving at the request of the respective corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the respective corporation would have power to indemnify the individual against the same liability under Sections 902, 903, or 907 of the URBCA.

        The bylaws of each of International Chemicals, Polymer Materials, and Airstar provide that the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such bylaws provide further that the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the respective corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Such bylaws further provide that, to the extent that a director, officer, employee, or agent of the respective corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under such bylaws shall be made by the respective corporation upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made either (i) by the board of directors of the respective corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) by independent legal counsel in a written opinion, or (iii) by the shareholders of the respective corporation by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

        Such bylaws also provide that expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in such bylaws shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon a majority vote of a quorum of the board of directors of the respective corporation and upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it ultimately be determined that such person is entitled to be indemnified by the respective corporation as authorized by such bylaws.

        Such bylaws further provide that the indemnification provided thereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision in the respective corporation's articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

        Such bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the respective corporation would otherwise have the power to indemnify him against such liability under the laws of the State of Utah, as the same may hereafter be amended or modified.

        Huntsman Purchasing, LTD., a Utah limited partnership ("Purchasing"), is empowered by Section 1006 of the Utah Revised Uniform Limited Partnership Act ("URULPA") to indemnify, to the extent that a general partner has been successful on the merits or otherwise in defense of any action, suit, or proceeding brought against the general partner under Section 1001 of the URULPA (relating to derivative actions), or in defense of any claim, issue, or matter therein, the general partner against expenses, including attorneys' fees, which the general partner actually and reasonably incurred.

        Purchasing's agreement of limited partnership provides that it shall indemnify and hold harmless its general partner and its employees, agents, and representatives, and the respective agents and employees of any of the foregoing persons or entities, from and against any loss, expense, damage or injury suffered by it, or them, by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of Purchasing or in furtherance of the interests of Purchasing, including specifically, but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were in good faith and were not performed or omitted fraudulently or in bad faith or did not constitute willful misconduct on the part of Purchasing's general partner or such other person or entity.

        Each of Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd., Huntsman Fuels, L.P. and Huntsman International Fuels, L.P. is empowered by Article 11 of the Texas Revised Limited Partnership Act ("TRLPA"), subject to the procedures and limitations therein, to indemnify any partner, agent or employee who is or has been a party to or is threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses.

        Section 11.02 of the TRLPA provides that, if provided in a written partnership agreement, a limited partnership may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person, who, while a general partner of a limited partnership, is or was serving at the request of the limited partnership as a partner, director, officer, venturer, proprietor, trustee, employee, or agent (a "Representative") of a foreign or domestic limited partnership, corporation, employee benefit plan, or similar entity (an "Enterprise") or serving a similar function for an Enterprise; and a Representative of an Enterprise that is a general partner of the limited partnership (an "Indemnifiable General Partner"), only if it is determined that the person: (i) acted in good faith; (ii) reasonably believed: (a) in the case of conduct in the person's official capacity as an Indemnifiable General Partner of the limited partnership, that the person's conduct was in the limited partnership's best interests, and (b) in all other cases, that the person's conduct was at least not opposed to the limited partnership's best interests; and (iii) in the case of a criminal Proceeding, had no reasonable cause to believe that the person's conduct was unlawful. Section 11.03 of the TRLPA provides, however, except to the extent described below, that a limited partnership may not indemnify an Indemnifiable General Partner under Section 11.02 thereof in respect of a Proceeding in which: (i) the person is found liable on the basis that the person improperly received personal benefit, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) the person is found to be liable to the limited partnership or the limited partners. Under Section 11.05 of the TRLPA, an Indemnifiable General Partner may be indemnified under Section 11.02 thereof against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses (including court costs and attorneys' fees) in connection with the Proceeding, except that if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding; and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of the person's duty to the limited partnership or the limited partners.

        Section 11.08 of the TRLPA provides that a limited partnership shall indemnify an Indemnifiable General Partner against reasonable expenses (including court costs and attorneys' fees) incurred by the person in connection with a Proceeding in which the person is a named defendant or respondent because the person is or was an Indemnifiable General Partner if the person has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Section 11.09 of the TRLPA provides that if, in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable General Partner is entitled to indemnification thereunder, the court shall order indemnification and shall award to the Indemnifiable General Partner the expenses incurred in securing the indemnification.

        In addition, Section 11.10 of the TRLPA provides that if, upon application of an Indemnifiable General Partner, a court of competent jurisdiction determines that the Indemnifiable General Partner is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that personal benefit was improperly received by the person, whether or not the benefit resulted from an action taken in the person's official capacity, the indemnification shall be limited to reasonable expenses.

        Section 11.11 of the TRLPA provides that reasonable expenses incurred by an Indemnifiable General Partner who was or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required under Article 11, after the limited partnership receives a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification under Article 11 and a written undertaking by or on the person's behalf, to repay the amount paid or reimbursed if it is ultimately determined that indemnification of the person against expenses incurred by him in connection with the Proceeding is prohibited under Section 11.05 of the TRLPA, which undertaking must be an unlimited obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment.

        Section 11.13 of the TRLPA provides that a provision for a limited partnership to indemnify or advance expenses to an Indemnifiable General Partner who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the limited partnership agreement, a resolution of the general partners or the limited partners, an agreement, or otherwise, except an insurance policy in accordance with Section 11.18 of the TRLPA, is valid only to the extent that it is consistent with Article 11 or the applicable reimbursement provisions of the Texas Uniform Partnership Act, or the Texas Revised Partnership Act, and its subsequent amendments as limited by the limited partnership agreement, if such a limitation exists.

        Section 11.15 of the TRLPA provides that a limited partnership may indemnify and advance expenses to a limited partner, employee, or agent of the limited partnership to the same extent that it may indemnify and advance expenses to an Indemnifiable General Partner under Article 11. Section 11.16 of the TRLPA provides that a limited partnership may indemnify and advance expenses to persons who were not limited partners, employees, or agents of the limited partnership but who are or were serving at the request of the limited partnership as a Representative of another Enterprise to the same extent that it may indemnify and advance expenses to an Indemnifiable General Partner under Article 11. Under Section 11.17 of the TRLPA, a limited partnership may further indemnify and advance expenses to a limited partner, employee, agent, or person identified in Section 11.16 thereof and who is not an Indemnifiable General Partner, to the extent, consistent with law, provided by its partnership agreement, by general or specific action of its general partner, by contract, or as permitted or required by common law.

        Section 11.18 of the TRLPA provides further that, except as otherwise provided by Article 11, and unless otherwise provided by the partnership agreement, a limited partnership may purchase and maintain insurance or another arrangement on behalf of any person who is or was a general partner, limited partner, employee, or agent of the limited partnership, or who is or was serving at the request of the limited partnership as a Representative of another Enterprise, against any liability asserted against the person and incurred by the person in such a capacity or arising out of the person's status in that capacity, regardless of whether the limited partnership would have the power to indemnify the person against that liability under Article 11.

        Article XII of the Articles of Limited Partnership of Huntsman Ethyleneamines Ltd., and Article XII of the First Amended and Restated Articles of Limited Partnership of each of Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each of which is filed as an exhibit to this registration statement, indemnifies its general partner and its officers to the extent permitted by law from and against all claims and liabilities in which they became involved be reason of their management of the business or affairs of the respective limited partnership.

        Fuels' articles of limited partnership provide that its general partner and officers shall be indemnified and held harmless by Fuels to the fullest extent permitted by law from and against any and all claims, demands, liabilities, costs, damages, suits, proceedings, and actions, administrative or investigative, of any nature whatsoever, in which they become involved, as a party or otherwise, by reason of their management of the business or affairs of Fuels. Fuels may indemnify employees and agents upon authorization, to the extent authorized, by the general partner, whereupon such indemnified employees or agents are also included as indemnities thereby. The rights of indemnification provided therein shall be cumulative of and in addition to any and all rights to which the general partner or any officers, agents, or employees of the partnership may otherwise be entitled by contract or as a matter of law or equity and shall extend to their respective successors and legal representatives.

        Huntsman International Services Corporation ("International Services") is a Texas corporation. Article 2.02-1 ("Article 2.02-1") of the Texas Business Corporation Act ("TBCA"), subject to the limitations and procedures contained therein, provides for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Sections (B) through (D) of Article 2.02-1 provide that a corporation may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, employee benefit plan, other enterprise, or other entity (an "Indemnifiable Director"), against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the Proceeding, only if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that the person's conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal Proceeding, had no reasonable cause to believe the person's conduct was unlawful. Those Sections (B) through (D) further provide, however, except to the extent described below, that the corporation may not indemnify an Indemnifiable Director thereunder in respect of a Proceeding: (i) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) in which the person is found to be liable to the corporation. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

        Article 2.02-1(H) provides that a corporation shall indemnify an Indemnifiable Director against reasonable expenses (including court costs and attorneys' fees) incurred by the person in connection with a Proceeding in which the person is a named defendant or respondent because the person is or was an Indemnifiable Director if the person has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Article 2.02-1(I) provides that if in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable Director is entitled to indemnification thereunder, the court shall order indemnification and shall award to the Indemnifiable Director the expenses incurred in securing the indemnification.

        In addition, Article 2.02-1(J) provides that if, upon application of an Indemnifiable Director, a court of competent jurisdiction determines that the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the Proceeding.

        Article 2.02-1(K) provides that reasonable expenses incurred by a present Indemnifiable Director who was or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required thereunder, after the corporation receives a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification thereunder and a written undertaking by or on the person's behalf, to repay the amount paid or reimbursed if it is ultimately determined that the person has not met the standard or it is determined that indemnification of the person against expenses incurred by the person in connection with the Proceeding is otherwise prohibited under Article 2.02-1, which undertaking must be an unlimited obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment. Notwithstanding any authorization or determination specified in Article 2.02-1, reasonable expenses incurred by a former director or officer or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the Proceeding, on any terms the corporation considers appropriate.

        Article 2.02-1(O) provides that an officer of the corporation shall be indemnified as, and to the same extent, provided by Section (H), (I) and (J) of Article 2.02-1 for an Indemnifiable Director and is entitled to seek indemnification under those sections to the same extent as an Indemnifiable Director. A corporation may also indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to an Indemnifiable Director under Article 2.02-1. Also, to the same extent as an Indemnifiable Director, an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court-ordered indemnification under Section 905 thereof.

        Article 2.02-1(R) provides further that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against the person and incurred by the person in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify the person against that liability under Article 2.02-1.

        Article 2.02.-1 provides further that a provision for a corporation to indemnify or to advance expenses to an Indemnifiable Director who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, except as relates to an insurance policy as described above, or otherwise, is valid only to the extent it is consistent with Article 2.02-1 as limited by the articles of incorporation, if such a limitation exists.

        The articles of incorporation and bylaws of International Services do not contain any indemnification or insurance provisions.

        Tioxide Group is an unlimited company having share capital registered in England and Wales. Section 310 of the U.K. Companies Act of 1985 (as amended) nullifies any provision contained in a company's articles of association or in any other contract with the company for exempting any director, officer or auditor of the company, or indemnifying such person against, any liability that would attach to him by rule of law in respect of any negligence, default, breach of duty or breach of trust for which such person may be guilty with respect to such company. However, Section 310 permits a company to purchase or maintain insurance for its directors, officers and auditors against liabilities of this nature and permits a company to indemnify any director, officer or auditor against any liability incurred by such person that results from defending any proceedings (civil or criminal) in which a judgment is given in such person's favor or such person is acquitted or application is made under Section 144(3) or (4) of the Companies Act (acquisition of shares by innocent nominee) or Section 727 of the Companies Act (general power to grant relief in the case of honest and reasonable conduct) where relief is granted to such director, officer or auditor by the court.

        Article 22(a) of the Articles of Association of Tioxide Group indemnifies every director, officer and auditor of Tioxide Group out of the assets of Tioxide Group against all losses and liabilities that such person may sustain in the performance of the duties of his office to the extent permitted by Section 310 of the Companies Act. Furthermore, Article 22(b) empowers the directors of Tioxide Group to purchase insurance for any director, officer or auditor of Tioxide Group as permitted by the Companies Act.

        Tioxide Americas Inc. is incorporated in the Cayman Islands. Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or willful neglect or default.

        Article 123 of the Articles of Association of Tioxide Americas Inc., which is filed as an exhibit to this registration statement, contain provisions providing for the indemnification by Tioxide Americas of an officer, director or trustee of Tioxide Americas for all actions, proceedings, claims, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own respective willful neglect or default.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number	Description of Exhibits
2.1	Asset Purchase Agreement by and among Huntsman Petrochemical Corporation, Huntsman Fuels, L.P. and Texas Petrochemicals, L.P. dated as of April 5, 2006 (incorporated by reference to Exhibit 2.1 of our current report on Form 8-K filed on April 5, 2006)
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.3
Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
3.4†	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated August 16, 2005
3.5	Articles of Incorporation of Airstar Corporation (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.6	Bylaws of Airstar Corporation (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.7	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))
3.8	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.9	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))

3.10	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.11	Articles of Incorporation of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.12	Bylaws of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.13
Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC) (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.14
Articles of Merger (including an amendment to the Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC)) (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.15
First Amended and Restated Operating Agreement of Huntsman Chemical Company LLC dated August 12, 2002 (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.16	Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.17
First Articles of Amendment to the Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.18	Bylaws of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.19	Articles of Incorporation of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.20	Bylaws of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.21	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.22	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.23
Articles of Restatement of the Articles of Incorporation of Huntsman Centennial Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.24
Bylaws of Huntsman Centennial Corporation (now known as Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.25	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.26	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.27	Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.23 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.28
Certificate of First Amendment to Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.24 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.29
First Amended Operating Agreement of Huntsman Expandable Polymers Company, LC, dated January 1, 1999 (incorporated by reference to Exhibit 3.25 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.30	Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.26 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.31
Articles of Correction of the Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.27 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.32	Bylaws of Huntsman Family Corporation (incorporated by reference to Exhibit 3.28 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.33	Certificate of Limited Partnership of Huntsman Fuels, L.P. (incorporated by reference to Exhibit 3.29 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.34
First Amended and Restated Articles of Limited Partnership of Huntsman Fuels, L.P., dated January 2, 2001 (incorporated by reference to Exhibit 3.30 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.35
Articles of Restatement of the Articles of Incorporation of Huntsman Group Holdings Finance Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation) (incorporated by reference to Exhibit 3.31 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.36
First Articles of Amendment to the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.32 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.37	Bylaws of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.33 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.38
Articles of Restatement of the Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation (including Amended and Restated Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.34 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.39
Bylaws of Ipstar Corporation (now known as Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.35 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.40	Articles of Incorporation of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.36 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.41	Bylaws of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.37 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.42
Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.38 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.43
Articles of Amendment to the Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.39 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.44
Articles of Amendment to the Articles of Incorporation of Huntsman International Corporation (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.40 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.45
Bylaws of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.41 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.46	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.47
Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.48
Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.49	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.50
Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.51
First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))

3.52
Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.42 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.53
Articles of Amendment to the Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.43 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.54
Articles of Amendment to the Articles of Incorporation of Rexene International Services Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.44 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.55
Bylaws of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.45 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.56	Certificate of Incorporation of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.46 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.57	Bylaws of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.47 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.58
Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.48 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.59
Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.49 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.60
Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.50 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.61	Articles of Incorporation of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.51 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.62	Bylaws of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.52 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.63
Articles of Incorporation of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.53 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.64	Bylaws of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.54 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.65
Certificate of Ownership and Merger (including the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)) (incorporated by reference to Exhibit 3.55 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.66
Certificate of Amendment of the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.56 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.67
Bylaws of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.57 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.68	Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.58 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.69
First Articles of Amendment to the Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.59 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.70	Bylaws of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.60 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.71	Articles of Incorporation of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.61 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.72	Bylaws of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.62 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.73
Certificate of Merger (including the Restated Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation)) (incorporated by reference to Exhibit 3.63 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.74
Certificate of Amendment to the Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.64 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.75
Bylaws of Huntsman Centennial Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.65 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.76	Articles of Incorporation of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.66 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.77	Bylaws of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.67 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.78	Articles of Incorporation of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.68 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.79	Bylaws of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.69 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.80	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.81
Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.82	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.83
First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.84	Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.70 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.85	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.71 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.86
Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999 (incorporated by reference to Exhibit 3.72 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.87
First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000 (incorporated by reference to Exhibit 3.73 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.88	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.89	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.90	Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.80 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.91
Certificate of Amendment to the Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.81 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.92	Bylaws of JK Holdings Corporation (incorporated by reference to Exhibit 3.82 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.93	Certificate of Formation of Petrostar Fuels LLC (incorporated by reference to Exhibit 3.83 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.94
Limited Liability Company Agreement of Petrostar Fuels LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.84 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.95	Certificate of Formation of Petrostar Industries LLC (incorporated by reference to Exhibit 3.85 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.96
Limited Liability Company Agreement of Petrostar Industries LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.86 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.97	Articles of Incorporation of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.87 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.98	Bylaws of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.88 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.99	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.100	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.101	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.102	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
4.1
Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-85141))
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5
First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-4 (File No. 333-85141))
4.6
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.7	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.6)
4.8	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.6)
4.9	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.6)

4.10
First Supplemental Indenture, dated as of January 11, 2002, among our Company, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.11
Indenture, dated as of March 21, 2002, among our Company, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.12	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.11)
4.13	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.11)
4.14	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.11)
4.15
Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to our registration statement on Form S-4 (File No. 333-106482))
4.16
Indenture, dated as of December 17, 2004, among our Company, as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee, relating to 7 3/8% Senior Subordinated Notes due 2015 and 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
4.17	Form of 7 3/8% Senior Subordinated Notes due 2015 denominated in dollars (included as Exhibit A-1 to Exhibit 4.16)
4.18	Form of 7 1/2% Senior Subordinated Notes due 2015 denominated in euros (included as Exhibit A-2 to Exhibit 4.16)
4.19	Form of Guarantee (included as Exhibit E to Exhibit 4.16)
4.20
Exchange and Registration Rights Agreement, dated as of December 17, 2004, among our Company, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 7 3/8% Senior Subordinated Notes due 2015 and the 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
4.21
Supplemental Indenture dated August 16, 2005 to Indenture dated as of June 30, 1999, as amended, among our Company, the guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our dollar and euro denominated 10 1/8% senior subordinated notes due 2009 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed August 22, 2005)
4.22
Supplemental Indenture dated August 16, 2005 to Indenture dated as of March 13, 2001, as amended, among our Company, the Guarantors named therein, and The Bank of New York, as trustee, relating to our euro denominated 10 1/8% senior subordinated notes due 2009 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed August 22, 2005)

4.23
Supplemental Indenture dated August 16, 2005 to Indenture dated as of March 21, 2002 among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our 9 7/8% senior notes due 2009 (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed August 22, 2005)
4.24
Supplemental Indenture dated August 16, 2005 to Indenture dated as of December 17, 2004 among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our dollar denominated 7 3/8% senior subordinated notes due 2015 and euro denominated 7 1/2% senior subordinated notes due 2015 (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K filed August 22, 2005)
4.25
Indenture dated September 30, 2003 among Huntsman LLC, the Guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to our 11 5/8% senior secured notes due 2010, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.36 to Huntsman LLC's registration statement on Form S-4 (File No. 333-112279))
4.26
Supplemental Indenture dated July 13, 2005 to Indenture dated September 30, 2003 among Huntsman LLC, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 5/8% senior secured notes due 2010, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K of Huntsman LLC filed July 15, 2005)
4.27
Supplemental Indenture dated August 16, 2005 to Indenture dated September 30, 2003 among our Company, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 5/8% senior secured notes due 2010, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.7 to our current report on Form 8-K filed August 22, 2005)
4.28
Indenture dated June 22, 2004 among Huntsman LLC, the Guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to our 11 1/2% senior notes due 2012 and senior floating rate notes due 2011, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q of Huntsman LLC for the quarter ended June 30, 2004)
4.29
Supplemental Indenture dated July 11, 2005 to Indenture dated June 22, 2004 among Huntsman LLC, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 1/2% senior notes due 2012 and senior floating rate notes due 2011 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Huntsman LLC filed July 15, 2005)
4.30
Supplemental Indenture dated August 16, 2005 to Indenture dated June 22, 2004 among our Company, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 1/2% senior notes due 2012 and senior floating rate notes due 2011, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.10 to our current report on Form 8-K filed August 22, 2005)
4.31
Supplemental Indenture dated December 20, 2005 to Indenture dated as of June 30, 1999, as amended, among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our Company's dollar and euro denominated 10 1/8% senior subordinated notes due 2009 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed on December 27, 2005)

4.32
Supplemental Indenture dated December 20, 2005 to Indenture dated as of March 13, 2001, as amended, among our Company, the Guarantors named therein, and The Bank of New York, as trustee, relating to our euro denominated 10 1/8% senior subordinated notes due 2009 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed on December 27, 2005)
4.33
Supplemental Indenture dated December 20, 2005 to Indenture dated as of March 21, 2002, as amended, among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our 9 7/8% senior notes due 2009 (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed on December 27, 2005)
4.34
Supplemental Indenture dated December 20, 2005 to Indenture dated as of December 17, 2004, as amended, among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our dollar denominated 7 3/8% senior subordinated notes due 2015 and euro denominated 7 1/2% senior subordinated notes due 2015 (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K filed on December 27, 2005)
4.35
Supplemental Indenture dated December 20, 2005 to Indenture dated September 30, 2003 among our Company (as successor by merger to Huntsman LLC), the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 5/8% senior secured notes due 2010 (incorporated by reference to Exhibit 4.5 to our current report on Form 8-K filed on December 27, 2005)
4.36
Supplemental Indenture dated December 20, 2005 to Indenture dated June 22, 2004, as amended, among our Company (as successor by merger to Huntsman LLC), the Guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to our 11 1/2% senior notes due 2012 and senior floating rate notes due 2011 (incorporated by reference to Exhibit 4.6 to our current report on Form 8-K filed on December 27, 2005)
5.1††
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. in the exchange offer
5.2††
Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman Ethyleneamines Ltd., Huntsman Fuels, L.P., Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman Propylene Oxide Ltd. and Tioxide Group in the exchange offer

5.3††	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer
10.1
Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and our Company (f/k/a Huntsman ICI Chemicals LLC) as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending Agreement, dated June 30, 1999 (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-4 (File No. 333-85141))
10.2
Purchase and Sale Agreement (Propylene Oxide/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-4 (File No. 333-85141))
10.3
Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman Petrochemical Corporation (incorporated by reference to Exhibit 10.3 to our registration statement on Form S-4 (File No. 333-85141))
10.4
Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to our annual report on Form10-K for the year ended December 31, 2000)
10.5
Contribution Agreement, among Huntsman International LLC, as Contributor and Originator, and Huntsman Receivables Finance LLC, as the Company, dated as of December 20, 2000 (incorporated by reference to Exhibit 10.17 to our annual report on Form 10-K for the year ended December 31, 2000)
10.6
Huntsman Master Trust Pooling Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe) BVBA, as Master Servicer, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2000)
10.7
Huntsman Master Trust, Series 2000-1 Supplement, dated as of December 21, 2000, to Pooling Agreement dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe), BVBA, as Master Servicer, The Chase Manhattan Bank, as Funding Agent, Park Avenue Receivables Corp., as Series 2000-1 Initial Purchaser, the several financial institutions party thereto from time to time as Series 2000-1 APA Banks, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 2000)

10.8
Servicing Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman ICI Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (U.K.) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., as Local Servicers, Chase Manhattan Bank (Ireland) Plc, as Trustee, PricewaterhouseCoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.20 to our annual report on Form 10-K for the year ended December 31, 2000)
10.9
U.S. Receivables Purchase Agreement, Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each as a Seller and an Originator (incorporated by reference to Exhibit 10.21 to our annual report on Form 10-K for the year ended December 31, 2000)
10.10
Dutch Receivables Purchase Agreement, dated as of December 21, 2000, between Huntsman International LLC, as Purchaser, Huntsman ICI Holland B.V., as Originator, Huntsman ICI (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.22 to our annual report on Form 10-K for the year ended December 31, 2000)
10.11
U.K. Receivables Purchase Agreement, dated as of December 20, 2000, between Huntsman International LLC, as Purchaser, Tioxide Europe Limited and Huntsman Petrochemicals (U.K.) Limited, as Originators, and Huntsman (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.23 to our annual report on Form 10-K for the year ended December 31, 2000)
10.12
Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 4, 2001)
10.13
Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
10.14
Amendment Agreement, dated December 20, 2001, between Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC and our Company, to amend the Contribution Agreement dated as of April 15, 1999 (incorporated by reference to Exhibit 10.26 to our registration statement on Form S-4 (File No. 333-106482))
10.15
Second Amendment, dated as of October 21, 2002, between Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA, and J.P. Morgan (Ireland) PLC, to Series 2000-1 Supplement, dated as of December 21, 2000 (incorporated by reference to Exhibit 10.27 to our annual report on Form 10-K for the year ended December 31, 2002)
10.16
First Amendment to Series 2001-1 Supplement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.28 to our annual report on Form 10-K for the year ended December 31, 2002)

10.17
First Amendment to Amended and Restated Pooling Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.29 to our annual report on Form 10-K for the year ended December 31, 2002)
10.18
Amended and Restated Servicing Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman Holland B.V., Tioxide Europe Limited, our Company, Huntsman Petrochemicals (UK) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., Tioxide Europe SRL, Huntsman Surface Sciences Italia SRL, Huntsman Patrica S.R.L., Tioxide Europe S.L., Huntsman Surface Sciences Ibérica, S.L., Tioxide Europe SAS, Huntsman Surface Sciences (France) S.A.S., Huntsman Surface Sciences UK Ltd, Huntsman Ethyleneamines Ltd., as Local Servicers, J.P. Morgan Bank (Ireland) PLC, as Trustee, PricewaterhouseCoopers, as Liquidation Servicer, and our Company, as Servicer Guarantor (incorporated by reference to Exhibit 10.30 to our annual report on Form 10-K for the year ended December 31, 2002)
10.19
Amended and Restated U.S. Receivables Purchase Agreement, dated as of October 21, 2002, among our Company, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., and Huntsman Ethyleneamines Ltd., each as a Seller and an Originator (incorporated by reference to Exhibit 10.31 to our annual report on Form 10-K for the year ended December 31, 2002)
10.20
Amended and Restated UK Receivables Purchase Agreement, dated as of October 21, 2002, among our Company, as Purchaser, Huntsman Surface Sciences UK Limited, Tioxide Europe Limited, and Huntsman Petrochemicals (UK) Limited, as Originators, Huntsman (Europe) B.V.B.A, as Master Servicer (incorporated by reference to Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2002)
10.21
Deed of Amendment to Contribution Agreement, dated as of November 27, 2002, among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings, LLC, and our Company (incorporated by reference to Exhibit 10.34 to our annual report on Form 10-K for the year ended December 31, 2002)
10.22
Business Consulting Agreement, dated as of June 3, 2003, between our Company and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to our registration statement on Form S-4 (File No. 333-106482))
10.23
Credit Agreement dated August 16, 2005 among our Company, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed August 22, 2005)
10.24
Intercreditor Agreement dated August 16, 2005 among Deutsche Bank AG New York Branch as collateral agent and administrative agent under the above referenced credit agreement, and HSBC Bank USA, National Association as trustee under the indenture governing our 11 5/8% senior secured notes (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed August 22, 2005)
10.25
Collateral Security Agreement dated August 16, 2005 among our Company, Deutsche Bank AG New York Branch and other financial institutions named therein (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed August 22, 2005)

10.26
Second Amendment to Amended and Restated Pooling Agreement dated August 16, 2005 among Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA and J.P. Morgan Bank (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed August 22, 2005)
10.27
Fourth Amendment to 2000-1 Supplement dated August 16, 2005 among Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA and J.P. Morgan (Ireland) Plc (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed August 22, 2005)
10.28
Consent and First Amendment to Credit Agreement dated December 20, 2005 among our Company, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on December 27, 2005)
10.29
Collateral Security Agreement Supplement No. 1 dated December 20, 2005 among our Company, Deutsche Bank AG New York Branch, Huntsman Advanced Materials Holdings LLC, Huntsman Advanced Materials LLC and Huntsman Advanced Materials Americas, Inc. (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on December 27, 2005)
10.30	Amended and Restated Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on December 30, 2005)
10.31	Huntsman Supplemental Executive MPP Plan (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on December 30, 2005)
10.32	Amended and Restated Huntsman Supplemental Savings Plan (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed on December 30, 2005)
10.33
Fifth Amendment to Series 2000-1 Supplement, dated March 14, 2006, among Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA, JPMorgan Chase Bank, N.A. and J.P. Morgan (Ireland) plc. (incorporated by reference to Exhibit 10.40 to our annual report on Form 10-K for the year ended December 31, 2005)
10.34
Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P.Morgan Bank (Ireland), as trustee, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the three months ended March 31, 2006)
10.35
Amended and Restated 2000-1 Supplement to Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, Jupiter Securitization Corporation, the several financial institutions party thereto as funding agents, the Series 2000-1 Conduit Purchasers party thereto, the several financial institutions party thereto as Series 2000-1 APA Banks, J.P.Morgan Securities Ltd., JPMorgan Chase Bank, N.A., and J.P.Morgan (Ireland) plc, as trustee, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the three months ended March 31, 2006)
10.36
Amended and Restated Contribution Agreement, between Huntsman International LLC and Huntsman Receivables Finance LLC, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the three months ended March 31, 2006)

10.37
Second Amended and Restated Servicing Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the various affiliates of Huntsman International LLC party thereto as local servicers, J.P. Morgan Bank (Ireland), as Trustee, PricewaterhouseCoopers LLP, and Huntsman International LLC, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.4 to our quarterly report on Form 10-Q for the three months ended March 31, 2006)
21.1†	Subsidiaries of Huntsman International LLC
23.1††	Consent of Deloitte & Touche LLP
23.2††	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.3††	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.4††	Consent of Walkers (included in Exhibit 5.3)
25.1††	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture
99.1††	Form of Letter of Transmittal for the Dollar Notes
99.2††	Form of Letter of Transmittal for the Euro Notes
99.3††	Letter to Brokers for the notes
99.4††	Letter to Clients for the notes
99.5††	Notice of Guaranteed Delivery for the Dollar Notes
99.6††	Notice of Guaranteed Delivery for the Euro Notes

†
Filed previously.

††
Filed herewith.

(B)
Financial Statement Schedules

        Huntsman International LLC Schedule II—Valuation and Qualifying Accounts (see page F-104)

        All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

ITEM 22. UNDERTAKINGS

        The undersigned registrants hereby undertake:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

          (i)    If the registrant is relying on Rule 430B:

            (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN INTERNATIONAL LLC
By:	* Jon M. Huntsman Chairman of the Board of Managers and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Managers and Manager
* Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
* Samuel D. Scruggs	Executive Vice President, General Counsel, Secretary and Manager
* L. Russell Healy	Vice President and Controller (Principal Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

AIRSTAR CORPORATION
By:	* Peter R. Huntsman President & Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

EUROFUELS LLC
By:	* Anthony P. Hankins President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Anthony P. Hankins	President and Manager (Principal Executive Officer)
* Steve L. Hostetter	Manager (Principal Financial and Accounting Officer)
* Phillipe Rose	Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

EUROSTAR INDUSTRIES LLC
By:	* Peter R. Huntsman President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Peter R. Huntsman	President and Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
* Sean Douglas	Vice President and Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN AUSTRALIA INC.
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN CHEMICAL COMPANY LLC
By:	* Peter R. Huntsman President, Chief Executive Officer and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Managers and Manager
* Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN CHEMICAL FINANCE CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN CHEMICAL PURCHASING CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN EA HOLDINGS LLC
By:	* Donald J. Stanutz President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Donald J. Stanutz	President and Manager (Principal Executive Officer)
* Sean Douglas	Vice President (Principal Financial and Accounting Officer)
* Steve Hostetter	Manager
* Duncan Emerson	Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN ENTERPRISES, INC.
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)
* Samuel D. Scruggs	Executive Vice President and General Counsel and Director
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN ETHYLENEAMINES LTD.
By:	HUNTSMAN EA HOLDINGS LLC, General Partner
By:	* Donald J. Stanutz President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Donald J. Stanutz	Manager of General Partner and President (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
* Steve Hostetter	Manager of General Partner
* Duncan Emerson	Manager of General Partner
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN EXPANDABLE POLYMERS COMPANY, LC
By:	HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION, its Sole Member and Manager
By:	* Peter R. Huntsman President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director of Manager
* Peter R. Huntsman	President and Director of the Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Director of the Manager (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN FAMILY CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Accounting and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN FUELS, L.P.
By:	PETROSTAR FUELS LLC, its General Partner
By:	* Kevin J. Ninow President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Kevin J. Ninow	President and Manager of the General Partner of Huntsman Fuels, L.P. (Petrostar Fuels LLC) and President (Principal Executive Officer)
* Samuel D. Scruggs	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN GROUP INTELLECTUAL PROPERTY HOLDINGS CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN HEADQUARTERS CORPORATION
By:	* Peter R. Huntsman President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Director (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN INTERNATIONAL FINANCIAL LLC
By:	* Jon M. Huntsman Chairman of the Board of Managers and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Managers and Manager
* Peter R. Huntsman	President, Chief Operating Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN INTERNATIONAL FUELS, L.P.
By:	EUROFUELS LLC, its General Partner
By:	* Anthony P. Hankins President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Anthony P. Hankins	Manager of General Partner and President (Principal Executive Officer)
* Steve L. Hostetter	Manager of General Partner (Principal Financial and Accounting Officer)
* Phillipe Rose	Manager of General Partner
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN INTERNATIONAL SERVICES CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)
* David S. Parkin	Director
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN INTERNATIONAL TRADING CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	Vice President (Principal Financial and Accounting Officer)
* Paul G. Hulme	Director
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN MA INVESTMENT CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN MA SERVICES CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN PETROCHEMICAL CANADA HOLDINGS CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN PETROCHEMICAL CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN PETROCHEMICAL PURCHASING CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN POLYMERS CORPORATION
By:	* Peter R. Huntsman President, Chief Financial Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN POLYMERS HOLDINGS CORPORATION
By:	* Peter R. Huntsman President, Chief Financial Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN PROCUREMENT CORPORATION
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC
By:	* Anthony P. Hankins President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities
* Anthony P. Hankins	President and Manager (Principal Executive Officer)
* Sean Douglas	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN PROPYLENE OXIDE LTD.
By:	HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC, General Partner
By:	* Anthony P. Hankins President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Anthony P. Hankins	Manager of General Partner and President (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN PURCHASING, LTD.
By:	HUNTSMAN PROCUREMENT CORPORATION, its General Partner
By:	* Anthony P. Hankins President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director of General Partner
* Peter R. Huntsman	President and Director of General Partner (Principal Executive Officer)
* J. Kimo Esplin	Vice President of General Partner (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

HUNTSMAN TEXAS HOLDINGS LLC
By:	* Peter R. Huntsman President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Peter R. Huntsman	President and Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
* Sean Douglas	Vice President and Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

JK HOLDINGS CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

PETROSTAR FUELS LLC
By:	* Kevin J. Ninow President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Kevin J. Ninow	President and Manager (Principal Executive Officer)
* Samuel D. Scruggs	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

PETROSTAR INDUSTRIES LLC
By:	* Peter R. Huntsman President and Manager

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Peter R. Huntsman	President and Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
* Sean Douglas	Vice President and Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

POLYMER MATERIALS INC.
By:	* Peter R. Huntsman President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Director (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

TIOXIDE AMERICAS INC.
By:	* Peter R. Huntsman President, Chairman of the Board of Directors and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Peter R. Huntsman	President, Chairman of the Board of Directors and Director (Principal Executive Officer)
* J. Kimo Esplin	Director (Principal Financial Officer)
* L. Russell Healy	Director, Vice President and Treasurer (Principal Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 31st day of May, 2006.

TIOXIDE GROUP
By:	* Peter R. Huntsman Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 31st day of May, 2006:

Name	Capacities

* Peter R. Huntsman	Director (Principal Executive Officer)
* J. Kimo Esplin	Director
* Thomas G. Fisher	Director
* Michael C. Dixon	The Controller (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

EXHIBIT INDEX

Number	Description of Exhibits
2.1	Asset Purchase Agreement by and among Huntsman Petrochemical Corporation, Huntsman Fuels, L.P. and Texas Petrochemicals, L.P. dated as of April 5, 2006 (incorporated by reference to Exhibit 2.1 of our current report on Form 8-K filed on April 5, 2006)
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.3	Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
3.4†	First Amendment to the Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated August 16, 2005
3.5	Articles of Incorporation of Airstar Corporation (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.6	Bylaws of Airstar Corporation (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.7	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))
3.8	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.9	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.10	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.11	Articles of Incorporation of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.12	Bylaws of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.13	Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC) (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.14	Articles of Merger (including an amendment to the Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC)) (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.15	First Amended and Restated Operating Agreement of Huntsman Chemical Company LLC dated August 12, 2002 (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.16	Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.17	First Articles of Amendment to the Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.18	Bylaws of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.19	Articles of Incorporation of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.20	Bylaws of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.21	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.22	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.23	Articles of Restatement of the Articles of Incorporation of Huntsman Centennial Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.24	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.25	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.26	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.27	Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.23 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.28	Certificate of First Amendment to Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.24 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.29	First Amended Operating Agreement of Huntsman Expandable Polymers Company, LC, dated January 1, 1999 (incorporated by reference to Exhibit 3.25 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.30	Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.26 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.31	Articles of Correction of the Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.27 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.32	Bylaws of Huntsman Family Corporation (incorporated by reference to Exhibit 3.28 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.33	Certificate of Limited Partnership of Huntsman Fuels, L.P. (incorporated by reference to Exhibit 3.29 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.34	First Amended and Restated Articles of Limited Partnership of Huntsman Fuels, L.P., dated January 2, 2001 (incorporated by reference to Exhibit 3.30 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.35	Articles of Restatement of the Articles of Incorporation of Huntsman Group Holdings Finance Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation) (incorporated by reference to Exhibit 3.31 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.36	First Articles of Amendment to the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.32 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.37	Bylaws of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.33 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.38	Articles of Restatement of the Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation (including Amended and Restated Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.34 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.39	Bylaws of Ipstar Corporation (now known as Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.35 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.40	Articles of Incorporation of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.36 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.41	Bylaws of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.37 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.42	Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.38 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.43	Articles of Amendment to the Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.39 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.44	Articles of Amendment to the Articles of Incorporation of Huntsman International Corporation (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.40 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.45	Bylaws of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.41 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.46	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.47	Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))

3.48	Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.49	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.50	Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.51	First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))
3.52	Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.42 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.53	Articles of Amendment to the Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.43 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.54	Articles of Amendment to the Articles of Incorporation of Rexene International Services Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.44 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.55	Bylaws of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.45 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.56	Certificate of Incorporation of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.46 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.57	Bylaws of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.47 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.58	Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.48 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.59	Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.49 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.60	Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.50 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.61	Articles of Incorporation of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.51 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.62	Bylaws of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.52 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.63	Articles of Incorporation of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.53 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.64	Bylaws of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.54 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.65	Certificate of Ownership and Merger (including the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)) (incorporated by reference to Exhibit 3.55 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.66	Certificate of Amendment of the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.56 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.67	Bylaws of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.57 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.68	Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.58 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.69	First Articles of Amendment to the Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.59 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.70	Bylaws of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.60 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.71	Articles of Incorporation of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.61 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.72	Bylaws of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.62 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.73	Certificate of Merger (including the Restated Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation)) (incorporated by reference to Exhibit 3.63 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.74	Certificate of Amendment to the Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.64 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.75	Bylaws of Huntsman Centennial Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.65 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.76	Articles of Incorporation of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.66 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.77	Bylaws of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.67 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.78	Articles of Incorporation of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.68 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.79	Bylaws of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.69 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.80	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.81	Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.82	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.83	First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.84	Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.70 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.85	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.71 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.86	Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999 (incorporated by reference to Exhibit 3.72 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.87	First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000 (incorporated by reference to Exhibit 3.73 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.88	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.89	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.90	Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.80 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.91	Certificate of Amendment to the Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.81 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.92	Bylaws of JK Holdings Corporation (incorporated by reference to Exhibit 3.82 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.93	Certificate of Formation of Petrostar Fuels LLC (incorporated by reference to Exhibit 3.83 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.94	Limited Liability Company Agreement of Petrostar Fuels LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.84 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.95	Certificate of Formation of Petrostar Industries LLC (incorporated by reference to Exhibit 3.85 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.96	Limited Liability Company Agreement of Petrostar Industries LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.86 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.97	Articles of Incorporation of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.87 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.98	Bylaws of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.88 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.99	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.100	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.101	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.102	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
4.1	Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), the Guarantors party thereto and Bank One, N.A., as Trustee, relating to the 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.1 to our registration statement on Form S-4 (File No. 333-85141))
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5	First Amendment, dated January 5, 2000, to Indenture, dated as of June 30, 1999, among Huntsman International LLC (f/k/a Huntsman ICI Chemicals LLC), as Issuer, each of the Guarantors named therein and Bank One, N.A., as Trustee (incorporated by reference to Exhibit 4.6 to our registration statement on Form S-4 (File No. 333-85141))
4.6	Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.7	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.6)
4.8	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.6)
4.9	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.6)
4.10	First Supplemental Indenture, dated as of January 11, 2002, among our Company, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)

4.11	Indenture, dated as of March 21, 2002, among our Company, as Issuer, the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.8 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.12	Form of 9 7/8% Senior Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.11)
4.13	Form of 9 7/8% Senior Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.11)
4.14	Form of Guarantee relating to the 9 7/8% Senior Notes due 2009 (included as Exhibit E of Exhibit 4.11)
4.15	Amended and Restated Guarantee, dated as of April 11, 2003, among the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9 7/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.15 to our registration statement on Form S-4 (File No. 333-106482))
4.16	Indenture, dated as of December 17, 2004, among our Company, as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee, relating to 7 3/8% Senior Subordinated Notes due 2015 and 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
4.17	Form of 7 3/8% Senior Subordinated Notes due 2015 denominated in dollars (included as Exhibit A-1 to Exhibit 4.16)
4.18	Form of 7 1/2% Senior Subordinated Notes due 2015 denominated in euros (included as Exhibit A-2 to Exhibit 4.16)
4.19	Form of Guarantee (included as Exhibit E to Exhibit 4.16)
4.20	Exchange and Registration Rights Agreement, dated as of December 17, 2004, among our Company, the Guarantors as defined therein, and the Purchasers as defined therein, relating to the 7 3/8% Senior Subordinated Notes due 2015 and the 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K dated December 17, 2004 (File No. 333-85141))
4.21	Supplemental Indenture dated August 16, 2005 to Indenture dated as of June 30, 1999, as amended, among our Company, the guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our dollar and euro denominated 10 1/8% senior subordinated notes due 2009 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed August 22, 2005)
4.22	Supplemental Indenture dated August 16, 2005 to Indenture dated as of March 13, 2001, as amended, among our Company, the Guarantors named therein, and The Bank of New York, as trustee, relating to our euro denominated 10 1/8% senior subordinated notes due 2009 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed August 22, 2005)
4.23	Supplemental Indenture dated August 16, 2005 to Indenture dated as of March 21, 2002 among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our 9 7/8% senior notes due 2009 (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed August 22, 2005)

4.24	Supplemental Indenture dated August 16, 2005 to Indenture dated as of December 17, 2004 among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our dollar denominated 7 3/8% senior subordinated notes due 2015 and euro denominated 7 1/2% senior subordinated notes due 2015 (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K filed August 22, 2005)
4.25	Indenture dated September 30, 2003 among Huntsman LLC, the Guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to our 11 5/8% senior secured notes due 2010, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.36 to Huntsman LLC's registration statement on Form S-4 (File No. 333-112279))
4.26	Supplemental Indenture dated July 13, 2005 to Indenture dated September 30, 2003 among Huntsman LLC, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 5/8% senior secured notes due 2010, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K of Huntsman LLC filed July 15, 2005)
4.27	Supplemental Indenture dated August 16, 2005 to Indenture dated September 30, 2003 among our Company, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 5/8% senior secured notes due 2010, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.7 to our current report on Form 8-K filed August 22, 2005)
4.28	Indenture dated June 22, 2004 among Huntsman LLC, the Guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to our 11 1/2% senior notes due 2012 and senior floating rate notes due 2011, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q of Huntsman LLC for the quarter ended June 30, 2004)
4.29	Supplemental Indenture dated July 11, 2005 to Indenture dated June 22, 2004 among Huntsman LLC, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 1/2% senior notes due 2012 and senior floating rate notes due 2011 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Huntsman LLC filed July 15, 2005)
4.30	Supplemental Indenture dated August 16, 2005 to Indenture dated June 22, 2004 among our Company, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 1/2% senior notes due 2012 and senior floating rate notes due 2011, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.10 to our current report on Form 8-K filed August 22, 2005)
4.31	Supplemental Indenture dated December 20, 2005 to Indenture dated as of June 30, 1999, as amended, among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our Company's dollar and euro denominated 10 1/8% senior subordinated notes due 2009 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed on December 27, 2005)
4.32	Supplemental Indenture dated December 20, 2005 to Indenture dated as of March 13, 2001, as amended, among our Company, the Guarantors named therein, and The Bank of New York, as trustee, relating to our euro denominated 10 1/8% senior subordinated notes due 2009 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed on December 27, 2005)

4.33	Supplemental Indenture dated December 20, 2005 to Indenture dated as of March 21, 2002, as amended, among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our 9 7/8% senior notes due 2009 (incorporated by reference to Exhibit 4.3 to our current report on Form 8-K filed on December 27, 2005)
4.34	Supplemental Indenture dated December 20, 2005 to Indenture dated as of December 17, 2004, as amended, among our Company, the Guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to our dollar denominated 7 3/8% senior subordinated notes due 2015 and euro denominated 7 1/2% senior subordinated notes due 2015 (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K filed on December 27, 2005)
4.35	Supplemental Indenture dated December 20, 2005 to Indenture dated September 30, 2003 among our Company (as successor by merger to Huntsman LLC), the Guarantors named therein and HSBC Bank USA, National Association, as trustee, relating to our 11 5/8% senior secured notes due 2010 (incorporated by reference to Exhibit 4.5 to our current report on Form 8-K filed on December 27, 2005)
4.36	Supplemental Indenture dated December 20, 2005 to Indenture dated June 22, 2004, as amended, among our Company (as successor by merger to Huntsman LLC), the Guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to our 11 1/2% senior notes due 2012 and senior floating rate notes due 2011 (incorporated by reference to Exhibit 4.6 to our current report on Form 8-K filed on December 27, 2005)
5.1††	Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. in the exchange offer
5.2††	Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman Ethyleneamines Ltd., Huntsman Fuels, L.P., Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman Propylene Oxide Ltd. and Tioxide Group in the exchange offer
5.3††	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer
10.1	Contribution Agreement, dated as of April 15, 1999, by and among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC (f/k/a Huntsman ICI Holdings LLC) and our Company (f/k/a Huntsman ICI Chemicals LLC) as amended by the first Amending Agreement, dated June 4, 1999, the second Amending Agreement, dated June 30, 1999, and the third Amending Agreement, dated June 30, 1999 (incorporated by reference to Exhibit 10.1 to our registration statement on Form S-4 (File No. 333-85141))

10.2	Purchase and Sale Agreement (Propylene Oxide/MTBE Business), dated March 21, 1997, among Texaco, Texaco Chemical Inc. and Huntsman Specialty Chemicals Corporation (incorporated by reference to Exhibit 10.2 to our registration statement on Form S-4 (File No. 333-85141))
10.3	Operating and Maintenance Agreement, dated as of March 21, 1997, by and between Huntsman Specialty Chemicals Corporation and Huntsman Petrochemical Corporation (incorporated by reference to Exhibit 10.3 to our registration statement on Form S-4 (File No. 333-85141))
10.4	Second Amendment, dated as of March 5, 2001, is entered into by and among Huntsman International LLC, Huntsman International Holdings LLC, the undersigned financial institutions, including Bankers Trust Company, in their capacities as lenders hereunder, Bankers Trust Company, as Lead Arranger, Administrative Agent for the Lenders and Sole Book Manager, Goldman Sachs Credit Partners L.P., as Syndication Agent and Co-Arranger and The Chase Manhattan Bank and UBS Warburg LLC (as successor to Warburg Dillon Read), as Co-Arrangers and as Co-Documentation Agents, to the Credit Agreement dated as of June 30, 1999 (incorporated by reference to Exhibit 10.16 to our annual report on Form10-K for the year ended December 31, 2000)
10.5	Contribution Agreement, among Huntsman International LLC, as Contributor and Originator, and Huntsman Receivables Finance LLC, as the Company, dated as of December 20, 2000 (incorporated by reference to Exhibit 10.17 to our annual report on Form 10-K for the year ended December 31, 2000)
10.6	Huntsman Master Trust Pooling Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe) BVBA, as Master Servicer, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 2000)
10.7	Huntsman Master Trust, Series 2000-1 Supplement, dated as of December 21, 2000, to Pooling Agreement dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as Company, Huntsman (Europe), BVBA, as Master Servicer, The Chase Manhattan Bank, as Funding Agent, Park Avenue Receivables Corp., as Series 2000-1 Initial Purchaser, the several financial institutions party thereto from time to time as Series 2000-1 APA Banks, and Chase Manhattan Bank (Ireland) Plc, as Trustee (incorporated by reference to Exhibit 10.19 to our annual report on Form 10-K for the year ended December 31, 2000)
10.8	Servicing Agreement, dated as of December 21, 2000, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman ICI Holland B.V., Tioxide Europe Limited, Huntsman International LLC, Huntsman Petrochemicals (U.K.) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., as Local Servicers, Chase Manhattan Bank (Ireland) Plc, as Trustee, PricewaterhouseCoopers, as Liquidation Servicer, and Huntsman International LLC, as Servicer Guarantor (incorporated by reference to Exhibit 10.20 to our annual report on Form 10-K for the year ended December 31, 2000)
10.9	U.S. Receivables Purchase Agreement, Huntsman International LLC, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each as a Seller and an Originator (incorporated by reference to Exhibit 10.21 to our annual report on Form 10-K for the year ended December 31, 2000)
10.10	Dutch Receivables Purchase Agreement, dated as of December 21, 2000, between Huntsman International LLC, as Purchaser, Huntsman ICI Holland B.V., as Originator, Huntsman ICI (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.22 to our annual report on Form 10-K for the year ended December 31, 2000)

10.11	U.K. Receivables Purchase Agreement, dated as of December 20, 2000, between Huntsman International LLC, as Purchaser, Tioxide Europe Limited and Huntsman Petrochemicals (U.K.) Limited, as Originators, and Huntsman (Europe) B.V.B.A., as Master Servicer (incorporated by reference to Exhibit 10.23 to our annual report on Form 10-K for the year ended December 31, 2000)
10.12	Third Amendment, dated as of November 30, 2001, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed December 4, 2001)
10.13	Fourth Amendment to Credit Agreement, dated as of March 15, 2002, by and among Huntsman International LLC, Huntsman International Holdings LLC and the various agents and lending institutions party thereto (incorporated by reference to Exhibit 10.25 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
10.14	Amendment Agreement, dated December 20, 2001, between Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings LLC and our Company, to amend the Contribution Agreement dated as of April 15, 1999 (incorporated by reference to Exhibit 10.26 to our registration statement on Form S-4 (File No. 333-106482))
10.15	Second Amendment, dated as of October 21, 2002, between Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA, and J.P. Morgan (Ireland) PLC, to Series 2000-1 Supplement, dated as of December 21, 2000 (incorporated by reference to Exhibit 10.27 to our annual report on Form 10-K for the year ended December 31, 2002)
10.16	First Amendment to Series 2001-1 Supplement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.28 to our annual report on Form 10-K for the year ended December 31, 2002)
10.17	First Amendment to Amended and Restated Pooling Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland) PLC (incorporated by reference to Exhibit 10.29 to our annual report on Form 10-K for the year ended December 31, 2002)
10.18	Amended and Restated Servicing Agreement, dated as of October 21, 2002, among Huntsman Receivables Finance LLC, as the Company, Huntsman (Europe) BVBA, as Master Servicer, Tioxide Americas Inc., Huntsman Holland B.V., Tioxide Europe Limited, our Company, Huntsman Petrochemicals (UK) Limited, Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., Tioxide Europe SRL, Huntsman Surface Sciences Italia SRL, Huntsman Patrica S.R.L., Tioxide Europe S.L., Huntsman Surface Sciences Ibérica, S.L., Tioxide Europe SAS, Huntsman Surface Sciences (France) S.A.S., Huntsman Surface Sciences UK Ltd, Huntsman Ethyleneamines Ltd., as Local Servicers, J.P. Morgan Bank (Ireland) PLC, as Trustee, PricewaterhouseCoopers, as Liquidation Servicer, and our Company, as Servicer Guarantor (incorporated by reference to Exhibit 10.30 to our annual report on Form 10-K for the year ended December 31, 2002)
10.19	Amended and Restated U.S. Receivables Purchase Agreement, dated as of October 21, 2002, among our Company, as Purchaser, and Tioxide Americas Inc., Huntsman Propylene Oxide Ltd., Huntsman International Fuels L.P., and Huntsman Ethyleneamines Ltd., each as a Seller and an Originator (incorporated by reference to Exhibit 10.31 to our annual report on Form 10-K for the year ended December 31, 2002)

10.20	Amended and Restated UK Receivables Purchase Agreement, dated as of October 21, 2002, among our Company, as Purchaser, Huntsman Surface Sciences UK Limited, Tioxide Europe Limited, and Huntsman Petrochemicals (UK) Limited, as Originators, Huntsman (Europe) B.V.B.A, as Master Servicer (incorporated by reference to Exhibit 10.32 to our annual report on Form 10-K for the year ended December 31, 2002)
10.21	Deed of Amendment to Contribution Agreement, dated as of November 27, 2002, among Imperial Chemical Industries PLC, Huntsman Specialty Chemicals Corporation, Huntsman International Holdings, LLC, and our Company (incorporated by reference to Exhibit 10.34 to our annual report on Form 10-K for the year ended December 31, 2002)
10.22	Business Consulting Agreement, dated as of June 3, 2003, between our Company and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to our registration statement on Form S-4 (File No. 333-106482))
10.23	Credit Agreement dated August 16, 2005 among our Company, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed August 22, 2005)
10.24	Intercreditor Agreement dated August 16, 2005 among Deutsche Bank AG New York Branch as collateral agent and administrative agent under the above referenced credit agreement, and HSBC Bank USA, National Association as trustee under the indenture governing our 11 5/8% senior secured notes (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed August 22, 2005)
10.25	Collateral Security Agreement dated August 16, 2005 among our Company, Deutsche Bank AG New York Branch and other financial institutions named therein (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed August 22, 2005)
10.26	Second Amendment to Amended and Restated Pooling Agreement dated August 16, 2005 among Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA and J.P. Morgan Bank (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed August 22, 2005)
10.27	Fourth Amendment to 2000-1 Supplement dated August 16, 2005 among Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA and J.P. Morgan (Ireland) Plc (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed August 22, 2005)
10.28	Consent and First Amendment to Credit Agreement dated December 20, 2005 among our Company, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on December 27, 2005)
10.29	Collateral Security Agreement Supplement No. 1 dated December 20, 2005 among our Company, Deutsche Bank AG New York Branch, Huntsman Advanced Materials Holdings LLC, Huntsman Advanced Materials LLC and Huntsman Advanced Materials Americas, Inc. (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on December 27, 2005)
10.30	Amended and Restated Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on December 30, 2005)
10.31	Huntsman Supplemental Executive MPP Plan (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on December 30, 2005)
10.32	Amended and Restated Huntsman Supplemental Savings Plan (incorporated by reference to Exhibit 10.3 to our current report on Form 8-K filed on December 30, 2005)

10.33	Fifth Amendment to Series 2000-1 Supplement, dated March 14, 2006, among Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA, JPMorgan Chase Bank, N.A. and J.P. Morgan (Ireland) plc. (incorporated by reference to Exhibit 10.40 to our annual report on Form 10-K for the year ended December 31, 2005)
10.34	Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P.Morgan Bank (Ireland), as trustee, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the three months ended March 31, 2006)
10.35	Amended and Restated 2000-1 Supplement to Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, Jupiter Securitization Corporation, the several financial institutions party thereto as funding agents, the Series 2000-1 Conduit Purchasers party thereto, the several financial institutions party thereto as Series 2000-1 APA Banks, J.P. Morgan Securities Ltd., JPMorgan Chase Bank, N.A., and J.P.Morgan (Ireland) plc, as trustee, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the three months ended March 31, 2006)
10.36	Amended and Restated Contribution Agreement, between Huntsman International LLC and Huntsman Receivables Finance LLC, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the three months ended March 31, 2006)
10.37	Second Amended and Restated Servicing Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the various affiliates of Huntsman International LLC party thereto as local servicers, J.P.Morgan Bank (Ireland), as Trustee, PricewaterhouseCoopers LLP, and Huntsman International LLC, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.4 to our quarterly report on Form 10-Q for the three months ended March 31, 2006)
21.1†	Subsidiaries of Huntsman International LLC
23.1††	Consent of Deloitte & Touche LLP
23.2††	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.3††	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.4††	Consent of Walkers (included in Exhibit 5.3)
25.1††	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture
99.1††	Form of Letter of Transmittal for the Dollar Notes
99.2††	Form of Letter of Transmittal for the Euro Notes
99.3††	Letter to Brokers for the notes
99.4††	Letter to Clients for the notes
99.5††	Notice of Guaranteed Delivery for the Dollar Notes
99.6††	Notice of Guaranteed Delivery for the Euro Notes

†
Filed previously.

††
Filed herewith.